As filed with the Securities and Exchange Commission on May 16, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sky Harbour Group Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	6500	85-2732947

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

136 Tower Road, Suite 205

Westchester County Airport

White Plains, NY 10604

Tel: (212) 554-5990

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Tal Keinan

Chief Executive Officer

Sky Harbour Group Corporation

136 Tower Road, Suite 205

Westchester County Airport

White Plains, NY 10604

Tel: (212) 554-5990

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

John Owen

John Hensley

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

Tel: (212) 468-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION — DATED MAY 16, 2022

PRELIMINARY PROSPECTUS

Up to 45,000,000 Shares of Class A Common Stock Issuable Upon Redemption of Sky Common Units

Up to 13,399,724 Shares of Class A Common Stock

This prospectus relates to the issuance by us of up to an aggregate of 45,000,000 shares of our Class A common stock, $0.0001 par value per share (“Class A Common Stock”), consisting of (i) 42,192,250 shares of Class A Common Stock issuable upon redemption of 42,192,250 common units (“Sky Common Units”) of Sky Harbour LLC, a Delaware limited liability company (“Sky”), issued to directors, officers and affiliates of Sky pursuant to the Equity Purchase Agreement (as defined below) in connection with the Business Combination (as defined below) and (ii) 2,807,750 shares of Class A Common Stock issuable upon redemption of 2,807,750 Sky Common Units, which are issuable upon conversion of outstanding incentive units of Sky (“Sky Equity Incentive Units”) at the election of the holders, who are all officers of Sky.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 58,399,724 shares of Class A Common Stock, consisting of (i) 5,500,000 shares of Class A Common Stock originally issued to BOC YAC Funding LLC (“BOC YAC”) in respect of the Sky Common Units that were converted at the closing of the Business Combination, (ii) 4,500,000 shares of Class A Common Stock issued to BOC YAC in a private placement that closed simultaneously with the closing of the Business Combination, (iii) 3,399,724 shares of Class A Common Stock issued upon conversion of shares held by BOC Yellowstone LLC (the “Sponsor”) and its certain affiliates in connection with the Business Combination, (iv) up to an aggregate of 42,192,250 shares of Class A Common Stock that are issuable upon redemption of 42,192,250 Sky Common Units and (v) 2,807,750 shares of Class A Common Stock issuable upon redemption of 2,807,750 shares of Sky Common Units, which are issuable upon conversion of outstanding Sky Equity Incentive Units at the election of the holders. We will not receive any proceeds from the sale of Class A Common Stock by the Selling Securityholders pursuant to this prospectus. The Selling Securityholders have agreed, subject to certain exceptions, not to sell their Class A Common Stock, for a period of at least the first to occur of (a) January 25, 2023 and (b) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing on or after June 24, 2022.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of their Class A Common Stock. The Selling Securityholders may offer, sell or distribute all or a portion of their Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of Class A Common Stock by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell their Class A Common Stock in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Class A Common Stock and Public Warrants (as defined below) are listed on the New York Stock Exchange American LLC (the “NYSE American”) under the symbols “SKYH” and “SKYH WS,” respectively. On May 13, 2022, the closing price of our Class A Common Stock was $7.20 and the closing price for our Public Warrants was $0.57.

The shares of Class A Common Stock that are being registered for resale under this prospectus represent approximately 97.7% of the total shares of Class A Common Stock outstanding as of May 16, 2022 (assuming that all Sky Common Units held by the Selling Securityholders are redeemed for shares of Class A Common Stock and all Sky Common Units underlying the outstanding Sky Equity Incentive Units are redeemed for shares of Class A Common Stock). The Selling Securityholders will be able to sell all of their shares upon the expiration of the applicable lock-up restrictions. Following the expiration of the applicable lock-up restrictions described herein, the sale of all the shares of Class A Common Stock held by the Selling Securityholders, or the perception that such sales may occur, may cause the market prices of our securities to decline significantly.

The shares of Class A Common Stock held by the Sponsor that are being registered for resale were purchased at a nominal price per share of $0.00735. As a result of such nominal price compared to the market price, which was $7.20 per share based on the closing price of the Class A Common Stock on May 13, 2022, the Sponsor will likely earn a positive return on its investment even if the other holders of shares of Class A Common Stock, including our public stockholders, experience a negative return on their investment in our securities. Accordingly, the Sponsor may be incentivized to sell its securities at prices that would be unattractive to other investors.

See the section entitled “Risk Factors” beginning on page 7 of this prospectus and in other documents that are incorporated by reference in this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2022.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the redemption of the Sky Common Units held by certain Selling Securityholders and redemption of Sky Common Units, which are issuable upon conversion of Sky Equity Incentive Units at the election of the holders. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale of such securities is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On January 25, 2022 (the “Closing Date”), we consummated the previously announced business combination pursuant to that certain Equity Purchase Agreement, dated as of August 1, 2021 (the “Equity Purchase Agreement”), by and among YAC and Sky. On the Closing Date the following occurred: (a) YAC changed its name to “Sky Harbour Group Corporation”; (b) all outstanding shares of Class B Common Stock, held by the Sponsor, were converted into shares of Class A Common Stock; (c) Sky restructured its capitalization, issued to the Company 14,937,581 common units of Sky (the “Sky Common Units”), which was equal to the number of outstanding shares of Class A Common Stock immediately after giving effect to the business combination (taking into account the redemption of Class A Common Stock and the Class A Common Stock issued under the BOC PIPE (as defined below)), reclassified the existing Sky Common Units (other than the existing Sky incentive common units (the “Sky Incentive Units”)), existing Sky Series A preferred units and the existing Sky Series B preferred units into Sky Common Units; (d) effected certain adjustments to the number of Sky Incentive Units to reflect the new capital structure; (e) appointed the Company as the managing member of Sky; (f) the Sky Common Units issued to BOC YAC in respect of its Series B preferred units were converted into 5,500,000 shares of Class A Common Stock; (h) holders of Sky Common Units received one share of Class B Common Stock for each Sky Common Unit, and as consideration for the issuance of 14,937,581 Sky Common Units by Sky to the Company, YAC contributed to Sky $46,262,048 consisting of the amount held in the YAC trust account after (i) deducting $123,068,515 required to fund the redemption of the Class A Common Stock held by eligible stockholders who properly elected to have their shares redeemed as of the Closing Date, (ii) taking into account the $45,000,000 purchase by Boston Omaha Corporation (“Boston Omaha”) of Class A Common Stock (the “BOC PIPE”) and (iii) deducting $21,164,160 consisting of deferred underwriting commissions, transaction expenses and the BOC Yellowstone LLC promissory note repayment; and (i) without any action on the part of any holder of YAC Warrants, each YAC Warrant that was issued and outstanding immediately prior to the closing became a Warrant (the transactions referred to in clauses (a) through (i), collectively, the “Business Combination”).

As a result of the closing of the Business Combination (the “Closing”), the Company is organized as an “Up-C” structure in which substantially all of the operating assets of Sky’s business are held by Sky, and the Company’s only assets are its equity interests in Sky.

Unless the context indicates otherwise, references in this prospectus to the terms the “Company,” “SHG Corporation,” “Registrant,” “we,” “us” and “our” refer to the entity formerly named Yellowstone Acquisition Company, after giving effect to the Business Combination, and as renamed Sky Harbour Group Corporation. The terms “Yellowstone” and “YAC” are to our company prior to the prior to the completion of the Business Combination.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “might,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. These statements are based on management’s current expectations, but actual results may differ materially due to various factors, including, but not limited to:

•

expectations regarding the Company’s strategies and future financial performance, including the Company’s future business plans or objectives, prospective performance and commercial opportunities and competitors, services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and the Company’s ability to invest in growth initiatives;

•	the outcome of any legal proceedings that may be instituted against the Company or its predecessors in connection with the Business Combination and related transactions;

•	our limited operating history makes it difficult to predict future revenues and operating results;

•	financial projections may not prove to be reflective of actual financial results;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and

•	our financial performance.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described under “Risk Factors” may not be exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

ii

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

The Company

We are an aviation infrastructure development company building the first nationwide network of Home-Basing Solutions (“HBS”) for business aircraft. We develop, lease and manage general aviation hangars across the United States, targeting airfields in the largest growth markets with significant aircraft populations and high hangar demand. Our HBS campuses feature exclusive private hangars and a full suite of dedicated services specifically designed for home-based aircraft.

As the fleet of private jets in the United States continues to grow, with recent new aircraft deliveries exceeding retirements, demand for hangar space is at a premium in part because the new jets require larger square footage of hangar space and the pace of new hangar construction has lagged behind the demand. The cumulative square footage of the business aircraft fleet in the United States increased 42% between 2010 and 2020. Moreover, over that same period, there was a 70% increase in the square footage of larger private jets - those with greater than a 24-foot tail height. The larger footprint aircraft do not fit in much of the existing hangar infrastructure and impose stacking challenges and constraints in the traditional shared or community hangars operated by fixed-base operators (“FBO”). The addition of winglets (the vertical extensions on aircraft wingtips) on most modern business jets inhibits wing-over-wing storage. Aircraft hangars are in high demand and short supply, with some airports compiling waiting lists that can exceed several years.

Our scalable business strategy addresses the increased imbalance between the supply and demand of private jet storage, including the lack of hangar facilities able to accommodate larger aircraft, by growing its portfolio of HBS campuses at key airports across the United States. We target airports with excess demand for private hangar space, typically near metropolitan areas, which include both established and growing markets. We intend to capitalize on the existing hangar supply constraints at major United States airports by targeting high-end tenants in markets where there is a shortage of private and FBO hangar space, or where such hangars are or are becoming obsolete.

In contrast with community hangars and other facilities provided by FBOs, the HBS campuses offered by us provide the following features and services:

•	private hangar space for exclusive use of the tenant;

•	adjoining attractive/custom lounge and office suites;

•	dedicated line crews and services;

•	climate control to mitigate condensation and associated corrosion;

•	features to support in-hangar aircraft maintenance;

•	no-foam fire suppression; and

•	customized software to provide security, control access and monitor hangar space.

We use a standard set of proprietary prototype hangar designs, which are intended to lower construction costs, minimize development risk, expedite permit issuance, and facilitate the implementation of refinements across its portfolio. Hangar features include:

•	ability to accommodate heavy business jets in single configuration, medium jets in twin or triplet configuration, or light jets in multi-configuration;

•

compliance with National Fire Protection Association 409 Group III fire code, eliminating foam fire protection systems, resulting in lower construction costs and operating expenses, as well as eliminating accidental foam discharges and the resultant negative effects on aircraft maintenance and resale value;

•	high-voltage, industrial drainage and impervious floors that support in-hangar maintenance and inspections; and

•	control through smartphone application.

Background

The Company was originally known as Yellowstone Acquisition Company. On January 25, 2022, YAC consummated the Business Combination with Sky pursuant to the Equity Purchase Agreement dated as of August 1, 2021 among by and among YAC and Sky. In connection with the Closing of the Business Combination, YAC changed its name to Sky Harbour Group Corporation. Sky was deemed to be the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification 805. While YAC was the legal acquirer of Sky in the Business Combination, because Sky was deemed the accounting acquirer, the historical financial statements of Sky became the historical financial statements of the Company upon the consummation of the Business Combination.

On the Closing Date the following occurred: (a) YAC changed its name to “Sky Harbour Group Corporation”; (b) all outstanding shares of Class B Common Stock held by the Sponsor were converted into shares of Class A Common Stock; (c) Sky restructured its capitalization, issued to the Company 14,937,581 Sky Common Units, which was equal to the number of outstanding shares of Class A Common Stock immediately after giving effect to the Business Combination (taking into account the redemption of Class A Common Stock and the Class A Common Stock issued under the BOC PIPE, reclassified the existing Sky Common Units (other than the existing Sky Incentive Units), existing Sky Series A preferred units and the existing Sky Series B preferred units into Sky Common Units; (d) effected certain adjustments to the number of Sky Incentive Units to reflect the new capital structure; (e) appointed the Company as the managing member of Sky; (f) the Sky Common Units issued to BOC YAC in respect of its Series B preferred units were converted into 5,500,000 shares of Class A Common Stock; (h) holders of Sky Common Units received one share of Class B Common Stock for each Sky Common Unit, and as consideration for the issuance of 14,937,581 Sky Common Units by Sky to the Company, YAC contributed to Sky $46,262,048 consisting of the amount held in the YAC trust account after (i) deducting $123,068,515 required to fund the redemption of the Class A Common Stock held by eligible stockholders who properly elected to have their shares redeemed as of the Closing Date, (ii) taking into account the $45,000,000 BOC PIPE and (iii) deducting $21,164,160 consisting of deferred underwriting commissions, transaction expenses and the BOC Yellowstone LLC promissory note repayment; and (i) without any action on the part of any holder of YAC Warrants, each YAC Warrant that was issued and outstanding immediately prior to the closing became a Warrant.

Our Class A Common Stock and Public Warrants are currently listed on the NYSE American under the symbols “SKYH” and “SKYH WS,” respectively.

The rights of holders of our Common Stock and Warrants are governed by our second amended and restated certificate of incorporation (the “Certificate of Incorporation”), our bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”). See the sections entitled “Description of our Securities” and “Certain Relationships and Related Party Transactions.”

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our common stock or warrants and result in a loss of all or a portion of your investment:

Risks Relating to Our Common Stock and Warrants

•	We may not receive any proceeds from the exercise of Warrants, and if we do, we may be unable to invest the portion of the net proceeds from this offering on acceptable terms.

•

The sale of all of the securities registered for issuance and resale hereunder and future sales of substantial amounts of our securities in the public market, or the perception that such sales may occur, may cause the market price of our securities to decline significantly.

•	The market price of Class A Common Stock and Public Warrants has been and may continue to be extremely volatile, which could cause purchasers of our securities to incur substantial losses.

•

The public float of our Class A Common Stock is very illiquid, and there may not be sufficient demand in the marketplace to absorb the sale of newly registered shares subject of this registration statement.

•	We cannot predict the impact our dual class structure may have on the stock price of Class A Common Stock.

•

The outstanding Warrants will become exercisable for shares of Class A Common Stock no later than April 21, 2022 and common units in Sky may be redeemed for Class A common stock upon expiration of the applicable lock-up period. The exercise of these outstanding warrants will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

•	We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to the holders of such Warrants, thereby making such Warrants worthless.

•	You may experience future dilution as a result of future equity offerings.

Risks Relating to Our Business

•	We have a limited operating history and could experience significant operating losses in the future.

•	Our business, and the aviation industry generally, are subject to downturns in the economy and disruption and volatility in the financial markets.

•

Our growth will depend in part upon our ability to enter into new ground leases at airports, and we may be unsuccessful in identifying and consummating attractive new ground leases or taking advantage of other investment opportunities, which would impede our growth and materially and adversely affect our business and results of operation.

•	Our ability to meet our obligations under our ground leases and our indebtedness is dependent on our ability to enter into and collect lease payments from tenants.

•

We have a substantial amount of indebtedness outstanding, which may expose us to the risk of default under our debt obligations, restrict our operations and our ability to grow our business and revenues.

•

Secured debt obligations, including those under the Public Activity Bonds (the “PABs”), expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

•	Our growth will depend on our access to external sources of capital, and our ability to obtain financing or access capital markets may be limited.

•

Increases in market interest rates or unavailability of additional indebtedness may make it difficult for us to finance or refinance our debt, which could have a material adverse effect on our financial condition, results of operations and growth prospects.

•	The aviation industry generally, and our business specifically, have been and may continue to be materially adversely affected by the global COVID-19 pandemic.

•	The industry in which we operate is subject to significant competition and our failure to effectively compete could have a material adverse effect on our business and results of operations.

•	The growth and success of our business is subject to our ability to market and to attract and retain tenants.

•

Our rental income is initially concentrated within a small number of tenants and the loss of or default by one or more significant tenants could have a material adverse effect on our business and results of operations.

•

Our capital projects are subject to uncertainties, including the possibility of delays and cost overruns, which could have a material adverse effect on our business, results of operations and market reputation.

•

Failure to adequately maintain our HBS hangar campuses or the integrity of our fuel supplies may have a material adverse impact on the revenue or market share of one or more of our hangar campuses resulting in a decline in operations of the business.

•	The growth and success of our business is dependent on the continued service of certain key employees and the ability to recruit and retain new employees.

•

Our management team has no prior experience operating a public company, and we cannot assure you that the past experience of our senior management team will be sufficient to successfully operate as a public company.

•

If we fail to maintain effective internal control over financial reporting, we may not be able to accurately report our financial results, which may adversely affect investor confidence in the Company and, as a result, the value of our common stock.

•	We conduct substantially all of our operations under ground leases, which grant significant rights to airport authorities as our direct or ultimate landlord.

Risks Relating to Our Organization and Structure

•

We are a “controlled company” within the meaning of The NYSE American listing standards and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. You do not have the same protections afforded to stockholders of companies that are subject to such requirements.

•

The Existing Sky Equityholders control the direction of SHG Corporation’s business, and the concentrated ownership of Common Stock prevent you and other stockholders from influencing significant decisions.

Risks Relating to Tax

•

Our only principal asset is our interest in Sky, and accordingly we are dependent on distributions from Sky to pay dividends, taxes, other expenses, and make any payments required to be made under the Tax Receivable Agreement.

•	In certain cases, payments under the Tax Receivable Agreement may (i) exceed any actual tax benefits the Tax Group realizes or (ii) be accelerated.

Corporate Information

YAC was incorporated in the State of Delaware on August 25, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving YAC and one or more businesses. YAC completed its initial public offering on October 26, 2020 (the “IPO”). In connection with the closing of the Business Combination, we changed our name to Sky Harbour Group Corporation. Our principal executive offices are located at 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604. Our telephone number is (212) 554-5990. Our website address is www.skyharbour.group. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

Issuer	Sky Harbour Group Corporation (f/k/a Yellowstone Acquisition Company).

Issuance of Class A Common Stock

Shares of Class A Common Stock Offered by Us

Up to an aggregate of 45,000,000 shares of Class A Common Stock, consisting of (i) 42,192,250 shares of Class A Common Stock issuable upon the redemption of the Sky Common Units issued to directors, officers and affiliates of Sky pursuant to the Equity Purchase Agreement and (ii) 2,807,750 shares of Class A Common Stock issuable upon redemption of Sky Common Units, which are issuable upon conversion of outstanding Sky Equity Incentive Units at the election of the holders.

Shares of Class A Common Stock Outstanding Prior to the Redemption of All Sky Common Units Held by the Selling Securityholders and Redemption of Sky Common Units Underlying All Outstanding Sky Equity Incentive Units

14,937,581 shares(1).

Shares of Class A Common Stock Outstanding Assuming Redemption of All Sky Common Units Held by the Selling Securityholders and Underlying All Outstanding Sky Equity Incentive Units	59,937,581 shares (based on total shares of Class A Common Stock, Sky Common Units and Sky Equity Incentive Units outstanding as of May 16, 2022).

Use of Proceeds	We will not receive any proceeds from the issuance of Class A Common Stock pursuant to this prospectus.

Resale of Class A Common Stock

Shares of Class A Common Stock Offered by the Selling Securityholders	Up to 58,399,724 shares of Class A Common Stock.

Use of Proceeds	We will not receive any proceeds from the sale of Class A Common Stock by the Selling Securityholders.

(1)	Excludes 14,519,218 shares of Class A Common stock issuable upon exercise of the Warrants.

Lock-Up Restrictions	The Selling Securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Certain Relationships and Related Party Transactions” and “Selling Securityholders” for further discussion.

Market for Class A Common Stock and Warrants	Our Class A Common Stock and Public Warrants are currently traded on the NYSE American under the symbols “SKYH” and “SKYH WS,” respectively.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

An investment in shares of our Class A Common Stock and Warrants involves substantial risks. In addition to other information in this prospectus, you should carefully consider the risks described in this prospectus, as well as other information and data set forth in this prospectus, before making an investment decision with respect to our securities. The occurrence of any of such risks could materially and adversely affect our business, prospects, financial condition and results of operations, which could cause you to lose all or a part of your investment in our securities. Some statements in this prospectus and the documents incorporated by reference herein constitute forward looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to Our Common Stock and Warrants

We may not receive any proceeds from the exercise of Warrants, and if we do we may be unable to invest the portion of the net proceeds from this offering on acceptable terms.

We will receive up to an aggregate of approximately $167 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. However, will only receive proceeds to the extent holders of Warrants elect to exercise. We can provide no assurances as to the amount of proceeds we will receive from the exercise of Warrants or whether we will receive any proceeds. We will have broad discretion in the use of any proceeds received from the exercise of Warrants. Delays in investing the net proceeds from this offering may impair our performance. We cannot assure you that we will be able to identify uses of proceeds that meet our investment objectives or that any investment that we make will produce a positive return. We may be unable to invest the net proceeds from this offering on acceptable terms within the time period that we anticipate or at all, which could harm our financial condition and operating results. Moreover, we will have significant flexibility in investing the net proceeds from this offering and may use the net proceeds from this offering in ways with which investors may not agree.

The sale of all of the securities registered for issuance and resale hereunder and future sales of substantial amounts of our securities in the public market, or the perception that such sales may occur, may cause the market price of our securities to decline significantly.

The shares of Class A Common Stock that are being registered for issuance and resale under this prospectus represent approximately 97.7% of the total shares of Class A Common Stock outstanding as of May 16, 2022 (assuming that the Sky Common Units held by certain Selling Securityholders and all Sky Common Units underlying the Sky Equity Incentive Units are redeemed for shares of Class A Common Stock). The Selling Securityholders will be able to sell all of its shares upon the expiration of the applicable lock-up restrictions. The sale of all of these securities in the public market, or the perception that holders of a large number of securities intend to sell their securities, could significantly reduce the market price of our Class A Common Stock and Public Warrants.

The shares of Class A Common Stock being registered for resale by the Selling Securityholders are subject to lock up, which will end on the earlier of (a) January 25, 2023 and (b) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing on or after June 24, 2022. Once such resale restrictions end, the market price of our Class A Common Stock could decline if the Selling Securityholders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The shares of Class A Common Stock held by the Sponsor that are being registered for resale were purchased at a nominal price per share of $0.00735. As a result of such nominal price compared to the market price, which was $7.20 per share based on the closing price of the Class A Common Stock on May 13, 2022, the Sponsor will likely earn a positive return on its investment even if the other holders of shares of Class A Common Stock, including our public stockholders, experience a negative return on their investment in our securities. Accordingly, the Sponsor may be incentivized to sell its securities at prices that would be unattractive to other investors.

The market price of Class A Common Stock and Public Warrants has been and may continue to be extremely volatile, which could cause purchasers of our securities to incur substantial losses.

The market prices and trading volume that our shares of Class A Common Stock have recently experienced, and may continue to experience, extreme volatility, which could cause purchasers of our Class A Common Stock and Public Warrants to incur substantial losses. Since the closing of the Business Combination, our Class A Common Stock has traded as low as $5.25 and as high as $43.41 as of May 13, 2022. In addition, the volume of trading of our Class A Common Stock has been inconsistent. For example, on February 16, 2022 our Class A Common Stock had trading volume of 13,800 shares and on February 18, 2022 our Class A Common Stock had trading volume of 19,692,800. Our Public Warrants have not traded in tandem with our Class A Common Stock, and since the closing of the Business Combination has traded within a range of $0.33 to $2.75 as of May 13, 2022.

We believe that the recent volatility and our current market prices reflect market and trading dynamics unrelated to our underlying business, or macro or industry fundamentals, and we do not know how long these dynamics will last. Under the circumstances, investors in our Class A Common Stock and Warrants are subject to the risk of losing all or a substantial portion of their investment.

Extreme fluctuations in the market price of our Common Stock have been accompanied by reports of strong and atypical retail investor interest, including on social media and online forums. The market volatility and trading patterns we have experienced create several risks for investors, including the following:

•

the market price of our Class A Common Stock has experienced and may continue to experience rapid and substantial increases or decreases unrelated to our operating performance or prospects, or macro or industry fundamentals, and substantial increases may be significantly inconsistent with the risks and uncertainties that we continue to face;

•

factors in the public trading market for our Common Stock may include the sentiment of retail investors, the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our Common Stock and any related hedging and other trading factors;

•

to the extent volatility in our Common Stock is caused by a “short squeeze” in which coordinated trading activity causes a spike in the market price of our Common Stock as traders with a short position make market purchases to avoid or to mitigate potential losses, investors purchase at inflated prices unrelated to our financial performance or prospects, and may thereafter suffer substantial losses as prices decline once the level of short-covering purchases has abated; and

•	if the market price of our Class A Common Stock declines, you may be unable to resell your shares at or above the price at which you acquired them, and the Warrant you own may become out of the money.

The trading price of Class A Common Stock and Public Warrants depends on many factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. Any of the factors listed below could have a material adverse effect on investment in Class A Common Stock and Public Warrants, and Class A Common Stock and Public Warrants may trade at prices significantly below the price paid for them. In such circumstances, the trading price of Class A Common Stock and Public Warrants may not recover and may experience a further decline. Factors affecting the trading price of Class A Common Stock and Public Warrants may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	publications of research reports by securities analysts about us, our competitors, or the industry we operate in;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Class A Common Stock available for public sale;

•	any major change in the board of directors (the “Board”) or management;

•	sales of substantial amounts of Class A Common Stock by directors, officers or significant stockholders or the perception that such sales could occur;

•

general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics (such as COVID-19), epidemics, currency fluctuations and acts of war (such as the conflict between Russia and Ukraine) or terrorism; and

•	other risk factors listed under this “Risk Factors” section.

The public float of our Class A Common Stock is very illiquid, and there may not be sufficient demand in the marketplace to absorb the sale of newly registered shares subject of this registration statement.

As of May 16, 2022, the public float of our Class A Common Stock listed in the NYSE American was approximately $36.4 million, which is only 2.7% of the equity capitalization of the Company. Given the company is recently listed, and does not have any investor research coverage nor a seasoned established institutional investor base, any significant sale of shares subject of this registration statement may have a significant negative impact on the price of our Class A Common Stock.

We cannot predict the impact our dual class structure may have on the stock price of Class A Common Stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. Under these policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. As a result, the market price of shares of Class A Common Stock could be adversely affected.

The outstanding Warrants will become exercisable for shares of Class A Common Stock no later than April 21, 2022 and common units in Sky may be redeemed for Class A Common Stock upon expiration of the applicable lock-up period. The exercise of these outstanding warrants will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of May 16, 2022, there were 6,799,439 outstanding Public Warrants to purchase 6,799,439 shares of Class A Common Stock at an exercise price of $11.50 per share. In addition, as of May 16, 2022, there were 7,719,779 Private Placement Warrants outstanding exercisable for 7,719,779 shares of Class A Common Stock at an exercise price of $11.50 per share. Beginning on April 21, 2022, the Public Warrants and Private Placement Warrants may be exercised on a cashless basis. We do not expect the warrantholders to exercise their warrants on a cashless basis, for so long as the “fair market value,” as described herein, is lower than the exercise price of $11.50. To the extent such warrants are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the holders of Class A Common Stock and increase the number of shares eligible for resale in the public market.

In addition, as of May 16, 2022, there were 42,192,250 Sky Common Units, which upon expiration of the lock-up period may be redeemed for shares of our Class A common stock on a one-for-one basis, and in connection with the redemption of such Sky Common Units, the corresponding shares of Class B Common Stock will be cancelled. The lock-up period for the outstanding shares of Class B Common Stock, and for the shares of Class A Common Stock underlying the Private Placement Warrants, expires upon the earlier of (a) January 25, 2023 and (b) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing on or after June 24, 2022. Furthermore, we are required to register for resale all of the Class A Common Stock underlying such outstanding units. Sales of substantial numbers of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of Class A Common Stock, the impact of which is increased as the value of our stock price increases.

There is no guarantee that the Warrants will be in the money, and they may expire worthless and the terms of our Warrants may be amended.

The exercise price for the Warrants is $11.50 per share of Class A Common Stock, which exceeds the market price of the shares of Class A Common Stock, which was $7.20 per share based on the closing price of the Class A Common Stock on May 13, 2022. There is no guarantee that the Warrants will be in the money at any given time prior to their expiration. Pursuant to the terms of the warrant agreement, dated as of October 21, 2020, between Continental Stock Transfer & Trust Company, as Warrant Agent, and us (the “Warrant Agreement”), the Public Warrants will expire on January 25, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. If the trading price of Class A Common Stock declines, the Warrants may expire worthless. If all of the Warrants were exercised in full for cash, we would receive an aggregate of approximately $167 million. We do not expect the holders of the Warrants to exercise their Warrants and therefore, we do not expect to receive cash proceeds from any such exercise, for so long as the Warrants remain out of the money. We can provide no assurances that the trading price of our Class A Common Stock will remain at levels where it would be attractive to exercise our outstanding Warrants until the time that such warrants become exercisable.

We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to the holders of such Warrants, thereby making such Warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 tradingday period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. Our Class A Common Stock has recently been trading at such levels, and we may seek to exercise this right after the Warrants become exercisable. If and when such Warrants become redeemable by us, we may not exercise our redemption rights if the issuance of shares of Class A Common Stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the Warrants were offered by Yellowstone in its initial public offering. Redemption of the outstanding Warrants could force the holders of such Warrants (i) to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holder to do so, (ii) to sell the Warrants at the then-current market price when you might otherwise wish to hold the Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.

We will have broad discretion over the use of proceeds from the exercise of the Warrants, and we may invest or spend the proceeds in ways with which investors do not agree and in ways that may not yield a return.

We will have broad discretion over the use of proceeds from the exercises of the Warrants. Investors may not agree with our decisions, and our use of the proceeds may not yield a return on investment. We intend to use these net proceeds for general corporate purposes, which may include capital expenditures and working capital. Our use of these proceeds may differ substantially from our current plans. Our failure to apply the net proceeds from the exercises of Warrants and options effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital.

The Warrants may be amended in a manner adverse to a holder if holders of 50% of the then outstanding Warrants approve of such amendment.

The Public Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Warrants; provided that if an amendment adversely affects the Private Placement Warrants in a different manner than the Public Warrants or vice versa, then the vote or written consent of the holders of 65% of the Public Warrants and 65% of the Private Placement Warrants, voting as separate classes, is required. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of 50% of the then-outstanding Public Warrants approve of such amendment and, solely with respect to any amendment adversely affecting the Private Placement Warrants in a different manner than the Public Warrants or vice versa, if holders of 65% of the Public Warrants and 65% of the Private Placement Warrants, voting as separate classes, approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash, shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a Warrant.

We do not intend to pay cash dividends for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our Board deems relevant.

If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.

The trading market for Class A Common Stock will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our Class A Common Stock or publish inaccurate or unfavorable research about our business, the price of Class A Common Stock would likely decline. If few analysts cover us, demand for Class A Common Stock could decrease and our Class A Common Stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share paid by any investor. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by any investor, and investors purchasing shares or other securities in the future could have rights superior to you. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by any investor.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of Class A Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

Risks Relating to Our Business

Our growth depends in part upon our ability to enter into new ground leases at airports, and we may be unsuccessful in identifying and consummating attractive new ground leases or taking advantage of other investment opportunities, which would impede our growth and materially and adversely affect our business and results of operation.

Our ability to expand through new ground leases at airports is integral to our long-term business strategy and requires that we identify and consummate suitable new ground leases or investment opportunities in real estate properties for our portfolio that meet our investment criteria and are compatible with its growth strategy. Our ability to enter into new ground leases on favorable terms, or at all, may be adversely affected by the following significant factors:

•	we may not be able to negotiate new ground leases with airport authorities on attractive terms or at all;

•	competition from other potential ground lessors, which could significantly increase the lease rate for properties we seek to lease;

•	we may incur significant costs and divert management attention in connection with evaluating and negotiating potential new ground leases, including ones that we are subsequently unable to complete;

•

even if we enter into letters of intent or conditional agreements for new ground leases of airport properties, these agreements are subject to customary closing conditions, including, but not limited to, the satisfactory results of our due diligence investigations and local government and municipal authority approvals;

•	we may be unable to obtain financing for the development of additional sites on favorable terms, or at all, as a result of our existing indebtedness, market conditions or other factors

Our ability to meet our obligations under our ground leases and our indebtedness is dependent on our ability to enter into and collect lease payments from tenants.

Our ability to meet our obligations under the ground leases and our debt service obligations will depend on our ability to generate revenues sufficient in the aggregate to make our payments under the ground leases and our debt service obligations under our outstanding indebtedness and any other indebtedness incurred in the future. Our ability to generate revenues may be adversely affected by a wide variety of unforeseen or unforeseeable events and conditions, including, without limitation, economic changes affecting the HBS industry generally, the airports or the tenants specifically, any of which could result in a default under the tenant leases. In addition, the ability of tenant leases to generate revenues may be adversely affected by competition from other facilities within or outside the airports where the facilities are located, including construction of new facilities at the airports at which we operate or the expansion of hangar facilities by competitors at nearby airports. There can be no assurances that the airports or their competitors will not undertake future improvements that may adversely impact the ability of tenant leases to generate revenues.

Moreover, the terms of our tenant leases currently in place do not extend past the final maturity date of our bond debt. Our ability to make payments under the ground leases or under our debt service obligations through their final maturity will depend upon our success in renewing current tenants or in re-leasing these facilities. The loss of one or more of tenants may (without a similar tenant or tenants to replace such tenant or tenants) have a material adverse effect on our ability to collect rents sufficient to meet our obligations.

We have a substantial amount of indebtedness outstanding, which may expose us to the risk of default under its debt obligations, restrict our operations and our ability to grow our business and revenues.

Our outstanding indebtedness is secured under the terms of the PABs. We intend to incur additional debt in connection with new hangar projects at new airport locations, refinancing of existing indebtedness, future acquisitions or for other purposes.

In addition, the PABs include, and we expect any other indebtedness we incur in the future to include, customary events of default, the occurrence of any of which, after any applicable cure period, would permit the holders of such indebtedness, among other things, to accelerate payment of all amounts outstanding under such indebtedness and to exercise their remedies with respect to the collateral, including foreclosure and sale of the real estate securing the loans. If any one of these events were to occur, our business and results of operations could be materially and adversely affected.

Secured debt obligations, including those under the PABs, expose us to the possibility of defaults and cross-defaults, as well as foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

Each facility in our portfolio is subject to secured indebtedness under the PABs. Secured debt obligations increase the risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by holders of the PABs, its trustee, or other lenders and ultimately our loss of the property securing any loans for which it is in default. As described above, our current tenant leases do not extend past the maturity date of the PABs, and as a result we will be required to release each of our sites in order to continue to generate revenue to meet our debt service obligations under the PABs. If any of our facilities are foreclosed upon due to a default, it could materially and adversely affect our business and results of operations.

In addition, the agreements that govern our current indebtedness contain, and the agreements that may govern any future indebtedness that we may incur may contain, financial and other restrictive covenants, which may limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of our debt and loss of any collateral securing such debt.

Our growth will depend on our access to external sources of capital, and our ability to obtain financing or access capital markets may be limited.

Our growth will depend on external sources of capital in order to finance the development of new properties. We may not be able to obtain such financing on favorable terms, in the time period we desire, or at all. There are a number of factors that may limit our ability to raise financing or access capital markets in the future, including future debt and future contractual obligations, our liquidity and credit status, our operating cash flows, the trading price of our Class A common stock, the market conditions in the aviation and/or real estate industries, U.S. and global economic conditions, and the general state of the capital markets. We cannot assure you that we will be able to source external financing for our capital needs, and if we are unable to source financing on acceptable terms, or unable to source financing at all, our business could be materially adversely affected. If we cannot obtain capital from third-party sources, we may not be able to grow our business when strategic opportunities exist, meet the capital and operating needs of our existing properties or satisfy our debt service obligations. To the extent we finance our activities with additional debt, we may become subject to financial and other covenants that may restrict our ability to pursue our business strategy or otherwise constrain our growth and operations.

Increases in market interest rates or unavailability of additional indebtedness may make it difficult for us to finance or refinance our debt, which could have a material adverse effect on our financial condition, results of operations and growth prospects.

If additional indebtedness is unavailable to us at reasonable rates or at all, we may not be able to finance additional projects or refinance existing debt when it becomes due. If interest rates are higher when we refinance our debt, our income and cash flow could be reduced, which may hinder our ability to raise more capital by issuing more stock or by borrowing money.

The aviation industry generally, and our business specifically, have been and may continue to be materially adversely affected by the global COVID-19 pandemic.

General. COVID-19, a highly contagious upper respiratory tract illness caused by a novel strain of coronavirus, is causing significant adverse health and financial impacts throughout the world and has caused significant disruptions to domestic and international air travel. The World Health Organization declared the outbreak of COVID-19 to be a pandemic, and many state and local governments in the United States issued “stay at home” or “shelter in place” orders as well as travel advisories requiring all travelers coming from states with significant rates of transmission of COVID-19 to quarantine for a 14-day period from the time of their last contact. Such measures severely restricted movement and limited businesses and activities to essential functions. In addition, a number of nations have effectively closed their borders by restricting entry and exit to only essential travel and/or requiring travelers to self-isolate for up to 14 days, further depressing demand for passenger air travel.

Airports and the aviation industry in the United States and the rest of the world have been acutely impacted by the reductions in passenger volumes and flights, as well as by the broader economic shutdown resulting from the COVID-19 outbreak. The ongoing outbreak and associated mandated and voluntary restrictions on travel may adversely affect domestic and international travel and travel-related industries.

Federal Relief Efforts. The United States government, the Federal Reserve Board and foreign governments are taking legislative and regulatory actions and implementing other measures to mitigate the broad disruptive effects of the COVID-19 outbreak on the United States and global economies. The Coronavirus Aid, Relief, and Economic Security Act (which we refer to as the “CARES Act”), approved by the United States Congress and signed by President Trump on March 27, 2020, is one of the actions to address the crisis created by the COVID-19 pandemic and includes among its relief measures direct aid for airports as well as direct aid, loans, and loan guarantees for passenger and cargo airlines. Provisions of the CARES Act, which provides $10 billion of grant assistance to airports, generally include the following: (1) $3.7 billion to be allocated among all U.S. commercial service airports based on number of enplanements in calendar year 2018; (2) $3.7 billion to be allocated among all U.S. commercial service airports based on formulas that consider fiscal year 2018 debt service relative to other airports, and cash-to-debt service ratios; (3) $2 billion to be apportioned in accordance with FAA’s Airport Improvement Program (which we refer to as “AIP”) entitlement formulas, subject to CARES Act formula revisions; (4) $500 million to increase the federal share to 100% for grants awarded in federal fiscal year 2020 under certain grant programs including the AIP; and (5) $100 million reserved for general aviation airports.

On December 27, 2020, President Trump signed the Consolidated Appropriations Act, 2021. Division M of that Act is the Coronavirus Response and Relief Supplemental Appropriation Act, 2021 (which we refer to as “CRRSA”). Title IV of CRRSA provides approximately $2 billion in economic relief to airports to mitigate, prepare for, and respond to the COVID-19 pandemic, including relief from rent and minimum annual guarantees. The $2 billion generally includes the following: (1) $1.75 billion to be apportioned in accordance with AIP entitlement formulas, subject to CARES Act formula revisions with the balance allocated among all U.S. commercial service airports based on number of enplanements in calendar year 2018, (2) $45 million for general aviation and non-primary commercial service airports, (3) $200 million to be provided to commercial services airports to provide relief for rent and minimum annual guarantees for on-airport parking, on-airport rental car and in-terminal airport concessions located at primary airports, and (4) $5 million to the Small Community Air Service Development Program.

The American Rescue Plan Act of 2021, signed into law by President Biden on March 11, 2021, includes $8 billion in funds to be awarded as economic assistance to eligible U.S. airports to prevent, prepare for, and respond to the COVID-19 pandemic. To distribute these funds, the FAA has established the Airport Rescue Grants. The FAA will make grants to all airports that are part of the national airport system, including all commercial service airports.

CARES Act funding, CRRSA funding and American Rescue Plan funding are not sources of revenue of us, and there can be no assurances that any future relief efforts would be available to us.

The industry in which we operate is subject to significant competition and our failure to effectively compete could have a material adverse effect on our business and results of operations.

The hangar space rental segment of the aviation services industry in which we operate is very competitive. We compete with national, regional and local FBO and other hangar real estate companies. Competitor aircraft hangar operators at an airport compete based on various factors, including location of their facilities relative to runways and street access, service, value added features, reliability, and price. Our HBS hangar campuses compete with one or more hangar operators at their respective airports and with operators at nearby airports. Furthermore, ground leases related to HBS and FBO operations may be subject to competitive bidding at the end of their term.

Our competitors may include hangar operators currently operating at certain airports, as well as possible entrants into our market due to new entrants, consolidation, merger, modification of airport master plans, or any other number of factors. These entrants may have additional financial or other resources and/or lower cost structures than us. Other competitors have been in business longer than us. Having greater financial resources may make it easier for these competitors to absorb higher construction costs and other increases in expenses. This could impact our business and results of operations.

Our HBS hangar campuses do not have the right to be the sole provider of services at any airport. Furthermore, despite limited space for further development at certain airports, existing competitors with FBO facilities located at our current or future airports could expand their hangar facilities and additional operators of HBS could begin operations at such airports. Competitors might seek acquisitions in regions and markets competitive to us. Given the variety of factors that impact competitiveness within the HBS industry, we can give no assurance that we will be able to successfully compete, which could, in turn, result in a decline in the trading price of our securities.

The growth and success of our business is subject to our ability to market and to attract and retain tenants.

Our future success depends upon our ability to attract and retain tenants for hangars at our HBS campuses. The extent to which we achieve growth in our customer base materially influences our business and results of operation. Any number of factors could affect our ability to grow its customer base, including tenant preferences for hangar space and related services, including size and location of the hangar, as well as general economic conditions. The level and volatility of fuel prices may also impact the general aviation industry and our ability to attract and retain tenants. In addition, our ability to attract and retain customers may be dependent on other factors outside of our control, including the future trend of private aircraft sizes, the availability of alternative hangars, including size, location and/or services provided, as well as the external perception of us. Any significant decline in our customer base, or in our rate of growth, could have a material adverse effect on our business and results of operations, which could, in turn, result in a decline in the trading price of our securities.

Our rental income is initially concentrated within a small number of tenants and the loss of or default by one or more significant tenants could have a material adverse effect on our business and results of operations.

Our two largest tenants contributed a substantial portion of our revenues. Both of these tenants have ongoing leases with us that expire in December 2023 and November 2025, respectively (assuming no exercise of tenant option extensions). If any of our most significant tenants, currently or in the future, were to discontinue or otherwise reduce their use of our HBS hangar campuses or other services, our business and results of operation would be materially and adversely affected.

Our capital projects are subject to uncertainties, including the possibility of delays and cost overruns, which could have a material adverse effect on our business, results of operation and market reputation.

The estimated costs of, and the projected schedule for, our capital projects are subject to a number of uncertainties. Our ability to complete these projects within budgets and on expected schedules may be adversely affected by various factors including:

•	estimating errors;

•	design and engineering errors;

•	cost increases because of demand for labor and materials;

•	contractors’ difficulty in predicting costs over a lengthy construction period;

•	the need to estimate costs of unbid project elements;

•	changes to the scope of the projects;

•	delays in contract awards;

•	material and/or labor shortages;

•	unforeseen site conditions;

•	adverse weather conditions;

•	contractor defaults and bankruptcy;

•	labor disputes;

•	unanticipated levels of inflation;

•	litigation; and

•	environmental issues.

No assurance can be given that the costs of our projects will not exceed budgets or the guaranteed maximum price for such projects or that the completion will not be delayed beyond the projected completion dates. Any such cost overruns or delays could have a material adverse effect on our business, results of operations or market reputation, which could, in turn, result in a decline in the value of our common stock.

Failure to adequately maintain our HBS hangar campuses or the integrity of our fuel supplies may have a material adverse impact on the revenue or market share of one or more of our hangar campuses resulting in a decline in operations of the business.

HBS and FBO operators compete, in part, based on the overall quality and attractiveness of their facilities. Inadequate maintenance of any of the hangars or other assets comprising our HBS hangar campuses could result in customers’ electing not to utilize us where another provider operates, or to elect not to use a particular airport where an alternative operator in the same market exists. The resulting decline in tenants or negative impact on our reputation could adversely impact revenue, including from more than one facility, which would have a material adverse effect on our business and results of operation.

Aircraft owners and operators rely on HBS and FBO operators to control the quality of the fuel they provide. Failure to maintain the integrity of fuel supplies as a result of inadequate or inappropriate procedure or maintenance of fuel storage facilities, fuel trucks or related equipment on our part or our suppliers, including FBOs, could result in the introduction of contaminants and could lead to damage or failure of aircraft and could adversely impact the reputation, revenue, and/or profitability of our business.

The growth and success of our business is dependent on the continued service of certain key employees and the ability to recruit and retain new employees.

We are dependent on the continued availability of the services of our employees, many of whom are individually key to our current and future success, as well as the availability of new employees to implement our development plans. Because our management team and key employees are not obligated to provide us with continued service, they could terminate their employment with us at any time.

In addition, the market for employees is highly competitive, especially for employees in fields such as aviation and real estate. While our compensation programs are intended to attract and retain the employees required for us to be successful, ultimately, we may not be able to retain the services of all of our key employees or a sufficient number to execute our development plans. In addition, we may not be able to continue to attract new employees as required. In the event we are unable to attract and retain talent sufficient to support our development plans, our business and results of operations may be adversely affected.

Our management team has no prior experience operating a public company, and we cannot assure you that the past experience of our senior management team will be sufficient to successfully operate as a public company.

While certain members of our senior management team and directors have extensive experience in real estate, aviation, development, management and finance, no members of our senior management team and board of directors have prior experience in operating a public company. As a public company, we are required to develop and implement substantial control systems, policies and procedures in order to satisfy the company’s periodic SEC reporting. We cannot assure you that management’s past experience will be sufficient to successfully develop and implement these systems, policies and procedures and to operate a public company, which could have a material adverse effect on our business, results of operation, and value of its common stock.

We will not be required to have our outside auditor attest to the effectiveness of our internal controls for several years. If we fail to maintain effective internal control over financial reporting, we may not be able to accurately report our financial results, which may adversely affect investor confidence in the Company and, as a result, the value of our common stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Substantial work on our part is required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process is expected to be both costly and challenging. As of such time that we are no longer an emerging growth company or a non-accelerated filer and smaller reporting company, Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) will require our auditors to deliver an attestation report on the effectiveness of our internal control over financial reporting in conjunction with their opinion on our audited financial statements. As a result, there would likely be no outside auditor attestation report on our internal controls over financial reporting for the fiscal years through 2024. We will be required to evaluate our status as a smaller reporting company on an annual basis.

We cannot give any assurances that material weaknesses will not be identified in the future in connection with our compliance with the provisions of Section 404 of the Sarbanes-Oxley Act. The existence of any material weakness would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and expense to remediate any material weaknesses that may be discovered and may not be able to remediate any material weakness in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a decline in the value of our common stock.

We conduct substantially all of our operations under ground leases, which grant significant rights to airport authorities as our direct or ultimate landlord. The termination for cause of one or more of the ground leases would affect our business and results of operations significantly.

We do not directly own the sites we develop and lease to tenants. Instead, we enter into ground leases at each site directly or indirectly (thru a sub-lessor) from airport authorities and other governmental agencies that regulate local airports. Airport authorities may choose not to renew a lease at all or to only renew the lease on terms that are unfavorable to us. In addition, airport authorities may require us to participate in a bidding process to renew a lease, which could require unanticipated capital spending and could divert management’s attention during the pendency of the process. The loss or modification of any of our airport ground leases could adversely impact our business and results of operations.

Because we do not directly own the sites we lease, we will not be able to liquidate real estate investments in order to meet liquidity needs.

Unlike other real estate companies that lease space to tenants, we do not directly own the sites we lease. Instead, the sites are subject to long-term ground leases with airport authorities. As a result, we will not be able to sell underlying real estate assets in order to meet liquidity requirements, including our debt service obligations, which could have a material and adverse impact on our liquidity position and ability to meet our obligations.

We may be unable to renew ground leases, lease vacant space or re-lease space as leases expire, or renewing existing leases may require significant concession, inducements and/or capital expenditures.

We cannot assure you that our airport ground leases will be renewed or that our hangars will be re-leased at rental rates equal to or above the current average rental rates or that we will not offer substantial concessions or below-market renewal options to attract new tenants or retain existing tenants.

If the rental rates for our hangar campuses decrease, or if our existing tenants do not renew their leases or we do not re-lease a significant portion of our available space and space for which leases will expire, our business and results of operations could be adversely affected. In order to attract and retain tenants, we may be required to make rent or other concessions to tenants, accommodate requests for renovations and other improvements or provide additional services to our tenants. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or if capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases and/or an inability to attract new tenants, which would have a material adverse effect on our business and results of operation.

Failure to succeed in new markets may have adverse consequences.

We intend to continue to develop properties across the United States. When we develop properties located in new geographic areas in the United States, we may face risks associated with a lack of market knowledge or understanding of the local market, including the availability and identity of quality tenants, forging new business relationships in the area, and developing an understanding of local government requirements and procedures. Furthermore, the negotiation of a potential expansion into new markets may divert management time and other resources. As a result, we may have difficulties executing our business strategy in these new markets, which could have a negative impact on our business and results of operations.

Our business and results of operations will be dependent on tenants satisfying their obligations under tenant leases, which may be subject to default or termination.

We are subject to tenant credit risk. Our HBS hangars are generally leased to single or multi hangar tenants, and certain of our tenants constitute a significant percentage of our revenues. Therefore, the financial failure of, or other default by, a single tenant under its lease is likely to cause a significant or complete reduction in the operating cash flow generated by the property leased to that tenant. For instance, any of our tenants could experience a downturn in their businesses as a result of the ongoing COVID-19 pandemic or otherwise, which may weaken their financial condition and liquidity and result in their failure to make timely payments to us or otherwise default under their contracts.

If a tenant defaults under its lease, we may be forced to pursue alternative arrangements with those tenants in order to recover amounts due under the leases or pursue litigation in order to collect payments from tenants who are unable make their lease payments as they come due. We can provide no assurance that we will be able to collect the full amount due under a particular lease if we are forced to pursue alternative payment arrangements or litigation with any of our tenants. If the tenant represents a significant portion of our rental revenues, the impact on our business and results of operations would be material if it impacts the company’s ability to pay ground lease rent payments on a timely basis.

If a bankrupt tenant rejects a lease with us, any claim we might have for breach of the lease, excluding a claim against collateral securing the lease, would be treated as a general unsecured claim. In the event of a tenant's default under its lease or its rejection of the lease in bankruptcy proceedings, we may be unable to locate a replacement tenant in a timely manner or on comparable or better terms. As a result, our financial condition and results of operations could be adversely affected.

Our business and results of operations may be materially adversely affected by a default under a ground lease or the bankruptcy of a subsidiary.

We are a holding company with no independent operations and, as such, will be dependent upon the operations of our subsidiaries. Our subsidiaries’ operations rely upon the authority granted under certain ground leases to operate project sites. Each operating subsidiary with bond debt is structured as a special purpose entity. In the event of the bankruptcy of one or more of these subsidiaries, delays in the payment of rent, fees or loan payments may occur under the automatic stay provisions of the United States Bankruptcy Code. Moreover, a subsidiary debtor as lessee or a trustee in bankruptcy may reject a ground lease altogether, thereby extinguishing the respective subsidiary’s duty to pay rent and its right to use the leased property. In addition, a subsidiary lessee may fail to make rental or fee payments when due to the respective airport landlord, regardless of its financial situation. Such bankruptcy or default of a subsidiary lessee could result in the loss of the leased property, which is critical to the operation of our business. A loss of any leased property could have a material adverse effect on our business and results of operations.

To the extent a ground lease constitutes a “true lease,” a subsidiary that has executed its applicable ground lease, or other executory contract, with an airport landlord and seeks protection under the U.S. bankruptcy laws must, subject to the bankruptcy court’s approval, assume or reject (a) its ground lease within 120 days after the bankruptcy filing (subject to court approval, a one-time 90-day extension is allowed (further extensions are subject to the consent of the relevant airport landlords)), and (b) its other executory contracts with the airport landlord no later than the confirmation of a plan of reorganization.

In the event of assumption and/or assumption and assignment of any executory contract with a third party, the subsidiary would be required to cure any pre- and post-petition monetary defaults and provide adequate assurance of future performance under the ground lease or other applicable agreements.

Rejection of a ground lease or other executory contract, in general, is treated as a pre-petition breach of contract. Subject to certain exceptions, this rejection relieves the subsidiary of performing future obligations under the contract, but will give rise to the tenant’s loss of use of the leased property and a pre-petition general unsecured claim of the airport landlord for rejection damages, the amount of which in the case of a ground lease or other agreement is limited by the United States Bankruptcy Code generally to any amounts due and payable prior to the bankruptcy plus the greater of (a) the rent reserved by such lease, without acceleration, for one year of rent; or (b) 15% of the total remaining rent payments, not to exceed three years. However, the amount ultimately received in the event of a rejection of a ground lease or other agreement could be considerably less than the maximum amounts allowed under the United States Bankruptcy Code. In addition, payments made by a subsidiary in bankruptcy within 90 days of filing a bankruptcy case could be deemed to be an “avoidable preference” under the United States Bankruptcy Code and thus subject to recapture by the debtor-in-possession or its trustee in bankruptcy. In general, risks associated with bankruptcy include risks of substantial delay in payment or of non-payment and the risk that the airport landlord may not be able to enforce any of its remedies under the agreements with a bankrupt borrower.

During the pendency of a bankruptcy proceeding, a debtor subsidiary may not, absent a court order, make any payments to the airport landlord to us on account of goods and services provided prior to the bankruptcy. Thus, the airport landlord or our stream of payments from a debtor subsidiary would be interrupted to the extent of pre-petition goods and services, including accrued loan and lease payments, which would have a material adverse effect on our business and results of operation.

In addition, with respect to tenant leases, under current bankruptcy law, in the event of a bankruptcy of such tenant, the tenant can generally assume or reject a lease within a certain number of days of filing its bankruptcy petition. If a tenant rejects the lease, our damages as a landlord, subject to availability of funds from the bankruptcy estate, are generally limited to the greater of (1) one year's rent and (2) the rent for 15% of the remaining term of the lease, not to exceed three years. Any such event could have a material adverse effect on our business and results of operations.

The lack of accurate and reliable industry data can result in unfavorable strategic planning, mergers and acquisitions, and macro pricing decisions.

We use industry and airport-specific general aviation traffic data published by the FAA, as well as data from private sources, to identify trends in the aircraft hangar industry. We also use this data as an input to decision-making, including in strategic planning and pricing matters. Both the public and private data, however, has several limitations and challenges. As a result, the use of such data may result in decisions in strategic planning or pricing that are incorrect or inefficient, which could have a material adverse effect on our business and results of operation.

We are subject to extensive governmental regulations that could require significant expenditures. Regulators, such as the TSA, have and may again consider regulations that could impair the relative convenience of general aviation and adversely affect demand for our services.

We are subject to extensive regulatory requirements and compliance with those requirements could result in significant costs. For example, the FAA, from time to time, issues directives and other regulations relating to the management, maintenance, and operation of airport facilities. Compliance with those requirements may cause us to incur significant expenditures.

In addition, the proposal and enactment of additional laws and regulations, including by the TSA, as well as any failure to comply with such laws and regulations, could significantly increase the cost of our operations and reduce overall revenue. Moreover, certain new regulations, if implemented, could decrease the convenience and attractiveness of general aviation travel relative to commercial air travel and may adversely impact demand for our services.

Compliance or failure to comply with the ADA and other regulations could result in substantial costs.

Under the ADA, places of public accommodation must meet certain federal requirements related to access and use by disabled persons. Noncompliance with these requirements could result in additional costs to attain compliance, the imposition of fines by the federal government or the award of damages or attorney’s fees to private litigants. If we are required to make unanticipated expenditures to comply with the ADA or other regulations, including removing access barriers, then our business and results of operations may be adversely affected.

Potential limitation of tax-exemption of interest on private activity bonds could impact the debt funding of Sky for future projects or significantly increase our cost.

From time to time, the President of the United States, the United States Congress and/or state legislatures have proposed and could propose in the future, legislation that, if enacted, could cause interest on PABs to be subject, directly or indirectly, to federal income taxation or to be subject to state income taxation. Clarifications of the Internal Revenue Code of 1986 (the “Code”), as amended, or court decisions may also cause interest on PABs to be subject, directly or indirectly, to federal income taxation or to be subject to state income taxation. The introduction or enactment of any such legislative proposals or any clarification of the Code or court decisions may also affect the market price for, or marketability of, PABs. We expect to issue PABs in the future to partially fund our expansion of hangar campuses at new airport sites. Lack of access to PABs due to change in law or market access would have an increase in the cost of our debt and our future financial results.

We have been and may in the future be adversely impacted by emergency regulations adopted in response to significant events, such as natural disasters or public health crises, which could adversely impact our operations.

In response to significant events, local, state and federal governments have and may in the future adopt regulations that could impact our operations. For example, as noted above, in response to the COVID-19, certain localities adopted restrictions on the use of certain of our services facilities and limited our ability to complete development projects. Similar restrictions could be imposed in the future in response to significant events and these restrictions could adversely impact our business and results of operations.

Uninsured losses or a loss in excess of insured limits could adversely affect our business and results of operations.

We carry comprehensive liability, fire, property damage, and business interruption insurance on our HBS hangar campuses, with policy specifications and insured limits that we believe are customary for similar properties. An unanticipated number of claims under the insurance policy or policies, however, could result in payment of unanticipated deductibles and increased premiums, which could result in a material adverse effect on our business and results of operations.

As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, us to affect such reconstruction major repair or improvement. In addition, there can be no assurance that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be commercially available in the future.

There can also be no assurance that any loss incurred will be of a type covered by such insurance and will not exceed the limits of such insurance. For instance, there are certain types of losses, such as losses resulting from wars, terrorism or certain acts of God, that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could suffer disruption of rental income, potentially for an extended period of time, while remaining responsible for any financial obligations relating to the applicable HBS hangar campus, which would have a material adverse effect on our business and results of operations.

We may not be able to rebuild our properties to their existing specifications if we experience a substantial or comprehensive loss of such properties.

In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications. Further, reconstruction or improvement of such a property may require significant upgrades to meet zoning and building code requirements. Environmental and legal restrictions could also restrict the rebuilding of properties.

Our businesses are subject to environmental risks that may impact our future profitability.

Our businesses are subject to numerous statutes, rules and regulations relating to environmental protection and we are exposed to various environmental risk and hazards, including the environmental protection requirements related to the storage and handling of jet fuel and compliance with firefighting regulations. Materialization of these risks could result in substantial losses including personal injury, loss of life, damage or destruction of property and equipment, and environmental damage. Any losses we face could be greater than insurance levels maintained by our businesses and could have an adverse effect on us and our businesses and results of operations. We also could be subject to fines and penalties for violation of applicable environmental regulations, which could be substantial. In addition, disruptions to physical assets could reduce our ability to serve customers and adversely affect future rentals, services and cash flows.

Failure to comply with regulations or other claims may interrupt operations and result in civil or criminal penalties, significant unexpected compliance costs and liabilities that could adversely affect the profitability of our business. These rules and regulations are subject to change, and compliance with any changes could result in a restriction of the activities of our businesses, significant capital expenditures, and/or increased ongoing operating costs.

We may also be required to address other prior or future environmental contamination, including soil and groundwater contamination that results from the spillage of fuel, hazardous materials, or other pollutants. Any past contamination of the properties could result in remediation obligations, personal injury, property damage, environmental damage, or similar claims by third parties.

Under various federal, state, and local environmental statutes, rules and regulations, a current or previous owner or operator of real property may be liable for noncompliance with applicable environmental and health and safety requirements and for the costs of investigation, monitoring, removal or remediation of hazardous materials. These laws often impose liability, whether the current owner or operator knew of, or was responsible for, the presence of hazardous materials. Persons who arrange for the disposal or treatment of hazardous materials may also be liable for the costs of removal or remediation of those materials at the disposal or treatment facility, whether or not that facility is or ever was owned or operated by that person and whether or not the original disposal or treatment activity accorded with all regulatory requirements. The presence of hazardous materials on a property could result in personal injury, loss of life, damage or destruction of property and equipment, environmental damage and/or claims by third parties that could have a material adverse effect on our business and results of operations.

We are exposed to the potential impacts of future climate change and climate change-related risks.

Our properties may be exposed to rare catastrophic weather events, such as severe storms, floods or wildfires. If the frequency of extreme weather events increases due to climate change, our exposure to these events could increase. In addition, in connection with any development project, we may be harmed by potential changes to the supply chain or stricter energy efficiency standards for industrial buildings. To the extent climate change causes shifts in weather patterns, our markets could experience negative consequences, including declining demand for hangar space and an inability to operate our hangar campuses. Climate change may also have indirect negative effects on our business by increasing the cost of, or decreasing the availability of, property insurance on terms we find acceptable and increasing the cost of, among other things, energy, aircraft fuel and building materials.

In addition, compliance with new laws or regulations relating to climate change, including compliance with “green” building codes, may require us to make improvements to our existing properties or result in increased operating costs that we may not be able to effectively pass on to our tenants. Any such laws or regulations could also impose substantial costs on our tenants, thereby impacting the financial condition of our tenants and their ability to meet their lease obligations.

Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information, misappropriation of assets and/or damage to our business relationships, all of which could negatively impact our business and results of operations.

Cyber incidents may result in disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs and litigation and damage to our tenants. As our reliance on technology has increased, so have the risks posed to our information systems, both internal and those we have outsourced. Any processes, procedures and internal controls that we implement, as well as our increased awareness of the nature and extent of a risk of a cyber-incident, do not guarantee that our financial results, operations, business relationships, confidential information or common stock price will not be negatively impacted by such an incident.

Insider or employee cyber and security threats are increasingly a concern for all companies, including us. In addition, social engineering and phishing are a particular concern for companies with employees. As a landlord, we are also susceptible to cyber-attacks on our tenants and their payment information. We are continuously working to deploy information technology systems and to provide employee awareness training around phishing, malware and other cyber risks to ensure that we are protected against cyber risks and security breaches. Such technology and training, however, may not be sufficient to protect us and our tenants from all risks.

As a smaller company, we use third-party vendors to assist us with our network and information technology requirements. While we carefully select these third-party vendors, we cannot control their actions. Any problems caused by these third parties, including those resulting from breakdowns or other disruptions in communication services provided by a vendor, failure of a vendor to handle current or higher volumes, cyber-attacks and security breaches at a vendor could adversely affect our business and results of operations.

We may not be able to adequately address these additional risks. If we were unable to do so, our operations might suffer, which may adversely impact our results of operations and financial condition.

Risks Relating to Our Organization and Structure

We are a “controlled company” within the meaning of The NYSE American listing standards and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. You do not have the same protections afforded to stockholders of companies that are subject to such requirements.

We qualify as a “controlled company” within the meaning of the corporate governance standards of The NYSE American. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of the our Board consist of independent directors, (ii) our compensation committee is composed entirely of independent directors and (iii) director nominees be selected or recommended to our Board by independent directors.

We rely on certain of these exemptions. As a result, we do not have a compensation committee consisting entirely of independent directors and our directors are not nominated or selected solely by independent directors. We may also rely on the other exemptions so long as we qualify as a controlled company. To the extent we rely on any of these exemption, holders of Class A Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of The NYSE American.

The Existing Sky Equityholders control the direction of SHG Corporation’s business, and the concentrated ownership of Common Stock prevent you and other stockholders from influencing significant decisions.

In connection with the Business Combination, we, each of Tal Keinan, Due West Partners LLC and Center Sky Harbour LLC (collectively, “the Existing Sky Equityholders”), and the Sponsor (collectively the “Stockholder Parties”) entered into a stockholders’ agreement (the “Stockholders’ Agreement”). Pursuant to the terms of the Stockholders’ Agreement, each of the parties thereto are required to take all necessary action to cause the specified designees of the Existing Sky Equityholders to be nominated to serve on our Board, and each of the holders are required, among other things, to vote all of the securities of SHG Corporation held by such party in a manner necessary to elect the individuals designated by such holders. For so long as these parties hold a majority of Common Stock, they will be able to control the composition of our Board, which in turn will be able to control all matters affecting us, subject to the terms of the Stockholders’ Agreement, including:

•

any determination with respect to our business direction and policies, including the appointment and removal of officers and, in the event of a vacancy on our Board, additional or replacement directors;

•	any determinations with respect to mergers, business combinations or disposition of assets;

•	determination of our management policies;

•	our financing policy;

•	our compensation and benefit programs and other human resources policy decisions; and

•	the payment of dividends on Common Stock.

Because the interests of these stockholders may differ from our interests or the interests of our other stockholders, actions that these stockholders take with respect to us may not be favorable to us or our other stockholders.

Provisions in our Bylaws and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

Our Bylaws provide that, to the fullest extent permitted by law, and unless we provide notice in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of SHG Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of SHG Corporation’s directors, officers, employees or agents to SHG Corporation or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or SHG Corporation Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Our Bylaws further provide that the federal district courts of the United States is the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above do not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, and as such, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible for and we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are is deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three year period. We cannot predict whether investors will find our securities less attractive because it will rely on these exemptions. If some investors find our securities less attractive as a result of its reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Because members of our senior management team will hold most or all of their economic interest in Sky through other entities, conflicts of interest may arise between them and holders of shares of Class A Common Stock or us.

Because members of our senior management team hold most or all of their economic interest in Sky directly through holding companies, they may have interests that do not align with, or conflict with, those of the holders of Class A Common Stock or with us. For example, members of our senior management team may have different tax positions from those of SHG Corporation and/or holders of Class A Common Stock, which could influence their decisions regarding whether and when to enter into certain transactions or dispose of assets, whether and when to incur new or refinance existing indebtedness, and whether and when we should terminate the Tax Receivable Agreement and accelerate the obligations thereunder. In addition, the structuring of future transactions and investments may take into consideration the members’ tax considerations even where no similar benefit would accrue to SHG Corporation.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE and other applicable securities rules and regulations. Compliance with these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

Risks Relating to Tax

Our only principal asset is our interest in Sky, and accordingly we will depend on distributions from Sky to pay dividends, taxes, other expenses, and make any payments required to be made by us under the Tax Receivable Agreement.

We are a holding company and have no material assets other than our ownership of Sky Common Units. We are not expected to have independent means of generating revenue or cash flow, and our ability to pay our taxes, operating expenses, and pay any dividends in the future will be dependent upon the financial results and cash flows of Sky. There can be no assurance that Sky will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants under debt instruments will permit such distributions. If Sky does not distribute sufficient funds to us to pay our taxes or other liabilities, we may default on contractual obligations or have to borrow additional funds. In the event that we are required to borrow additional funds it could adversely affect our liquidity and subject us to additional restrictions imposed by lenders.

Sky will continue to be treated as partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated, for U.S. federal income tax purposes, to the holders Sky Common Units. Under the terms of the third amended and restated Operating Agreement (the “ A&R Operating Agreement”), Sky is obligated to make pro rata tax distributions to holders of Sky Common Units calculated at certain assumed rates. In addition to tax expenses, we will also incur expenses related to our operations, including payment obligations under the Tax Receivable Agreement, which could be significant and some of which will be reimbursed by Sky (excluding payment obligations under the Tax Receivable Agreement). For so long as we are Managing Member (as defined in the A&R Operating Agreement) of Sky, we intend to cause Sky to make ordinary distributions and tax distributions to the holders of Sky Common Units on a pro rata basis in amounts sufficient to enable us to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by us. However, Sky’s ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, retention of amounts necessary to satisfy the obligations of Sky and its subsidiaries and restrictions on distributions that would violate any applicable restrictions contained in Sky’s debt agreements, or any applicable law, or that would have the effect of rendering Sky insolvent. To the extent we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid. Additionally, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

We anticipate that the distributions received from Sky may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A Common Stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders.

The Tax Receivable Agreement requires us to make cash payments to the TRA Holders in respect of certain tax benefits and such payments may be substantial. In certain cases, payments under the Tax Receivable Agreement may (i) exceed any actual tax benefits the Tax Group realizes or (ii) be accelerated.

Following closing of the Business Combination, we, Sky, the Existing Sky Equityholders and Tal Keinan (in the capacity of “TRA Holder Representative”) entered into the Tax Receivable Agreement. Pursuant to the Tax Receivable Agreement, we are generally required to pay the TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Tax Group (i.e., SHG Corporation and applicable consolidated, unitary, or combined Subsidiaries) realizes, or is deemed to realize, as a result of certain Tax Attributes, which include:

•

existing tax basis in certain assets of Sky and certain of its direct or indirect Subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to Sky Common Units acquired by SHG Corporation from a TRA Holder, as determined at the time of the relevant acquisition;

•

tax basis adjustments resulting from taxable exchanges of Sky Common Units (including any such adjustments resulting from certain payments made by SHG Corporation under the Tax Receivable Agreement) acquired by SHG Corporation from a TRA Holder pursuant to the terms of the A&R Operating Agreement; and

•	tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that we determine (with the amount of subject payments determined in consultation with an advisory firm and subject to the TRA Holder Representative’s review and consent), and the Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or any part of a position taken with respect to tax attributes or the utilization thereof, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any tax attributes initially claimed or utilized by the tax group are disallowed, the TRA Holders will not be required to reimburse us for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Holders will be applied against and reduce any future cash payments otherwise required to be made by us to the applicable TRA Holders under the Tax Receivable Agreement, after the determination of such excess. However, a challenge to any tax attributes initially claimed or utilized by the tax group may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. As a result, there might not be future cash payments against which such excess can be applied and we could be required to make payments under the Tax Receivable Agreement in excess of the tax group’s actual savings in respect of the tax attributes.

Moreover, the Tax Receivable Agreement will provide that, in certain early termination events, we will be required to make a lump-sum cash payment to all the TRA Holders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of the tax group to fully utilize the tax attributes over certain specified time periods and that all Sky Common Units that had not yet been exchanged for Class A Common Stock or cash are deemed exchanged for cash. The lump-sum payment could be material and could materially exceed any actual tax benefits that the tax group realizes subsequent to such payment.

Payments under the Tax Receivable Agreement will be our obligations and not obligations of Sky. Any actual increase in our allocable share of Sky and its relevant subsidiaries’ tax basis in relevant assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A Common Stock at the time of an exchange of Sky Common Units by a TRA Holder pursuant to the terms of the A&R Operating Agreement and the amount and timing of the recognition of the Tax Group’s income for applicable tax purposes. While many of the factors that will determine the amount of payments that we will be required to make under the Tax Receivable Agreement are outside of our control, we expect that the aggregate payments we will be required to make under the Tax Receivable Agreement could be substantial and, if those payments substantially exceed the tax benefit we realize in a given year or in the aggregate, could have an adverse effect on our financial condition, which may be material.

Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Additionally, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the Tax Attributes that may be deemed realized under the Tax Receivable Agreement.

We could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions.

We could also be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions and changes in tax law could reduce our after-tax income and adversely affect our business and financial condition. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), enacted in December 2017, resulted in fundamental changes to the Code including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted on March 27, 2020, relaxed certain of the limitations imposed by the Tax Act for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the Tax Act and the CARES Act for future years is difficult to quantify, but these changes could materially affect SHG Corporation, Sky, or its subsidiaries. In addition, other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest, or effect other changes that could have a material adverse effect on SHG Corporation’s financial condition. Such changes could also include increases in state taxes and other changes to state tax laws to replenish state and local government finances depleted by costs attributable to the COVID-19 pandemic and the reduction in tax revenues due to the accompanying economic downturn.

In addition, our effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex and often open to interpretation. In the future, the tax authorities could challenge our interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to our income tax provision that could increase our effective tax rate. Changes to tax laws may also adversely affect our ability to attract and retain key personnel.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of shares of Class A Common Stock upon redemption of Common Units. All of the shares of Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the Class A Common Stock may be sold by the Selling Securityholders under this prospectus.

The resale of the shares of Class A Common Stock, or the perception that such resale may occur, may cause the market price of our Class A Common Stock and Warrants to decline substantially. See “Risk Factors – The sale of all of the securities registered for resale hereunder and future sales of substantial amounts of our securities in the public market, or the perception that such sales may occur, may cause the market price of our securities to decline significantly.”

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Market Price and Ticker Symbol

Our Class A Common Stock and Public Warrants are currently listed on the NYSE American under the symbols “SKYH” and “SKYH WS,” respectively. Prior to the consummation of the Business Combination, YAC’s Units, YAC’s Class A Common Stock and YAC’s Public Warrants were listed on the NASDAQ Capital Market (“NASDAQ”) under the symbols “YSACU”, “YSAC” and “YSACW,” respectively. Upon consummation of the Business Combination, YAC’s Units automatically separated into the component securities, YAC’s Class A Common Stock was reclassified as our Class A Common Stock and YAC’s Public Warrants were reclassified as our Public Warrants.

As of May 16, 2022, there were four holders of record of Class A Common Stock and three holders of record of Warrants. However, because many of the shares of Class A Common Stock and the Warrants are held by brokers and other institutions on behalf of stockholders, we believe there are substantially more beneficial holders of Class A Common Stock and Warrants than record holders.

Dividend Policy

We have not paid any cash dividends on our Class A Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Class A Common Stock in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. For each of the periods presented, the unaudited pro forma condensed combined financial information reflects the combination of historical financial information of Sky and Sky Harbour Group Corporation, f/k/a YAC, and gives effect to (1) YAC’s IPO, concurrent private placement of warrants to purchase its Class A common stock and payment of offering expenses and (2) the Business Combination, $45,000,000 BOC PIPE, the payment of transaction costs associated with the Business Combination and the cash settlement of certain obligations in accordance with YAC’s initial public offering (for purposes of this section, collectively, the “Transactions”). For purposes of this section, Sky and YAC are collectively referred to as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the “Combined Company.”

The unaudited pro forma condensed combined financial information has been presented to provide relevant information necessary for an understanding of the Combined Company subsequent to completion of the Transactions. The unaudited pro forma condensed combined statements of operations, which have been presented for the year ended December 31, 2021 and the three months ended March 31, 2022, give pro forma effect to the Transactions as if they had occurred on January 1, 2021. The unaudited pro forma condensed combined statements of operations do not purport to represent, and is not necessarily indicative of, what the actual results of operations of the Combined Company would have been had the Transactions taken place on January 1, 2021, nor is it necessarily indicative of the results of operations of the Combined Company for any future period.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and notes thereto, and other information relating to Sky and YAC included elsewhere in this prospectus:

•	The audited historical consolidated financial statements of Sky as of and for the years ended December 31, 2021 and 2020;
•	The unaudited historical consolidated financial statements of Sky Harbour Group Corporation as of and for the three months ended March 31, 2022; and
•

The audited historical financial statements of YAC as of and for the year ended December 31, 2021, and the audited historical financial statements of YAC for the period from August 25, 2020 (inception) through December 31, 2020.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other information included elsewhere in this prospectus.

Description of the Transactions

YAC was formed as a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. YAC completed its IPO of 12,500,000 units at an offering price of $10.00 per unit on October 26, 2020. Simultaneously with the closing of the IPO, YAC completed a private placement of 7,500,000 warrants issued to the Sponsor, generating total proceeds of $7,500,000. On December 1, 2020, the underwriters' over-allotment option was partially exercised resulting in the purchase of an additional 1,098,898 Units, generating additional gross proceeds to YAC of $10,988,980 and incurring offering costs of approximately $700,000 (including $600,000 in underwriting fees). In connection with the IPO, including the underwriters’ partial exercise of the over-allotment option, the number of shares of Class B Common Stock was decreased to 3,399,724 shares to maintain the Sponsor’s 20% ownership. Also in connection with the partial exercise of the underwriters' overallotment option, the Sponsor purchased private placement warrants at a price of $1.00 per whole warrant to purchase an additional 219,779 shares of YAC Class A Common Stock at a price of $11.50 per share. Therefore, in connection with the partial exercise of the underwriters' overallotment option, an additional $11,208,760 in proceeds from the exercise of the over-allotment and the sale of additional private placement warrants were placed in the trust account, resulting in total funds held in the trust account of $138,716,226, inclusive of earned interest on investments held in the trust account at that time. The trust account was located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee. The funds were invested in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

On January 25, 2022, YAC consummated the Business Combination with Sky, pursuant to the Equity Purchase Agreement among the parties dated as of August 1, 2021, as amended. With YAC being the legal acquirer of Sky, consideration for the Business Combination consisted of shares of YAC’s Class B Common Stock wherein each holder of Sky Common Units received one share of Class B Common Stock for each Sky Common Unit. However, for financial reporting purposes, Sky is deemed the accounting acquirer and YAC the acquired company. See “Accounting for the Business Combination” below.

The following activities are reflected in the unaudited pro forma condensed combined financial statements below (either in the historical results or through pro forma adjustments):

•	In connection with the IPO (and related transactions):
○	The initial investment by the Sponsor of 3,399,724 of YAC Class B shares for $25,000;
○	The issuance by YAC of 13,598,898 units at an offering price of $10.00 per unit and receipt of proceeds therefrom;
○	The issuance by YAC of 7,719,779 private placement warrants to the Sponsor and receipt of proceeds therefrom;
○	A total of $138,708,760 of net proceeds from the IPO and the private placement placed in the trust account;
○	The payment of offering expenses.
•	In connection with the Closing:
○	A $45,000,000 BOC PIPE investment and the related issuance of 4,500,000 shares of Class A common stock by YAC to Boston Omaha;
○	The payment of legal fees, underwriting commissions, and other costs incurred by YAC in connection with the IPO;
○	The repayment of a $1,000,000 working capital loan made by the Sponsor;
○	The payment of Transaction costs incurred by both Sky and YAC;
○	The redemption of 12,061,041 shares of Class A common stock held by YAC’s public stockholders;
○	The conversion of YAC’s Sponsor Stock to shares of Class A common stock on a one-for-one basis;
○	The conversion of BOC YAC’s Series B Preferred Units to shares of Class A common stock on a one-for-one basis;
○

YAC’s contribution of all of its assets to Sky, including but not limited to, (A) the proceeds from the trust account (net of proceeds used to fund the redemption of the Class A common stock held by eligible stockholders who properly elected to have their shares redeemed as of the Closing Date), plus (B) $45,000,000 proceeds from the BOC PIPE, plus any cash held by YAC in any working capital or similar account, less (D) the deferred underwriting commission from the IPO and other Transaction expenses of YAC;

○	Execution of the A&R Operating Agreement; and
○	Execution of the Tax Receivable Agreement.

Following the closing, the Combined Company is organized as an “Up-C” structure in which substantially all of the operating assets of Sky’s business are held by Sky and it continues to operate through the subsidiaries of Sky. Upon the closing, YAC was renamed as “Sky Harbour Group Corporation,” and the Company’s only assets are its equity interests in Sky. The Company is the sole managing member of Sky in accordance with the terms of the A&R Operating Agreement.

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Equity Purchase Agreement, the Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, YAC was treated as the acquired company for financial reporting purposes, and Sky was treated as the accounting acquirer. In accordance with this accounting method, the Business Combination was treated as the equivalent of Sky issuing equity for the net assets of YAC, accompanied by a recapitalization. The net assets of YAC were stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Sky. Sky has been deemed the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

•	The Existing Sky Equityholders hold a majority voting interest in the Combined Company;
•	The Existing Sky Equityholders have the ability to nominate and elect the majority of the Combined Company’s Board;
•	Sky’s existing senior management team comprise the senior management of the Combined Company;
•	Sky’s operations comprise the ongoing operations of the Combined Company; and
•	Sky’s assets are larger in relative size compared to YAC’s assets.

The Existing Sky Equityholders hold a corresponding share of Class B Common Stock for each Sky Common Unit they hold. Each Sky Common Unit can be redeemed for a share of Class A Common Stock and a corresponding share of Class B Common Stock will be cancelled. The Class B Common Stock held by the Existing Sky Equityholders entitles the holders thereof to one vote on all matters which stockholders are generally entitled to vote but have no economic rights. The corresponding economic rights associated with Sky Common Units held by Existing Sky Equityholders are presented as non-controlling interests in the Combined Company’s financial statements.

Basis of Pro forma Presentation

In accordance with Article 11 of Regulation S-X, pro forma adjustments to the historical combined financial information of Sky and YAC only give effect to events that are both factually supportable and directly attributable to the Transactions. In addition, for purposes of preparation of the unaudited pro forma condensed combined statement of operations, adjustments have only been made to give effect to events that are expected to have a continuing impact on the results of the Combined Company following the Business Combination. The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, or other benefits that may result from consummation of the Transactions. Sky and YAC have not had any historical relationship prior to the Business Combination. Therefore, preparation of the accompanying pro forma financial information did not require any adjustments related to such historical transactions.

Pursuant to YAC’s charter prior to the Business Combination, YAC’s public stockholders were offered the opportunity to redeem their shares of Class A common stock for cash upon consummation of the Business Combination, irrespective of whether they voted for or against the Business Combination. If a public stockholder properly exercised its right to redemption of its shares, YAC redeemed each share for cash equal to the public stockholder’s pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared to reflect the redemption of 12,061,041 shares of Class A common stock for $123,068,515.

After the redemption of the shares of Class A common stock, the Company’s controlling economic ownership percentage in Sky was 26.1%.

There are no pro forma adjustments related to the outstanding public warrants and private placement warrants issued in connection with the IPO that are classified as warrant liability in YAC’s historical balance sheet, as such securities continue to be outstanding and classified as a liability after the Closing Date.

The following table provides a pro forma summary of the shares of the Combined Company’s common stock that would be outstanding if the Transactions had occurred on January 1, 2022:

	Shares		%
Stockholder
Existing Sky Equityholders	42,192,250	(1)	73.85%
YAC's Public Stockholders	1,537,857	(2)	2.69%
BOC YAC Initial Investment	5,500,000	(3)	9.63%
BOC PIPE Investment	4,500,000	(4)	7.88%
YAC Sponsors	3,193,474	(5)	5.59%
Others	206,250	(6)	0.36%
TOTAL	57,129,831		100.00%

(1)	Represents the shares of Class B Common Stock issued to the Company to consummate the Business Combination.
(2)	Represents the shares held by YAC’s public stockholders after the redemption of 12,061,041 shares of Class A common stock.
(3)

Represents the shares of Class A common stock held by BOC YAC as the holder of Series B Preferred Units of Sky upon the one-for-one conversion of the Series B Preferred Units into Class A common stock immediately prior to the consummation of the Business Combination.

(4)	Represents the shares that were issued to Boston Omaha in consideration of the $45,000,000 BOC PIPE investment.
(5)

Represents the shares of Class B common stock held by the initial stockholders of YAC upon the one-for-one conversion of the founder shares into Class A common stock immediately prior to the consummation of the Business Combination.

(6)	Represents 206,250 class A common stock held by BOC Yellowstone II LLC.

The Combined Company is organized in an “Up-C” structure. It was necessary to consider the income tax impacts and any related pro forma adjustments associated with the Transactions. No tax liability is deemed to have been triggered upon consummation of the Business Combination, including related to the Tax Receivable Agreement. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Sky and YAC filed income tax returns in the current structure for the periods presented.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only. The pro forma adjustments represent estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available. Assumptions and estimates underlying the pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The actual financial position and results of operations of the Combined Company subsequent to the Transactions may differ significantly from the pro forma amounts reflected herein.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2022

(UNAUDITED)

	HISTORICAL
	Sky	YAC (1)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$396,569	$—	$—		$369,569
Expenses
Operating expenses	1,144,557	—	—		1,144,557
General and administrative	4,682,934	423,682	(248,197)	(a)	4,858,419
Depreciation	144,630	—	—		144,630
Total expenses	5,972,121	423,682	(248,197)		6,147,606
Operating loss	(5,575,552)	(423,682)	248,197		(5,741,037)
Other expense (income)
Unrealized loss (gain) on investments held in Trust	—	(387)	387	(b)	—
Interest expense (income), including amortization of deferred financing costs	—	—	—		—
Change in fair value of warrant liability-(gain) loss	13,938,459	(3,923,096)	—		10,015,363
Total other expense (income), net	13,938,459	(3,923,483)	387		10,015,363
Net (loss) income	(19,514,011)	3,499,801	247,810		(15,766,400)
Net loss attributable to non-controlling interests	(3,750,855)	—	—		(3,750,855)
Net loss attributable to controlling interests	$(15,763,156)	$3,499,801	$247,810		$(12,015,545)
Pro forma net loss per share information:
Weighted average shares outstanding					14,937,581	(c)
Basic and diluted net loss per share					$(0.80)	(c)

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

(1)	For the period January 1, 2022 to January 25, 2022 (date of transaction)

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2021

(UNAUDITED)

	HISTORICAL
	Sky	YAC	Pro Forma Adjustments		Pro Forma Combined
Revenue	$1,577,919	$—	$—		$1,577,919
Expenses
Operating expenses	4,276,856	—	—		4,276,856
General and administrative	8,930,319	3,185,293	(745,753)	(aa)	11,369,859
Depreciation	569,914	—	—		569,914
Total expenses	13,777,089	3,185,293	(745,753)		16,216,629
Operating loss	(12,199,170)	(3,185,293)	745,753		(14,638,710)
Other expense (income)
Unrealized loss on investments held in Trust	—	(1,619)	1,619	(bb)	—
Interest expense (income), including amortization of deferred financing costs	1,160,298	(35,423)	—		1,124,875
Change in fair value of warrant liability-(gain) loss	—	(6,095,170)	—		(6,095,170)
Loss on extinguishment of note payable to related party	250,000	—	—		250,000
Total other expense (income), net	1,410,298	(6,132,212)	1,619		(4,720,295)
Net income (loss)	(13,609,468)	2,946,919	744,134		(9,918,415)
Net loss attributable to non-controlling interests	—	—	(10,051,038)	(cc)	(10,051,038)
Net loss attributable to controlling interests	$(13,609,468)	$2,946,919	$10,795,72		$132,623
Pro forma net income (loss) per share information:
Based weighted average shares outstanding					14,937,581	(dd)
Diluted weighted average shares outstanding					29,456,799
Basic earnings (loss) per share					$0.01	(dd)
Diluted earnings (loss) per share					(0.20)	(dd)

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 - BASIS OF PRO FORMA PRESENTATION

The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, YAC was treated as the acquired company for financial reporting purposes, and Sky was treated as the accounting acquirer. The Business Combination was treated as the equivalent of Sky issuing stock for the net assets of YAC, accompanied by a recapitalization. The net assets of YAC are stated at historical cost, with no goodwill or intangible assets recorded. Operations prior to the Business Combination are those of Sky.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 give pro forma effect to the Transactions as if they had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Transactions were completed on December 31, 2021, excluding the IPO (which was completed on October 26, 2020).

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and notes thereto, and other information relating to Sky and YAC included elsewhere in this prospectus:

•	The audited historical consolidated financial statements of Sky as of and for the year ended December 31, 2021; and
•	The audited historical condensed financial statements of YAC as of and for the year ended December 31, 2021.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management as of the date of the unaudited pro forma condensed combined financial information, and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

NOTE 2 - ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2022

The unaudited pro forma condensed combined statements of operations for the three month period ended March 31, 2022 include the following adjustments:

a	- Represents the reversal of certain expenses incurred by YAC during the period but paid on the Closing Date and included in equity issuance costs.
b	- Represents the elimination of gains or losses on the investments held in Trust.

c	- Represents the pro forma weighted average shares of common stock outstanding and pro forma loss per share calculated after giving effect to the Transactions, as follows:

For the three month period ended March 31, 2022
Numerator
Pro forma net loss attributable to controlling interests	$(12,015,545)
Denominator
YAC Class A stockholders(1)	1,537,857
YAC's converted founder shares(2)	3,193,474
BOC YAC Initial Investment(3)	5,500,000
BOC PIPE Investment(4)	4,500,000
Others(5)	206,250
Basic and diluted weighted average shares outstanding	14,937,581
Loss per share
Basic and diluted(6)	$(0.80)

(1)

Represents the shares of Class A common stock held by YAC’s public stockholders after the redemption of 12,061,041 shares of Class A common stock. As the Transactions are assumed to have occurred as of January 1, 2021 for purposes of preparing the pro forma condensed combined statements of operations, the weighted average shares outstanding reflect the net amount of 1,537,857 shares of common stock as outstanding for the entire 3-month period of 2022.

(2)

Represents the shares of YAC Class B common stock held by the initial stockholders of YAC upon the one-for-one conversion of the founder shares into Class A common stock immediately prior to the consummation of the Business Combination. Consistent with the assumption related to the Transactions, this conversion is assumed to have occurred on January 1, 2021 and, accordingly, these shares are assumed to have been outstanding shares of common stock for the entire 3-month period of 2022.

(3)

Represents the shares of Class A common stock held by BOC YAC as the holders of Series B Preferred Units of Sky upon the one-for-one conversion of the Series B Preferred Units into Class A common stock immediately prior to the consummation of the Business Combination. Consistent with the assumption related to the Transactions, this conversion is assumed to have occurred on January 1, 2021 and, accordingly, these shares are assumed to have been outstanding shares of common stock for the entire 3-month period of 2022.

(4)

Represents the shares that were issued in consideration of the BOC PIPE investment. Consistent with the assumption related to the Transactions, the BOC PIPE investment is assumed to have occurred on January 1, 2021 and, accordingly, these shares are assumed to have been outstanding shares of common stock for the entire 3-month period of 2022.

(5)	Represents 206,250 class A common stock held by BOC Yellowstone II LLC.
(6)

Potentially dilutive shares have been deemed to be anti-dilutive due to the net loss position and, accordingly, have been excluded from the calculation of diluted loss per share. Potentially dilutive shares that have been excluded from the determination of diluted loss per share include 14,519,218 outstanding warrants issued in connection with the IPO.

NOTE 3 - ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2021

The unaudited pro forma condensed combined statements of operations for the years ended December 31, 2021 and 2020 include the following adjustments:

aa	- Represents the reversal of certain expenses incurred by YAC during the year ended and accrued as of December 31, 2021 but paid on the Closing Date and included in equity issuance costs.
bb	- Represents the elimination of gains or losses on the investments held in Trust.
cc	- Represents an adjustment to attribute net loss to non-controlling interests based on its 73.9% post-Business Combination ownership percentage in Sky.

dd	- Represents the pro forma weighted average shares of common stock outstanding and pro forma loss per share calculated after giving effect to the Transactions, as follows:

For the Year ended December 31, 2021
Numerator
Pro forma net income attributable to controlling interests	$132,623
Less: unrealized gain on warrants	(6,095,170)
Diluted net loss attributable to controlling interests	(5,962,547)
Denominator
YAC Class A stockholders(1)	1,537,857
YAC's converted founder shares(2)	3,193,474
BOC YAC Initial Investment(3)	5,500,000
BOC PIPE Investment(4)	4,500,000
Others(5)	206,250
Basic weighted average shares outstanding	14,937,581

Effect of dilutive warrants	14,519,218
Diluted weighted average shares outstanding	29,456,799

Earnings (Loss) per share
Basic	$0.01
Diluted	$(0.20)

(1)

Represents the shares of Class A common stock held by YAC’s public stockholders after the redemption of 12,061,041 shares of Class A common stock. As the Transactions are assumed to have occurred as of January 1, 2021 for purposes of preparing the pro forma condensed combined statements of operations, the weighted average shares outstanding reflect the net amount of 1,537,857 shares of common stock as outstanding for the entire 12-month period of 2021.

(2)

Represents the shares of YAC Class B common stock held by the initial stockholders of YAC upon the one-for-one conversion of the founder shares into Class A common stock immediately prior to the consummation of the Business Combination. Consistent with the assumption related to the Transactions, this conversion is assumed to have occurred on January 1, 2021 and, accordingly, these shares are assumed to have been outstanding shares of common stock for the entire 12-month period of 2021.

(3)

Represents the shares of Class A common stock held by BOC YAC as the holders of Series B Preferred Units of Sky upon the one-for-one conversion of the Series B Preferred Units into Class A common stock immediately prior to the consummation of the Business Combination. Consistent with the assumption related to the Transactions, this conversion is assumed to have occurred on January 1, 2021 and, accordingly, these shares are assumed to have been outstanding shares of common stock for the entire 12-month period of 2021.

(4)

Represents the shares that were issued in consideration of the BOC PIPE investment. Consistent with the assumption related to the Transactions, the BOC PIPE investment is assumed to have occurred on January 1, 2021 and, accordingly, these shares are assumed to have been outstanding shares of common stock for the entire 12-month period of 2021.

(5)	Represents 206,250 class A common stock held by BOC Yellowstone II LLC.
(6)

Potentially dilutive shares have been deemed to be anti-dilutive due to the net loss position and, accordingly, have been excluded from the calculation of diluted loss per share. Potentially dilutive shares that have been excluded from the determination of diluted loss per share include 14,519,218 outstanding warrants issued in connection with the IPO.

BUSINESS

Business Combination

On the Closing Date, we completed the previously announced business combination pursuant to the Equity Purchase Agreement between us and Sky. Each of the Existing Sky Equityholders separately entered into an Equityholders Voting and Support Agreement irrevocably agreeing to vote in favor of the business combination set forth in the Equity Purchase Agreement. As contemplated by the Equity Purchase Agreement, on the Closing Date the following occurred: (a) YAC changed its name to “Sky Harbour Group Corporation”; (b) all outstanding shares of Sponsor Stock held by the Sponsor were converted into shares of Class A Common Stock of the Company; (c) Sky restructured its capitalization, issued to the Company 14,937,581 Sky Common Units, which was equal to the number of outstanding shares of Class A Common Stock immediately after giving effect to the Business combination (taking into account the redemption of Class A Common Stock and the Class A Common Stock issued under the BOC PIPE (as defined below)), reclassified the existing Sky Common Units (other than the Sky Incentive Units), existing Sky Series A preferred units and the existing Sky Series B preferred units into Sky Common Units; (d) effected certain adjustments to the number of Sky Incentive Units to reflect the new capital structure; (e) appointed the Company as the managing member of Sky; (f) the Sky Common Units issued to BOC YAC in respect of its Series B preferred units were converted into 5,500,000 shares of Class A Common Stock; (h) holders of Sky Common Units received one share of Class B Common Stock for each Sky Common Unit, and as consideration for the issuance of 14,937,581 Sky Common Units by Sky to the Company, YAC contributed to Sky the net amount held in the YAC trust account after deducting the amount required to fund the redemption of the Class A Common Stock held by eligible stockholders who properly elected to have their shares redeemed as of the Closing Date, (ii) taking into account the BOC PIPE and the amount of various transaction costs; and (i) without any action on the part of any holder of YAC Warrants, each YAC Warrant that is issued and outstanding immediately prior to the closing became a Warrant (the transactions referred to in clauses (a) through (i), collectively, the “Business Combination”).

As a result of the Business Combination, the Company is organized as an “Up-C” structure in which substantially all of the operating assets of Sky’s business are held by Sky, and the Company’s only assets are its equity interests in Sky.

As of the open of trading on January 26, 2022, the Class A Common Stock and Warrants of the Company, formerly those of YAC, began trading on the NYSE American as “SKYH” and “SKYH WS,” respectively. The disclosure in this section gives effect to the Business Combination and includes the operations of Sky prior to the Business Combination.

Overview

We are an aviation infrastructure development company building the first nationwide network of Home-Basing Solutions (“HBS”) for business aircraft. We develop, lease and manage general aviation hangars across the United States, targeting airfields in markets with significant aircraft populations and high hangar demand. Our HBS campuses feature exclusive private hangars and a full suite of dedicated services specifically designed for home-based aircraft.

As the fleet of private jets in the United States continues to grow, with recent new aircraft deliveries exceeding retirements, demand for hangar space is at a premium in part because new jets require more square footage of hangar space and the pace of new hangar construction has lagged behind the demand. The cumulative square footage of the business aircraft fleet in the United States increased 42% between 2010 and 2020. Moreover, over that same period, there was a 70% increase in the square footage of larger private jets – those with greater than a 24-foot tail height. The larger footprint aircraft do not fit in much of the existing hangar infrastructure and impose stacking challenges and constraints in the traditional shared or community hangars operated by fixed-base operators (“FBO”). The addition of winglets (the vertical extensions on aircraft wingtips) on most modern business jets inhibits wing-over-wing storage. Aircraft hangars are in high demand and short supply, with some airports compiling waiting lists that can exceed several years.

Our scalable business strategy addresses the increased imbalance between the supply and demand for private jet storage, including the lack of hangar facilities able to accommodate larger aircraft, by growing our portfolio of HBS campuses at key airports across the United States. We target airports with excess demand for private hangar space, typically near metropolitan areas, which include both established and growing markets. We intend to capitalize on the existing hangar supply constraints at major US airports by targeting high-end tenants in markets where there is a shortage of private and FBO hangar space, or where such hangars are or are becoming obsolete.

In contrast with community hangars and other facilities provided by FBOs, the HBS campuses we offer provide the following features and services:

•	private hangar space for exclusive use of the tenant;

•	adjoining attractive/custom lounge and office suites;

•	dedicated line crews and services;

•	climate control to mitigate condensation and associated corrosion;

•	features to support in-hangar aircraft maintenance;

•	no-foam fire suppression;

•	customized software to provide security, control access and monitor hangar space.

We use a standard set of proprietary prototype hangar designs, which are intended to lower construction costs, minimize development risk, expedite permit issuance, and facilitate the implementation of refinements across its portfolio. Hangar features include:

•	the ability to accommodate heavy business jets in single configuration, medium jets in twin or triplet configuration, or light jets in multi-configuration;

•

compliance with National Fire Protection Association (“NFPA”) 409 Group III fire code, eliminating foam fire protection systems, resulting in lower construction costs and operating expenses, as well as eliminating accidental foam discharges and the resultant negative effects on aircraft maintenance and resale value;

•	high-voltage, industrial drainage and impervious floors that support in-hangar maintenance and inspections; and

•	control through smartphone application.

Our product strategy aims to attract tenants with exclusive access to their aircraft, minimize the risk of damage to aircraft, provide increased access, security and control, facilitate maintenance, and improve pre-flight and post-flight convenience. We believe these products and services complement those of the FBO facilities.

We believe demand for HBS services will be driven broadly by the growing size of the business aviation fleet in the United States and the delivery of larger aircraft with taller tail heights. The discovery by first-time flyers in the convenience, control and comfort of general aviation has caused a shift in consumer behavior which we believe will also support increasing demand for HBS services.

While private aircraft use generally was not affected to the extent of commercial aviation, and some private aircraft clients may continue to use that mode of aviation following the pandemic, preferences for air travel and specifically general aviation are unknown and may change following COVID-19. See “Risk Factors – The aviation industry generally, and the business of Sky specifically, have been and may continue to be materially adversely affected by the global COVID-19 pandemic.”

Tax Exempt Senior Bond Issuance

On September 14, 2021, Sky’s subsidiary, Sky Harbour Capital LLC (“SHC”), closed a $166.34 million financing through the sale of Series 2021 private activity tax-exempt senior bonds through a municipal conduit issuer, Public Finance Authority (Wisconsin) (the “PABs”). The bond issuance consisted of unrated senior fixed tax-exempt bonds with three term maturities (2036, 2041 and 2054) with an average life principal amortization of 24 years. The term bonds were priced to yield 3.80% (2036), 4.00% (2041) and 4.25% (2054). The use of proceeds from this issuance, together with proceeds from the sale of the $55 million of our Series B Preferred Units to BOC YAC, were used, in part, to fund a construction escrow account for Sky’s development program at five airports consisting of 8 existing hangars and 73 new hangars in various phases of development and construction located at Miami-Opa Locka Executive Airport, Sugar Land Regional Airport, Nashville International Airport, Centennial Airport and Phoenix Deer Valley Airport and to repay all existing indebtedness of Sky.

The PABs are obligations of all the operating subsidiaries of Sky Harbour Capital LLC, the borrower subsidiary of Sky. The PABs are senior secured obligations with a collateral package that includes the leasehold improvements, ground leases and tenant leases of Sky financed with such bonds. There are financial covenants that restrict the ability to make cash distributions to Sky and, thus, may limit the ability to distribute dividends in the future. Failure to meet financial and other covenants under the PABs master and bond indenture, if not cured, may lead to an acceleration of the debt and foreclosure on Sky’s main operating assets.

Investment Criteria

We seek to develop our HBS hangar campuses on long-term ground leases (or sub-leases thereof) at airports with suitable infrastructure serving metropolitan centers across the United States.

Our Properties

We currently maintain our executive office at 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604 under a lease agreement. We consider our current office space adequate for our current operations.

The table below presents certain information with respect to our portfolio as of December 31, 2021. We lease each of our properties under long-term ground leases.

•	Sugar Land Regional Airport (“SGR”), Sugar Land, TX (Houston area);

•	Miami-Opa Locka Executive Airport (“OPF”), Opa-Locka, FL (Miami area);

•	Nashville International Airport (“BNA”), Nashville, TN;

•	Centennial Airport, Englewood (“APA”), CO (Denver area); and

•	Phoenix Deer Valley Airport (“DVT”), Phoenix, AZ.

Initial Portfolio

Facility	Status	Scheduled Construction Start	Scheduled Completion Date	Estimated Total Construction Cost (1) ($mm)	Hangars	Square Footage
SGR Phase I	Complete	Complete	Complete	$15.1	7	66,080
SGR Phase II	Predevelopment	April 2023	July 2024	8.7	6	56,580
OPF Phase I	In Construction	August 2021	October 2022	33.2	12	162,783
OPF Phase II	Predevelopment	August 2022	November 2023	20.9	7	99,386
BNA Phase II	In Construction	July 2021	August 2022	26.8	10	149,069
APA Phase I	In Bidding	July 2022	October 2023	26.4	9	133,530
APA Phase II	Predevelopment	August 2023	November 2024	21.2	9	103,400
DVT Phase I	In Design	July 2022	December 2023	20.8	8	115,864
DVT Phase II	Predevelopment	May 2023	August 2024	19.3	8	105,000
Total				$192.4	76	991,692

Note 1: The Estimated Total Construction Cost includes estimated direct construction expenditures associated with each facility. For completed facilities, this amount includes direct construction expenditures and other amounts (e.g., capitalized labor and interest) that are included in the capitalized cost under GAAP.

Our current facilities include seven constructed hangars at the Sugar Land site and an existing hangar facility at the Nashville site, which amount to approximately 66,000 square feet and 27,000 square feet, respectively, of rentable space. In addition, we have improvements in construction at the Nashville and Miami Opa-Locka sites, and facilities that are not yet constructed, including proposed improvements at the Sugar Land, Centennial and Deer Valley sites.

Each facility is expected to consist of clusters of between nine and 19 hangars. On average, each hangar provides 12,000 square feet of hangar space and 1,300 to 2,000 square feet of office space. Once completed, the facilities are expected to total 76 hangars on 81 acres of ground leases, with an infrastructure of over 990,000 square feet expected to be completed in the next five years.

We intend to lease each respective facility to one or more tenants, who will use all or a portion of such facility for general aviation aircraft storage and related uses permitted under the respective ground leases and will pay rent and other charges derived from HBS activity on the respective sites to us pursuant to a sublease.

Sugar Land Site

The Airport. Sugar Land Regional Airport is located approximately 20 miles southwest of the Houston central business district. The airport is owned by the City of Sugar Land and is situated on 622 acres. SGR is a publicly-owned, public-use general aviation facility, and it is included in the Federal Aviation Administration’s (“FAA”) National Plan of Integrated Airport Systems (“NPAIS”).

SGR is designated as a “reliever airport” for George Bush Intercontinental Airport (“IAH”) and William P. Hobby International Airport (“HOU”) in Houston. Twenty-four companies on the 2021 Fortune 500 list are headquartered in the Houston metro area.

According to the 2018 Texas Aviation Economic Impact Study, a significant portion of SGR activity is attributable to itinerant operations by business jet aircraft. SGR is home to seven on-airport businesses that offer services such as FBO amenities, aircraft maintenance, and avionics. The most frequent general aviation operations at SGR involve business and charter flights, flight instruction, recreational flying and law enforcement.

Sugar Land Site Facilities. The total development will consist of 13 individually leased NFPA Group III hangars, with a combined leasable area of 122,660 square feet situated within three buildings. The first phase is divided into seven private hangars, which were completed in December 2020. The second phase plans to include six private hangars. All hangars feature 28’-high doors and include 480-, 240- and 120-volt electrical outlets to allow for routine maintenance. The Sugar Land ground lease provides that, if construction of the second phase is not commenced by October 15, 2022, the ground lease with parcels comprising the second phase project site will automatically terminate.

Sugar Land Facilities Construction Project. The total cost of the Sugar Land facilities is estimated to be approximately $23.8 million, of which $15.1 million is the recently completed facilities and $8.7 million is the expected cost of the facilities in the second phase.

Sugar Land Tenant Leases/LOIs. Currently, the Sugar Land development has three executed leases, comprising approximately 66% of the first phase leasable area. The remaining hangar units currently are being marketed for lease.

General Airport Facilities. General airport facilities at SGR include an 8,000-foot primary runway, as well as fuel services, aircraft storage in hangars, and tie-down parking. SGR includes United States Customs facilities.

Based Aircraft. The following table shows based aircraft data at SGR:

Based Aircraft

SGR

Aircraft Type	Total
Jet	42
Multi-Engine Aircraft	18
Single Engine Aircraft	101
Helicopters	3
Total	164

Sources: Jet data from JETNET as of 2021. All other data as of 2017 from Sugar Land Master Plan.

Aircraft Operations. Between 2018 and 2019, SGR experienced a 10.07% increase in overall operations. Total general aviation operations increased 3.36%, and local civil operations increased 25.24%. The effects of the COVID-19 pandemic can be seen in the change from 2019 to 2020: total operations at SGR decreased 10.75%, general aviation declined 14.10%, and civil operations declined 4.51%. The significant increase in projected operations from 2020 to 2021 is largely attributable to the fact that the FAA Terminal Area Forecast (“TAF”) forward-looking data was produced prior to the pandemic, and does not consider its ongoing effects. As illustrated in the table on the following page, growth is projected in overall operations through 2037.

HISTORICAL AND PROJECTED AIRCRAFT OPERATIONS

SGR

	Itinerant Operations					Local Operations
Fiscal Year	Air Carrier	Air Taxi & Commuter	General Aviation	Military	TOTAL	Civil	Military	TOTAL	TOTAL OPS
2018	12	6,492	39,343	140	45,987	21,642	62	21,704	67,691
2019	0	6,577	40,663	114	47,354	27,105	50	27,155	74,509
2020	0	5,502	34,931	153	40,586	25,882	34	25,916	66,502
2021	0	8,091	38,972	128	47,191	25,132	86	25,218	72,409
2022*	0	6,939	41,575	138	48,652	29,924	58	29,982	78,634
2023*	0	7,008	41,576	138	48,722	29,985	58	30,043	78,765
2024*	0	7,077	41,577	138	48,792	30,046	58	30,104	78,896
2025*	0	7,148	41,578	138	48,864	30,107	58	30,165	79,029
2026*	0	7,220	41,579	138	48,937	30,168	58	30,226	79,163
2027*	0	7,292	41,580	138	49,010	30,229	58	30,287	79,297
2028*	0	7,365	41,581	138	49,084	30,290	58	30,348	79,432
2029*	0	7,438	41,582	138	49,158	30,352	58	30,410	79,568
2030*	0	7,512	41,583	138	49,233	30,414	58	30,472	79,705
2031*	0	7,587	41,584	138	49,309	30,476	58	30,534	79,843
2032*	0	7,662	41,585	138	49,385	30,538	58	30,596	79,981
2033*	0	7,738	41,586	138	49,462	30,600	58	30,658	80,120
2034*	0	7,815	41,587	138	49,540	30,662	58	30,720	80,260
2035*	0	7,892	41,588	138	49,618	30,724	58	30,782	80,400
2036*	0	7,970	41,589	138	49,697	30,786	58	30,844	80,541
2037*	0	8,049	41,590	138	49,777	30,848	58	30,906	80,683

Sources: Historic data derived from FAA Operations Network (“OPSNET”).

*	Forecast data via FAA TAF.

Regional Airport Competition. Within a 30-mile radius from SGR, there are five alternate locations accommodating business jet service and offering a minimum runway length of 5,000 feet, as described in the following paragraphs.

Houston Hobby Airport (“HOU”) is a commercial and general aviation airport located approximately seven miles southeast of downtown Houston. Currently, 12 commercial airlines serve HOU, and it is Houston’s second busiest airport, after IAH, ranked 34th in the nation for passenger traffic. Operated by the City of Houston Department of Aviation, HOU is located within the city limits of Houston, Texas, and the boundary of Harris County, Texas. General aviation is a very active sector at HOU, with general aviation services provided by six FBOs: Signature Flight Support, Jet Aviation, Million Air Houston, Atlantic Aviation, Wilson Air Center, and Galaxy FBO.

Ellington Field (“EFD”) is a public-use, general aviation reliever facility located in Harris County, Texas, 18 miles east of Houston. EFD offers one museum and nine on-airport businesses, which offer services such as FBO amenities through Signature Flight Support, military training, and flight instruction. The most frequent general aviation operations at EFD include flight instruction, recreational flying, medical transport, search and rescue, law enforcement, powerline and pipeline patrols, military exercises, and business flights. With close proximity to Johnson Space Center, EFD supports activities affiliated with the National Aeronautics and Space Administration, and it is home to the Ellington Field Joint Reserve Base. In addition, the airport is home to the Houston Spaceport, the nation’s 10th licensed commercial spaceport.

Houston Executive Airport (“TME”) is the region’s newest airport, located in Waller County, Texas, approximately 15 miles northwest of downtown Houston. TME is a public-use, general aviation facility that is privately-owned and operated. The airport has 10 large community hangars, 60 individual plane hangars and a control tower. The airport currently does not have a customs facility and is served by a single FBO, Henricksen Jet Center.

Houston Southwest Airport (“AXH”) is a privately-owned, public-use, general aviation facility located 15 miles southwest of Houston’s central business district. The airport offers ten on-airport businesses, which offer services such as the airport-owned FBO and business amenities, flight instruction, aircraft maintenance, and medical transport. The most frequent general aviation operations at AXH include recreational flying, business flying, charter flights, flight instruction, aerial photography, law enforcement, utility patrols, and medical transport. There are 24 hangars on the field, ranging in size from 3,500 square feet to 17,000 square feet. In addition, there are 39 T-hangars available for single engine aircraft through small twin-engine aircraft.

David Wayne Hooks Memorial Airport (“DWH”) is privately-owned, medium-sized, primarily general aviation airport near the city of Tomball in unincorporated Harris County, Texas. It is located approximately 23 miles northwest of Houston’s central business district and approximately ten miles northwest of IAH. DWH is a public-use, general aviation facility and FBO services are provided by Gill Aviation.

Based Aircraft—Regional Airports. The following chart identifies the latest available information on the number of based aircraft at SGR and each of the alternate airports described above.

Aircraft Based on the Field

at SGR and Alternatives

Location	Single Engine	Multi Engine	Jet*	Helicopters	Military	Total
Houston Hobby (HOU)**	9	9	180	8	0	206
Ellington Field (EFD)**	32	8	14	0	25	79
Houston Executive (TME)**	62	25	26	0	0	113
Houston Southwest (AXH)**	106	13	0	3	0	122
David Wayne Hooks (DWH)**	117	14	26	0	0	157
Sugar Land Regional (SGR)	101	18	42	3	0	164
TOTAL	427	87	288	14	25	841
SGR as a % of Total	24%	21%	15%	21%	0%	20%

Source: JETNET and AirNav.

*	Jet data current as of 2021 from JETNET.

**	AirNav data current as of 2021.

On-Airport Hangar Services Competition. As the sole FBO onsite at SGR, GlobalSelect is the primary competition for SHG Corporation Sugar Land. Western Airways, also located on-airport, has maintenance hangars onsite, and can accommodate short-term hangar rentals without FBO services until space becomes available with GlobalSelect.

Opa-Locka Site

The Airport. Miami-Opa Locka Executive Airport in Opa-Locka, Florida, is located approximately ten miles north of the Miami central business district, 16 miles from Miami Beach and seven miles from Miami International Airport (“MIA”). OPF, a publicly-owned, public-use general aviation facility, is owned by Miami-Dade County, operated by the Miami-Dade Aviation Department and situated on 1,810 acres.

According to Miami-Dade County, the Miami Airport System consists of five active airports, with OPF being the largest general aviation airport in the system and designated as a reliever to MIA. Notably, OPF ranks seventh in the FAA’s Top Ten Airports for Domestic Business Jet Operations, with 58,486 domestic business jet operations during the period February 2021 through January 2022.

Miami-Opa Locka Site Facilities. The Miami-Opa Locka facilities are planned to be constructed in two phases and in total are expected to consist of 19 individually-leased NFPA Group III hangars comprising 262,169 total square feet. Each hangar is approximately 13,798 square feet, which can accommodate the various ultra-long-range jets and include 480-, 240- and 120-volt electrical outlets to allow for routine maintenance. Every hangar includes a ramp area for aircraft startup and shutdown in front of the hangar doors. Car parking is included in the hangar space. The adjoining office space includes high-end finishes with a kitchen, storage and a bathroom with showers. Each unit is assigned adjacent outdoor parking, as well. The hangars are rented on long-term (3-5 year) leases, with the Company including its own line crew and ground service equipment.

Miami-Opa Locka Facilities Construction Project. The total cost of the Miami-Opa Locka facilities is estimated to be approximately $54 million. Construction on the first phase of the Miami-Opa Locka facilities began in August 2021, and the second phase is in predevelopment.

Miami-Opa Locka Tenant Leases/LOIs. Currently, six letters of intent (“LOI”) and four leases have been executed with respect to the first phase. The remaining hangar units currently are being marketed for lease.

General Airport Facilities. Facilities at OPF include three runways. All three runways are served by full-length paved parallel taxiways. Other facilities at OPF include hangars and tie-downs for aircraft parking and fuel services.

Based Aircraft. The following table shows based aircraft data at OPF:

Based Aircraft

OPF

Aircraft Type	Total
Jet	171
Multi-Engine Aircraft	13
Single Engine Aircraft	35
Military	5
Helicopters	3
Total	227

Sources: Jet data from JETNET as of 2021. All other data as of 2018 from AirNav.

Aircraft Operations. Between 2018 and 2019, OPF experienced a 10.31% increase in overall operations. Total general aviation operations increased 3.94%, and local civil operations increased 25.72%. The effects of the COVID-19 pandemic can be seen in the change from 2019 to 2020: total operations at OPF decreased 20.81%, general aviation declined 19.97%, and civil operations declined 32.41%. The significant increase in projected operations from 2020 to 2021 is largely attributable to the fact that TAF forward-looking data was produced prior to the pandemic, and does not consider its ongoing effects. As illustrated in the table below, nominal growth is projected in overall operations through 2037.

HISTORICAL AND PROJECTED AIRCRAFT OPERATIONS

OPF

	Itinerant Operations					Local Operations
Fiscal Year	Air Carrier	Air Taxi & Commuter	General Aviation	Military	TOTAL	Civil	Military	TOTAL	TOTAL OPS
2018	69	12,036	85,551	5,195	102,851	47,631	3,685	51,316	154,167
2019	76	13,982	88,923	4,767	107,748	59,882	2,437	62,319	170,067
2020	47	15,374	71,164	4,833	91,418	40,476	2,789	43,265	134,683
2021	127	24,771	88,486	4,399	117,783	43,314	2,118	45,432	163,215
2022*	85	13,814	92,606	4,887	111,392	65,255	2,909	68,164	179,556
2023*	85	14,074	93,069	4,887	112,115	65,271	2,909	68,180	180,295
2024*	85	14,337	93,534	4,887	112,843	65,287	2,909	68,196	181,039
2025*	85	14,609	94,002	4,887	113,583	65,303	2,909	68,212	181,795
2026*	85	14,889	94,472	4,887	114,333	65,319	2,909	68,228	182,561
2027*	85	15,174	94,944	4,887	115,090	65,335	2,909	68,244	183,334
2028*	85	15,463	95,418	4,887	115,853	65,351	2,909	68,260	184,113
2029*	85	15,758	95,895	4,887	116,625	65,367	2,909	68,276	184,901
2030*	85	16,067	96,375	4,887	117,414	65,383	2,909	68,292	185,706
2031*	85	16,378	96,857	4,887	118,207	65,399	2,909	68,308	186,515
2032*	85	16,691	97,342	4,887	119,005	65,415	2,909	68,324	187,329
2033*	85	17,011	97,829	4,887	119,812	65,431	2,909	68,340	188,152

	Itinerant Operations					Local Operations
Fiscal Year	Air Carrier	Air Taxi & Commuter	General Aviation	Military	TOTAL	Civil	Military	TOTAL	TOTAL OPS
2034*	85	17,336	98,318	4,887	120,626	65,447	2,909	68,356	188,982
2035*	85	17,667	98,810	4,887	121,449	65,463	2,909	68,372	189,821
2036*	85	18,008	99,304	4,887	122,284	65,479	2,909	68,388	190,672
2037*	85	18,357	99,800	4,887	123,129	65,495	2,909	68,404	191,533

Sources: Historic data derived from FAA OPSNET.

*	Forecast data via FAA TAF.

Regional Airport Competition. The following four airports, each accommodating business jet service and providing a minimum runway length of 5,000 feet, have been identified as alternate locations within the OPF service area.

MIA is operated by the Miami-Dade Aviation Department and is the property of Miami-Dade County. MIA now offers more flights to Latin America and the Caribbean than any other United States airport, is the United States’ third-busiest airport for international passengers, with over 80 airlines serving 150 destinations, and is the nation’s top airport for international freight. MIA is also the leading economic engine for Miami-Dade County and the State of Florida. MIA’s vision is to grow from a recognized hemispheric hub to a global airport of choice that offers customers a world-class experience and an expanded route network with direct passenger and cargo access to all world regions. Signature Flight Support is the only FBO onsite at MIA, offering a 20,000-square foot community hangar. No private hangar space is available.

Miami-Executive Airport (“TMB”) is a public airport in unincorporated Miami-Dade County, Florida, 13 miles southwest of downtown Miami. TMB is operated by the Miami-Dade Aviation Department and is a designated reliever airport for MIA. TMB’s property is composed of 1,360 acres and includes three active runways. Facilities at TMB include FBOs, T-hangar bays, business hangars, an aviation museum and office space. TMB also has a Customs and Border Patrol facility to service international traffic. Among TMB’s major tenants are several aircraft maintenance businesses, FBOs, air taxi/charter operators and flight schools. With its on-site aviation-related schools and the airport’s proximity to businesses in the South Florida region, TMB has a significant amount of flight training, business and charter operations. The airport includes three FBOs: Reliance Aviation, Signature Flight Support and Air Sal Aviation. No private hangar space is available among the FBOs at TMB, and certain community hangars cannot accommodate larger aircraft.

Fort Lauderdale-Hollywood International Airport (“FLL”) is in unincorporated Broward County, Florida, located in Fort Lauderdale, 21 miles north of Miami. FLL is one of the fastest-recovering U.S. airports, with passenger traffic approaching 2019 pre-pandemic levels. Despite the impact of COVID-19 on the aviation industry in 2020, FLL ranked 6th in total passenger traffic recovery and 4th in international traffic recovery amongst U.S. airports. In 2020, the airport served 16.5 million passengers. In 2019, FLL ranked 18th in total traffic and 10th in total international traffic among U.S. airports. The airport lacks any vacant developable land, providing significant barriers to entry. There are four FBOs at FLL: Jetscape, Sheltair, National Jets and Signature Flight Support. Among these, Sheltair offers a private 15,000-square foot hangar, which is fully occupied.

Palm Beach International Airport (“PBI”) is located 2.5 miles west of downtown West Palm Beach and 3.5 miles west of Palm Beach. PBI serves both air commercial airlines and general aviation aircraft. The airport has a 24-hour control tower and a U.S. Customs & Immigration port of entry facility. PBI’s general aviation interest is served by three full service FBOs: Atlantic Aviation, JetAviation and Signature Flight Support. Available hangar space is limited to community hangars.

Based Aircraft—Regional Airports. The following chart identifies the latest available information on the number of aircraft based at OPF and alternative general aviation airports in OPF’s service area.

Aircraft Based on the Field

OPF and Alternatives

Location	Single Engine	Multi Engine	Jet*	Helicopters	Military	Total
Miami International (MIA)**	0	13	5	0	0	18
Miami Executive (TMB)**	104	17	45	6	3	175
Fort Lauderdale-Hollywood International (FLL)***	23	13	88	1	0	125
Palm Beach International (PBI)***	7	10	122	13	1	153
Miami-Opa Locka Executive (OPF)*	35	13	171	3	5	227
TOTAL	169	66	431	23	9	698
OPF as a % of Total	21%	20%	40%	13%	56%	33%

Source: JETNET and AirNav.

*	Jet data current as of 2021 from JETNET.

**	AirNav data current as of 2018.

***	AirNav data current as of 2021.

On-Airport Hangar Services Competition. The existing stock of hangar space at OPF comprises approximately 266,000 square feet of space, with an additional 350,000 square feet of new construction hangar space planned. There are six large, nested T-Hangar rows on the airport, capable of storing 99 aircraft. Aside from the proposed SHG Corporation Miami-Opa Locka development, no private hangar space for larger aircraft is available at OPF.

Nashville Site

The Airport. Nashville International Airport in Nashville, Tennessee is the primary commercial air service facility serving the Nashville metropolitan area and is the largest airport in the State of Tennessee. As the only medium hub in the region, BNA serves as the primary commercial service airport for the air service area. BNA is one of the nation’s fastest-growing airports. The combination of Nashville’s robust economy and business and tourism appeal led to seven successive years of often double-digit growth, which ended with 18.3 million passengers that passed through the airport in 2019.

Nashville Site Facilities. We obtained lease rights to 15.15 acres of land at BNA. The facilities at BNA plan to consist of nine newly constructed individually-leased NFPA Group III hangars comprising 121,867 total square feet. Our Nashville campus also includes an existing facility, Hangar 14, with an area of 27,202 square feet. Groundbreaking on the new facilities at BNA occurred in July 2021.

Each of the hangars includes a ramp area for aircraft startup and shutdown in front of the hangar doors. Car parking is included in the hangar space, which can accommodate multiple cars. The adjoining office space includes high-end finishes with a kitchen, storage and a bathroom with a shower. Each unit is also assigned adjacent outdoor parking. The hangars are rented on long-term leases, with the Company including its own line crew and ground service equipment. The Company will offer fuel at a negotiated discounted price for our tenants.

Nashville Facilities Construction Project. The total cost of the Nashville facilities is estimated to be approximately $27 million. A construction contract has been awarded for the Nashville facilities.

Nashville Tenant Leases/LOIs. Currently, we have an executed lease for 100% of the existing facility at BNA. The subtenant, one of the largest charter operators in the United States with locations at 20 airports, is currently operating out of the hangar facility. The in-place lease reflects approximately 18% of the overall leasable area of the facilities at BNA. The remaining hangar units currently are being offered for lease, with four hangars under executed LOI.

General Airport Facilities. BNA has four runways, the longest of which is 11,030 feet. Berry Field Air National Guard Base is located on the premises of BNA, and since 1937, it has hosted the 118th Airlift Wing.

Based Aircraft. According to 2019 Tennessee Aviation System Plan data, BNA accommodated 116 based aircraft, as summarized in the following table:

Based Aircraft

BNA

Aircraft Type	Total
Jet	63
Multi-Engine Aircraft	15
Single Engine Aircraft	16
Helicopters	1
Military	21
Total	116

Sources: Jet data from JETNET as of 2021. All other data from 2019 Tennessee Aviation System Plan data.

Aircraft Operations. Between 2018 and 2019, BNA experienced a 7.51% increase in overall operations. Total general aviation operations increased 0.25%. The effects of the COVID-19 pandemic can be seen in the change from 2019 to 2020: total operations at BNA decreased 30.47% and general aviation declined 27.89%. Civil operations saw 26 total operations, where previously there had been none. The significant increase in projected operations from 2020 to 2021 is largely attributable to the fact that TAF forward-looking data was produced prior to the pandemic, and does not consider its ongoing effects.

As illustrated in the table below, growth in overall operations through 2037 is projected to range from 2.21% to 2.82%, averaging 2.48%. Actual 2019 FAA data for general aviation operations at BNA indicate that 15.7% of the airport’s operations were dedicated to iterant and based general aviation. This is typical for a commercial hub, as 71% of total operations for 2019 were attributable to air carrier operations.

HISTORICAL AND PROJECTED AIRCRAFT OPERATIONS

BNA

	Itinerant Operations					Local Operations
Fiscal Year	Air Carrier	Air Taxi & Commuter	General Aviation	Military	TOTAL	Civil	Military	TOTAL	TOTAL OPS
2018	147,743	31,084	36,874	2,845	218,546	0	0	0	218,546
2019	167,153	27,607	36,966	3,238	234,964	0	0	0	234,964
2020	114,102	19,975	26,658	2,604	163,339	26	0	26	163,365
2021	153,990	26,236	36,475	2,726	219,427	0	0	0	219,427
2022*	197,614	25,294	38,211	3,019	264,138	0	0	0	264,138
2023*	206,176	23,376	38,592	3,019	271,163	0	0	0	271,163
2024*	213,300	23,089	38,977	3,019	278,385	0	0	0	278,385
2025*	220,070	23,298	39,366	3,019	285,753	0	0	0	285,753
2026*	226,858	23,509	39,759	3,019	293,145	0	0	0	293,145
2027*	233,714	23,723	40,156	3,019	300,612	0	0	0	300,612
2028*	240,738	23,940	40,557	3,019	308,254	0	0	0	308,254
2029*	247,771	24,159	40,962	3,019	315,911	0	0	0	315,911
2030*	254,862	24,381	41,371	3,019	323,633	0	0	0	323,633
2031*	262,093	24,606	41,784	3,019	331,502	0	0	0	331,502
2032*	269,427	24,833	42,201	3,019	339,480	0	0	0	339,480
2033*	276,790	25,062	42,622	3,019	347,493	0	0	0	347,493
2034*	284,162	25,293	43,047	3,019	355,521	0	0	0	355,521
2035*	291,581	25,527	43,477	3,019	363,604	0	0	0	363,604
2036*	299,106	25,764	43,911	3,019	371,800	0	0	0	371,800
2037*	306,632	26,003	44,349	3,019	380,003	0	0	0	380,003

Sources: Historic data derived from FAA OPSNET.

*	Forecast data via FAA TAF.

Regional Airport Competition. Primary alternate airports to BNA, which accommodate business jet service and provide a minimum runway length of 5,000 feet, include Smyrna Rutherford County Airport (“MQY”), John C. Tune Airport (“JWN”), Lebanon Municipal Airport ( “M54”), Music City Executive Airport (“XNX”) and Murfreesboro Municipal Airport (“MBT”).

MQY is located 12 miles south of Nashville and serves private and general aviation. With more than 1,700 acres, MQY is the 3rd largest airport in Tennessee. MQY is located in the geographic center of Tennessee and the center of the eastern United States. The airport is served by two FBOs: Azure Flight Support and Hollingshead Aviation. The Azure Flight Support FBO operation is situated on 19 acres under lease with 50,000 square feet of heated hangar space for storage of aircraft, 20 T-Hangar units, and additional land available for development for business hangars. Azure Flight Support offers only community hangar space, whereas Hollingshead Aviation offers both community and private hangar space.

JWN is located eight miles from downtown Nashville and is the busiest general aviation airport in Tennessee. It serves the needs of regional and private aircraft, and is owned and managed by the Metropolitan Nashville Airport Authority. JWN serves the region’s growing private aircraft market and acts as a reliever for BNA.

M54 is a public-use, general aviation facility located 20 minutes from Nashville. M54 is Tennessee’s fourth largest general aviation airport, it covers 9,600 square feet and includes a state-of-the-art terminal facility located at the west ramp. Direct Flight Solutions is the sole FBO at M54 and the only hangar options on the field are community hangars.

XNX is a city-owned public-use general aviation airport located two miles east of the central business district of Gallatin, in Sumner County, Tennessee. Nashville Jet is the sole FBO at XNX and the only hangar options on the field are community hangars. A new 22,500-square foot community hangar is under construction at the airport.

MBT is a general aviation airport serving Middle Tennessee. MBT is one of the only general aviation airports in the state of Tennessee that is self-supporting. The revenue generated from leases and fuel sales funds the operations and capital improvement programs. Middle Tennessee State University trains professional pilots, aircraft mechanics, air traffic controllers, and airport administrators utilizing the airport. The university maintains a fleet of over 25 aircraft and has continued to maintain a ranking of one of the top five aviation programs in the nation. The FBO offers community and T-hangar space.

Based Aircraft—Regional Airports. The following chart identifies the latest available information on the number of aircraft based at each of BNA and the alternative general aviation airports identified above.

Aircraft Based on the Field

BNA and Alternatives

Location	Single Engine	Multi Engine	Jet*	Helicopters	Military	Gliders	Ultralights	Total
Smyrna Airport (MQY)	107	61	36	2	0	0	0	206
John C Tune Airport (JWN)	114	23	13	10	0	0	0	160
Lebanon Municipal Airport (M54)	148	8	5	3	0	`5	1	170
Music City Executive Airport (XNX)	74	12	4	2	0	0	0	92
Murfreesboro Municipal Airport (MBT)	130	23	2	1	0	1	0	157
Nashville (BNA)	16	15	63	1	21	0	0	116
TOTAL	589	142	123	19	21	6	1	901
BNA as a % of Total	3%	11%	51%	5%	100%	0%	0%	13%

Source: * Jet data from JETNET as of 2021. All other data from 2019 Tennessee Aviation System Plan data.

On-Airport Hangar Services Competition. FBOs currently based at BNA include Atlantic Aviation and Signature Flight Support. Both FBOs offer the following amenities: pilot’s lounge, waiting area/lounge, weather station, restroom, showers, kitchenette, and conference rooms, flight instruction, rental car, aircraft maintenance and parts supply, hangar rental, aircraft tie-down parking, and aircraft fueling. In addition, BNA has several private hangars that generally provide storage for business aircraft, office space, maintenance space, and passenger/pilot lounges. Some of the private hangars are owned and built by individuals, while others are leased from one of the FBOs. Aside from the proposed SHG Corporation Nashville development, no private hangar space for larger aircraft is currently available at BNA.

Centennial Site

The Airport. Centennial Airport (“APA”) in Englewood, Colorado is owned and operated by the Arapahoe County Public Airport Authority. The airport serves Denver and surrounding areas, is classified as a National airport according to the FAA National Asset Report. APA is the largest general aviation airport in the system, and it is designated as a reliever to Denver International Airport (“DEN”). During the period September 2020 through August 2021, the airport recorded 44,888 domestic business jet operations, ranking it tenth busiest among all business airports in the United States.

Centennial Site Facilities. We obtained lease rights to approximately 20 acres of land in the Centennial lnterPort master-planned business hangar development on the south side of APA. Our Centennial development at APA is located in a secluded, low-traffic area on the airfield. The campus will be constructed in two phases, and in total will consist of 18 individually leased NFPA Group III hangars comprising 236,930 total square feet. Our Centennial campus will include two hangar layouts, each including a ramp area for aircraft startup and shutdown in front of the hangar doors. Car parking is included in an attached two car garage and the hangar space. The adjoining office space includes high-end finishes with a kitchen, storage and a bathroom with a shower. Each unit is also assigned adjacent outdoor parking.

Centennial Facilities Construction Project. The total cost of the Centennial facilities is estimated to be approximately $48 million. To date, the new facilities at the Centennial site are in the design and predevelopment phase, and a construction contract has not been awarded.

Centennial Tenant Leases/LOIs. Currently, there are no LOIs executed at the Centennial site. The hangar units currently are being marketed for lease, pending permitting.

General Airport Facilities. APA covers approximately 1,315 acres and has three runways. Other facilities at the airport include hangars and tie-downs for aircraft parking and fuel services. Services available at APA include aircraft repair and maintenance services, including airframe, power plant and avionics repair. The airport includes a U.S. Customs facility on the airfield. FBO services at APA are provided by Denver jetCenter, TAC Air, Modern Aviation, Signature Flight Support, and The Heliplex.

Based Aircraft

APA

Aircraft Type	Total
Jet	139
Multi-Engine Aircraft	100
Single Engine Aircraft	585
Helicopters	23
Military	0
Total	847

Source: Jet data from JETNET as of 2021. All other data from AirNav as of 2019.

Aircraft Operations. Between 2018 and 2019, APA experienced a 3.54% increase in overall operations. Total general aviation operations increased 5.65%, and local civil operations increased 2.30%. The effects of the COVID-19 pandemic can be seen in the change from 2019 to 2020: total operations at APA decreased 5.41%, general aviation declined 13.48%, and civil operations declined 0.66%. The significant increase in projected operations from 2020 to 2021 is largely attributable to the fact that TAF forward-looking data was produced prior to the pandemic, and does not consider its ongoing effects. As illustrated in the table on the following page, nominal growth is projected in overall operations through 2037.

HISTORICAL AND PROJECTED AIRCRAFT OPERATIONS

APA

	Itinerant Operations					Local Operations
Fiscal Year	Air Carrier	Air Taxi & Commuter	General Aviation	Military	TOTAL	Civil	Military	TOTAL	TOTAL OPS
2018	97	32,045	137,653	3,836	173,631	163,040	1,327	164,367	337,998
2019	171	32,904	145,435	3,568	182,078	166,795	1,076	167,871	349,949
2020	54	35,713	125,835	2,991	164,593	165,687	721	166,408	331,001
2021	29	48,286	122,114	3,771	174,200	136,146	515	136,661	310,861
2022*	137	33,755	145,986	3,577	183,455	168,710	1,059	169,769	353,224
2023*	137	34,127	146,424	3,577	184,265	169,230	1,059	170,289	354,554
2024*	137	34,503	146,864	3,577	185,081	169,751	1,059	170,810	355,891
2025*	137	34,883	147,305	3,577	185,902	170,274	1,059	171,333	357,235
2026*	137	35,266	147,747	3,577	186,727	170,798	1,059	171,857	358,584
2027*	137	35,651	148,191	3,577	187,556	171,324	1,059	172,383	359,939
2028*	137	36,042	148,636	3,577	188,392	171,851	1,059	172,910	361,302
2029*	137	36,436	149,082	3,577	189,232	172,380	1,059	173,439	362,671
2030*	137	36,838	149,529	3,577	190,081	172,910	1,059	173,969	364,050
2031*	137	37,241	149,978	3,577	190,933	173,442	1,059	174,501	365,434
2032*	137	37,650	150,428	3,577	191,792	173,976	1,059	175,035	366,827
2033*	137	38,061	150,880	3,577	192,655	174,511	1,059	175,570	368,225
2034*	137	38,482	151,333	3,577	193,529	175,049	1,059	176,108	369,637
2035*	137	38,905	151,788	3,577	194,407	175,587	1,059	176,646	371,053
2036*	137	39,333	152,244	3,577	195,291	176,128	1,059	177,187	372,478
2037*	137	39,764	152,701	3,577	196,179	176,670	1,059	177,729	373,908

Sources: Historic data derived from FAA OPSNET.

*	Forecast data via FAA TAF.

Regional Airport Competition. Alternate general aviation airports offering business jet service and a minimum runway length of 5,000 feet in APA’s service area include Denver International Airport (“DEN”), Greeley-Weld County Airport (“GXY”), Rocky Mountain Metropolitan (“BJC”) and Colorado Air & Space Port (“CFO”). Although there are other general aviation airports across the State of Colorado, these facilities are the most likely to compete with Sky Centennial for tenants and users of hangars space.

DEN is a commercial service airport located 16 miles northeast of downtown Denver. The airport is owned and operated by the City of Denver and was opened as a new airport in February 1995. DEN is the primary commercial service airport for the Denver metropolitan area and acts as an international hub for Colorado and the surrounding states. The airport has six runways including one at 16,000 feet long, which is the longest commercial service runway in North America. In addition to air carrier passenger operations, DEN supports large scale air cargo and charter activities. DEN is the 20th-busiest airport in the world and the 5th-busiest airport in the United States. As a major international airport, DEN does not feature a large general aviation operation. There is one FBO serving the airport - Signature Flight Support. According to the Colorado Aviation System, as of 2020, DEN provides hangars for 80% of based aircraft fleet and 50% of weekly average overnight transient storage. The airport includes three hangar spaces for based aircraft, with two based aircraft representing 80% of the fleet. Hangar space at DEN is limited to community space.

GXY is a general aviation airport in northern Colorado, located approximately three miles east of Greeley’s central business district. The airport is owned and operated by the Greeley-Weld County Airport Authority and has two runways, which are 10,501 feet long and 5,502 feet long, respectively. The airport is primarily used by recreational aircraft, flight schools, and business aircraft visiting businesses in Greeley, the University of Northern Colorado or oil extraction operations in the surrounding region. Other activities at GXY include aerial crop application, aerial inspections and flight testing. According to the Colorado Aviation System, as of 2020, GXY provides hangars for 50% of based aircraft fleet and 50% of weekly average overnight transient storage. The airport includes 218 hangar spaces for based aircraft, with 121 based aircraft representing 60% of the fleet. Hangar space is limited to community space, with no facilities able to accommodate larger aircraft.

BJC is a general aviation airport located nine miles northwest of downtown Denver along the U.S. Highway 36 corridor. The airport is owned and operated by Jefferson County. BJC has three runways, including one of which is 9,000 feet long. The airport is used heavily for flight training, recreational flying, business activities and aerial wildland/firefighting. Additionally, the airport frequently receives large corporate and college charter aircraft visiting the University of Colorado. BJC is also home to a U.S. Forest Service heavy tanker base and the National Center for Atmospheric Research Aviation Facility. BJC is the second busiest general aviation airport in Colorado and is home to several large aviation and aerospace businesses. According to the Colorado Aviation System, as of 2020, BJC provides hangars for 60% of based aircraft fleet and 50% of weekly average overnight transient storage. The airport includes 199 hangar spaces for based aircraft, with 255 based aircraft representing 60% of the fleet. Sheltair Aviation and Signature Flight Support provide FBO services at BJC.

CFO is a general aviation airport in the Denver area. The airport is owned and operated by Adams County. CFO has two runways that measure 8,000 feet in length. The airport is used for flight training, recreational flying, aerospace manufacturing, and business/corporate activity. CFO is home to a rocket engine testing facility, an Army National Guard armory and the Colorado Department of Transportation Division of Aeronautics’ office. CFO earned its spaceport license in 2018, making the facility the first and only licensed public-use spaceport in Colorado and the FAA Northwest Mountain region. CFO is located on 3,200 acres of land, less than eight miles southeast of DEN, enabling users to quickly access aerospace companies on the Front Range and around the world. CFO is already home to several aerospace companies, including Reaction Engines, which is conducting research on hypersonic propulsion solutions. According to the Colorado Aviation System, as of 2020, CFO provides hangars for 60% of based aircraft fleet and 50% of weekly average overnight transient storage. The airport includes 291 hangar spaces for based aircraft, with 261 based aircraft representing 60% of the fleet. These are community hangars, able to accommodate only small aircraft and mid-sized jets.

Based Aircraft—Regional Airports. The following chart identifies the latest available information on the number of aircraft based at APA and the alternative general aviation airports described above. As illustrated, APA is ranked first in total number of based aircraft, according to the most recent data available. APA garners 47% of the overall based aircraft market share. Moreover, APA also is first in total number of based jets. The facility garners 44% of the based multi-engine market and 65% of the based jet aircraft market.

Aircraft Based on the Field

APA and Alternatives

Location	Single Engine	Multi Engine	Jet*	Helicopters	Ultralights	Total
Denver International (DEN)**	0	1	1	0	0	2
Greeley Weld County (GXY)**	127	18	5	3	0	153
Rocky Mountain Metropolitan (BJC)***	341	70	67	21	1	500
Colorado Air & Space Port (CFO)***	247	38	2	4	1	292
Centennial (APA)**	585	100	139	23	0	847
TOTAL	1,300	227	214	51	2	1,794
APA as a % of Total	45%	44%	65%	45%	0%	47%

Source: JETNET and AirNav.

*	Jet data current as of 2021 from JETNET.

**	Data current as of 2018.

***	Data current as of 2019.

On-Airport Hangar Services Competition. Nine providers of hangar services have been identified at APA, as illustrated in the table below.

Summary of APA Hangar Rentals

No.	Property Name	Type	NRA (SF)	Avail SF	Occupancy	Ask Rent $/SF	Actual Rent $/SF	% Diff Ask- Actual
1	Denver jetCenter	FBO	200,000	0	100.00%	$23.00	$21.00	-8.70%
2	TACAir	FBO	139,271	0	100.00	20.00	19.00	-5.00
3	Signature Flight Support	FBO	25,643	5,000	80.50	26.00	24.00	-7.69
4	Modern Aviation	FBO	48,000	5,000	89.58	27.00	25.00	-7.41
5	Cloud 7	Private	21,741	0	100.00	26.00	26.00	0.00
6	Willowbrook Park	Private	121,181	0	100.00	17.50	16.00	-8.57
7	SunBorne XVI, Ltd.	Private	75,804	0	100.00	26.00	24.50	-5.77
8	Aero Colorado	Private	30,000	0	100.00	26.00	23.00	-11.54
9	Floors & Doors	Private	21,850	0	100.00	27.00	27.00	0.00
TOTAL/AVERAGE			683,490	10,000	96.68%	$24.28	$22.83	-5.97%

Source: July 30, 2020 Market Conditions Report completed by Stijgend Real Estate, LLC

On-Airport Hangar Services Competition. FBO services at APA are provided by Denver Jet Center, TAC Air, Modern Aviation, Signature Flight Support, and The Heliplex. The FBOs offer standard amenities such as pilot’s lounge, waiting area/lounge, weather station, restroom, showers, kitchenette, and conference rooms, flight instruction, rental car, aircraft maintenance and parts supply, hangar rental, aircraft tie-down parking, and aircraft fueling. APA has several private hangars that provide storage for business aircraft, office space, maintenance space, and passenger/pilot lounges. Some of the private hangars are owned and built by individuals or corporations based locally.

Deer Valley Site

The Airport. The Phoenix Deer Valley Airport in Phoenix, Arizona (“DVT”) is a medium sized, predominantly business and general aviation airport that is owned and operated by the City of Phoenix. DVT is located on 914 acres within Phoenix’s northern limits, approximately 20 miles north of downtown and approximately 17 miles north of Phoenix Sky Harbor International Airport (“PHX”). DVT serves to relieve general aviation air traffic from PHX and is a convenient alternative to the larger and more congested airport. This convenience has led DVT to become one of the busiest general aviation airports in the country, ranking second in the FAA’s Top 10 Busiest General Aviation Airports, as of 2017. The airport is also home to several flight schools. No commercial passenger service operations are available; however, air taxi service is available.

Deer Valley Site Facilities. We obtained lease rights to approximately 15 acres of land at DVT on the southeast side of the airport. Our Deer Valley development at DVT is located in a secluded, low-traffic area on the airfield. The campus will consist of 16 individually leased NFPA Group III modular hangars comprising 220,764 total square feet. Ground-breaking for the first phase is projected to commence by the second quarter of 2022. Every hangar includes a ramp area for aircraft startup and shutdown in front of the hangar doors. Car parking is included in the hangar space, which can accommodate multiple cars. The adjoining office space includes high-end finishes with a kitchen, storage and a bathroom with a shower. Each unit is also assigned adjacent outdoor parking.

The hangars are rented on long-term leases, with the Company including its own line crew and ground service equipment.

Deer Valley Facilities Construction Project. The total cost of the Deer Valley facilities is estimated to be approximately $40 million. To date, the new facilities at the Deer Valley Site are in the design and predevelopment phase, and a construction contract has not been awarded.

Deer Valley Tenant Leases/LOIs. Currently, we have six executed LOIs.

The remaining hangar units currently are being offered for lease. Currently, the property is exempt from real estate tax.

General Airport Facilities. DVT has two parallel runways. The airport offers a complete range of services including fueling, avionics repair, maintenance, parts, flight training, new and used aircraft sales, aircraft rentals, a pilot shop, and a restaurant. The landside facilities at DVT include the terminal building, the Cutter Aviation FBO, Westwind School of Aeronautics and TransPac Aviation Academy flight schools, fueling facilities, major utilities, and support facilities.

Based Aircraft. The airport has 884 based aircraft, as summarized in the following table:

Based Aircraft

DVT

Aircraft Type	Total
Jet	15
Multi-Engine Aircraft	87
Single Engine Aircraft	753
Helicopters	15
Military	2
Gliders	10
Ultralights	2
Total	884

Source: Jet data from JETNET as of 2021. All other data from AirNav as of 2020.

Aircraft Operations. Between 2018 and 2019, DVT experienced a 10.03% increase in overall operations. Total general aviation operations decreased 30.59%, and local civil operations increased 14.07%. The effects of the COVID-19 pandemic can be seen in the change from 2019 to 2020: total operations at DVT decreased 11.9%, general aviation declined 16.44%, and civil operations declined 12.87%. The significant increase in projected operations from 2020 to 2021 is largely attributable to the fact that TAF forward-looking data was produced prior to the pandemic, and does not consider its ongoing effects. As illustrated in the table on the following page, nominal growth is projected in overall operations through 2037.

HISTORICAL AND PROJECTED AIRCRAFT OPERATIONS

DVT

	Itinerant Operations					Local Operations
Fiscal Year	Air Carrier	Air Taxi & Commuter	General Aviation	Military	TOTAL	Civil	Military	TOTAL	TOTAL OPS
2018	13	4,600	140,700	117	145,430	269,689	47	269,736	415,166
2019	42	51,326	97,666	92	149,126	307,645	19	307,664	456,790
2020	20	52,662	81,608	50	134,340	268,064	40	268,104	402,444
2021	15	26,154	70,206	54	96,429	175,548	2	175,550	271,979
2022*	18	37,444	113,489	96	151,047	327,563	19	327,582	478,629
2023*	18	37,444	113,603	96	151,161	328,547	19	328,566	479,727
2024*	18	37,444	113,717	96	151,275	329,534	19	329,553	480,828
2025*	18	37,444	113,831	96	151,389	330,523	19	330,542	481,931
2026*	18	37,444	113,945	96	151,503	331,515	19	331,534	483,037
2027*	18	37,444	114,059	96	151,617	332,509	19	332,528	484,145
2028*	18	37,444	114,173	96	151,731	333,508	19	333,527	485,258
2029*	18	37,444	114,287	96	151,845	334,509	19	334,528	486,373
2030*	18	37,444	114,401	96	151,959	335,513	19	335,532	487,491
2031*	18	37,444	114,515	96	152,073	336,519	19	336,538	488,611
2032*	18	37,444	114,629	96	152,187	337,529	19	337,548	489,735
2033*	18	37,444	114,743	96	152,301	338,542	19	338,561	490,862
2034*	18	37,444	114,858	96	152,416	339,557	19	339,576	491,992

	Itinerant Operations					Local Operations
Fiscal Year	Air Carrier	Air Taxi & Commuter	General Aviation	Military	TOTAL	Civil	Military	TOTAL	TOTAL OPS
2035*	18	37,444	114,973	96	152,531	340,577	19	340,596	493,127
2036*	18	37,444	115,088	96	152,646	341,599	19	341,618	494,264
2037*	18	37,444	115,203	96	152,761	342,624	19	342,643	495,404

Sources: Historic data derived from FAA OPSNET.

*	Forecast data via FAA TAF.

Regional Airport Competition. Primary alternate airports to DVT that accommodate corporate jet service and offer a minimum runway length of 5,000 feet include PHX, Scottsdale International Airport (“SDL”), Glendale Municipal Airport (“GEU”) and Goodyear Airport (“GYR”).

PHX has been owned and operated by the City of Phoenix since 1935. PHX occupies approximately 3,400 acres of land located about four miles east of the downtown Phoenix area. It is the only Arizona airport designated as a large hub by the FAA and is the principal commercial service airport serving metropolitan Phoenix and most of Arizona’s population. There are no other U.S. large-hub commercial service airports within a five-hour drive of Phoenix, with the closest being Las Vegas’ McCarran International Airport (approximately 290 miles to the northwest). PHX served over 17.3 million enplaned passengers in fiscal year 2020 and over 22.8 million enplaned passengers in fiscal year 2019. PHX has two FBOs, only one of which offers hangar space for lease. Cutter Aviation provides community hangar space in a 24,000 square foot of hangar that can accommodate aircraft sizes up to a Gulfstream G-550 or Bombardier Global Express. No private hangar space is available.

SDL is located in the northeastern portion of the Phoenix Metropolitan Area, within the City of Scottsdale. The airport consists of approximately 282 acres and is situated between the McDowell Mountains to the north and the Camelback Mountain to the south. The airport is surrounded by commercial and industrial developments within the Scottsdale Industrial Airpark and Scottsdale Business Center. SDL is a public-use, general aviation reliever facility. Facilities at the airport include a runway, which is 8,249 feet and includes fuel services, aircraft storage in hangars and tie-downs. SDL includes three FBOs offering hangar space for lease: Jet Aviation, Ross Aviation, and Signature Flight Support. Neither offer private hangar space. Jet Aviation’s 30,000-square foot hangar is a community hangar. Ross Aviation has approximately 156,000 square foot of community hangar. Signature Flight Support has approximately 150,000-square foot of community hangar.

GEU is a general aviation airport that is owned by the City of Glendale and is operated on a daily basis by a fulltime Airport Administrator who reports to the Deputy Public Works Director – Transportation. GEU is a public-use, general aviation reliever facility. Facilities at the airport include one runway, which is 7,150 feet. Glendale Hangars provides private hangar rentals at GEU, which consist of “bare bones” facilities, with no office space or onsite amenities. The sole FBO on the airport is Glendale Aero Services.

GYR is a general aviation airport located in Goodyear, Arizona, approximately twenty miles west of downtown Phoenix. The airport is designated as a general aviation reliever airport to PHX. GYR has no commercial airline activity and is a center for flight training, aircraft maintenance, repair and overhaul, and aircraft storage. GYR is owned and operated by the City of Phoenix. Facilities at the airport include one runway at 8,500 feet, as well as fuel services, and aircraft storage in box and T-hangars. Several long-standing tenants of GYR include an aircraft maintenance, repair and overhaul company, flight schools, and Lux Air Jet Center, an FBO that offers rentals within community hangars. Such hangars are “bare bones” facilities, with no office space or onsite amenities.

Based Aircraft—Regional Airports. The following chart identifies the latest available information on the number of aircraft based at each of DVT and the four primary alternate general aviation airports in DVT’s service area.

Aircraft Based on the Field

DVT and Alternatives

Location	Single Engine	Multi Engine	Jet*	Helicopters	Military	Gliders	Ultralights	Total
Phoenix Sky Harbor (PHX)**	14	10	29	11	8	0	0	72
Scottsdale Airport (SDL)***	167	26	155	26	0	0	0	374
Glendale Municipal Airport (GEU)***	82	8	0	2	0	1	1	94
Phoenix Goodyear Airport (GYR)***	188	7	5	1	6	0	0	207
Deer Valley (DVT)*	753	87	15	15	2	10	2	884
TOTAL	1,204	138	204	55	16	11	3	1,631
DVT as a % of Total	63%	63%	7%	27%	13%	91%	67%	54%

Source: JETNET and AirNav

*	Jet data current as of 2021 from JETNET.

**	Data current as of 2019.

***	Data current as of 2020.

On-Airport Hangar Services Competition. Currently, the only aircraft hangar rental providers at DVT are the DVT Airport Authority and Cutter Aviation. According to the DVT Airport Authority, they do not have any corporate/executive hangars, but they have available land to build hangars. Cutter Aviation is currently based in two locations at DVT and its future plans at the Airport include the construction of new hangars as well as a modern FBO facility.

Addison Airport Site

On October 15, 2021, we entered into a binding letter of intent with the Town of Addison for a ground lease of approximately 6 acres on the Northeast side of the primary runway at Addison Airport (KADS) in Addison, Texas. The anticipated lease term is 40 years with no additional options, which is the maximum allowable term permitted by the Town of Addison. As part of our development plan, the existing facilities on the site, including a terminal, ramp and automobile parking, will be demolished. We then anticipate developing six hangars with adjoining office and support space constituting approximately 100,000 square feet. Anticipated occupancy for the Addison Airport site is in the third calendar quarter of 2023.

Sky pursued land for development at the Addison Airport via a competitive request for proposal process and was ultimately selected by the Town of Addison to enter into a binding letter of intent and exclusive lease negotiations, as well as due diligence, which is currently underway. Addison Airport is attractive to us because there is virtually no developable land available with airside access. We value a presence on the Addison Airport as we believe it is one of the most prominent business and general aviation airports in the Dallas market and is in close proximity to the residential and business districts where aircraft owners live and work, located only nine miles north of the central business district of Dallas. Additionally, KADS does not cater to commercial flights, making it preferable for basing business aircraft as it provides for the quickest “time-to-wheels-up” in the Dallas area. The existing hangar facilities at KADS are overcapacity and predominantly older with low door heights, which creates little opportunity for attracting newer larger private jet aircraft to the market. We believe these conditions make for an attractive target for our private and exclusive home-base solution.

Customers, Sales and Marketing

We seek to maximize hangar rental charges consistent with capacity utilization at our existing and future facilities. Rental hangar space is open to the public on a non-discriminatory basis, and prospective tenants are reviewed for credit quality and nature of intended use of the facilities. We focus our operations on various types of tenants, including, individuals (directly or through personally or family-owned LLCs), charter operations, flight schools, corporate fleets, government entities and aviation service providers.

In general, we will execute a letter of intent with the tenant during the construction phase of the project and will execute a final tenant lease before the construction project is completed. Terms of the tenant leases typically range from three to ten years, with most leases having a five-year term. We intend to develop a diversified portfolio of tenants in terms of geography, type of tenant and length of lease term.

While the business currently is dependent on its two largest tenants, longer term, the business does not expect to depend on a single customer, the loss of which would have a material adverse effect on the business. The business expects to diversify its risk by having multiple types of tenants across multiple locations across the country. See “Risk Factors – Our rental income will initially be concentrated within a small number of tenants and the loss of or default by one or more significant tenants could have a material adverse effect on our business and results of operations” of this prospectus.

Overview of Our Leases with Tenants

Tenant lease terms are generally 3-10 years, with maturity dates staggered for purposes of risk management. Base lease rents vary by location, but all leases feature 3% annual rent escalation. Leases are triple-net, with tenants covering insurance, taxes and utilities. Leases include all line services and exclude the cost of fuel. The tenant leases do not have early termination options, and renewals are generally reset to fair market value. Under the terms of our existing leases, the average rent per square foot is $27.17.

Competition

The hangar space rental segment of the aviation services industry in which we operate is very competitive. We compete with national, regional and local FBOs and other hangar real estate companies. Our competitors may include FBOs currently operating at certain airports that may have financial or other resources and/or lower cost structure than us. Other competitors have been in business longer than us and may have greater financial resources available.

We compete with other operators, including FBOs, at all of our current locations, and our hangar campuses may also face indirect competition from operators located at nearby airports. In addition, We may be adversely affected by competition from other facilities within or outside the airports where the facilities are located, including construction of new facilities at the airports at which we operate or the expansion of hangar facilities by competitors at nearby airports. We must compete with other operators based on the location of the facility relative to runways and street access, quality of customer service, safety, reliability, value-added features, and price. See “Investment Criteria” of this section for additional information regarding SHG Corporation’s competitors with respect to each particular facility.

Government Regulation

FAA Regulation

The industry is overseen primarily by the FAA. In addition, the Department of Homeland Security, Department of Transportation, Environmental Protection Agency, state and local environmental agencies, and local airport authorities contribute to the regulation of our HBS hangar campuses. The business must comply with federal, state, and local environmental statutes, and regulations, including those associated in part with the operation of fuel storage tank systems and fuel trucks. These requirements include, among others, tank and pipe testing for tightness, soil sampling for evidence of leaking, and remediation of detected leaks and spills.

Environmental and Related Matters

Our HBS hangar campuses are subject to regular inspection by local environmental agencies, as well as local fire marshals and other agencies. The business does not expect that compliance and related remediation work, if any, will have a material negative impact on our business. The business has not received notice requiring it to cease operations at any location or of any abatement proceeding by any government agency for failure to comply with applicable environmental laws and regulations.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act (“ADA”), and rules promulgated thereunder, in order to protect individuals with disabilities, public accommodations must remove architectural and communication barriers that are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site and the owner, lessor or other applicable person.

Compliance with the ADA, as well as other federal, state and local laws, may require modifications to properties we currently own or may purchase, or may restrict renovations of those properties. Failure to comply with these laws or regulations could result in the imposition of fines or an award of damages to private litigants, as well as the incurrence of the costs of making modifications to attain compliance, and future legislation could impose additional obligations or restrictions on our properties. Although our tenants are generally responsible for all maintenance and repairs of the property pursuant to our leases, including compliance with the ADA and other similar laws or regulations, we could be held liable as the owner of the property for a failure of one of our tenants to comply with these laws or regulations.

Environmental Matters

Our business is subject to numerous statutes, rules and regulations relating to environmental protection and is exposed to various environmental risks, hazards, and environmental protection requirements, including those related to the storage and handling of jet fuel and compliance with firefighting regulations. See “Risk Factors – Our businesses are subject to environmental risks that may impact its future profitability” of this prospectus.

We endeavor to be a leader of the industry’s initiatives to address environmental issues, and it is increasingly focused on how it can reduce its carbon footprint in a sustainable way. As part of this, our HBS hangar campuses are designed to reduce the need to reposition private jets, which reduces the use of fuel as well as air emissions and noise pollution. We operate a fleet of electric ground support equipment which have a low cost to operate and maintain. In addition, our HBS hangar campuses are designed to be electric vehicle charger-equipped and electric airplane charger-ready. In addition, our hangar design contains environmentally friendly aspects such as no-foam fire suppression. Moreover, our hangars are designed to be both solar and wind energy capable for future installation.

Insurance

We maintain the following insurance:

During construction:

•	Builder’s Risk

•	Owner’s Interest

○	General Liability

○	Excess Liability

•	Contractor’s Pollution Liability

Once operational, each campus maintains:

•	Commercial Property Insurance

○	Flood Insurance

○	Earthquake Insurance

○	Boiler & Machinery Insurance

○	Business Income/Loss of Rent Insurance

•	Automobile Liability Insurance

•	General Liability/Products/Hangar Keepers Insurance

•	Environmental Insurance

•	Worker’s Compensation and Employer’s Liability

Tenants at our campuses are required to maintain the following types of insurance:

•	Aircraft Physical Damage and Aircraft Legal Liability

•	General Liability Insurance

•	Worker’s Compensation and Employer’s Liability

•	Automobile Liability Insurance

•	Pollution Liability Insurance

Human Capital

As of March 31, 2022, we had 11 employees and 9 contractors, none of which were subject to collective bargaining agreements. We also engage consultants to supplement our permanent workforce. Our operations are overseen by senior personnel with experience in business aviation and real estate, and includes top-level design, construction, operations, and finance expertise. We consider our employee relations to be in good standing. We are committed to keeping our employees informed and supported through regular communication and events, including our monthly town hall meetings.

We strive to recruit from amongst the best talent in the industry and reward them appropriately. Our success depends in large part on our ability to attract, retain and develop high-quality management, operations, and other personnel who are in high demand, are often subject to competing employment offers, and are attractive recruiting targets for our competitors in fields such as aviation and real estate.

We believe we offer competitive compensation (including base salary, incentive bonus, and in the future, long-term equity awards) and benefits packages designed to attract and reward talented individuals who possess the skills necessary to support our business objectives and assist in the achievement of our strategic goals and development plans. All employees are eligible for health insurance, a retirement plan, and life/disability coverage.

Human capital strategies are developed and managed by our Chief Operating Officer, who reports to the Chief Executive Officer, and are overseen by the compensation committee and the Board. Our executive management team regularly review and update our talent strategy, monitoring a variety of data, including turnover, diversity, and tenure, to design and implement effective recognition, training, development, succession, and benefit programs to meet the needs of our business and our employees.

Periodic Reporting and Financial Information

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and all amendments to those reports, filed with or furnished to the Securities and Exchange Commission (the “SEC”), are available free of charge through the investor relations sections of the Company’s website, www.skyharbour.group, as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

Pursuant to a Continuing Disclosure Agreement in connection with the PABs, SHC is required to publish (i) Monthly Construction Reports, (ii) quarterly reports containing quarterly financial information of SHC and (iii) annual reports containing audited consolidated financial statements of SHC, all of which are available through the website of the Municipal Securities Rulemaking Board via its Electronic Municipal Market Access (“EMMA”) system at www.msrb.org and on the investor relations section of our website.

The information on our website is not, and shall not be deemed to be, part of this Report or incorporated into any other filings we make with the SEC, except as shall be expressly set forth by specific reference in any such filings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF

SKY HARBOUR GROUP CORPORATION AND SKY HARBOUR LLC

This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results of operations and financial condition could differ materially from those expected or implied in these forward-looking statements as a result of certain factors, including those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and elsewhere in this prospectus. The following discussion and analysis should be read in conjunction with Sky Harbour Group Corporation’s consolidated historical financial statements and related notes thereto as of and for the three months ended March 31, 2022 and Sky Harbour LLC’s consolidated historical financial statements and related notes thereto as of and for the years ended December 31, 2021 and 2020. Unless otherwise stated or the context clearly indicates otherwise, the terms the “Company,” “we,” “us” and “our” refer to Sky Harbour Group Corporation for periods following the completion of the Business Combination and Sky Harbour LLC for periods prior to the completion of the Business Combination in this section.

Overview and Background

We are a real estate and infrastructure company providing Home Basing Solutions (“HBS”) for business aircraft. HBSs are campuses composed of 10-20 (typical) large business aviation hangars, aircraft ramp, automobile parking, office and auxiliary space, with dedicated aviation line services. We develop our HBS campuses on a greenfield basis at key airports across the United States, leases individual hangars to aircraft tenants on a long-term basis and operates its facilities autonomously. As of March 31, 2022, we are the only publicly traded developer of business aviation infrastructure in the United States.

The physical footprint of the U.S. business aviation fleet grew by almost 28,000,000 square feet in the ten years preceding the COVID-19 pandemic, with hangar supply lagging dramatically, especially in key growth markets. The post-pandemic surge in consumption of private aviation services is driving accelerated fleet growth, further widening the supply-demand gap. Forecasted 2022 deliveries of approximately 770 new business jets, the constant increase in average aircraft length and wingspan, and historically low retirements of the oldest business jets in the U.S. fleet, suggest that 2022 may see the most dramatic footprint growth of the U.S. business aviation fleet on record.

Our real estate-centric business model is uniquely optimized to capture this market opportunity. We realize economies of scale in construction through a proprietary prototype hangar design replicated at HBS campuses across the United States. This allows for centralized procurement, straightforward permitting processes, efficient development processes, and the best hangar in business aviation. Unlike a service company, our revenues are derived almost entirely from long-term rental agreements, offering stability and forward visibility. This allows us to fund our development through the public bond market, providing capital efficiency and mitigating refinance risk.

With five airport campuses either in development or ongoing operations, we are targeting 15 additional airfields in the current growth phase, and an additional 30 in the next.

The table below presents certain information with respect to our portfolio as of March 31, 2022.

●	Sugar Land Regional Airport (“SGR”), Sugar Land, TX (Houston area);

●	Miami-Opa Locka Executive Airport (“OPF”), Opa-Locka, FL (Miami area);

●	Nashville International Airport ("BNA"), Nashville, TN;

●	Centennial Airport (“APA”), Englewood, CO (Denver area); and

●	Phoenix Deer Valley Airport (“DVT”), Phoenix, AZ.

Facility	Status	Scheduled Construction Start	Scheduled Completion Date	Estimated Total Construction Cost1 ($mm)	Hangars	Square Footage
SGR Phase I	Complete	Complete	Complete	$15.1	7	66,080
SGR Phase II	Predevelopment	April 2023	July 2024	8.7	6	56,580
OPF Phase I	In Construction	August 2021	October 2022	33.2	12	162,783
OPF Phase II	Predevelopment	August 2022	November 2023	20.9	7	99,386
BNA Phase II	In Construction	July 2021	August 2022	26.8	10	149,069
DVT Phase I	In Design	July 2022	December 2023	20.8	8	115,864
DVT Phase II	Predevelopment	May 2023	August 2024	19.3	8	105,000
APA Phase I	In Bidding	July 2022	October 2023	26.4	9	133,530
APA Phase II	Predevelopment	August 2023	November 2024	21.2	9	103,400
Total				$192.4	76	991,692

Note 1: The Estimated Total Construction Cost includes estimated direct construction expenditures associated with each facility. For completed facilities, this amount includes direct construction expenditures and other amounts (e.g., capitalized labor and interest) that are included in the capitalized cost under GAAP.

Recent Developments

On April 29, 2022, our wholly-owned subsidiary outside the Obligated Group (as defined in Note 8 to Consolidated Financial Statements of Sky Harbour Group Corporation as of and for the three months ended March 31, 2022) purchased the underlying ground lease at OPF from the sublessor for approximately $8.5 million, and now lease the property directly from Miami-Dade county (“MDC”). The transaction also required us to pay approximately $1.0 million in transfer fees to MDC. The transaction extends the term of the ground lease by 10 years and is expected to decrease the Company’s cash ground lease payments by at least $30 million over the term of the lease on an undiscounted basis.

Factors That May Influence Future Results of Operations

Revenues

Our revenues are derived from rents we earn pursuant to the lease agreements we enter into with our tenants. Our ability to expand through new ground leases and tenant leases at airports is integral to our long-term business strategy and requires that we identify and consummate suitable new ground leases or investment opportunities in real estate properties for our portfolio that meet our investment criteria and are compatible with our growth strategy. Our ability to enter into new ground leases and tenant leases on favorable terms, or at all, may be adversely affected by a number of factors. We believe that the business environment of the industry segments in which our tenants operate is generally positive for tenants. However, our existing and potential tenants are subject to economic, regulatory and market conditions that may affect their level of operations and demand for hangar space, which could impact our results of operations. Accordingly, we actively monitor certain key factors, including changes in those factors (fuel prices, new aircraft deliveries, hangar rental rates) that we believe may provide early indications of conditions that may affect the level of demand for new leases and our lease portfolio. See “—Risks Relating to our Business” for more information about the risks related to our tenants and our lease payments.

Ground Lease Expense

One of our largest expenses is the lease payments under our ground leases. For the three months ended March 31, 2022 and 2021, our operating lease expense for ground leases was $1.0 million and $0.9 million, respectively. For the years ended December 31, 2021 and 2020, our operating lease expense for ground leases was $3.7 million and $1.8 million, respectively. As we enter into new ground leases at new airport sites, our payments to airport landlords will continue to increase into the future. If airport landlords increase the per acre cost of the ground lease of our target campuses, the operating margins at potential target developments may be impacted negatively.

Interest Expense

We expect that future changes in interest rates will impact our overall operating performance, by, among other things, changing our future borrowing costs. We expect to issue additional private activity bonds (see Private Activity Bonds, below) to finance future site developments and higher interest rates would increase our borrowing costs. In addition, we are subject to credit spreads demanded by fixed income investors. As a non-rated issuer, increases in general of credit spreads in the market, or for us, may result in a higher cost of borrowing in the future. We intend to access the bond market on an opportunistic basis. In addition, we may hedge against rising benchmark interest rates by entering into hedging strategies with high quality counterparties.

General and Administrative Expenses

We do not expect the general and administrative expenses reflected in our statement of operations to be reflective of our expected professional, legal and consulting fees, payroll costs and other general and administrative expenses. As a public company, we estimate our annual general and administrative expenses will grow to approximately $15 million annually, which amount includes, among other things, $5 million for legal, insurance, accounting and other expenses related to corporate governance, SEC reporting and other compliance matters. In addition, while we expect that our general and administrative expenses will rise in some measure as our portfolio of campuses grows, we expect that such expenses as a percentage of our portfolio will decrease over time due to efficiencies and economies of scale.

Construction Material Costs and Labor

When constructing our HBS campuses, we use various materials and components. We generally contract for our materials and labor at a fixed price for the anticipated construction period of our HBS campuses. This allows us to mitigate the risks associated with increases in building materials and labor costs between the time construction begins on an HBS campus and the time it is completed. Typically, the materials and most of the components used to construct our HBS campuses are readily available in the United States. In addition, the majority of our materials are supplied to us by our contractors and is included in the price of our contract with such contractors. We continue to monitor the supply markets to achieve the best prices available. Typically, the price changes that most significantly influence our operations are price increases in steel, concrete, and labor. We believe we will experience additional cost pressures associated with steel, concrete, and other materials in future quarters, or delays in our contractors’ ability to requisition such materials. There can be no assurance that we will be able to increase the lease rates for the hangars within our HBS campuses to absorb these increased costs, if at all.

Current Capital Requirements and Future Expenditures for Expansion

We previously funded our wholly owned subsidiary Sky Harbour Capital LLC (“SHC”) with over $200 million to fund the two phases at each of our five ground leased airport locations. These construction funds and reserves are held at the bondholder trustee.

We maintain the ability to include up to $50 million in new projects outside the original five locations to be funded with a portion of the existing bond proceeds held by the trustee as long as certain approvals and supplemental consultant reports are provided showing that such new project would result in better coverage of debt service than previously contemplated projects.

We consummated the Business Combination on January 25, 2022, to raise additional equity capital to, along with potential future bond and further equity issuances, begin to fund additional airport campuses and reach up to 20 airport campuses over the next several years. On average, each new future campus is composed of an average of 10-20 hangars and is expected to cost approximately $40 million per campus, with 70% or more to be funded with additional public activity bonds (the “PABs”). All these future hangar campus projects are discretionary and require us to identify the appropriate airports with the target hangar demand economics, secure required ground leases and permits, and complete future construction at such sites. We do not commit to capital projects without having first secured the resources to fund them.

The cumulative 20 airport site business plan is estimated to cost approximately $930 million, with approximately 75% anticipated from long term PABs and the balance with equity or equity linked financing. The equity portion of this business plan has been partially funded upon the closing of the Business Combination, which included an additional $45 million equity investment from Boston Omaha through the BOC PIPE.  Our ability to raise additional equity and/or debt financing will be subject to a number of risks, including our ability to obtain financing upon reasonable terms, if at all, costs of construction, delays in constructing new facilities, operating results, and other risk factors. In the event that we are unable to obtain additional financing, we may be required to raise additional equity capital, creating additional dilution to existing stockholders. There can be no assurance that we would be successful in raising such additional equity capital on favorable terms, if at all.  Even if we can obtain such additional equity financing if needed, there can be no assurance that we would be successful in raising such additional financing on favorable terms, if at all.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Cost of Construction

Cost of construction on the consolidated balance sheets is carried at cost. The cost of acquiring an asset includes the costs necessary to bring a capital project to the condition necessary for its intended use. Costs are capitalized once the construction of a specific capital project is probable. Construction labor and other direct costs of construction are capitalized. Professional fees for engineering, procurement, consulting, and other soft costs that are directly identifiable with the project and are considered an incremental direct cost are capitalized. We allocate a portion of our internal salaries to both capitalized cost of construction and to general and administrative expense based on the percentage of time certain employees worked in the related areas. Interest costs on the loans and bonds used to fund the capital projects are also capitalized until the capital project is completed.

Once a capital project is complete, the cost of the capital project is reclassified to Constructed Assets on the accompanying balance sheet and we begin to depreciate the constructed asset on a straight-line basis over the lesser of the life of the asset or the remaining term of the related ground lease, including expected renewal terms.

Leases

We account for leases under Accounting Standards Codification (“ASC”) Topic 842, Leases. We determine whether a contract contains a lease at the inception of the contract. ASC Topic 842 requires lessees to recognize operating lease liabilities and right-of-use (“ROU”) assets for all leases with terms of more than 12 months on the consolidated balance sheets. We have made an accounting policy election that will keep leases with an initial term of 12 months or less off our consolidated balance sheets and will result in recognizing those lease payments in the consolidated statements of operations on a straight-line basis over the lease term. When management determines that it is reasonably certain that we will exercise our options to renew the leases, the renewal terms are included in the lease term and the resulting ROU asset and operating lease liability balances.

We also have tenant leases and account for those leases in accordance with the lessor guidance under ASC Topic 842.

We have lease agreements with lease and non-lease components; we have elected the accounting policy to not separate lease and non-lease components for all underlying asset classes.

We have elected to not capitalize any interest cost that is implicit within our operating leases into cost of construction on the consolidated balance sheet, but instead, we expense our ground lease cost in the consolidated statements of operations.

Revenue Recognition

We lease hangar facilities that we construct to third parties. The lease agreements are either on a month-to-month basis or have a defined term and may have options to extend the term. Some of the leases contain options to terminate the lease by either party with given notice. There are no options given to the lessee to purchase the underlying assets. Rental revenue is recognized in accordance with ASC Topic 842, Leases, and includes (i) fixed payments of cash rents, which represents revenue each tenant pays in accordance with the terms of its respective lease and is recognized on a straight-line basis over the term of the lease and (ii) variable payments of tenant reimbursements, which are recoveries of all or a portion of the common area maintenance and operating expenses of the property and are recognized in the same period as the expenses are incurred.

The Company evaluates the collectability of tenant receivables for payments required under the lease agreements. If the Company determines that collectability is not probable, the Company recognizes any difference between revenue amounts recognized to date under ASC 842 and payments that have been collected from the lessee, including security deposit amounts held, as a current period adjustment to rental revenue.

For the three months ended March 31, 2022 and 2021, we derived approximately 90% of our revenue from two tenants, each of which have ongoing leases with us that expire in December 2023 and November 2025, respectively. For the year ended December 31, 2021, we derived approximately 89% of our revenue from two tenants, each of which have ongoing leases with us that expire in December 2023 and November 2025, respectively. For the year ended December 31, 2020, we derived 90% of its revenue from two tenants, one of which had a month-to-month arrangement which terminated during 2020 and another tenant which has an ongoing lease which expires in December 2023.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates include the estimates of collectability of tenant lease payments, assumptions used within impairment analyses, estimated useful lives of depreciable assets and amortizable costs, estimates of inputs utilized in determining incentive compensation expense and equity instruments such as warrants, estimates and assumptions related to right-of-use assets and operating lease liabilities. Actual results could differ materially from those estimates.

Recent Accounting Pronouncements

See Note 2 — Basis of Presentation and Significant Accounting Policies in the Notes to Consolidated Financial Statements of Sky Harbour Group Corporation as of and for the three months ended March 31, 2022 and of Sky Harbour LLC as of and for the fiscal year ended December 31, 2021 for a full description of recent accounting pronouncements including the expected dates of adoption and effects on results of operations and financial condition.

Results of Operations

Three Months Ended March 31, 2022 Compared to the Three Months Ended March 31, 2021

The following table sets forth a summary of our consolidated results of operations for the periods indicated below and the changes between the periods.

	Three months ended
	March 31, 2022	March 31, 2021	Change
Revenue:
Rental revenue	$397	$390	$7
Total revenue	397	390	7

Expenses:
Operating	1,145	995	150
Depreciation	145	141	4
General and administrative	4,683	591	4,092
Total expenses	5,973	1,727	4,246

Other expenses:
Interest expense, net of capitalized interest	-	459	(459)
Unrealized loss on warrants	13,938	-	13,938
Loss on extinguishment of note payable to related party	-	250	(250)
Total other expenses	13,938	709	13,229

Net loss	$(19,514)	$(2,046)	$(17,468)

Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

The following table sets forth a summary of our consolidated results of operations for the year-end periods indicated below and the changes between the periods.

	Year ended December 31, 2021	Year ended December 31, 2020	Change
Revenue:
Rental revenue	$1,578	$686	$892
Total revenue	1,578	686	892

Expenses:
Operating	4,277	1,941	2,336
Depreciation	570	47	523
General and administrative	8,930	837	8,093
Total expenses	13,777	2,826	10,951

Other expenses:
Interest expense, net of capitalized interest	1,160	396	765
Loss on extinguishment of note payable to related party	250	—	250
Total other expenses	1,410	396	1,014

Net loss	$(13,609)	$(2,536)	$(11,073)

Revenues

Revenues for the three months ended March 31, 2022, and 2021 were $397, compared to $390, respectively. The increase primarily resulted from the monthly rental of open ramp space at OPF.

Revenues for the years ended December 31, 2021, and 2020 were $1,578, compared to $686, respectively. The 130% increase primarily resulted from completion of our hangar campus at SGR in December 2020, a new lease with our tenant at BNA, as well as existing monthly rental of open ramp space at OPF.

Operating Expenses

Operating expenses increased 15% from $995 to $1,145 for the three months ended March 31, 2022, as compared to the three months ended March 31, 2021. The increase was primarily due to additional operating lease expense, particularly the ground lease at DVT which commenced after the quarter ended March 31, 2021, as well as other expenses such as insurance, property tax and utilities.

Operating expenses increased 120% from $1,941 to $4,277 for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase was primarily due to additional operating lease expense, particularly the ground leases at APA and DVT which commenced during 2021, as well as other expenses such as insurance, property tax and utilities.

Depreciation Expense

Depreciation remained consistent for the three months ended March 31, 2022, as compared to the three months ended March 31, 2021, as the completion and placement in service of the SGR Phase I project in December 2020 is reflected in both periods presented.

Depreciation increased from $47 to $570, for the year ended December 31, 2021 as compared to the year ended December 31, 2020, reflecting the completion and placement in service of the SGR Phase I project in December 2020.

General and Administrative Expenses

For the three months ended March 31, 2022, and 2021, general and administrative expenses were $4,683, compared to $591, respectively. The increase was primarily due to a $2,180 increase in salaries, wages, and benefits, driven by an increase in full-time and contracted employees, as well as incentive compensation programs instituted to attract and retain talented human capital. Professional fees increased $1,213 due to an increase in legal, accounting, and consulting costs as compared to the prior year primarily as a result of becoming a public company. Other administrative expenses increased $525 driven primarily by insurance and other expenses related to corporate governance. Marketing and other pursuit costs increased $161 year-over-year, primarily driven by our growth strategy in securing airport site acquisitions and potential tenants.

For the years ended December 31, 2021 and 2020, general and administrative expenses were $8,930, compared to $837, respectively. The increase was primarily due to a $4,906 increase in salaries, wages, and benefits, driven by an increase in full-time and contracted employees, as well as incentive compensation programs instituted to attract and retain talented human capital. Professional fees increased $2,528 due to an increase in legal, accounting, and consulting costs as compared to the prior year. Marketing and other pursuit costs increased $375 year-over-year, primarily driven by our growth strategy in securing airport site acquisitions and potential tenants.

Interest and Other Expenses

Other expenses increased from $709 to $13,938 for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021, primarily due to a $13,938 mark-to-market adjustment of the outstanding warrants at March 31, 2022. These warrants were issued by Yellowstone as part of its initial public offering. As a result, the warrants were not reflected in Sky’s financial statements for the three months ended March 31, 2021.

Interest and other expenses increased from $396 to $1,410 for the year ended December 31, 2021 as compared to the year ended December 31, 2020, due to an increase in loans payable principal balance prior to repayment in August and September 2021, respectively, and the related constructed asset (SGR Phase I) being completed and placed into service in December 2020.

Liquidity and Capital Resources

Overview

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund the construction of new assets, fund working capital and other general business needs. Our primary source of cash include the issuance of equity and debt securities. Our long-term liquidity requirements include lease payments under our ground leases with airport authorities, repaying principal and interest on outstanding borrowings, funding for operations and paying accrued expenses.

We believe that following the Business Combination in January 2022 we have access to multiple sources of capital to fund our long-term liquidity requirements, including the incurrence of additional PABs and other debt and the issuance of additional equity securities. However, as a new public company, we cannot assure you that we will have access to these sources of capital or that, even if such sources of capital are available, that these sources of capital will be available on favorable terms. Our ability to incur additional debt will depend on multiple factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions that are or may be imposed by future lenders. Our ability to access the equity and debt capital markets will depend on multiple factors as well, including general market conditions for real estate companies, our degree of leverage, the trading price of our common stock and bonds and market perceptions about our company.

Equity Financing

On August 1, 2021, we entered into the merger agreement with YAC. In conjunction with the agreement, Boston Omaha (“BOMN”) agreed to invest $55.0 million of equity in the form of new Sky Series B Preferred Units through its affiliate BOC YAC. On September 14, 2021, the Company issued $166.3 million face amount of bonds (see Private Activity Bonds, below), and the Company issued Sky Series B Preferred Units to BOC YAC in exchange for the $55.0 million.

On January 25, 2022 we completed the Business Combination. On the Closing Date, Yellowstone changed its name to Sky Harbour Group Corporation, and Sky restructured its capitalization, issuing its Sky Common Units to the Company. As a result of the Business Combination, the Sky Common Units that Sky issued to BOC YAC in respect of its Series B Preferred Units were converted into 5,500,000 shares of the Company’s Class A Common Stock and holders of Sky Common Units received one share of the Company’s Class B Common Stock for each Common Unit. As consideration for the issuance of Sky Common Units to the Company, Yellowstone contributed approximately $48 million of net proceeds to us, consisting primarily of the BOC PIPE, and the amount held in the Yellowstone trust account, net of redemptions and transaction costs.

Private Activity Bonds

On September 14, 2021, SHC completed an issuance through the Public Finance Authority (Wisconsin) of $166.3 million of Senior Special Facility Revenue Bonds (Aviation Facilities Project), Series 2021 (the “PABs”). The PABs are comprised of three maturities: $21.1 million bearing interest at 4.00%, due July 1, 2036; $30.4 million bearing interest at 4.00%, due July 1, 2041; and $114.8 million bearing interest at 4.25%, due July 1, 2054. The Series 2021 Bond that has a maturity date of July 1, 2036 was issued at a premium, and Sky received bond proceeds that were $0.2 million above its face value. The net proceeds from the issuance of the PABs proceeds are being used to (a) finance or refinance the construction of various aviation facilities consisting of general aviation aircraft hangars and storage facilities located and to be located on the SGR site, the OPF site, the BNA site, the APA site, and the DVT site; (b) fund debt service and other operating expenses such as ground lease expense during the initial construction period; (c) fund deposits to the Debt Service Reserve Fund; and (d) pay certain costs of issuance related to the PABs.

Debt Covenants

The PABs contain financial and non-financial covenants, including a debt service coverage ratio, a restricted payments test and limitations on the sale, lease, or distribution of assets. To the extent that SHC does not comply with these covenants, an event of default or cross-default may occur under one or more agreements, and we or our subsidiaries may be restricted in our ability to pay dividends, issue new debt or access our leased facilities. The PABs are collateralized on a joint and several basis with the property and revenues of all SHC subsidiaries and their assets financed or to be financed from the proceeds of the PABs.

Covenants in the PABs require SHC to maintain a debt service coverage ratio (as defined in the relevant documents) of at least 1.25 for each applicable test period, commencing with the quarter ending December 31, 2024. The PABs are subject to a Continuing Disclosure Agreement whereby SHC is obligated to provide electronic copies of (i) monthly construction reports, (ii) quarterly reports containing quarterly financial information of SHC and (iii) annual reports containing audited consolidated financial statements of SHC to the Municipal Securities Rulemaking Board. As of March 31, 2022, we were in compliance with all debt covenants.

Lease Commitments

The table below sets forth certain information with respect to our future minimum lease payments required under operating leases as of March 31, 2022:

Amount Due
2022 (remainder of year)	$1,583
2023	2,390
2024	2,428
2025	2,462
2026	2,522
Thereafter	216,533
Total lease payments	227,918
Less imputed interest	(166,402)
Total	$61,516

Contractual Obligations

The following table sets forth our contractual obligations as of March 31, 2022:

	2022 (remainder of year)	2023-2024	2025-2026	Thereafter	Total
Principal Payments of Long-Term Indebtedness	$-	$-	$-	$166,340	$166,340
Interest Payments on Long-Term Indebtedness	$3,470	13,881	13,881	132,950	164,182
Lease Commitments	$1,583	4,818	4,984	216,533	227,918

Total	$5,053	$18,699	$18,865	$515,823	$558,440

Interest payments for the first three years on the Series 2021 PABs are held in reserve as restricted cash and restricted investments.

Off-Balance Sheet Arrangements

We do not maintain any off-balance sheet arrangements.

Cash Flows

Historical Cash Flows

The following table summarizes our sources and uses of cash for the three months ended March 31, 2022 and 2021:

	Three months ended
	March 31, 2022	March 31, 2021
Cash and restricted cash at beginning of period	$203,935	$72
Net cash used in operating activities	(10,164)	(1,272)
Cash used in investing activities	(178,994)	(1,273)
Net cash provided by financing activities	51,869	25,863
Cash and restricted cash at end of period	$66,646	$23,390

Operating Activities— Net cash used in operating activities was $10.2 million for the three months ended March 31, 2022, as compared to cash used in operating activities of $1.3 million for the same period in 2021. The $8.9 million increase in cash used in operating activities was partially attributable to the $3.6 million increase in net loss, net of the $13.9 million non-cash loss on the warrants. The increase in net loss was driven by general and administrative expenses incurred in the expansion of our business, including transaction-related expenses and other expenses related to corporate governance. The increase in cash used for operating activities was further increased by a $5.0 million change in operating assets and liabilities.

Investing Activities— Cash used in investing activities was $179.0 million for the three months ended March 31, 2022, as compared to cash used in investing activities of $1.3 million for the same period in 2021. The increase of $177.7 million in cash used in investing activities was driven primarily by the $166.6 million purchase of held-to-maturity U.S. Treasury securities during the first quarter of 2022 and a $11.2 million increase in payments for costs of construction due to the Company’s ongoing construction projects at OPF and BNA.

Financing Activities— Net cash provided by financing activities was $51.9 million for the three months ended March 31, 2022, as compared to net cash provided by financing activities of $25.9 million for the same period in 2021. The $26.0 million increase in net cash provided by financing activities was primarily driven by $45.0 million of proceeds from the issuance of the BOC PIPE and $15.7 million of gross proceeds from the Yellowstone trust account, as compared to $30.0 million of proceeds from the issuance of Series A Preferred Units in the first quarter of 2021.

Historical Cash Flows

The following table summarizes our sources and uses of cash for the years ended December 31, 2021 and 2020:

	Year ended December 31, 2021	Year ended December 31, 2020
Cash and restricted cash at beginning of year	$72	$1,019
Net cash used in operating activities	(6,615)	(1,041)
Cash used in investing activities	(15,994)	(11,897)
Net cash provided by financing activities	226,472	11,992
Cash and restricted cash at end of year	$203,935	$72

Operating Activities— Net cash used in operating activities was $6.6 million for the year ended December 31, 2021, as compared to cash used in operating activities of $1.0 million for the same period in 2020. The $5.6 million increase in cash used in operating activities was primarily attributable to the $13.6 million net loss as a result of general and administrative expenses incurred in the expansion of our business, which represented an $11.1 million increase in net loss. The net loss was offset by a $5.5 million decrease driven by a $2.9 million change in operating assets and liabilities and a $2.6 change in adjustments to reconcile net loss to net cash used in operating activities.

Investing Activities— Cash used in investing activities was $16.0 million for the year ended December 31, 2021, as compared to cash used in investing activities of $11.9 million for the same period in 2020. The increase of $4.1 million in cash used in investing activities was driven primarily by a $4.1 million increase in payments for costs of construction due to the Company’s ongoing construction projects at OPF and BNA.

Financing Activities— Net cash provided by financing activities was $226.5 million for the year ended December 31, 2021, as compared to net cash provided by financing activities of $12.0 million for the same period in 2020. The $214.5 million increase in net cash provided by financing activities was primarily driven by $166.6 million of proceeds from the issuance of the Series 2021 PABs, $55.0 million of proceeds from the issuance of Series B Preferred Units, and $30.0 million of proceeds from the issuance of Series A Preferred Units, offset primarily by the $13.8 million repayment of loans payable and payments of $6.0 million of debt issuance costs related to the PABs.

Quantitative and Qualitative Disclosures about Market Risks

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business and investment objectives, we expect that the primary market risk to which we will be exposed is interest rate risk. Following the issuance of the PABs, all of our indebtedness is now fixed rate debt. However, we may enter into variable rate debt agreements in the future, in which case we intend to hedge against rising benchmark interest rates by entering into hedging strategies with high quality counterparties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF YELLOWSTONE ACQUISITION COMPANY

Unless otherwise indicated, references in this section to the terms “YAC,” the “Company,” “we,” “our” and “us” refer to Sky Harbour Group Corporation (formerly known as Yellowstone Acquisition Company) prior to the Business Combination. The term “Sky” refers to Sky Harbour LLC. The financial information included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations is that of YAC prior to the Business Combination because the Business Combination was consummated after the period covered by the financial statements included in this prospectus. Accordingly, the historical financial information included in this prospectus, unless otherwise indicated or as the context otherwise requires, is that of YAC prior to the Business Combination.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are an aviation infrastructure development company building the first nationwide network of Home-Basing Solutions (“HBS”) for business aircraft. We develop, lease and manage general aviation hangars across the United States, targeting airfields in markets with significant aircraft populations and high hangar demand. Our HBS campuses feature exclusive private hangars and a full suite of dedicated services specifically designed for home-based aircraft.

As the fleet of private jets in the United States continues to grow, with recent new aircraft deliveries exceeding retirements, demand for hangar space is at a premium in part because new jets require more square footage of hangar space and the pace of new hangar construction has lagged behind the demand. The cumulative square footage of the business aircraft fleet in the United States increased 42% between 2010 and 2020. Moreover, over that same period, there was a 70% increase in the square footage of larger private jets – those with greater than a 24-foot tail height. The larger footprint aircraft impose stacking challenges and constraints in the traditional shared or community hangars operated by fixed-base operators (“FBO”). The addition of winglets (the vertical extensions on aircraft wingtips) on most modern business jets inhibits wing-over-wing storage. Aircraft hangars are in high demand and short supply, with some airports compiling waiting lists that can exceed several years.

Our scalable business strategy addresses the increased imbalance between the supply and demand for private jet storage, including the lack of hangar facilities able to accommodate larger aircraft, by growing our portfolio of HBS campuses at key airports across the United States. We target airports with excess demand for private hangar space, typically near metropolitan areas, which include both established and growing markets. We intend to capitalize on the existing hangar supply constraints, particularly for high-end tenants.

We were a former blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. We completed our initial public offering on October 26, 2020 and Business Combination on January 25, 2022. We had no substantive operations prior to the completion of the Business Combination.

Results of Operations

Prior to the completion of the Business Combination on January 25, 2022, we neither engaged in any operations nor generated any revenues to date. Our only activities from inception to December 31, 2021 were organizational activities, those necessary to prepare for the IPO, and identifying a target company for a Business Combination and the completion of the Business Combination. From the completion of the IPO to December 31, 2021, we generated non-operating income in the form of interest income on cash and marketable securities.

For the year ended December 31, 2021, and for the period from August 25, 2020 (date of inception) through December 31, 2020, we had net income/(loss) of $2.9 million and ($3.0) million, respectively. We recognized $6.1 million and ($2.1) million of income/(loss) related to the change in fair value of our warrants liabilities for the calendar year ended December 31, 2021 and for the period from August 25, 2020 (date of inception) through December 31, 2020, respectively.

Liquidity and Capital Resources

Overview

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund the construction of new assets, fund working capital and other general business needs. Our primary sources of cash include the issuance of equity and debt securities and operating cash flows. Our long-term liquidity requirements include lease payments under our ground leases with airport authorities, repaying principal and interest on outstanding borrowings, funding our operations and paying accrued expenses. Yellowstone did not have any long-term contractual obligations as of December 31, 2021.

We believe that following the Business Combination, as a publicly traded company, we will have access to multiple sources of capital to fund our long-term liquidity requirements, including the incurrence of additional debt and the issuance of additional equity securities. However, as a new public company, we cannot assure you that we will have access to these sources of capital or that, even if such sources of capital are available, that these sources of capital will be available on favorable terms. Our ability to incur additional debt will depend on multiple factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions that are or may be imposed by future lenders. Our ability to access the equity and debt capital markets will depend on multiple factors as well, including general market conditions for real estate companies, our degree of leverage, the trading price of our common stock and market perceptions about our company.

We did not experience any material changes to our liquidity position since the completion of the Business Combination and believe our cash on hand, without regard to any such cash proceeds we may receive upon the exercise for cash of the Warrants, is sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. While we have outstanding warrants, which may provide an additional source of cash upon exercise, for so long as the warrants remain “out-of-the money,” we do not expect warrantholders to exercise their warrants and, therefore, we do not expect to receive cash proceeds from any such exercise. See “Risk Factors—There is no guarantee that the Warrants will be in the money, and they may expire worthless and the terms of our Warrants may be amended” for more information. The shares of Class A Common Stock underlying the Warrants represent a significant percentage of our public float and if the Warrants are exercised, the shares of Class A Common Stock may be significantly diluted and decline in market price. Accordingly, if and to the extent we determine to raise additional capital in the future, there can be no assurance that such additional capital would be available on attractive terms, if at all. Further, if the Selling Securityholders was to sell its Private Placement Warrants shares of Class A Common Stock underlying the Private Placement Warrants registered for resale in this prospectus, it could have a significant negative impact on the trading price of our Warrants and Class A Common Stock, which may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. See the “Risk Factors—The sale of all of the securities registered for resale hereunder and future sales of substantial amounts of our securities in the public market, or the perception that such sales may occur, may cause the market price of our securities to decline significantly” for more information.

Yellowstone Activity and Business Combination

The registration statement for our IPO was declared effective on October 21, 2020. On October 26, 2020, we consummated our IPO of 12,500,000 Units, at $10.00 per Unit, generating gross proceeds of $125.0 million, and incurring offering costs of approximately $7.3 million (including $6.9 million in underwriters' fees). The underwriters were granted a 45-day option from the October 21, 2020 IPO to purchase up to 1,875,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. On December 1, 2020, the underwriters' over-allotment option was exercised resulting in the purchase of an additional 1,098,898 Units.

Simultaneously with the closing of the IPO, we consummated the private placement of 7,500,000 Private Placement Warrants to our sponsor, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to us of $7.5 million. In connection with the partial exercise of the underwriter's over-allotment option, our sponsor purchased an additional 219,779 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating additional gross proceeds of $0.2 million.

Upon the closing of the IPO, $127.5 million ($10.20 per Unit) of the net proceeds of the sale of the Units in the IPO, including proceeds of the sale of the private placement warrants, were placed in a trust account located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by us (or our management), until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the trust account to our stockholders, as described below. Upon the closing of the underwriter's over-allotment option, an additional $11.2 million in proceeds from the exercise of the over-allotment and the sale of the additional private placement warrants were placed in the trust account, resulting in total funds held in the trust account of $138.7 million, inclusive of earned interest on investments held in the trust account.

On September 27, 2021, the Sponsor agreed to loan the Company an aggregate of up to $1.0 million to cover expenses related to the Proposed Business Combination pursuant to a promissory note (the “Note”). This loan bears interest at the Federal Short Term Rate published pursuant to Section 1274(d) of the Code, compounded annually. The loan is payable on the earlier of the date on which the Company consummates its Business Combination or the date that the Company’s winding up is effective. The principal balance, together with all accrued interest thereon, may be prepaid at any time at the election of the Company. As of December 31, 2021, there was $1.0 million outstanding under the Note. The Note was fully repaid in connection with the Business Combination.

As of December 31, 2021, we had assets held in the trust account of $138.8 million consisting of $69.4 million in U.S. treasury securities with a maturity of 185 days or less as well as $69.4 million of money market funds. Investment income on the trust account may be used by us to pay taxes. Through December 31, 2021, we did not withdraw any funds from the investment income on the trust account. In addition, $0.1 million of cash was held outside of the trust account and is available for working capital purposes as of December 31, 2021. At the closing of the Business Combination, we received an aggregate of $48 million of net proceeds to us, consisting primarily of the BOC PIPE, and the amount held in the Yellowstone trust account, net of redemptions and transaction costs, including $4.8 million paid to the underwriters of the Yellowstone IPO as a deferred underwriting commission. Following the Business Combination, we had cash and cash equivalents of approximately $53.2 million and restricted cash and cash equivalents of approximately $197.1 million.

For the year ended December 31, 2021, and for the period from August 25, 2020 (date of inception) through December 31, 2020, cash used in operating activities was $2.0 million and $0.7 million, respectively, consisting of formation and operating costs.

Private Activity Bonds

On September 14, 2021, a subsidiary of Sky completed an issuance through the Public Finance Authority (Wisconsin) of $166.3 million of Senior Special Facility Revenue Bonds (Aviation Facilities Project), Series 2021 (the “PABs”). The PABs are comprised of three maturities: $21.1 million bearing interest at 4.00%, due July 1, 2036; $30.4 million bearing interest at 4.00%, due July 1, 2041; and $114.8 million bearing interest at 4.25%, due July 1, 2054. The Series 2021 Bond that has a maturity date of July 1, 2036 was issued at a premium, and Sky received bond proceeds that were $0.2 million above its face value. The net proceeds from the issuance of the PABs proceeds are being used to (a) finance or refinance the construction of various aviation facilities consisting of general aviation aircraft hangars and storage facilities located and to be located on the SGR site, the OPF site, the BNA site, the APA site, and the DVT site; (b) fund debt service and other operating expenses such as ground lease expense during the initial construction period; (c) fund deposits to the Debt Service Reserve Fund; and (d) pay certain costs of issuance related to the PABs.

Debt Covenants

The PABs contain financial and non-financial covenants, including a debt service coverage ratio, a restricted payments test and limitations on the sale, lease, or distribution of assets. To the extent that SHC does not comply with these covenants, an event of default or cross-default may occur under one or more agreements, and we or our subsidiaries may be restricted in our ability to pay dividends, issue new debt or access our leased facilities. The PABs are collateralized on a joint and several basis with the property and revenues of all SHC subsidiaries and their assets financed or to be financed from the proceeds of the PABs.

Covenants in the PABs require SHC to maintain a debt service coverage ratio (as defined in the relevant documents) of at least 1.25 for each applicable test period, commencing with the quarter ending December 31, 2024.

The PABs are subject to a Continuing Disclosure Agreement whereby SHC is obligated to provide electronic copies of (i) monthly construction reports, (ii) quarterly reports containing quarterly financial information of SHC and (iii) annual reports containing audited consolidated financial statements of SHC to the Municipal Securities Rulemaking Board.

Lease Commitments

The table below sets forth certain information with respect to Sky’s future minimum lease payments required under operating leases as of December 31, 2021 (all of which were assumed by us in connection with the Business Combination):

Amount Due
2022	$2,031
2023	2,390
2024	2,428
2025	2,462
2026	2,522
Thereafter	216,533
Total lease payments	228,366
Less imputed interest	(167,077)
Total	$61,289

Contractual Obligations

The following table sets forth the contractual obligations of Sky as of December 31, 2021 (dollars in thousands):

	Less than 1 Year	More than 1 year and less than 3	More than 3 years and less than 5	More than 5 Years	Total
Principal Payments of Long-Term Indebtedness	$0	0	0	166,340	166,340
Interest Payments on Long-Term Indebtedness	$5,533	13,881	13,881	132,950	166,245
Lease Commitments	$2,031	4,818	4,984	216,533	228,366
Total	$7,564	18,699	18,865	515,823	560,951

Interest payments due on the Series 2021 PABs is held in reserve as restricted cash for the first three years.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Net Loss Per Common Share

Net (loss) income per share of common stock is computed by dividing net (loss) income by the weighted average number of common shares outstanding during the period. We apply the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

As of December 31, 2021 and December 31, 2020, we had outstanding warrants to purchase up to 14,519,218 shares of Class A common stock. The weighted average of these shares was excluded from the calculation of diluted net (loss) income per share of common stock since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2021, we did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in our earnings. As a result, diluted net (loss) income per common share is the same as basic net (loss) income per common share for the periods presented.

Redeemable Shares of Class A Common Stock

All of the 13,598,898 shares of Class A common stock sold as parts of the Units in the Public Offering contain a redemption feature. In accordance with the Accounting Standards Codification 480-10-S99-3A (“ASC 480”), “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classifies all shares of Class A common stock as redeemable.

Warrants Liability

We account for the warrants in accordance with the guidance contained in Accounting Standards Codification 815 (“ASC 815”), “Derivatives and Hedging”, under which the warrants do not meet the criteria for equity treatment and must be recorded as derivative liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until the warrants are exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Private Placement Warrants and the Public Warrants issued in connection with the Public Offering have been measured based on the listed market price of such Warrants.

Recently issued accounting pronouncements not yet adopted

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated on a regular basis or if a Business Combination is completed where the impact could be material.

MANAGEMENT

Executive Officers and Directors

Our directors and executive officers and their ages as of May 16, 2022 are as follows:

Name	Age	Title
Tal Keinan	52	Chair and Chief Executive Officer
Alex Saltzman	46	Chief Operating Officer
Francisco Gonzalez	54	Chief Financial Officer
Michael W. Schmitt	36	Chief Accounting Officer
Gerald Adler	64	Interim General Counsel and Corporate Secretary
Walter Jackson	63	Director
Alethia Nancoo	53	Director
Alex B. Rozek	43	Director
Lysa Leiponis	57	Director
Nick Wellmon	33	Director
Robert S. Rivkin	61	Director

Executive Officers

Tal Keinan. Tal Keinan has served as our Chairman of the Board and Chief Executive Officer since the closing of the Business Combination. Mr. Keinan assembled and has led the Sky team since its inception in October 2017. Mr. Keinan has served as Co-Founder and Executive Chairman of Clarity Capital KCPS Ltd., a global asset-management firm, since September 2005. He has served as the chairman of Koret Israel Economic Development Funds, Israel’s largest nonprofit lender to small and micro businesses, since 2010. Mr. Keinan is a veteran of the Israel Air Force, where he served for eighteen years, as an operational F-16 pilot and an air combat instructor, retiring with the rank of Lieutenant Colonel. He remains a licensed commercial pilot. Mr. Keinan holds a master’s degree in Business Administration from the Harvard Business School and is a graduate of The Israel Air Force Academy.

Alex Saltzman. Alex Saltzman has served as our Chief Operating Officer since the closing of the Business Combination. Mr. Saltzman currently serves as the Chief Operating Officer of Sky, a position he has held since March 2021, where he sets and drives Sky’s strategy to seek to achieve robust corporate growth through actionable goals, plans, and budgets. Previously, as a partner at Alchemy Properties from July 2007 until February 2021, Mr. Saltzman directed the development of commercial and residential real estate and oversaw the entire arc of the business from acquisitions and financing through design and construction, into marketing and sales. Mr. Saltzman holds an MS in Real Estate Finance from New York University and a BA from the University of Pennsylvania. He is a former professor at the Schack Institute of Real Estate at New York University and has lectured at The Wharton School at The University of Pennsylvania.

Francisco Gonzalez. Francisco Gonzalez has served as our Chief Financial Officer since the closing of the Business Combination. As the current CFO of Sky, a position he has held since July 1, 2021, Mr. Gonzalez oversees all financial, capital markets, treasury, tax and accounting functions. During his previous positions from 1989 to 1991 and 1993 until 2010 at Goldman Sachs & Co. LLC, at RBC Capital Markets from 2010 until 2016, and at Fortress Investment Group from 2017 until 2018, Mr. Gonzalez led or was involved in numerous municipal bond financings, interest rate swaps and public private partnerships for infrastructure and municipal clients, with an emphasis in transportation related projects. He served as a managing director to LSN Partners/LSN Global Projects (“LSN”), a boutique infrastructure advisory firm, since June 2018. Mr. Gonzalez, who resigned from LSN upon becoming Sky’s Chief Financial Officer, has an ongoing consulting relationship with LSN as a Senior Advisor and continues to receive payments for such consulting services. Mr. Gonzalez does not receive any payments from LSN with respect to any continuing services rendered by LSN to Sky. Mr. Gonzalez holds a BA in Economics from Harvard College and an MBA from the Harvard Business School.

Michael W. Schmitt. Michael Schmitt has served as our Chief Accounting Officer since the closing of the Business Combination. Mr. Schmitt has over fourteen years of accounting and audit experience, most recently at PricewaterhouseCoopers LLP (“PwC”), where he held roles of increasing responsibility within the firm’s audit practice since 2012. While at PwC, Mr. Schmitt most recently served as an Assurance Director from July 2021 until January 2022 and an Assurance Senior Manager from July 2019 until June 2021. During Mr. Schmitt’s time at PwC, he served clients primarily in the transportation, travel, and logistics industries, inclusive of airlines, aircraft leasing and finance companies, as well and other multibillion-dollar SEC registrants in the consumer and industrial sectors. Mr. Schmitt holds a Bachelor of Science in Accountancy from Bryant University and is a licensed Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Gerald Adler. Gerald Adler has served as our Interim General Counsel and Corporate Secretary since the closing of the Business Combination. Mr. Adler has over thirty-five years of experience practicing corporate law. Before joining the Company, Mr. Adler operated a solo practice in 2020, where he advised businesses, start-ups, and venture capital and private equity firms on general corporate and commercial law matters including mergers, acquisitions, financings, capital raises, restructuring, employment matters and commercial licenses and agreements. He previously served as Chief Operating Officer and General Counsel of Paine Schwartz Partners, LLC, a private equity firm specializing in sustainable food chain investing, from 2012 until 2019, and served as a Partner in the Corporate and Securities groups of Friedman Kaplan Seiler & Adelman, LLP from 2008 until 2011, Dechert, LLP from 2005 until 2007 and Swidler Berlin Shereff Friedman from 1989 until 2004. Mr. Adler holds a Bachelor of Arts in Economics from Yeshiva University and a J.D. from the Columbia University School of Law. He is admitted to practice law in New York and is a member of the New York City Bar Association.

Non-Employee Directors

Walter Jackson. Walter Jackson has served as a member of our Board since the closing of the Business Combination. From 2016 to 2022, Mr. Jackson was a Portfolio Manager at Onex Credit. Previously, Mr. Jackson spent 18 years in various lending and investing capacities at Goldman Sachs. From 1997 to 2007, in Goldman Sachs Investment Banking Division, he was responsible for origination and executing bank loans and high yield financings for leveraged buyouts and corporate M&A transactions for US and international companies. From 2008 to 2015, he was responsible for various activities in Goldman Sachs Merchant Banking Division, including as Senior Credit Officer and Chief Operating Officer of the Private Debt Group where he was a member of the leadership team responsible for credit investing, capital markets, fund financing and other fund management responsibilities. Prior to joining Goldman Sachs, Mr. Jackson spent 10 years at The Bank of Nova Scotia and Credit Suisse First Boston in various leveraged lending capacities. He started his career at Ernst & Whinney in 1985 where he was involved in financial consulting for large and middle market companies. Mr. Jackson earned an MBA from Georgia State University and a B.S. from Bryan College.

Alethia Nancoo. Alethia Nancoo has served as a member of our Board since the closing of the Business Combination. Ms. Nancoo has served as a partner in the Public & Infrastructure Finance Practice Group of Squire Patton Boggs (US) LLP since November 2013 and is a member of the firm's Global Board. Ms. Nancoo’s practice focuses on public, private and project debt finance, with particular emphasis on capital markets, infrastructure construction, airport, toll road and surface transportation, mixed-use multifamily housing, and water and sewer utility sectors. Ms. Nancoo previously served on the board of directors of the District of Columbia Water and Sewer Authority, where she was a member of the Finance and Governance Committees, and as a member of the Executive Committee of the District of Columbia Chamber of Commerce. Ms. Nancoo was recognized as Diversity, Equity and Inclusion Champion in Corporate Counsel Magazine’s 2021 Women, Influence & Power in Law and in the Washington Business Journal’s 2020 Minority Business Leader Awards. She is also a Fellow of the American College of Bond Counsel. Ms. Nancoo holds a B.A. in Psychology from the University of Maryland, a Masters of Education from the University of Maryland and a J.D. from the University of Wisconsin Law School.

Alex B. Rozek. Alex B. Rozek has served as a member of our Board since August 2020. Mr. Rozek has been Co-Chairperson of the Board, Co-Chief Executive Officer and President of Boston Omaha Corporation since February 2015, when he became a member of the Board. He also serves as the Managing Member of Boulderado Partners, LLC, a private investment partnership founded in July 2007. From 2004 to 2007, Mr. Rozek served as an analyst for Water Street Capital and Friedman Billings Ramsey Group. Prior to 2004, he worked for Hunton & Williams and FedEx. Since August 2020, Mr. Rozek has served as Co-Chairperson of the Board of Directors and Co-Chief Executive Officer of Yellowstone Acquisition Company, a special purpose acquisition company which trades on the NASDAQ Capital Market and in which one of our subsidiaries serves as sponsor. Mr. Rozek is also one of three appointees from the town of Woodstock to ECFiber, a fiber telecommunications cooperative in east-central Vermont. Mr. Rozek graduated with a B.S. in Biology and a Minor in Chemistry from the University of North Carolina at Chapel Hill.

Lysa Leiponis. Lysa Leiponis has served as a member of our Board since the closing of the Business Combination. Since January 2021, Ms. Leiponis has served as an Independent Senior Advisor at Ferrovial Airports U.S., where she advises senior executive leadership of one of the world’s leading developers and operators of airport infrastructure and provides counsel on strategic direction and growth strategy for the U.S. market. Ms. Leiponis has served as Principal and President of LL Aviation Advisors, LLC since February 2020, where she provides critical strategic advisory services to airport leaders, investors, airlines, and other industry stakeholders. Ms. Leiponis has served as a board member on the Critical Infrastructure Strategic Advisory Board of Parsons Corporation since March 2020 and as a member of the board of trustees of the Vaugh College of Aeronautics & Technology since October 2015, where she has also served as Chair of the Audit Committee from 2019 to present, Chair of the Compensation Committee from 2018 to 2019, Co-chair of the Governance Reform Committee from 2018 to 2019 and member of the Member Plant & Infrastructure and Development Committees from 2015 to 2018. Ms. Leiponis served as the Deputy Airport CEO and General Manager and as Airport CEO and General Manager of LaGuardia Airport from November 2010 until July 2013 and July 2013 until September 2019, respectively. Ms. Leiponis holds a B.S. in Accounting from Rutgers University and an M.B.A. from Pace University.

Nick Wellmon. Nick Wellmon has served as a member of our Board since the closing of the Business Combination. Since January 2020, Mr. Wellmon has served as the Founder and Managing Partner of Due West Partners, a private investment firm/family office with a differentiated and collaborative approach to investing and legacy creation. Focusing on investments in Aerospace & Defense, Diversified Industrials and Consumer Ventures, Due West empowers its companies with the resources and expertise they need to succeed at the next level. Prior to launching Due West, Mr. Wellmon was Director of Finance at Exotic Metals, a recognized leader in the aerospace and defense industry from February 2016 to January 2020. While at Exotic, Mr. Wellmon controlled the financial and strategic initiatives across the company’s business channels, and in 2019 led the sale of Exotic to Parker Hannifin Corporation. Earlier in his career, Mr. Wellmon was the Corporate Development Manager for eCommerce-startup Julep Beauty from December 2013 to February 2016, where he executed the company’s Series C capital raise led by Andreessen Horowitz and Madrona Venture Group. Mr. Wellmon also has ample experience in the investment banking industry, where he advised middle market companies on mergers, acquisitions and capital raising activities. Mr. Wellmon graduated from Wake Forest University in 2011 with a B.S. in Finance.

Robert S. Rivkin. Robert S. Rivkin has served as a member of our Board since the closing of the Business Combination. Since March 2019, Mr. Rivkin has been Senior Vice President and Chief Legal Officer for United Airlines, where he leads United’s Legal Department, including the corporate, securities, finance, commercial, litigation, government contracts, intellectual property, antitrust, environmental, employment and international groups. Prior to joining United, Mr. Rivkin served as deputy mayor of the City of Chicago from August 2017 to February 2019, of counsel of Riley Safer Holmes & Cancila LLP from July 2016 to August 2017 and deputy general counsel of Delta Air Lines from May 2013 to April 2016. Prior to joining Delta, Mr. Rivkin served as general counsel of the U.S. Department of Transportation from May 2009 to April 2013, after being nominated by President Obama and unanimously confirmed by the U.S. Senate. Mr. Rivkin has served as a director of the National Park Foundation since August 2015, a member of the Board of Trustees at the Steppenwolf Theatre Company since September 2019 and a member of the Board of Trustees of the Chicago Architecture Center since March 2020. Mr. Rivkin holds an A.B. in Social Studies from Harvard College and a J.D. from Stanford Law School, where he was an associate editor of the Stanford Law Review, and clerked for Judge Joel M. Flaum of the U.S. Court of Appeals for the 7th Circuit.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	the Board is not classified, with each of our directors subject to re-election annually, and we may not classify our board without stockholder approval;

•	we have a majority voting standard for uncontested director elections;

•

we intend to comply with the corporate governance standards of the NYSE American, including having committees of the Board comprised solely of independent directors, except the Compensation Committee which includes the CEO;

•	a majority of our directors are independent under the listing standards of the NYSE American;

•	we have a lead independent director;

•	we anticipate that at least one of our directors will qualify as an “audit committee financial expert,” as defined by the SEC;

•	our stockholders have the ability to amend our Bylaws by the affirmative vote of a majority of the outstanding shares of our common stock;

•	we have opted out of the business combination and control share acquisition statutes under the DGCL; and

•	we do not have a stockholder rights plan.

Our directors will stay informed about our business by attending meetings of the Board and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Director Independence

Under the rules of the NYSE American, a director will only qualify as an “independent director” if such person is not an officer or employee of the company or its subsidiaries and such person does not have a relationship, which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Prior to the consummation of the business combination, the Board undertook a review of the independence of each director and considered whether each director has a material relationship with YAC or the Sponsor that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board determined, as a result of this review, Walter Jackson Alethia Nancoo, Lysa Leiponis, Nick Wellmon and Robert S. Rivkin are considered “independent directors” as defined under the listing requirements and rules of the NYSE American, and that Walter Jackson, Alethia Nancoo, Lysa Leiponis, and Robert S. Rivkin are considered independent for purposes of audit committee service under Rule 10A-3 under the Exchange Act. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and Sky and all other facts and circumstances the Board deemed relevant in determining independence, including the beneficial ownership of the post-combination company’s common stock held by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.” Ms. Leiponis serves as the lead independent director of the Board.

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and code of business conduct and ethics, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

The standing committees of the Board consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition of each committee and the responsibilities of each of the committees, is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Board.

Audit Committee

The Audit Committee is composed of Ms. Leiponis, Mr. Jackson and Mr. Rivkin, with Mr. Jackson serving as chair of the committee. The Board determined that each of the foregoing meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE American. The Board determined that Mr. Jackson is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of the NYSE American. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of the post-combination company’s independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by the post-combination company’s independent registered public accounting firm;

•	reviewing the post-combination company’s policies on risk assessment and risk management;

•

reviewing and discussing with management and the independent registered public accounting firm the post-combination company’s annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of the post-combination company’s internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether the post-combination company’s audited financial statements shall be included in the post-combination company’s Annual Report;

•	monitoring the post-combination company’s compliance with legal and regulatory requirements as they relate to the post-combination company’s financial statements and accounting matters;

•	preparing the Audit Committee report required by the rules of the SEC to be included in the post-combination company’s annual proxy statement;

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing and discussing with management and the post-combination company’s independent registered public accounting firm the post-combination company’s earnings releases and scripts.

The Board adopted a written charter for the Audit Committee which is available on Sky’s website.

Compensation Committee

The Compensation Committee is composed of Mr. Keinan, Ms. Leiponis, Ms. Nancoo, Mr. Jackson, Mr. Wellmon and Mr. Rozek, with Ms. Nancoo serving as chair of the committee. Under NYSE American listing standards, as a controlled company, the Company is required to have a compensation committee composed entirely of independent directors. While the Company intends to rely upon this exemption for controlled companies, the Board determined that each of Ms. Leiponis, Ms. Nancoo, Mr. Jackson and Mr. Wellmon is independent. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of the post-combination company’s chief executive officer;

•

evaluating the performance of the post-combination company’s chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of the Company’s chief executive officer;

•	reviewing and approving the compensation of the Company’s other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;

•	conducting the independence assessment outlined in NYSE American rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;

•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of NYSE American;

•	reviewing and establishing the post-combination company’s overall management compensation, philosophy and policy;

•	overseeing and administering the post-combination company’s compensation and similar plans;

•	reviewing and making recommendations to the board with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in the post-combination company’s annual proxy statement or Annual Report.

The Board adopted a written charter for the Compensation Committee, which is available on Sky’s website.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee is composed of Mr. Keinan, Ms. Leiponis, Ms. Nancoo, Mr. Rivkin and Mr. Rozek, with Ms. Leiponis serving as chair of the committee. Under NYSE American listing standards, as a controlled company, the Company is required to have a nominating and corporate governance committee comprised entirely of independent directors. While the Company intends to rely upon this exemption for controlled companies, the Board determined that Ms. Leiponis, Ms. Nancoo and Mr. Rivkin are independent. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board criteria for board and committee membership;

•	developing and recommending to the Board best practices and corporate governance principles;

•	developing and recommending to the Board a set of corporate governance guidelines; and

•	reviewing and recommending to the Board the functions, duties and compositions of the committees of the Board.

Limitations on Liability and Indemnification of Officers and Directors

The Company’s Bylaws limit the liability of the Company’s directors and officers to the fullest extent permitted by the DGCL and provides that the Company will provide them with customary indemnification and advancement and prepayment of expenses. The Company has entered into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the Company or on its behalf.

Controlled Company Exception

We qualify as a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our Board consist of independent directors, (ii) we have a compensation committee that is composed entirely of independent directors and (iii) we have a nominating and corporate governance committee that is composed entirely of independent directors.

We rely on certain of these exemptions. As a result, we do not have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. We may also rely on the other exemptions so long as we qualify as a controlled company. To the extent we rely on any of these exemptions, holders of Class A Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Stockholders’ Agreement

We and Tal Keinan, Due West Partners LLC, Center Sky Harbour LLC and the Sponsor (collectively, the “Stockholder Parties”) entered into a stockholders’ agreement (the “Stockholders’ Agreement”). Pursuant to the Stockholders’ Agreement, among other things, the Stockholder Parties agreed to vote all of our securities that may be voted in the election of our directors held by such Stockholder Parties in accordance with the provisions of the Stockholders’ Agreement. Tal Keinan and his permitted designees (the “Founder Holders”) shall initially have the right to designate the designees (the “Founder Designees”), (ii) the Due West Partners LLC and its permitted designees (the “Due West Holders”) shall have the right to designate a single director, (iii) Center Sky Harbour LLC and its permitted designees (“Center Sky Holders”) shall have the right to designate a single director, and the Sponsor and permitted designees (the “Sponsor Holders”) shall have the right to designate a single director. Each of the Stockholder Parties have a right to designate a director (a “Stockholder Designating Party”) for election as follows:

In the event that the Founder Holders cease collectively, as of any date after the Closing Date, to own our voting stock bearing greater than: (1) thirty-three percent (33%) of outstanding voting power of the Company held by them at the Closing, the Founder Holders shall only be entitled to nominate three (3) members of our Board as of the date Founder Holders cease to hold the aforementioned requisite securities; (2) twenty-five percent (25%) of the outstanding voting power held by them at the Closing, the Founder Holders shall only be entitled to nominate two (2) members of our Board as of the date Founder Holders cease to hold the aforementioned requisite securities; (3) fifteen percent (15%) of the outstanding voting power held by them at the Closing, the Founder Holders shall only be entitled to nominate one (1) member of our Board as of the date Founder Holders cease to hold the aforementioned requisite securities; and (4) five percent (5%) of the outstanding voting power held by them at the Closing, the Founder Holders shall no longer be entitled to nominate any members of our Board as of the date the Founder Holders cease to hold the aforementioned requisite securities. The Stockholder Parties agree that, in the event the size of our Board is increased or decreased, the number of Founder Designees that the Founder Holders are entitled to appoint to our Board shall increase or decrease proportionately to the size of our Board. Notwithstanding the foregoing, for so long as the Founder Holders are entitled to nominate at least four (4) members of our Board, at least one (1) Founder Designee must (x) qualify as an “independent director” under NYSE Rules and (y) qualify as an “audit committee financial expert” within the meaning of Regulation S-K of the Securities Act. The Founder Holders’ rights to designate directors shall terminated as set forth herein

Until the Due West Fall-Away Date (as defined below), the Due West Holders, by a majority of shares held by them, shall have the right to nominate, and our Board and the Stockholder Parties will appoint and vote for, the designee of Due West Partners LLC (the “Due West Designee”). The Due West Designee must at all times qualify as an “independent director” under NYSE Rules. The “Due West Fall-Away Date” shall be the first date following the Closing on which either of the following events occurs: (A) the Due West Holders cease to own our voting stock bearing greater than thirty-three percent (33%) of the outstanding voting power of the Company held by them at the Closing; or (B) Due West’s designation rights have been terminated as set forth herein.

Until the Center Sky Fall-Away Date, the Center Sky Holders (as defined below), by a majority of shares held by them, shall have the right to nominate, and our Board and the Stockholder Parties will appoint and vote for, the designee of Center Sky Harbour LLC (the “City Sky Designee”). The Center Sky Designee must at all times qualify as an “independent director” under NYSE Rules. The “Center Sky Fall-Away Date” shall be the first date following the Closing on which either of the following events occurs: (A) the Center Sky Holders cease to own our voting stock bearing greater than thirty-three percent (33%) of the outstanding voting power held by them at the Closing; or (B) Center Sky’s designation rights have been terminated as set forth herein.

Until the Sponsor Fall-Away Date (as defined below), the Sponsor Holders, by a majority of shares held by them, shall have the right to nominate, and our Board and the Stockholder Parties will appoint and vote for, the Sponsor’s designee (the “Sponsor Designee”). The Sponsor Designee must at all times qualify as an “independent director” under NYSE Rules. The “Sponsor Fall-Away Date” shall be the first date following the Closing Date on which either of the following events occurs: (A) the Sponsor Holders jointly cease to own our voting stock bearing greater than thirty-three percent (33%) of the outstanding voting power of the Company held by them at the Closing; or (B) the Sponsor’s designation rights have been terminated as set forth herein.

The right of any of the Stockholder Parties to designate nominees for appointment to our Board as set forth above shall terminate if at any time (A) such Stockholder Designating Party or any of its affiliates becomes our Competitor (as defined below), (B) such Stockholder Designating Party or any of its affiliates commences any legal proceeding against us, our subsidiaries or any other member of our Board; or (C) such Stockholder Designating Party or any of its affiliates has the right (whether exercised or not) to designate or appoint a member of or observer to the board of directors (or similar governing body) of any competitor. For purposes of the Stockholders’ Agreement, a “Competitor” shall mean a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of developing and leasing airport real estate infrastructure in North America but shall not include any financial investment firm or collective investment vehicle that, together with its affiliates, holds less than ten percent (10%) of the outstanding equity of any Competitor and does not, nor do any of its affiliates, have a right to designate any members of the board of directors of any Competitor.

Pursuant to the Stockholders’ Agreement, each nominee to our Board must at all times, satisfy all requirements for service as a director under applicable law, NYSE Rules, and other qualifications as our Board may adopt. Additionally, any such members of or nominees to our Board cannot have been disqualified as a “Bad Actor” under Section 506 of Regulation D of the Securities Act, involved in any event enumerated under Item 2(d) or (e) of Schedule 14D under the Exchange Act or Item 401(f) (other than Item 401(f)(1)), of Regulation S-K of the Securities Act, or be subject to any governmental order prohibiting service as a director of a public company. Further, any such nominee or director must agree to be bound to a confidentiality agreement in a form acceptable to us and must recuse themselves from deliberations and discussions that, in the reasonable determination of our Board, present an actual or potential conflict of interest with us.

In addition to any vote or consent required by our Board or our stockholders, we may not change the size of our Board, establish any committee of our Board, change the composition or powers of any committees of our Board (subject to certain exceptions), engage any professional advisers or materially change the nature or scope of our business or enter into or abandon a line of business, in each case without the consent of a majority of the shares held by the Stockholder Parties. This consent right terminates automatically on the first date on which the combined voting power of the Stockholder Parties no longer exceeds 50% of the total voting power of the Company then outstanding.

For so long as the Sponsor Holders continue to own our voting stock bearing at least twenty percent (20%) of the outstanding voting power held by them at the Closing, the Sponsor shall be entitled to designate one individual to receive notice of and to attend our Board meetings on a non-voting basis (a “Board Observer”). Board Observers will receive copies of any materials distributed to members of our Board in connection with any meeting or consent solicitation. Our Board may exclude such Board Observer from any portion of our Board meeting or our materials where, in the exercise of its reasonable discretion, it believes such exclusion is necessary to preserve attorney-client privilege.

Subject to certain exceptions, each Stockholder Party’s obligation to vote its shares of the Company in accordance with the Stockholder Agreement is terminated on the first date on which such Stockholder Party no longer has the right to designate a director to our Board. Certain other obligations of each Stockholder Party terminate automatically when such Stockholder Party ceases to own our shares.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The Company adopted a code of conduct and ethics that applies to the Company’s directors, officers and employees in accordance with applicable federal securities laws, a copy of which is available on the investor relations page of the Company’s website at www.skyharbour.group. The Company will make a printed copy of the code of conduct and ethics available to any stockholder who so requests. Requests for a printed copy may be directed to: info@skyharbour.group.

If the Company amends or grants a waiver of one or more of the provisions of the Company’s code of ethics, it intends to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of the post-combination company’s code of ethics that apply to the Company’s principal executive officer, principal financial officer and principal accounting officer by posting the required information on the investor relations page of the post-combination company’s website at www.skyharbour.group. The information on this website is not part of this prospectus.

Non-Employee Director Compensation

The Company has approved a non-employee director compensation plan, which became effective following the closing of the Business Combination, pursuant to which it will pay directors annual cash retainers and meeting fees for board and committee service. The Company also intends to grant an annual award to non-employee directors of shares of restricted stock. All directors will also be reimbursed for their reasonable out-of-pocket expenses incurred while serving as directors.

The director compensation plan, including equity awards, retainer fees, as well as committee, chair, and meeting fees, is designed to attract and retain the most qualified individuals to serve on the Board and is in line with that of other public companies of a similar size. The Board, on the recommendation of our compensation committee, is responsible for reviewing and approving any changes to the directors’ compensation arrangements.

Following completion of the Business Combination, the Compensation Committee determined the type and level of compensation, if any, for those persons serving as members of the Board. The independent and non-affiliated directors of the Board receive annual compensation comprised of a cash retainer of $50,000 and an award of 7,000 shares of restricted stock subject to vesting conditions pursuant to the 2022 Plan (as defined below). Further, the directors will receive additional annual cash compensation for committee and lead director service as follows:

Audit Committee	Chair of Audit Committee	Compensation Committee	Chair of Compensation Committee	Nominating and Corporate Governance Committee	Chair of Nominating and Corporate Governance Committee	Lead Director
$7,500	$25,000	$5,000	$15,000	$5,000	$15,000	$25,000

EXECUTIVE COMPENSATION

The following section sets information about the executive compensation of the named executive officers of Sky for the year ended December 31, 2021. The executive officers of Sky did not become our executive officers until the closing of the Business Combination. Prior to the Business Combination, no officers of YAC received any compensation for services rendered to the Company.

For the year ended December 31, 2021, our named executive officers consisted of Tal Keinan, our Chief Executive Officer, Francisco Gonzalez, our Chief Financial Officer, and Alex Saltzman, our Chief Operating Officer. The policies of the Company with respect to the compensation of its executive officers are administered by the Board in consultation with the Compensation Committee. We may also rely on data and analyses from third parties, such as compensation consultants, in connection with its compensation programs. We intend to design and implement programs to provide for compensation that is sufficient to attract, motivate and retain executives of the Company and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2020 and 2021.

	Year	Salary ($)	Bonus ($)		Incentive Awards ($)(3)	All Other Compensation ($)	Total ($)
Tal Keinan(1)	2020	—	—		—	—	—
Founder and Chief Executive Officer	2021	—	1,400,000	(1)	—	—	1,400,000
Francisco Gonzalez(2)	2020	—	—		—	—	—
Chief Financial Officer	2021	146,538	1,495,000	(2)	794,825	—	2,436,363
Alex Saltzman	2020	—	—		—	—	—
Chief Operating Officer	2021	292,308	200,000		468,015	—	960,323

(1)	For 2020, Mr. Keinan agreed not to receive a salary or bonus. Consists of a one-time cash bonus of $900,000 and a $500,000 annual bonus for 2021.

(2)	Consists of an incentive cash bonus of $1,195,000 and an annual bonus of $300,000 for 2021.

(3)	Represents the grant date fair value of Incentive Units granted during 2021 as calculated in accordance with FASB ASC Topic 718.

Narrative Disclosure to Summary Compensation Table

For 2021, the compensation program for Sky consisted of base salary and incentive compensation delivered in the form of cash bonuses and Incentive Unit awards. Neither Mr. Gonzalez nor Mr. Saltzman was employed by Sky in 2020, and Mr. Keinan elected not to receive a salary or bonus in 2020. This summary does not purport to be a complete description of all of the provisions of the employment agreements and is qualified in its entirety by references to the employment agreements, and amendments thereto as applicable, with Mr. Keinan, Mr. Gonzalez and Mr. Saltzman, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Outstanding Equity Awards at 2021 Year End

The following table presents information about Sky’s named executive officers’ outstanding equity awards as of December 31, 2021.

Name	Grant Date	Market value of shares or units of stock that have not vested($)(1)	Number of shares or units that have not vested(#)(2)
Tal Keinan Founder and Chief Executive Officer	—	—	—
Francisco Gonzalez Chief Financial Officer	May 13, 2021	794,825	2,305	(3)
Alex Saltzman Chief Operating Officer	May 13, 2021	468,015	1,317	(3)

(1)

Represents the grant date fair value of the Incentive Units as calculated in accordance with FASB ASC Topic 718. Sky did not have any equity securities into which the Incentive Units are convertible that were publicly traded as of December 31, 2021.

(2)	Represents Incentive Units granted during 2021.

(3)

25% of the Incentive Units granted to Messrs. Gonzalez and Saltzman vest on the first anniversary of the date of grant and hire, respectively, and the remaining 75% of such Incentive Units vest ratably over the 36 month period following the first anniversary of the grant and hire dates, respectively.

Employment Arrangements with Executive Officers

Each of our named executive officers is an at-will employee. Except as set forth below, we have not entered into any employment agreements or offer letters with our named executive officers.

Employment Agreement with Tal Keinan

We have entered into a written employment agreement with Mr. Keinan as summarized below, which incorporates the previously agreed upon terms of the oral agreement between Sky and Mr. Keinan.

Oral Agreement with Tal Keinan

In 2019, Sky’s then Managing Member agreed to certain terms of employment with Mr. Keinan. Pursuant to the terms of that agreement, Mr. Keinan received a base salary at an annual rate of $850,000, which base salary Mr. Keinan agreed to forego in 2020. Mr. Keinan was not eligible to receive an annual bonus.

Written Employment Agreement with Tal Keinan

On March 24, 2022, we entered into an employment agreement with Tal Keinan, Chief Executive Officer of the Company, effective as of January 1, 2022, which superseded all previous compensatory arrangements with Mr. Keinan (the “Keinan Employment Agreement”).

Compensation Arrangements. The Keinan Employment Agreement has an initial term of one year, subject to automatic renewal unless either party provides 60-days’ written notice of non-renewal. The Keinan Employment Agreement provides for a base salary of $500,000, subject to periodic review and increase (but not decrease) by the Compensation Committee and the Compensation Committee must review such base salary at least 90 days prior to the expiration of the Keinan Employment Agreement’s initial term. The Keinan Employment Agreement provides Mr. Keinan with a discretionary target annual incentive bonus equal to 100% of his base salary (the “Annual Bonus”) subject to certain performance metrics. Mr. Keinan’s actual Annual Bonus paid may be more or less than the target bonus. The Annual Bonus may be periodically reviewed and increased (but not decreased) at the discretion of the Company. The Keinan Employment Agreement further provides for (i) reasonable business expense reimbursements, (ii) reimbursement of Mr. Keinan’s reasonable tax preparation expenses and (iii) other standard employee benefits the Company makes available to similarly situated employees.

Equity Awards. Under the Keinan Employment Agreement, Mr. Keinan is entitled to a one-time, time-based restricted stock unit grant (the “RSU”) under our 2022 Incentive Award Plan (the “2022 Plan”). The RSU will vest over four years with 25% of the RSUs vesting on the first anniversary of the grant date and the remaining 75% of the RSUs will vest in equal monthly installments thereafter. Additionally, the RSUs will vest in full upon a Change in Control (as defined the 2022 Plan), provided Mr. Keinan executes a general release of claims and covenant not to sue. The RSUs will also be subject to vesting in full upon retirement if Mr. Keinan’s age plus years of service on his retirement date are equal to or greater than 65 (the “Rule of 65”). The RSUs will be subject to additional terms and conditions under the 2022 Plan.

Additionally, as discussed below, under the Keinan Employment Agreement, all stock option, restricted stock units and other equity-based incentive awards subject to time-based vesting criteria will vest in full (or become payable immediately, as the case may be) upon a termination of Mr. Keinan’s employment by us for any reason (i) other than “Cause;” (ii) other than death; (iii) other than “Disability”; or if Mr. Keinan resigns for “Good Reason” (as those terms are defined in the Keinan Employment Agreement).

Obligations Upon Certain Termination Events. Under the Keinan Employment Agreement, if we terminate Mr. Keinan’s employment for any reason (i) other than “Cause;” (ii) other than death; (iii) other than “Disability”; or if Mr. Keinan resigns for “Good Reason,” we will pay him, subject to the restrictions noted below, (i) a continuation of base salary for two years after the date of termination; (ii) an amount equal to the highest Annual Bonus paid to Mr. Keinan within the three years preceding termination, each (i) and (ii) in accordance with our ordinary payroll practices, and (iii) full vesting of any then-unvested, time-based equity awards.

Obligations in Connection with Death or Disability. In the event of Mr. Keinan’s death or Disability (as defined in the Keinan Employment Agreement), we will pay Mr. Keinan, subject to the restrictions noted below, (i) a prorated portion of his Annual Bonus based upon the applicable year’s target Annual Bonus multiplied by the percentage of the calendar year completed before terminating and (ii) full vesting of any then-unvested, time-based equity awards.

General Release and Restrictive Covenants. In addition, the payment of all severance benefits to Mr. Keinan is subject to him delivering an executed and irrevocable confidential separation agreement and general release of claims and his compliance with the following restrictive covenants:

(i)	Not soliciting any of our employee for two years after the termination of employment;

(ii)	Not competing with us or our affiliates in their principal products and markets for two years after the termination of their employment;

(iii)	Maintaining the confidentiality of our trade secrets and confidential information indefinitely.

Employment Agreements with Alex Saltzman and Francisco Gonzalez

On March 22, 2021, Sky entered into an employment agreement with Mr. Saltzman (the “Saltzman Employment Agreement”), which does not provide for potential payments upon a termination or change of control. For 2021, Mr. Saltzman received an annual salary of $400,000 and was eligible to receive an annual bonus. Mr. Saltzman has entered into Sky’s standard employee covenants agreement containing customary restrictive covenants. On March 24, 2021, we entered into an amendment to the Saltzman Employment Agreement in connection with his appointment as Chief Operating Officer.

On December 22, 2021, Sky entered into an amended and restated employment agreement with Mr. Gonzalez (the “Gonzalez Employment Agreement”). For 2021, Mr. Gonzalez received an annual salary of $300,000. Pursuant to the Gonzalez Employment Agreement, as part of his 2021 compensation, Mr. Gonzalez was awarded an incentive cash bonus of $1.95 million. Beginning in January 2022, Mr. Gonzalez is also eligible to receive a one-time per square foot incentive bonus, paid quarterly without duplication, which is to be determined based on the amount of new square footage of indoor space available for leasing by Sky or its subsidiaries to tenants in any given quarter. Mr. Gonzalez has entered into Sky’s standard employee covenants agreement containing customary restrictive covenants. On March 24, 2022, we entered into an amendment to the Gonzalez Employment Agreement in connection with his appointment as Chief Financial Officer (each amended employment agreement with Messrs. Saltzman or Gonzalez, the “Amendment”).

Compensation Arrangements. Each Amendment provides that Messrs. Saltzman’s and Gonzalez’s base salary is subject to periodic review and increase (but not decrease) by the Compensation Committee. In the case of Mr. Saltzman, such periodic review and increase shall not commence until March 29, 2024. Each Amendment further provides for performance metrics with respect to each for Messrs. Saltzman’s and Gonzalez’s annual bonus. Each Amendment further provides for (i) reasonable business expense reimbursements; (ii) reimbursement of Messrs. Saltzman and Gonzalez’s reasonable tax preparation expenses and (iii) other standard employee benefits we make available to similarly situated employees. Existing compensation arrangements remain otherwise unaltered.

Obligations Upon Certain Termination Events. Under each Amendment, if we terminate Messrs. Saltzman’s or Gonzalez’s employment without “Cause,” or Messrs. Saltzman or Gonzalez resigns for “Good Reason” (as those terms are defined in each Amendment), we will pay Messrs. Saltzman or Gonzalez, subject to the restrictions noted below, a continuation of base salary equal to 24 months, paid in equal installments in accordance with our ordinary payroll practices. If we waive the restrictions in (i) and (ii) below in full or in part, the number of months of base salary paid as severance shall be adjusted to match such restriction period. For example, we may opt to require only a 12-month restriction period, in which case, Messrs. Saltzman or Gonzalez shall receive payment equal to that 12-month period.

General Release and Restrictive Covenants. In addition, the payment of all severance benefits to Messrs. Saltzman or Gonzalez is subject to each delivering an executed and irrevocable confidential separation agreement and general release of claims and Messrs. Saltzman’s or Gonzalez’s compliance with the following restrictive covenants:

(i)	Not soliciting any of our employee for two years after the termination of employment;

(ii)	Not competing with Sky or its affiliates in their principal products and markets for two years after the termination of their employment;

(iii)	Maintaining the confidentiality of our trade secrets and confidential information indefinitely.

Obligations in Connection with Death or Disability. Under the second amendment to the Gonzalez Employment Agreement, in the event of Mr. Gonzalez’s death or disability, the Company will provide Mr. Gonzalez with full vesting of any then-unvested, time-based equity awards, subject to the same general release and restrictive covenants provisions in the Amendment for all other severance benefits.

Annual Equity Awards

The Keinan Employment Agreement and Amendments each provide for additional equity grants may be provided at the discretion of our Board or Compensation Committee. Such equity grants, if any, are subject to the Rule of 65 and additional terms and conditions as determined by our Board or Compensation Committee at time of grant, the 2022 Plan.

Claw-Back

The Keinan Employment Agreement and Amendments each provide that any amount payable under the employment agreements are subject to claw-back or disgorgement, to the extent applicable, under (i) the policies or any claw-back policy adopted by us, (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and rules, regulations, and binding, published guidance thereunder and (iii) the Sarbanes-Oxley Act.

Bonuses

On March 22, 2022, the Compensation Committee approved the payment of performance bonuses to Messrs. Keinan, Saltzman and Gonzalez equal to $500,000, $200,000 and $300,000, respectively. Such bonuses will be paid on or around early April 2022. Additionally, for 2022, the Compensation Committee approved that, upon the achievement of certain performance milestones, Mr. Keinan will be eligible to receive cash bonus up to a maximum of $500,000 in addition to any bonus he could obtain under his employment agreement.

2022 Incentive Award Plan

In January 2022, our Board adopted and our stockholders approved the 2022 Incentive Award Plan (the “2022 Plan”). The 2022 Plan became effective immediately upon the Closing. The purpose of the 2022 Plan is to promote the success and enhance the value of the Company and Sky by attracting, retaining and motivating selected employees, consultants and directors of the Company and Sky through the granting of stock-based compensation awards, including without limitation, non-qualified stock options, incentive stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, incentive equity unit awards (with respect to Sky) other stock or cash based awards and dividend equivalent awards. The 2022 Plan is described in more detail below. This summary does not purport to be a complete description of all of the provisions of the 2022 Plan and is qualified in its entirety by reference to the 2022 Plan, the form of which is filed as Exhibit 10.4 to the registration statement of which this prospectus forms a part.

Eligibility and Administration

Employees, officers and consultants of ours or any parent or affiliate, including Sky, or any non-employee director of our board are eligible to receive awards under the 2022 Plan.

The 2022 Plan is administered by our board of directors which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2022 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2022 Plan, including any vesting and vesting acceleration conditions.

Shares Available for Awards

Subject to adjustments as set forth in the 2022 Plan, the aggregate number of shares of Class A Common Stock that will be available for issuance under the 2022 Plan is equal to approximately 7% of the total outstanding fully diluted capital stock of the combined company as of the Closing Date. The maximum number of shares under the 2022 Plan that may be issued pursuant to the exercise of incentive stock options (“ISOs”) may not exceed the initial pool size. Commencing on January 1, 2023 and on each subsequent anniversary thereof (but not following the expiration date of the 2022 Plan), the Share Reserve (as defined in the 2022 Plan) shall be increased, if and to the extent approved by our board of directors, by a number of shares equal to either (i) 0.5% of the Aggregate Fully Diluted Shares (as defined in the 2022 Plan) as of such date, or (ii) such lesser amount determined by our board of directors. Any shares distributed pursuant to an award may consist, in whole or in part, of authorized and unissued Class A Common Stock, treasury Class A Common Stock or Class A Common Stock purchased on the open market. Subject to the provisions of the 2022 Plan, any equity incentive unit issued (with respect to Sky) shall count as one share for purposes of calculating the aggregate number of shares available for issuance under the 2022 Plan.

If an award under the 2022 Plan is forfeited or expires, or is settled for cash, any shares subject to such award will, to the extent of such forfeiture, expiration, conversion or cash settlement, be available for future grants under the 2022 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the 2022 Plan and shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will not reduce the shares available for grant under the 2022 Plan. However, the following shares may not be used again for grant under the 2022 Plan: (i) shares subject to stock appreciation rights (“SARs”) or other stock-settled awards that are not issued in connection with the stock settlement of the award on exercise and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2022 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2022 Plan.

Awards

The 2022 Plan provides for the grant of stock options, including ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, restricted stock units, or RSUs, incentive equity unit awards, SARs, and other stock or cash based awards. Certain awards under the 2022 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2022 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of Class A Common Stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

Stock Options. Stock options provide for the purchase of shares of Class A Common Stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than 10 years (or five years in the case of ISOs granted to certain significant stockholders).

SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than 10 years.

Restricted Stock and RSUs. Restricted stock is an award of nontransferable shares of Class A Common Stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of Class A Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.

Incentive Equity Units. Incentive Units are awards of units of Sky that may be structured in a manner intended to constitute “profits interests” within the meaning of the relevant IRS guidance, and which may be convertible into shares of Class A Common Stock (if and to the extent authorized under Sky’s limited liability company operating agreement).

Stock Payments, Other Incentive Awards and Cash Awards. These awards include cash payments, cash bonus awards, stock payments, stock bonus awards, performance awards or incentive awards that are paid in cash, Shares or a combination of both, which may include, without limitation, deferred stock, deferred stock units and performance awards.

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Class A Common Stock and may be granted alone or in tandem with other awards. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents will only be paid to the extent that the vesting conditions of the underlying award are satisfied.

Vesting

Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.

Certain Transactions

The plan administrator has broad discretion to take action under the 2022 Plan, including to make adjustments to the terms and conditions of existing and future awards, to facilitate changes in the event of certain transactions and events affecting shares of Class A Common Stock or the common units of Sky, in each case, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions, including a “change in control” of the company (as defined in the 2022 Plan). In particular, the plan administrator may: (i) adjust any or all of the number of shares or other securities of the Company or an affiliate that may be delivered in respect of awards, the terms of any outstanding award, including the number of shares or other securities subject to outstanding awards, the exercise price with respect to any award, or any applicable performance measures; (ii) provide for the substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event; and (iii) cancel any one or more outstanding awards in exchange for cash, shares, other securities, other property or any combination thereof. In the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2022 Plan and outstanding awards.

Additionally, except as otherwise provided in an award agreement, in the event of a “change in control”, the administrator may in its sole discretion provide that: (i) any award may be cancelled in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such award or realization of the holder’s rights under the vested portion of such award, as applicable (provided that, if the amount that could have been obtained is equal to or less than zero, then the award may be terminated without payment); (ii) awards shall vest and, to the extent applicable, be exercisable; (iii) awards may be assumed by, or substituted for awards covering the stock of, the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price; (iv) awards may be adjusted in the number and type of shares and/or with respect to which awards may be granted under the 2022 Plan (including, but not limited to, adjustments on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding awards; (v) awards may be replaced with other rights or property; and/or (vi) awards will terminate and cannot vest, be exercised or become payable after the applicable event. Notwithstanding the foregoing, in the event of a “change in control”: (x) all performance goals applicable to any award granted under the 2022 Plan shall be deemed satisfied at the greater of target or actual performance at the time of such change in control and (y) any unvested award granted under the 2022 Plan that is not assumed or substituted shall automatically vest and, to the extent applicable, be exercisable as to all shares of Class A Common Stock covered thereby

No Repricing

Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Foreign Participants

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

Transferability, Claw-Back Provisions and Participant Payments

With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2022 Plan are generally non-transferable, and are exercisable only by the participant. All awards will be subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2022 Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of shares, allow shares of our Class A Common Stock that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination

Our board of directors may amend or terminate the 2022 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2022 Plan. No award may be granted pursuant to the 2022 Plan after the tenth anniversary of the earlier of (i) the date on which our board of directors adopts the 2022 Plan and (ii) the date on which our stockholders approve the 2022 Plan.

Incentive Unit Awards

Sky’s A&R Operating Agreement and the 2022 Plan permit the grant of Incentive Units. Awards may be granted to employees and service providers of Sky and to any of Sky’s parent or subsidiaries’ employees or service providers.

Each Incentive Unit has a distribution threshold (the “Distribution Threshold”). The Distribution Threshold is equal to the net fair market value of the assets of Sky upon a hypothetical liquidation of it on the date of issuance of such Incentive Unit after satisfying all Sky liabilities. The current holders of these Incentive Units have been granted vesting terms ranging from equal monthly installments over the 24 months following the grant date to 25% vesting after one year with the remaining 75% vesting equally over the following 36 months (with Mr. Saltzman’s Incentive Units vesting beginning after one year of his hire date). Of the Incentive Units granted, 3,622 units are eligible for catch-up distributions as described above and in Note 10, Incentive Compensation. The Incentive Units are subject to forfeiture if the employee is terminated for cause or voluntarily ends his or her employment with Sky. The vesting of the Incentive Units is accelerated if the employee is terminated without cause or in the event of a capital transaction as defined in the A&R Operating Agreement. In addition, the vesting of the Incentive Units held by Mr. Gonzalez is accelerated upon his death.

As of December 31, 2021, Sky had 3,951 Incentive Units issued and outstanding to employees. Subject to the terms described above, (i) on May 13, 2021, Mr. Gonzalez was granted 1,976 Incentive Units and 329 Incentive Units (not subject to the catch-up feature described above) and (ii) on May 13, 2021, Mr. Saltzman was granted 1,317 Incentive Units. In connection with the Closing, the 3,951 Sky Incentive Units converted to 2,807,750 Sky Equity Incentive Units. There were no outstanding awards other than these 2,807,750 Sky Equity Incentive Units awarded pursuant to the A&R Operating Agreement as of May 16, 2022.

Administration

Sky’s board of managers administers the Incentive Awards granted under the A&R Operating Agreement and applicable award agreement. Subject to the terms of the A&R Operating Agreement, the board of managers has the power to, among other things, determine the eligible persons to whom, and the times at which, awards will be granted, to determine the terms and conditions of each award (including the number of units subject to the award, if applicable, the exercise price of the award, if any, and when the award will vest and, as applicable, become exercisable), to modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, to accelerate the time(s) at which an award may vest or be exercised, and to construe and interpret the terms of the awards granted under the A&R Operating Agreement and applicable award agreement.

Benefits and Perquisites

Sky provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; and a tax-qualified Section 401(k) plan for which no match by Sky is provided. Other than use of a leased company aircraft for executive business travel, tax preparation assistance for the named executive officers and $5,000 of legal expense reimbursement for each of Messrs. Gonzalez and Saltzman in connection with the 2022 amendments to their employment agreements. See “Certain Relationships and Related Party Transactions” for a discussion of the leased aircraft.

Retirement Benefits

Sky provides a tax-qualified Section 401(k) plan for all employees, including the named executive officers. Sky has not historically provided a match for participants’ elective contributions to the 401(k) plan. Other than the Rule of 65, Sky does not provide employees, including its named executive officers, with any other retirement benefits, including but not limited to tax-qualified defined benefit plans and supplemental executive retirement plans.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Registration Rights Agreement

Due West Partners LLC, Center Sky Harbour LLC, Walter Jackson, Joshua Lobel, Haydeh Davoudi, Amodae Capital LLC, BOC YAC Funding LLC and Tal Keinan (the “Sky Securityholders”) entered into certain registration rights agreement (the “Registration Rights Agreement”) pursuant to which we granted the Sky Securityholders certain registration rights with respect to our securities owned by the Sky Securityholders. Among other things, the Registration Rights Agreement requires us to register the shares of Class A Common Stock being issued in connection with the Business Combination. The Sky Securityholders will be entitled to (i) make a written demand for registration under the Securities Act of all or part of their shares of Class A Common Stock (up to a maximum of two demands per year) and only if the offering will include registrable securities with a total offering price reasonably expected to exceed, in the aggregate, $10 million, including at least one requesting holder holding $5,000,000 or more of registrable securities; and (ii) “piggy-back” registration rights to registration statements filed following the Business Combination. We will bear all of the expenses incurred in connection with the filing of any such registration statement. We shall use reasonable best efforts to make and keep effective (including by renewing or refiling upon expiration), this registration statement permitting the resale from time to time on a delayed or continuous basis pursuant to Rule 415 by the Sky Securityholders. We shall pay all of the expenses of any such registration statement except that any Sky Securityholder shall pay any underwriting fees, discounts or commissions attributable to the sale of registrable securities for the benefit of such holder.

Lock-Up Agreements

Tal Keinan, Due West Partners LLC, Walter Jackson, Francisco Gonzalez, Alex Saltzman, Tim Herr, BOC YAC Funding LLC, BOC Yellowstone LLC and BOC Yellowstone II LLC have also agreed, subject to certain exceptions, not to sell certain shares of Class A Common Stock for a period of at least the first to occur of (A) one year after the Closing Date, (B) subsequent to the completion of the Closing Date (x) if the last sale price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (C) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our Common Stock for cash, securities or other property.

BOC YAC Investment

BOC YAC Funding LLC, a wholly-owned subsidiary of Boston Omaha, entered into a Series B Preferred Unit Purchase Agreement under which it acquired $55,000,000 worth of Series B Preferred units of Sky. These units converted into 5,500,000 shares of our Class A Common Stock upon the closing of the Business Combination.

Echo Lease Agreement

On September 20, 2021, Sky entered into a non-exclusive lease agreement with Echo Echo LLC (“Echo”), a related party to Mr. Keinan, for the use of a private plane (the “Echo Lease Agreement”). Echo is a New York limited liability company that is owned 100% by Mr. Keinan. Sky reimburses Echo solely for use of the private plane for business purposes by Sky’s executive officers. The effective date of the lease was September 8th, 2021 and the lease automatically renews annually. The lease can be terminated without penalty if either party provides 35 days written notice, the leased aircraft is sold or the leased aircraft is otherwise disposed of. Sky will be charged $675 per flight hour of use along with all direct operating costs. Additionally, Sky will also incur the pro rata share of maintenance, overhead and insurance costs of the aircraft. Further, the Board approved a reimbursement of approximately $71,000 from the Company to Echo, for the use of the private plane in the manner consistent with the terms of the Echo Lease Agreement, from January 2021 until the effective date of the Echo Lease Agreement.

Compensation to Francisco Gonzalez

For a description of compensation paid by LSN Global Projects to Francisco Gonzalez in connection with the PAB offering, please see “Executive Compensation — Summary Compensation Table — Narrative Disclosure to Summary Compensation Table — Other Employment Agreements — Employment Agreement with Francisco Gonzalez” above.

BOC YAC PIPE

Boston Omaha entered into the BOC PIPE Subscription Agreement with Sky dated December 22, 2021, pursuant to which Boston Omaha invested $45,000,000 through the purchase of 4,500,000 shares of YAC Class A Common Stock at a price of $10.00 per share immediately prior to the consummation of the Business Combination. Pursuant to the terms of the BOC PIPE Subscription Agreement, Boston Omaha agreed to execute and deliver such additional documents and take such additional actions as Boston Omaha and Sky reasonably may deem to be practical and necessary to consummate the subscription. In addition, pursuant to the BOC PIPE Subscription Agreement, Boston Omaha agreed to waive any claims Boston Omaha may have at the Closing or in the future, in or to any monies held in the Trust Account, subject to certain exceptions as specified therein. The sale of BOC PIPE shares was consummated concurrently with the Closing of the Business Combination.

In connection with the BOC PIPE Subscription Agreement, Sky entered into a letter agreement with Yellowstone and Boston Omaha on December 22, 2021, in which, among other things, Sky agreed to waive the Minimum Buyer Financing Condition which required Yellowstone to deliver at least $150 million in value in accordance with Section 6.3(e) of the Equity Purchase Agreement (subject to funding of the $45,000,000 under the BOC PIPE Subscription Agreement), consented to Yellowstone transferring its listing to the New York Stock Exchange and, given the enhanced scrutiny of Special Purpose Acquisition Companies, agreed to the engagement of a nationally recognized accounting firm to provide consulting services to Sky with respect to its internal control function.

Agreements with Due West

Upon completion of the Business Combination, Sky Harbour entered into the Stockholders’ Agreement, the A&R Operating Agreement of Sky and the Tax Receivables Agreement with the Existing Sky Equity Holders, including Due West. Mr. Wellmon, who has served on the Board since the Closing of the Business Combination, is the founder and Managing Partner of Due West.

In March 2021, Due West received 15,000 Series A Preferred Units in exchange for an investment in Sky of $15 million. The Series A Preferred Units converted into Sky Common Units and an equivalent number of shares of Class B Common Stock upon completion of the Business Combination.

Investment by Walter Jackson

Beginning in November 2020, the Company received funding and entered into a note payable with a related party, SH Investment Fund I LLC. The note payable bore interest at 8% per annum and had a maturity date of November 24, 2021. Amounts payable under the note were drawn by requesting “advances” from the lender, up to $1,000,000, and could be used by the Company only for certain types of expenditures that were approved in advance by the lender. On March 12, 2021, the Company issued 1,250 Series A Preferred Units in full satisfaction of the note payable by the Company to SH Investment Fund I LLC. Walter Jackson, who has served as a member of the Board since the closing of the Business Combination, invested $425,000 in the note payable, and received a commensurate amount of Series A Preferred Units upon conversion.

YAC’s Related Party Transactions

Sponsor Shares

The registration statement for the initial public offering of YAC was declared effective on October 21, 2020. On October 26, 2020, we consummated the initial public offering of YAC of 12,500,000 Units, at $10.00 per Unit, generating gross proceeds of $125.0 million, and incurring offering costs of approximately $7.96 million (including $7.5 million in underwriters' fees). The underwriters were granted a 45-day option from October 21, 2020 to purchase up to 1,875,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. On December 1, 2020, the underwriters' over-allotment option was exercised resulting in the purchase of an additional 1,098,898 Units.

In August 2020, the Sponsor acquired 5,750,000 founder shares for an aggregate purchase price of $25,000. Prior to the initial investment in the company of $25,000 by the Sponsor, we had no assets, tangible or intangible. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of the initial public offering of YAC. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to us by an aggregate number of founder shares issued. Subsequently, we decreased the size of the offering and decreased the number of founder shares proportionally in the offering as to maintain the ownership of our initial stockholders at 20% of the issued and outstanding shares of our common stock upon the consummation of the offering. In connection with the underwriter’s exercise of the over-allotment option on December 1, 2020, we decreased the number of founder shares to 3,399,724 shares, resulting in a purchase price of $0.00735 per share of Class B Common Stock. Also in connection with the exercise of the underwriters' overallotment option, the Sponsor purchased private placement warrants at a price of $1.00 per whole warrant to purchase an additional 219,779 shares of Class A Common Stock at a price of $11.50 per share.

On November 16, 2020, the Sponsor transferred to BOC Yellowstone II LLC 206,250 shares of Class B Common Stock for no consideration. All other shares of Class B Common Stock are owned by the Sponsor. The Sponsor sold to an affiliate of the lead investor, Glazer Capital, LLC, in the initial public offering of YAC a membership interest in BOC Yellowstone II LLC for a purchase price of $309,375. Any Class B Common Stock ultimately distributed to the investor is subject to all restrictions imposed on the Sponsor, including but not limited to, waiver of redemption rights in connection with completion of any Business Combination. Any shares held by such investor will be subject to the anti-dilution provisions for the Class B Common Stock and the impact thereof. The Sponsor is the sole managing member of BOC Yellowstone II LLC.

Simultaneously with the closing of the initial public offering of YAC, YAC consummated the private placement of 7,500,000 private placement warrants to the Sponsor, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.00 per private placement warrant, generating gross proceeds to YAC of $7.5 million. In connection with the partial exercise of the underwriter's over-allotment option, the Sponsor purchased an additional 219,779 private placement warrants at a price of $1.00 per private placement warrant, generating additional gross proceeds of $219,779. The private placement warrants (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The shares of Class B Common Stock were subject to certain transfer restrictions, as described in more detail below, (i) the Sponsor, officers and directors have entered into a letter agreement with YAC, pursuant to which they agreed (A) to waive their redemption rights with respect to any Class B Common Stock and any public shares held by them in connection with the completion of the Business Combination and (B) to waive their rights to liquidating distributions from the trust account with respect to any Class B Common Stock held by them if the Company failed to complete the Business Combination within the prescribed time period, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if the Company failed to complete the Business Combination within such time period, (ii) the Class B Common Stock are shares of the Class B Common Stock that automatically converted into shares of the Class A Common Stock at the time of the Business Combination, on a one-for-one basis and (iii) are subject to registration rights. YAC’s officers, directors and the Sponsor derived benefit from agreeing to such provisions, but did not receive separate consideration for such waivers.

No compensation of any kind, including finder’s and consulting fees, has been paid to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on YAC’s behalf, including with respect to YAC’s formation and initial public offering and to identifying potential target businesses and performing due diligence on the Business Combinations.

On August 31, 2020, the Sponsor agreed to loan YAC up to $300,000 under a promissory note to be used for a portion of the expenses of its initial public offering. Prior to the closing of its initial public offering, YAC had borrowed $150,000 under the promissory note. The loan was repaid on October 26, 2020 out of the offering proceeds not held in the trust account.

BOC YAC has previously entered into a Series B Preferred Unit Purchase Agreement under which it has acquired $55,000,000 worth of Series B Preferred units of Sky. These units automatically converted into 5,500,000 shares of our Class A Common Stock upon the closing of the Business Combination. In addition, under the terms of the Stockholders’ Agreement, the Sponsor Holders have certain rights to designate a director for the SHG Corporation Board.

Related Person Transaction Policy

We have adopted a written policy relating to the approval of related person transactions. A “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which we participate (whether or not we are a party) and a related person has a direct or indirect material interest in such transaction. Our Audit Committee will review and approve or ratify all relationships and related person transactions between us and (i) our directors, director nominees or executive officers, (ii) any record or beneficial owner of 5% or more of our common stock or (iii) any immediate family member of any person specified in (i) and (ii). The Audit Committee will review all related person transactions and, where the Audit Committee determines that such transactions are in our best interests, approve such transactions in advance of such transaction being given effect.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the Audit Committee will, in its judgment, consider in light of the relevant facts and circumstances whether the transaction is, or is not inconsistent with, our best interests, including consideration of various factors enumerated in the policy.

Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. Our policy also includes certain exceptions for transactions that need not be reported and provides the Audit Committee with the discretion to pre-approve certain transactions.

Our Audit Committee will review on a quarterly basis all payments that were made to our officers or directors, or our or their affiliates.

Director Independence

At the closing of the Business Combination, the board of directors of the Company adopted NYSE American listing standards to assess director independence. The board of directors has determined that each of Walter Jackson, Alethia Nancoo, Lysa Leiponis, Nick Wellmon and Robert S. Rivkin qualifies as “independent” under the listing requirements of NYSE American. Mr. Jackson is also an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of the Class A Common Stock and Class B Common Stock as of May 16, 2022 by:

•	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of the Class A Common Stock and Class B Common Stock;

•	each current named executive officer and director of the Company; and

•	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and Warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Class A Common Stock and Class B Common Stock.

	Class A Common Stock		Class B Common Stock		Combined Voting
Name and Address of Beneficial Owner(1)	Number	%	Number	%	Power (%)(2)
Five Percent Holders:
Boston Omaha Corporation(3)	21,119,503	93.2%	—	—	32.6%
Due West Partners LLC(4)(6)	—	—	11,640,460	27.6%	20.4%
Center Sky Harbour LLC(5)	—	—	11,637,960	27.6%	20.4%
Directors and Executive Officers:
Tal Keinan	—	—	17,943,792	42.5%	31.4%
Alex Saltzman	—	—	—	—	—
Francisco Gonzalez	—	—	—	—	—
Michael W. Schmitt	—	—	—	—	—
Gerald Adler	—	—	—	—	—
Walter Jackson	—	—	412,072	*	*
Alethia Nancoo	—	—	—	—	—
Alex B. Rozek	—	—	—	—	—
Lysa Leiponis	—	—	—	—	—
Nick Wellmon(6)	—	—	11,640,460	27.6%	20.4%
Robert S. Rivkin	—	—	—	—	—
All directors and executive officers, as a group (11 individuals)	—	—	29,996,324	71.1%	52.5%

*	less than 1%

(1)

This table is based on approximately 14,937,581 shares of Class A Common Stock and approximately 42,192,250 shares of Class B Common Stock issued and outstanding as of May 16, 2022 and shares that the stockholders shown have the right to acquire as of May 16, 2022 or within 60 days thereafter. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise noted, the business address of each of those listed in the table above is c/o Sky Harbour Group Corporation, 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604.

(2)

Percentage of combined voting power represents voting power with respect to all shares of Class A common stock and Class B Common Stock, voting together as a single class. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders fortheir vote or approval.

(3)

According to Schedule 13D filed on February 4, 2022. The business address of Boston Omaha Corporation is 1601 Dodge Street, Suite 3300, Omaha, Nebraska 68102. Comprised of (i) 4,500,000 shares of Class A Common Stock purchased from YAC by Boston Omaha through BOC YAC Funding LLC immediately prior to the Closing; (ii) 3,193,474 shares of Class A Common Stock issued to Boston Omaha through BOC Yellowstone LLC in connection with the automatic conversion of an equal number of shares of Class B Common Stock upon the Closing; (iii) 206,250 shares of Class A Common Stock issued to Boston Omaha through BOC Yellowstone II LLC in connection with the automatic conversion of an equal number of shares of Class B Common Stock upon the Closing; (iv) 5,500,000 shares of Class A Common Stock issued to Boston Omaha through BOC YAC Funding LLC in connection with the automatic conversion of 5,500,000 series B preferred units of Sky purchased in September 2021 and which converted to 5,500,000 shares of Class A Common Stock upon the Closing; and (v) 7,719,779 shares of Class A Common Stock issuable to Boston Omaha Corporation upon the exercise of the Private Placement Warrants.

(4)	The business address of Due West Partners LLC is 8260 SE 31st St., Mercer Island, Washington 98040.

(5)	The business address of Center Sky Harbour LLC is 9355 Wilshire Blvd, Suite 350, Beverly Hills, California 90210.

(6)

Represents shares held by Due West Partners LLC (“Due West”). Mr. Wellmon is the Founder and Managing Partner of Due West, and as such has voting and investment discretion with respect to the shares of Class B Common Stock held of record by Due West and may be deemed to have shared beneficial ownership of the shares of Class B Common Stock held directly by Due West. Mr. Wellmon disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary indirect interest he may have therein.

Because of their ownership block, our directors and executive officers as a group may be able to effectively influence the outcome of all matters requiring approval by our stockholders, including amendments to our amended and restated certificate of incorporation and approval of significant corporate transactions.

SELLING SECURITYHOLDERS

The shares of Class A Common Stock being offered by the Selling Securityholders are those previously issued to the Selling Securityholders in connection with the Business Combination, or issuable upon redemption of Sky Common Units that are (i) held by certain Selling Securityholders and (ii) underlying the Sky Equity Incentive Units. Pursuant to agreements with the Selling Securityholders, we agreed to file a registration statement with the SEC for the purposes of registering for resale the Class A Common Stock (and the shares of Class A Common Stock that may be issued upon redemption of Sky Common Units).

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of May 16, 2022 regarding the beneficial ownership of shares of Class A Common Stock, including the shares of Class A Common Stock that may be issued upon redemption of Sky Common Units that are (i) held by certain Selling Securityholders and (ii) underlying the Sky Equity Incentive Units, being offered by the Selling Securityholders. The applicable percentage ownership of Class A Common Stock is based on approximately 59,937,581 shares of Class A Common Stock, including 14,937,581 shares of Class A Common Stock outstanding as of May 16, 2022, 42,192,250 shares of Class A Common Stock that may be issued upon redemption of outstanding Sky Common Units held by certain Selling Securityholders and 2,807,750 shares of Class A Common Stock that may be issued upon redemption of Sky Common Units underlying the outstanding Sky Equity Incentive Units. Information with respect to shares of Class A Common Stock owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock offered and no other purchases or sales of our Class A Common Stock. The Selling Securityholders may offer and sell some, all or none of their shares of Class A Common Stock, including the shares of Class A Common Stock that may be issued upon redemption of Sky Common Units, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares Class A Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

The shares of Class A Common Stock, including shares of Class A Common Stock that may be issued upon redemption of Sky Common Units, being registered for resale by the Selling Securityholders are subject to lock-up agreements which provide that the Class A Common Stock, including the shares of Class A Common Stock issuable upon the redemption of Sky Common Units, held by such securityholder are subject to a lock-up period during which the holder has agreed, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of such securities until (a) the earlier of January 25, 2023 and (b) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing on or after June 24, 2022.

Selling Securityholder	Number of Shares of Class A Common Stock Beneficially Owned Before the Offering		Number of Shares of Class A Common Stock Being Offered	Number of Shares of Class A Common Stock Beneficially Owned After the Offering	Percentage of Outstanding Shares of Class A Common Stock Beneficially Owned After the Offering
Boston Omaha Corporation	13,399,724	(1)	13,399,724	-	-
Amodae Capital LLC	48,890	(2)	48,890	-	-
Center Sky Harbour LLC	11,637,960	(3)	11,637,960	-	-
Haydeh Davoudi	97,004	(4)	97,004	-	-
Due West Partners LLC	11,640,460	(5)	11,640,460	-	-
Walter Jackson	412,072	(6)	412,072	-	-
Tal Keinan	17,943,792	(7)	17,943,792	-	-
Joshua Lobel	412,072	(8)	412,072	-	-
Alex Saltzman	947,485	(9)	947,485	-	-
Francisco Gonzalez	1,623,573	(10)	1,623,573	-	-
Tim Herr	236,692	(11)	236,692	-	-

(1)

The business address of Boston Omaha Corporation is 1601 Dodge Street, Suite 3300, Omaha, Nebraska 68102. Consists of (i) 4,500,000 shares of Class A Common Stock purchased from YAC by Boston Omaha through BOC YAC Funding LLC immediately prior to the Closing; (ii) 3,193,474 shares of Class A Common Stock issued to Boston Omaha through BOC Yellowstone LLC in connection with the automatic conversion of an equal number of shares of Class B Common Stock upon the Closing; (iii) 206,250 shares of Class A Common Stock issued to Boston Omaha through BOC Yellowstone II LLC in connection with the automatic conversion of an equal number of shares of Class B Common Stock upon the Closing; and (iv) 5,500,000 shares of Class A Common Stock issued to Boston Omaha through BOC YAC Funding LLC in connection with the automatic conversion of 5,500,000 series B preferred units of Sky purchased in September 2021 and which converted to 5,500,000 shares of Class A Common Stock upon the Closing.

(2)	The business address of Amodae Capital LLC is 400 W 63rd St, 2101, New York, NY 10069. Represents 48,890 shares of Class A Common Stock that may be issued upon redemption of 48,890 Sky Common Units.
(3)

The business address of Center Sky Harbour LLC is 9355 Wilshire Blvd, Suite 350, Beverly Hills, California 90210. Represents 11,637,960 shares of Class A Common Stock that may be issued upon redemption of 11,637,960 Sky Common Units.

(4)	The business address of Haydeh Davoudi is 4618 Staunton Street, Houston, TX 77027. Represents 97,004 shares of Class A Common Stock that may be issued upon redemption of 97,004 Sky Common Units.
(5)

The business address of Due West Partners LLC is 8260 SE 31st St., Mercer Island, Washington 98040. Represents 11,640,460 shares of Class A Common Stock that may be issued upon redemption of 11,640,460 Sky Common Units.

(6)

The business address of Walter Jackson is c/o Sky Harbour Group Corporation, 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604. Represents 412,072 shares of Class A Common Stock that may be issued upon redemption of 412,072 Sky Common Units.

(7)

The business address of Tal Keinan is c/o Sky Harbour Group Corporation, 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604. Represents 17,943,792 shares of Class A Common Stock that may be issued upon redemption of 17,943,792 Sky Common Units.

(8)	The business address of Joshua Lobel is 5646 Meadowood Road, Dallas, TX 75220. Represents 412,072 shares of Class A Common Stock that may be issued upon redemption of 412,072 Sky Common Units.
(9)

The business address of Alex Saltzman is c/o Sky Harbour Group Corporation, 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604. Represents 947,485 shares of Class A Common Stock that may be issued upon redemption of 947,485 Sky Common Units, which may be issued upon conversion of Sky Equity Incentive Units held by Mr. Saltzman at his election.

(10)

The business address of Francisco Gonzalez is c/o Sky Harbour Group Corporation, 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604. Represents 1,623,573 shares of Class A Common Stock that may be issued upon redemption of 1,623,573 Sky Common Units, which may be issued upon conversion of Sky Equity Incentive Units held by Mr. Gonzalez at his election.

(11)

The business address of Tim Herr is c/o Sky Harbour Group Corporation, 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604. Represents 236,692 shares of Class A Common Stock that may be issued upon redemption of 236,692 Sky Common Units, which may be issued upon conversion of Sky Equity Incentive Units held by Mr. Herr at his election.

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Certificate of Incorporation, the Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 260,000,000 shares of the Company, consisting of 200,000,000 shares of Class A Common Stock, par value $0.0001 per share, 50,000,000 shares of Class B Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of May 16, 2022, there were approximately 14,937,581 shares of Class A Common Stock, 42,192,250 shares of Class B Common Stock and no shares of preferred stock outstanding. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Voting Power

Pursuant to the A&R Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

Dividends

The holders of Class A Common Stock are entitled to receive dividends, as and if declared by the Board out of legally available funds. With respect to stock dividends, holders of Class A Common Stock must receive Class A Common Stock. The holders of Class B Common Stock do not have any right to receive dividends other than stock dividends consisting of shares of Class B Common Stock, as applicable, in each case paid proportionally with respect to each outstanding share of Class B Common Stock.

Liquidation or Dissolution

Upon the Company’s liquidation or dissolution, the holders of all classes of Common Stock are entitled to their respective par value, and the holders of Class A Common Stock will then be entitled to share ratably in those of the Company’s assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of Class B Common Stock will not have any right to receive a distribution upon a liquidation or dissolution of the Company.

Conversion, Transferability and Exchange

Subject to the terms of the A&R Operating Agreement, the members of Sky (other than the Company) may from time to time cause Sky to redeem any or all of their Sky Common Units in exchange for, at the Company’s election (subject to certain exceptions), either cash (based on the market price for a share of the Class A Common Stock) (the “Existing Sky Equityholder Cash Out”) or shares of Class A Common Stock (the “Existing Sky Equityholder Share Settlement”); provided that the Company’s election to effect such redemption as an Existing Sky Equityholder Cash Out or an Existing Sky Equityholder Share Settlement must be approved by a committee of the Board comprised solely of directors who were not nominated pursuant to the Stockholders’ Agreement or other contractual right by, and are not otherwise affiliated with, holders of Class B Common Stock. At the Company’s election, such transaction may be effectuated via a direct exchange of Class A Common Stock or cash by the Company for the redeemed Sky Common Units (an “Existing Sky Equityholder Direct Exchange”).

The A&R Certificate of Incorporation provides that if a holder of Class B Common Stock exercises either the Existing Sky Equityholder Cash Out, or the Existing Sky Equityholder Share Settlement or Existing Sky Equityholder Direct Exchange, then the number of shares of Class B Common Stock held by such holder equal to the number of Sky Common Units so redeemed, cashed out or exchanged will automatically be cancelled by the Company for no consideration.

The Company may not issue Class B Common Stock such that after the issuance of Class B Common Stock, the holder of such stock does not hold an identical number of Sky Common Units.

Other Provisions

None of the Class A Common Stock or Class B Common Stock has any pre-emptive or other subscription rights.

Preferred Stock

The A&R Certificate of Incorporation authorizes the Company to issue up to 10,000,000 shares of preferred stock. The Board is authorized, subject to limitations prescribed by Delaware law and the A&R Certificate of Incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. The Board is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Class A Common Stock and Class B Common Stock, which could have a negative impact on the market price of the Class A Common Stock. The Company has no current plan to issue any shares of preferred stock.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on February 24, 2022. Pursuant to the Warrant Agreement, a holder of Public Warrants may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a Warrant holder. The Public Warrants will expire on January 25, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Warrant will be exercisable and the Company will not be obligated to issue shares of Class A Common Stock upon exercise of a Warrant unless Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant. The Company will be obligated to file as soon as practicable, but in no event later than 15 business days after the Closing, and to use its best efforts to file with the SEC a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the Closing (April 21, 2022), Warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In no event will the Company be required to net cash settle any Warrant.

Once the registration statement of which this prospectus forms a part is declared effective by the SEC, the Warrants will become exercisable and Warrant holders will be able to provide their instructions to their broker-dealers (DTC participants) to exercise such Warrants as provided in the Warrant Agreement.

Redemption of Public Warrants for Cash

Once the Warrants become exercisable, under certain conditions, the Company may call the Public Warrants for redemption:

•	In whole and not in part;

•	At a price of $0.01 per Public Warrant;

•	Upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Public Warrant holder; and

•

If, and only if, the last reported the sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the Public Warrant holders.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of Class A Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The Company has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 Warrant exercise price after the redemption notice is issued. The Private Placement Warrants may only be redeemed for cash after they are transferred by the Sponsor to a third party other than a permitted transferee.

Redemption of Warrants for Class A Common Stock

Commencing 90 days after the Public Warrants become exercisable, we may redeem the outstanding Warrants:

•	in whole and not in part;

•

at a price equal to a number of shares of Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Common Stock that a Warrant holder will receive upon redemption by the Company pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth in the first three paragraphs under the heading “Anti-dilution adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042

The “fair market value” of our Class A Common Stock shall mean the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of the share of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 60 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.281 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the shares of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.29845 shares of Class A Common Stock for each whole Warrant. Finally, as reflected in the table above, we can redeem the Warrants for no consideration in the event that the Warrants are “out of the money” (i.e., the trading price of shares of Class A Common Stock is below the exercise price of the Warrants) and about to expire.

Any Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Warrants so redeemed (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Warrants on such redemption date).

This redemption feature differs from the typical Warrant redemption features used in other blank check offerings, which typically only provide for a redemption of Warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide the Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Warrants for shares of Class A Common Stock, instead of cash, for “fair value” without the Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants for cash.” Holders of the Warrants will, in effect, receive a number of shares representing fair value for their Warrants based on an option pricing model with a fixed volatility input. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Warrants, in this case, for Class A Common Stock, and therefore have certainty as to (a) our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed and (b) to the amount of cash provided by the exercise of the Warrants and available to us, and also provides a ceiling to the theoretical value of the Warrants as it locks in the “redemption prices” we would pay to Warrant holders if we chose to redeem Warrants in this manner. We will effectively be required to pay fair value to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants for Class A Common Stock if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay fair value to the Warrant holders. In particular, it would allow us to quickly redeem the Warrants for Class A Common Stock, without having to negotiate a redemption price with the Warrant holders. In addition, the Warrant holders will have the ability to exercise the Warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the Warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with fair value (in the form of Class A Common Stock). If we choose to redeem the Warrants when the Class A Common Stock is trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures and Cashless Exercise

If the Company calls the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of its Warrants. If the Company’s management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. The Company believes this feature is an attractive option to it if the Company does not need the cash from the exercise of the Warrants after the Closing. If the Company calls its Warrants for redemption and the Company’s management does not take advantage of this option, Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends (initially defined as up to $0.50 per share in a 365 day period), (iii) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Closing, or (iv) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend the A&R Certificate of Incorporation with respect to any provision relating to stockholders’ rights, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the Warrant holder for the loss of the option value portion of the Warrant due to the requirement that the Warrant holder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until the earlier of (a) January 25, 2023 and (b) if the last sale price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing on or after June 24, 2022 (except, among other limited exceptions, to the Company’s officers and directors and other persons or entities affiliated with Sponsor). Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Placement Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant Agent.

Certain Anti-Takeover Provisions of the A&R Certificate of Incorporation and Bylaws

The provisions of the A&R Certificate of Incorporation and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A Common Stock.

The A&R Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders. The A&R Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The A&R Certificate of Incorporation and Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by applicable law, special meetings of the stockholders can only be called by the Board, the chairman of the Board, or, until the earlier of (i) the Sunset Date or (ii) the time the Company is no longer a “controlled company,” by the secretary of the Company at the request of holders representing a majority of the total voting power of the Company’s issued and outstanding capital stock entitled to vote in the election of directors, voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

Advance Notice Procedures. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the Company’s stockholders, and for stockholder nominations of persons for election to the Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares. The Company’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to rules of the securities exchange on which the Class A Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, in connection with the redemption or exchange of Sky Common Units and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of the Company’s common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. The A&R Certificate of Incorporation provide that the Company is not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, the Company is not subject to any anti-takeover effects of Section 203.

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing, the Company ceased to be a shell company.

When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of shares of Common Stock then outstanding; or

•	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, Warrant Agent and registrar for our Common Stock and Warrants is Continental Stock Transfer & Trust Company.

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Listing of Securities

Our Class A Common Stock and Public Warrants are listed on the NYSE American under the symbols “SKYH” and “SKYH WS,” respectively.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to an aggregate of 45,000,000 shares of our Class A Common Stock, consisting of (i) 42,192,250 shares of Class A Common Stock issuable upon redemption of 42,192,250 Sky Common Units held by certain Selling Securityholders and (ii) 2,807,750 shares of Class A Common Stock issuable upon redemption of 2,807,750 Sky Common Units, which are issuable upon conversion of outstanding Sky Equity Incentive Units at the election of the holders. We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of up to 58,399,724 shares of Class A Common Stock, consisting of (i) 5,500,000 shares of Class A Common Stock originally issued to BOC YAC in respect of the Sky Common Units that were converted at the closing of the Business Combination, (ii) 4,500,000 shares of Class A Common Stock issued to BOC YAC in a private placement that closed simultaneously with the closing of the Business Combination, (iii) 3,399,724 shares of Class A Common Stock issued upon conversion of shares held by the Sponsor and its certain affiliates in connection with the Business Combination, (iv) up to an aggregate of 42,192,250 shares of Class A Common Stock that are issuable upon redemption of 42,192,250 Sky Common Units held by certain Selling Securityholders and (v) 2,807,750 shares of Class A Common Stock issuable upon redemption of 2,807,750 shares of Sky Common Units, which are issuable upon conversion of outstanding Sky Equity Incentive Units at the election of the holders. We are required to pay all fees and expenses incident to the registration of the shares of our Class A Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of Private Placement Warrants and the shares of Class A Common Stock.

We will not receive any of the proceeds from the sale of the shares of Class A Common Stock by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A Common Stock by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE American;

•

through trading plans entered into by the Selling Securityholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Securityholders or borrowed from the Selling Securityholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Securityholders in settlement of those derivatives to close out any related open borrowings of stock. If applicable through securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Selling Securityholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

Morrison & Foerster LLP is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered in this prospectus.

EXPERTS

The consolidated financial statements of Sky Harbour Group Corporation (formerly Yellowstone Acquisition Company) as of and for the year ended December 31, 2021 and as of December 31, 2020 and for the period from August 25, 2020 (inception) to December 31, 2020, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of Sky Harbour LLC and Subsidiaries as of December 31, 2021 and 2020 and the related consolidated statements of operations, changes in members' equity (deficit), and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein. Such consolidated financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at www.sec.gov.

Our website address is www.skyharbour.group. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D and 13G with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

SKY HARBOUR GROUP CORPORATION

FINANCIAL STATEMENTS

SKY HARBOUR LLC AND SUBSIDIARIES

SKY HARBOUR GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2022 (unaudited)	December 31, 2021 (audited)
Assets
Cash	$48,610	$6,805
Restricted cash	18,036	197,130
Restricted investments	166,560	-
Prepaid expenses and other assets	3,807	3,142
Cost of construction	39,435	25,034
Constructed assets, net	14,365	14,500
Right-of-use assets	56,555	56,867
Long-lived assets, net	405	409
Total assets	$347,773	$303,887

Liabilities and equity
Accounts payable, accrued expenses and other liabilities	$12,071	$10,959
Operating lease liabilities	61,516	61,289
Bonds payable, net of debt issuance costs and premiums	160,756	160,679
Warrants liability	21,924	-
Total liabilities	256,267	232,927

Redeemable Sky Series B Preferred Units	-	54,029

Stockholders’ equity
Preferred stock; $0.0001 par value; 10,000,000 shares authorized as of March 31, 2022; none issued and outstanding	-	-
Class A common stock, $0.0001 par value; 200,000,000 shares authorized as of March 31, 2022; 14,937,581 shares issued and outstanding as of March 31, 2022	1	-
Class B common stock, $0.0001 par value; 50,000,000 shares authorized as of March 31, 2022; 42,192,250 shares issued and outstanding as of March 31, 2022	4	-
Additional paid-in capital	28,681	-
Accumulated deficit	(15,763)	-
Total Sky Harbour Group Corporation stockholders’ equity	12,923	-

Members’ equity	-	16,931
Non-controlling interests	78,583	-
Total equity	91,506	16,931

Total liabilities and equity	$347,773	$303,887

See accompanying Notes to Unaudited Consolidated Financial Statements

SKY HARBOUR GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Revenue:
Rental revenue	$397	$390
Total revenue	397	390

Expenses:
Operating	1,145	995
Depreciation	145	141
General and administrative	4,683	591
Total Expenses	5,973	1,727

Other Expenses:
Interest expense, net of capitalized interest	-	459
Unrealized loss on warrants	13,938	-
Loss on extinguishment of note payable to related party	-	250
Total Other Expenses	13,938	709

Net loss	$(19,514)	$(2,046)

Net loss attributable to non-controlling interests	(3,751)	-
Net loss attributable to Sky Harbour Group Corporation shareholders	$(15,763)	$(2,046)

Loss per share
Basic	$(1.44)	-
Diluted	$(1.44)	-
Weighted average shares
Basic	10,954	-
Diluted	10,954	-

See accompanying Notes to Unaudited Consolidated Financial Statements

SKY HARBOUR GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

(Unaudited)

	Redeemable Sky Series B Preferred Units		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity	Members Equity	Non-Controlling Interests	Total Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2021	-	$54,029	-	$-	-	$-	$-	$-	-	$16,931	$-	$16,931
Incentive compensation prior to recapitalization	-	-	-	-	-	-	-	-	-	23	-	23
Net loss prior to recapitalization	-	-	-	-	-	-	-	-	-	(1,247)	-	(1,247)
Yellowstone Transaction and recapitalization, See Note 3	-	(54,029)	14,937,581	1	42,192,250	4	28,681	-	28,686	(15,707)	81,024	94,003
Incentive compensation following recapitalization	-	-	-	-	-	-	-	-	-	-	63	63
Net loss following recapitalization	-	-	-	-	-	-	-	(15,763)	(15,763)	-	(2,504)	(18,267)
Balance at March 31, 2022	-	$-	14,937,581	$1	42,192,250	$4	$28,681	$(15,763)	$12,923	$-	$78,583	$91,506

	Redeemable Series B Preferred Units		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity	Members Equity	Non-Controlling Interests	Total Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2020	-	$-	-	$-	-	$-	$-	$-	-	$(6,509)	$-	$(6,509)
Gain on extinguishment of related party loan, net of repurchase of membership interests	-	-	-	-	-	-	-	-	-	5,621	-	5,621
Conversion of SH I loan to equity	-	-	-	-	-	-	-	-	-	1,250	-	1,250
Issuance of Sky Series A Preferred Units, net of equity issuance costs	-	-	-	-	-	-	-	-	-	29,683	-	29,683
Net loss	-	-	-	-	-	-	-	-	-	(2,046)	-	(2,046)
Balance at March 31, 2021	-	$-	-	$-	-	$-	$-	$-	$-	$27,999	$-	$27,999

See accompanying Notes to Unaudited Consolidated Financial Statements

SKY HARBOUR GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three months ended
	March 31, 2022	March 31, 2021
Cash flows from operating activities:
Net loss	$(19,514)	$(2,046)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	145	297
Straight-line rent adjustments, net	12	(72)
Loss on extinguishment of related party loan payable	-	250
Incentive compensation	86	-
Non-cash operating lease expense	539	706
Unrealized loss on warrants	13,938	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(3,500)	(906)
Accounts payable, accrued expenses and other liabilities	(1,870)	499
Net cash used in operating activities	$(10,164)	$(1,272)

Cash flows from investing activities:
Purchases of long-lived assets	(6)	(10)
Payments for cost of construction	(12,428)	(1,263)
Purchases of held-to-maturity investments	(166,560)	-
Cash used in investing activities	$(178,994)	$(1,273)

Cash flows from financing activities:
Proceeds from issuance of Sky Series A Preferred Units	-	30,000
Proceeds from issuance of BOC PIPE	45,000	-
Proceeds from Yellowstone trust	15,691	-
Payments for equity issuance costs	(8,822)	(251)
Payments for debt issuance costs	-	(69)
Payment of loan payable and redemption of Sky membership interest	-	(5,221)
Proceeds of loans payable	-	774
Proceeds of loans payable to related parties	-	630
Net cash provided by financing activities	$51,869	$25,863

Net increase (decrease) in cash and restricted cash	(137,289)	23,318

Cash and restricted cash, beginning of year	203,935	72

Cash and restricted cash, end of period	$66,646	$23,390

See accompanying Notes to Unaudited Consolidated Financial Statements

SKY HARBOUR GROUP CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022

1.	Organization and Business Operations

Sky Harbour Group Corporation (“SHG”) is a holding company organized under the laws of the State of Delaware and, through its main operating subsidiary, Sky Harbour LLC and its subsidiaries (collectively, “Sky”), is an aviation infrastructure development company that develops, leases and manages general aviation hangars for business aircraft across the United States. Sky Harbour Group Corporation and its consolidated subsidiaries are collectively referred to as the “Company.”

On January 25, 2022 (the “Closing Date”), our predecessor, Yellowstone Acquisition Company (“Yellowstone”), a special purpose acquisition company incorporated in Delaware on August 25, 2020, consummated the business combination (the “Yellowstone Transaction”) contemplated by the Equity Purchase Agreement, dated as of August 1, 2021 (the “Equity Purchase Agreement”), with Sky, a Delaware limited liability company.

As a result of the closing of the Yellowstone Transaction, and collectively with the other transaction described in the Equity Purchase Agreement, the Company was reorganized as an umbrella partnership-C corporation, or “Up-C”, structure in which substantially all of the operating assets of the Company are held by Sky and SHG’s only substantive assets are its equity interests in Sky (the “Common Units”). As of the Closing Date, SHG owned approximately 26.1% of the common units of Sky (the “Sky Common Units”), and the prior holders of Sky’s Existing Common Units (the “LLC Interests”) owned approximately 73.9% of the Sky Common Units and control the Company through their ownership of the Class B Common Stock, $0.0001 par value (“Class B Common Stock”) of the Company. As of March 31, 2022, the Company and the LLC Interests owned approximately 26.1% and 73.9% of Sky Common Units, respectively. See Notes 2 and 3 for additional discussion related to the Yellowstone Transaction.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements and the related notes (the “Financial Statements”) have been prepared in conformity with the U.S. Securities and Exchange Commission (the “SEC”) requirements for quarterly reports on Form 10-Q, and consequently exclude certain disclosures normally included in audited consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).These Financial Statements include the accounts of the Company and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The Financial Statements should be read in conjunction with the audited consolidated financial statements and the notes contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as well as the financial statements of Sky for the year ended December 31, 2021 file by the Company on its Current Reports on Form 8-K/A on March 28, 2022, which includes additional disclosures and a summary of our significant accounting policies. In the Company’s opinion, these Financial Statements include all adjustments, consisting of normal recurring items, considered necessary by management to fairly state the Company’s results of operation, financial position, and cash flows. Certain prior year amounts have been reclassified to conform to the current year’s presentation. Except for per share data, all dollar amounts are in thousands unless otherwise noted.

Notwithstanding the legal form of the Yellowstone Transaction pursuant to the terms therein, the Yellowstone Transaction was accounted for as a reverse recapitalization in accordance with GAAP (the “Reverse Recapitalization”). Under this method of accounting, SHG was treated as the acquired company for financial reporting purposes, and Sky was treated as the accounting acquirer. In accordance with this accounting method, the Yellowstone Transaction was treated as the equivalent of Sky issuing stock for the net assets of Yellowstone, accompanied by a recapitalization.

Sky was deemed the accounting acquirer for purposes of the Yellowstone Transaction based on an evaluation of the following facts and circumstances:

• The LLC Interests, through their ownership of the Class B Common Stock, hold a majority voting interest in the Company;

• The LLC Interests have the ability to nominate and elect the majority of the Company’s Board of Directors;

• Sky’s senior management team comprises the senior management of the Company; and

• Sky’s assets were larger in relative size compared to Yellowstone’s assets prior to the Yellowstone Transaction.

Thus, the financial statements included in this quarterly report for the three months ended March 31, 2022 reflect (i) the historical operating results of Sky prior to the Yellowstone Transaction; (ii) the combined results of Sky and SHG from the date of the Yellowstone Transaction; and (iii) the net assets of SH (formerly Yellowstone) were stated at historical cost, with no goodwill or other intangible assets recorded.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates include the estimates of collectability of tenant lease payments, assumptions used within impairment analyses, estimated useful lives of depreciable assets and amortizable costs, estimates of inputs utilized in determining incentive compensation expense and financial instruments such as warrants, and estimates and assumptions related to right-of-use assets and operating lease liabilities. Actual results could differ materially from those estimates.

Risks and Uncertainties

The Company’s operations have been limited to-date. For most of its history, the Company was engaged in securing access to land through ground leases, and developing and constructing aviation hangars. The major risks faced by the Company is its future ability to obtain additional tenants for the facilities that it constructs, and to contract with such tenants for rental income in an amount that is sufficient to meet the Company’s financial obligations, including increasing construction costs.

In March 2020, the World Health Organization declared coronavirus 2019 (“COVID-19”) a global pandemic. The outbreak of COVID-19 caused severe disruptions in the global economy and has adversely impacted businesses and financial markets. During 2020, the Company experienced delays in construction due to COVID-19 mandates such as physical distancing, supply chain issues, and subcontractor availability. In 2020, there was a significant slowdown in the aviation sector in general due to decreased travel which has since eased, particularly in private aviation. During 2021 and 2022 to-date, vaccinations for COVID-19 have become widely distributed among the general population which has resulted in loosened restrictions previously mandated. However, the potential emergence of vaccine-resistant variants of COVID-19 could result in restrictions being mandated again or affect the timing of loosened restrictions. The Company’s management is not able, at this time, to determine what, if any, the ultimate impact COVID-19 will have on its future financial condition, results of operations and cash flows.

Liquidity and Capital Resources

As a result of ongoing construction projects and business development activities, including the development of aircraft hangars and the leasing of available hangar space, the Company has incurred recurring losses and negative cash flows from operating activities since its inception. The Company expects to continue to invest in such activities and generate operating losses in the near future.

The Company obtained long-term financing through bond and equity offerings to fund its construction, lease, and operational commitments, and believes its liquidity is sufficient to allow continued operations for more than one year after the date these financial statements are issued.

Significant Accounting Policies

Basis of Consolidation

SHG is deemed to have a controlling interest of Sky through its appointment as the Managing Member of Sky, in which SHG has control over the affairs and decision-making of Sky. The interests in Sky not owned by the Company are presented as non-controlling interests. Sky’s ownership percentage in each of its consolidated subsidiaries is 100%. There are no unconsolidated variable interest entities (“VIEs”) in which Sky is considered to be the primary beneficiary.

Cash and Restricted Cash

The Company’s cash is held at a major commercial bank, which cash balance may at times exceed the Federal Deposit Insurance Corporation limit. To date, the Company has not experienced any losses on its cash deposits.

Pursuant to the Company’s bond offering described in Note 8, various restricted trust bank accounts were established. Such trust bank accounts are included in Restricted cash and Restricted investments on the consolidated balance sheet as of March 31, 2022 and December 31, 2021.

Restricted Investments Held-to-Maturity

Pursuant to provisions within the Master Indenture of the Series 2021 Bonds, as defined in Note 8, the Company invests the funds held in the restricted trust bank accounts in various U.S. Treasury securities. Therefore, such investments are reported as “Restricted investments” in the accompanying consolidated balance sheets.

The Company has the ability and intent to hold these restricted investments until maturity, and as a result, the Company would not expect the value of these investments to decline significantly due to a sudden change in market interest rates. The held-to-maturity restricted investments are carried on the consolidated balance sheet at amortized cost. Such investments amounted to $166,560 on March 31, 2022, of which $95,398 will mature in one year or less, and $71,162 will mature in one through five years.

Cost of Construction

Cost of construction on the consolidated balance sheets is carried at cost. The cost of acquiring an asset includes the costs necessary to bring a capital project to the condition necessary for its intended use. Costs are capitalized once the construction of a specific capital project is probable. Construction labor and other direct costs of construction are capitalized. Professional fees for engineering, procurement, consulting, and other soft costs that are directly identifiable with the project and are considered an incremental direct cost are capitalized. The Company allocates a portion of its internal salaries to both capitalized cost of construction and to general and administrative expense based on the percentage of time certain employees worked in the related areas. Interest, net of the amortization of debt issuance costs and premiums, and net of interest income earned on bond proceeds, is also capitalized until the capital project is completed.

Constructed assets, net

Constructed assets on the consolidated balance sheets consists principally of developed airplane hangar buildings, and are carried at cost less accumulated depreciation. Once a capital project is complete, the Company begins to depreciate the constructed asset on a straight-line basis over the lesser of the life of the asset or the remaining term of the related ground lease, including expected renewal terms. Constructed assets, net, as of March 31, 2022 and December 31, 2021 consists of the Sugar Land Phase I project, which is being depreciated over approximately 28 years.

Other long-lived assets

Long-lived assets on the consolidated balance sheets consists principally of equipment and software. Long-lived assets are carried at cost less accumulated depreciation. Maintenance and repair expenses are charged to expense as incurred. Depreciation is recognized on a straight-line basis over 5 years, the estimated useful life of the assets.

Impairment of long-lived assets

The Company’s assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment analyses are based on, in part, the Company’s current plans, intended holding periods and available market information at the time the analyses are prepared. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the property’s carrying amount over its estimated fair value. Estimates of fair value are determined using discounted cash flow models, which consider, among other things, anticipated holding periods, current market conditions and utilize unobservable quantitative inputs, including appropriate capitalization and discount rates. If the estimates of the projected future cash flows, anticipated holding periods, or market conditions change, evaluation of impairment losses may be different and such differences could be material to the consolidated financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and other factors that could differ materially from actual results. Through March 31, 2022, the Company has not experienced any impairment losses.

Leases

The Company accounts for leases under Accounting Standards Codification (“ASC”) Topic 842, Leases. The Company determines whether a contract contains a lease at the inception of the contract. ASC Topic 842 requires lessees to recognize lease liabilities and right-of-use (“ROU”) assets for all operating leases with terms of more than 12 months on the consolidated balance sheets. The Company has made an accounting policy election that will keep leases with an initial term of 12 months or less off the Company’s consolidated balance sheets and will result in recognizing those lease payments in the consolidated statements of operations on a straight-line basis over the lease term. When management determines that it is reasonably certain that the Company will exercise its options to renew the leases, the renewal terms are included in the lease term and the resulting ROU asset and lease liability balances.

The Company also has tenant leases and accounts for those leases in accordance with the lessor guidance under ASC Topic 842.

The Company has lease agreements with lease and non-lease components; the Company has elected the accounting policy to not separate lease and non-lease components for all underlying asset classes.

The Company has not elected to capitalize any interest cost that is implicit within its operating leases into cost of construction on the consolidated balance sheet, but instead, expenses its ground lease cost in the consolidated statements of operations.

Warrants liability

The Company accounts for the warrants assumed in the Yellowstone Transaction (see Note 9) in accordance with the guidance contained in ASC Topic 815, “Derivatives and Hedging” (“ASC 815”), under which warrants that do not meet the criteria for equity classification and must be recorded as derivative liabilities. Accordingly, the Company classifies the warrants as liabilities carried at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until the warrants are exercised or expire, and any change in fair value is recognized in the consolidated statement of operations.

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC Topic 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 – quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities; Level 2 – quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data; and Level 3 – unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. Considerable judgment is necessary to interpret Level 2 and 3 inputs in determining the fair value of financial and non-financial assets and liabilities. Accordingly, fair value estimates may be different than the amounts that may ultimately be realized upon sale or disposition of these assets or settlement of these liabilities. See Note 13.

Equity issuance costs

The Company accounts for equity issuance costs as an asset within prepaid expenses and other assets on the consolidated balance sheets until the related equity financing is obtained, and then reclassifies such costs as a reduction in equity. As of December 31, 2021, the Company had $2,696 of equity issuance costs included within prepaid and other assets which were subsequently reclassified as part of accounting for the Yellowstone Transaction. As of March 31, 2022, there were no equity issuance costs included within prepaid expenses and other assets.

Revenue recognition

The Company leases the hangar facilities that it constructs to third parties. The lease agreements are either on a month-to-month basis or have a defined term and may have options to extend the term. Some of the leases contain options to terminate the lease by either party with given notice. There are no options given to the lessee to purchase the underlying assets. Rental revenue is recognized in accordance with ASC Topic 842, Leases (see Note 7) and includes (i) fixed payments of cash rents, which represents revenue each tenant pays in accordance with the terms of its respective lease and is recognized on a straight-line basis over the term of the lease and (ii) variable payments of tenant reimbursements, which are recoveries of all or a portion of the common area maintenance and operating expenses of the property and are recognized in the same period as the expenses are incurred. As of March 31, 2022, and December 31, 2021, the deferred rent receivable included in prepaid expenses and other assets was $102 and $103, respectively.

The Company evaluates the collectability of tenant receivables for payments required under the lease agreements. If the Company determines that collectability is not probable, the Company recognizes any difference between revenue amounts recognized to date under ASC 842 and payments that have been collected from the lessee, including security deposit amounts held, as a current period adjustment to rental revenue. There were no adjustments to rental revenue for uncollectible tenant rental payments in either of the three months ended March 31, 2022 or 2021.

For the three months ended March 31, 2022 and 2021, the Company derived approximately 90% of its revenue from two tenants, each of which have ongoing leases with the Company which expire in December 2023 and November 2025, respectively.

Operating Expenses

For the three months ended March 31, 2022, operating expenses within the consolidated statements of operations includes operating lease expense of $988 and other expenses, such as insurance, property tax and utilities, totaling $157. For the three months ended March 31, 2021, operating expense includes operating lease expense of $881 and other expenses totaling $114. General and administrative expenses on the consolidated statements of operations also includes $18 and $7 of operating lease expense for the three months ended March 31, 2022 and March 31, 2021, respectively.

Advertising Costs

The Company expenses the cost of advertising and marketing as incurred. Advertising and marketing costs charged to general and administrative expenses totaled $102 and $37 for the three months ended March 31, 2022 and 2021, respectively.

Income Taxes

SHG is classified as a corporation for Federal income tax purposes and is subject to U.S. Federal and state income taxes. SHG includes in income, for U.S. Federal income tax purposes, its allocable portion of income from the “pass-through” entities in which it holds an interest, including Sky. The “pass-through” entities, are not subject to U.S. Federal and certain state income taxes at the entity level, and instead, the tax liabilities with respect to taxable income are passed through to the members, including SHG. As a result, prior to the Yellowstone Transaction, Sky was not subject to U.S. Federal and certain state income taxes at the entity level.

The Company follows the asset and liability method of accounting for income taxes. This method gives consideration to the future tax consequences associated with the differences between the financial accounting and tax basis of the assets and liabilities as well as the ultimate realization of any deferred tax asset resulting from such differences, as well as from net operating losses and other tax-basis carryforwards. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. When a valuation allowance is increased or decreased, a corresponding tax expense or benefit is recorded.

The Company recorded income tax expense of $0 and the effective tax rate was 0.0% for the three months ended March 31, 2022. The effective income tax rate for the three months ended March 31, 2022 differs from the federal statutory rate of 21% primarily due to a full valuation allowance against net deferred tax assets as it is more likely than not that the deferred tax assets will not be realized.

Amounts payable under the Tax Receivable Agreement, as defined in Note 3, are accrued by a charge to income when it is probable that a liability has been incurred and the amount is estimable.

Recently Issued Accounting Pronouncements

In March 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-04, which adds ASC Topic 848, Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides temporary optional expedients and exceptions to ease financial reporting burdens related to applying current GAAP to modifications of contracts, hedging relationships and other transactions in connection with the transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. In January 2021, the FASB issued ASU 2021-01 to clarify that certain optional expedients and exceptions apply to modifications of derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, computing variation margin settlements, and for calculating price alignment interest. ASU 2020-04 is effective beginning on March 12, 2020 and may be applied prospectively to such transactions through December 31, 2022 and ASU 2021-01 is effective beginning on January 7, 2021 and may be applied retrospectively or prospectively to such transactions through December 31, 2022. The Company will apply ASU 2020-04 and 2021-01 prospectively as and when we enter into transactions to which these guidance standards apply.

3.	Yellowstone Transaction

As contemplated by the Equity Purchase Agreement, on the Closing Date, the following occurred:

• Yellowstone changed its name to Sky Harbour Group Corporation.

• All outstanding shares of stock held by BOC Yellowstone LLC (the “Sponsor”) were converted into shares of Class A Common Stock, $0.0001 par value (“Class A Common Stock”) of the Company.

• Sky restructured its capitalization and issued to the Company 14,937,581 Sky Common Units, which was equal to the number of outstanding shares of Class A Common Stock immediately after giving effect to the Equity Purchase Agreement. The number of outstanding shares after the Equity Purchase Agreement reflected the redemption of Class A Common Stock (by former holders of the special purpose acquisition company shares that elected to redeem such shares) and the Class A Common Stock issued as a result of the BOC PIPE investment (the “BOC PIPE”), the reclassification of the existing Sky Common Units (other than the Sky Incentive Units, as defined in Note 11), existing Sky Series A preferred units (the “Series A Preferred Units”) and Series B preferred units (the “Series B Preferred Units”) into Sky Common Units.

• Certain adjustments were affected to the number of Sky Incentive Units to reflect the new capital structure.

• SHG was appointed as the managing member of Sky under the Third Amended and Restated Operating Agreement (the “A&R Operating Agreement”).

• The Sky Common Units issued to the Sponsor in respect of Sky’s Series B Preferred Units were converted into 5,500,000 shares of Class A Common Stock of the Company.

• The LLC Interests received one share of Class B Common Stock for each Sky Common Unit that they held, and as consideration for the issuance of 14,937,581 Sky Common Units by Sky to the Company, Yellowstone contributed to Sky the net amount held in the Yellowstone trust account after deducting the amount required to fund the redemption of the Class A Common Stock held by eligible stockholders who properly elected to have their shares redeemed as of the Closing Date and the amount of various transaction costs.

• The Yellowstone Warrants that were issued and outstanding immediately prior to the Closing Date became SHG Warrants.

The following table reconciles the elements of the Yellowstone Transaction to the consolidated statements of changes in equity for the three months ended March 31, 2022:

Yellowstone Transaction
Cash - Yellowstone trust and cash, net of redemptions	$15,691
Cash - BOC PIPE investment	45,000
Less: transaction costs and advisory fees	(12,731)
Net proceeds from the Yellowstone Transaction	$47,960
Conversion of Sky Series B preferred units to Class A Common Stock	54,029
Less: Initial fair value of Warrants liability assumed on 1/25/2022	(7,986)
Net adjustment to total equity from the Yellowstone Transaction	$94,003

Transaction costs and advisory fees of approximately $12.7 million includes $14.7 million of total transaction costs incurred at or around closing of the Yellowstone Transaction, $0.6 million of transaction costs paid prior to December 31, 2021, less $2.6 million of costs for insurance that was recorded within prepaid expenses and other assets on the Closing Date.

The following table reconciles the number of shares of SHG Common Stock immediately following the consummation of the Yellowstone Transaction:

Number of shares
Yellowstone Common stock, outstanding prior to Yellowstone Transaction	13,598,898
Less: redemption of Yellowstone Common Stock	(12,061,041)
Common stock of Yellowstone, net of redemptions	1,537,857
Shares held by Sponsor	3,399,724
Conversion of Sky Series B units to Class A Common Stock	5,500,000
Shares issued in BOC PIPE investment	4,500,000
Class A Common Stock outstanding after the Yellowstone Transaction	14,937,581
Class B Common Stock issued to LLC Interests	42,192,250
Total shares of common stock following the Yellowstone Transaction	57,129,831

Tax Receivable Agreement

On the Closing Date, in connection with the completion of the Yellowstone Transaction and as contemplated by the Equity Purchase Agreement, the Company, Sky, the LLC Interests, and the TRA Holder Representative, entered into a tax receivable agreement (the “Tax Receivable Agreement”). Pursuant to the Tax Receivable Agreement, the Company will generally be required to pay the LLC Interests 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Company realizes, or is deemed to realize, as a result of certain tax attributes, including:

• existing tax basis in certain assets of Sky and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to Sky Common Units acquired by the Company from a TRA Holder, as determined at the time of the relevant acquisition;

• tax basis adjustments resulting from taxable exchanges of Sky Common Units (including any such adjustments resulting from certain payments made by the Company under the Tax Receivable Agreement) acquired by the Company from a TRA Holder pursuant to the terms of the A&R Operating Agreement; and

• tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement (each of the foregoing, collectively, the “Tax Attributes”).

As of March 31, 2022, no transactions occurred that would result in a cash tax savings benefit that would trigger the recording of a liability based on the terms in the Tax Receivable Agreement.

4.	Cost of Construction and Constructed Assets

The Company’s portfolio as of March 31, 2022 includes the following development projects:

●	Sugar Land Regional Airport (“SGR”), Sugar Land, TX (Houston area);
●	Miami-Opa Locka Executive Airport (“OPF”), Opa-Locka, FL (Miami area);
●	Nashville International Airport ("BNA"), Nashville, TN;
●	Centennial Airport (“APA”), Englewood, CO (Denver area); and
●	Phoenix Deer Valley Airport (“DVT”), Phoenix, AZ.

Constructed assets, net, and cost of construction, consists of the following:

	March 31, 2022	December 31, 2021
Constructed assets, net of accumulated depreciation:
Buildings, SGR (Phase I)	$15,079	$15,079
Accumulated depreciation	(714)	(579)
	$14,365	$14,500
Cost of construction:
OPF; BNA; APA; DVT; SGR (Phase II)	$39,435	$25,034

Depreciation expense for the three months ended March 31, 2022 and 2021 totaled $135 and $135, respectively.

5.	Long-lived assets

Long-lived assets, net, consists of the following:

	March 31, 2022	December 31, 2021
Equipment	$205	$200
Software	248	247
	453	447
Accumulated depreciation	(48)	(38)
	$405	$409

Depreciation expense for the three months ended March 31, 2022 and 2021 totaled $10 and $6, respectively.

6.	Supplemental Balance Sheet and Cash Flow Information

Accounts payable, accrued expenses and other liabilities

Accounts payable, accrued expenses and other liabilities, consists of the following:

	March 31, 2022	December 31, 2021
Costs of construction	$5,621	$3,450
Employee compensation and benefits	1,689	2,497
Interest	1,735	2,063
Transaction costs	1,805	2,048
Other	1,221	901
	$12,071	$10,959

Supplemental Cash Flow Information

The following table summarizes non-cash investing and financing activities:

	Three months ended
	March 31, 2022	March 31, 2021
Accrued costs of construction, including interest	$6,256	$145
Accrued long-lived assets	-	55
Accrued equity issuance costs	1,805	50
Debt issuance costs and premium amortized to cost of construction	77	374
Net gain on extinguishment of related party notes	-	5,371
Settlement of related party note payable by issuing equity	-	1,250

The following table summarizes non-cash activities associated with the Company’s operating leases:

	Three months ended
	March 31, 2022	March 31, 2021
Right-of-use assets obtained in exchange for operating lease liabilities	$-	$19,639

The following table summarizes interest paid for the three months then ended:

	Three months ended
	March 31, 2022	March 31, 2021
Interest paid	$2,063	$259

The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets to the total shown within the consolidated statements of cash flows:

	Three months ended
	March 31, 2022	March 31, 2021
Cash, beginning of year	$6,805	$-
Restricted cash, beginning of year	197,130	72
Cash and restricted cash, beginning of year	$203,935	$72

Cash, end of period	$48,610	$18,428
Restricted cash, end of period	18,036	4,962
Cash and restricted cash, end of period	$66,646	$23,390

7.	Leases

Lessee

All of the Company’s leases are classified as operating leases under ASC Topic 842. Management has determined that it is reasonably certain that the Company will exercise its options to renew the leases, and therefore the renewal options are included in the lease term and the resulting ROU asset and operating lease liability balances. As the Company’s lease agreements do not provide a readily determinable implicit rate, nor is the rate available to the Company from its lessors, the Company uses its incremental borrowing rate to determine the present value of the lease payments.

The Company’s lease population does not include any residual value guarantees, and therefore none were considered in the calculation of the ROU and operating lease liability balances. The Company has operating leases that contain variable payments, most commonly in the form of common area maintenance and operating expense charges, which are based on actual costs incurred. These variable payments were excluded from the calculation of the ROU asset and operating lease liability balances since they are not fixed or in-substance fixed payments. These variable payments were not material in amount for both of the three month periods ended March 31, 2022 and 2021. Some of the leases contain covenants that require the Company to construct the hangar facilities on the leased grounds within a certain period and spend a set minimum dollar amount. For one of the leases, the shortfall (if any) must be paid to the lessor. See Note 15.

The Company’s ground leases at SGR, OPF, and BNA have terms ranging between 30 to 50 years, including options for the Company to extend the terms. These leases expire between 2049 and 2070, which include all lease extension options available to the Company.

The Company’s ground lease at OPF was entered into in May 2019 through its wholly owned subsidiary, Sky Harbour Opa Locka Airport LLC (“SHOLA”), with AA Acquisitions LLC (“AA”). AA is the master ground lessee of Miami Dade County (“MDC”), the ultimate landowner. On March 2, 2022, the Company, through a wholly-owned subsidiary outside the Obligated Group (as defined in Note 8), entered into an agreement for the Company to purchase AA’s underlying ground lease for approximately $8.5 million and lease the OPF property directly from MDC. The transaction closed on April 29, 2022 and required the Company to pay approximately $1.0 million in assignment fees to MDC. After such closing, SHOLA continues to be obligated under the existing sublease but to an affiliate within the Company. The transaction extends the term of the lease at OPF for the Company an additional 10 years and will create additional significant rights and obligations of the Company.

On January 1, 2021, the Company commenced an operating lease for a ground lease located at APA (“APA Lease”), with an initial lease term of 41 years (or up to 76 years including extension options). The APA Lease contains an option to lease an additional parcel of land (Phase II) that must be exercised, at the Company’s option, within three-years of the lease’s commencement date.

On May 4, 2021, the Company commenced an operating lease for a ground lease located at DVT (“DVT Lease”), with a lease term of 40 years. The DVT Lease contains an option to lease an additional parcel of land (Phase II) that must be exercised, at the Company’s option, within four-years of the lease’s commencement date.

On October 15, 2021, the Company entered into a binding letter of intent with the Town of Addison for a ground lease of approximately 6 acres at Addison Airport in Addison, Texas. The anticipated lease term is 40 years with no additional extension options, which is the maximum allowable term permitted by the Town of Addison.

In addition to the Company’s ground leases, the company has operating leases for office space and a ground support vehicle.

Supplemental consolidated cash flow information related to the Company’s leases was as follows:

	Three months ended
	March 31, 2022	March 31, 2021
Cash paid for amounts included in measurement of lease liabilities:
Operating cash flows from operating leases as lessee	$448	$192

Supplemental consolidated balance sheet information related to the Company’s leases was as follows:

Weighted Average Remaining Lease Term	March 31, 2022	December 31, 2021
Operating leases as lessee (in years)	54.18	54.39

Weighted Average Discount Rate
Operating leases as lessee	4.40%	4.40%

The Company’s future minimum lease payments required under leases as of  March 31, 2022 were as follows:

Year Ending December 31,	Operating Leases
2022 (remainder of year)	$1,583
2023	2,390
2024	2,428
2025	2,462
2026	2,522
Thereafter	216,533
Total lease payments	227,918
Less imputed interest	(166,402)
Total	$61,516

Lessor

The Company leases the hangar facilities that it constructs to third-party tenants. These leases have been classified as operating leases. The Company does not have any leases classified as sales-type or direct financing leases. Lease agreements with tenants are either on a month-to-month basis or have a defined term with an option to extend the term. The defined term leases vary in length from one to five years with options to renew for additional term(s) given to the lessee. One of the agreements contains an option by either party to terminate with appropriate notice, as defined. There are no options given to the lessee to purchase the underlying assets. The Company determines whether a contract contains a lease at the inception of the contract. The Company expects to continue to derive benefit from the underlying assets after the end of the lease term through further leasing arrangements. The underlying assets are the leasehold interest that the Company has in connection with its ground leases. There are no residual value guarantees. The Company mitigates risk related to the residual value of the assets by negotiating with current tenants and attempting to secure future tenants through letters of intent prior to the current lease term’s termination and/or the substantial completion of the promised hangar facilities that are presently under construction.

The leases may contain variable fees, most commonly in the form of tenant reimbursements, which are recoveries of the common area maintenance and operating expenses of the property and are recognized as income in the same period as the expenses are incurred. The leases did not have any initial direct costs. The leases do not contain any restrictions or covenants to incur additional financial obligations by the lessee.

Tenant leases to which the Company is the lessor require the following non-cancelable future minimum lease payments from tenants as of  March 31, 2022:

Year Ending December 31,	Operating Leases
2022 (remainder of year)	$1,037
2023	1,391
2024	601
2025	566
2026	-
Thereafter	-
Total lease payments	$3,595
Less rent concessions to be applied at Company’s discretion	(214)
Total	$3,381

8.	Bonds payable, Loans payable and interest

Bonds payable

On May 20, 2021, Sky formed a new wholly-owned subsidiary, Sky Harbour Capital LLC, as a parent corporation to its wholly-owned subsidiaries that operate each of the aircraft hangar development sites under its ground leases. Sky Harbour Capital LLC and these subsidiaries form an Obligated Group (the “Obligated Group” or the “Borrowers”) under a series of bonds that were issued in September 2021 with a principal amount of $166.3 million (the “Series 2021 Bonds”). The members of the Obligated Group are jointly and severally liable under the Series 2021 Bonds. SHG and its other subsidiaries are not members of the Obligated Group and have no obligation to repay the bonds.

The Series 2021 Bonds are payable pursuant to a loan agreement dated September 1, 2021 between the Public Finance Authority (of Wisconsin) and the Borrowers. The payments by the Borrowers under the loan agreement are secured by a Senior Master Indenture Promissory Note, Series 2021-1 issued by the Obligated Group under an indenture (the “Master Indenture”). The obligations of the Borrowers are collateralized by certain leasehold and subleasehold deeds of trust or mortgages on the Borrowers’ interests in the development sites and facilities being constructed at each airport where the Borrowers hold ground leases. In addition, the Borrowers have assigned, pledged and granted a first priority security interest in all funds held under the Master Indenture and all right, title and interest in the gross revenues of the Borrowers. Furthermore, Sky, Sky Harbour Holdings LLC and Sky Harbour Capital LLC have each pledged as collateral its respective ownership interest in any of the Borrowers.

The bond trustee established various restricted bank accounts which were initially funded with the bond proceeds and cash on hand. The bond trustee will continue to control the Borrowers’ cash receipts and disbursements under a Trust Agreement. Such restricted funds are available to fund the construction expenditures of the two phases of OPF, BNA, DVT, and APA, and SGR Phase II, and, with certain approvals and supplemental reports, up to $50 million at other airport sites, in addition to certain operating expenses such as ground lease expense. These accounts also include funds to pay debt service through the end of construction at each site and various reserve funds such as a ramp-up reserve, debt service reserve, and a maintenance reserve fund. Such trust bank accounts total approximately $183.8 million, of which $17.3 million and $166.5 million and are included in Restricted cash and Restricted investments, respectively, on the consolidated balance sheet as of March 31, 2022.

The Borrowers have agreed to use all commercially reasonable efforts to jointly maintain a Debt Service Coverage Ratio (as defined in the agreement) of 1.25 for each applicable test period; provided, however, that the failure to maintain this ratio will not be considered an event of default so long as the Obligated Group takes all commercially reasonable action for correcting such deficiency. The measurement of the Debt Service Coverage Ratio will commence with the period ending December 31, 2024. If the Debt Service Coverage Ratio as of the end of any fiscal quarter is less than 1.0, the parent companies of the Borrowers will make contributions to the borrowers or otherwise cause the Debt Service Coverage Ratio to be at least 1.0 within 10 business days of the test date. If the Debt Service Coverage Ratio as of the end of any fiscal quarter is less than 1.25, Sky Harbour Capital LLC must deliver to the trustees, within 120 days, an independent consultant’s report and a specific plan designed to achieve a Debt Service Coverage Ratio of 1.25 in the following fiscal year.

The Series 2021 Bonds have principal amounts, interest rates, and maturity dates as follow: $21.1 million bearing interest at 4.00%, due July 1, 2036; $30.4 million bearing interest at 4.00%, due July 1, 2041; and $114.8 million bearing interest at 4.25%, due July 1, 2054. The Series 2021 Bond that has a maturity date of July 1, 2036 was issued at a premium, and the Company received bond proceeds that were $0.2 million above its face value. The bond premium is being amortized as a reduction of interest expense over the life of the bond. Interest is payable on each January 1 and July 1, commencing January 1, 2022. Principal repayments due under the Series 2021 Bonds are paid annually, commencing July 1, 2032.

The bonds maturing on July 1, 2036 are subject to optional early redemption, at the option of Sky Harbour Capital LLC, on or after July 1, 2028, in whole or in part, at a redemption price equal to the principal amount plus interest accrued to the redemption date. The bonds maturing on July 1, 2041 and July 1, 2054 are subject to optional early redemption, at the option of Sky Harbour Capital LLC, on or after July 1, 2031, in whole or in part, at a redemption price equal to the principal amount plus interest accrued to the redemption date. An extraordinary optional redemption is permitted in the event of damage or destruction of any of the underlying assets.

The Series 2021 Bonds are mandatorily redeemable upon the occurrence of certain events. Upon the sale of an asset by any Borrower, the applicable portion of the Series 2021 Bonds is subject to special mandatory redemption at prices specified in the agreement. Upon the occurrence of a determination of taxability in which the interest income of any of the bonds does not qualify as being excludable from the gross income of the holder (with limited exclusions), the Series 2021 Bonds are subject to mandatory redemption within 60 days, at a redemption price equal to the principal amount plus accrued interest. Upon the termination of any ground lease of a Borrower, and unless certain other certifications can be made, the Series 2021 Bonds are subject to redemption in an amount and at a redemption price as specified in the agreement. In lieu of redemption, the Bonds may be purchased by any of the Borrowers or by any party designated by Sky Harbour Capital LLC.

The following table summarizes the Company’s Bonds payable as of March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
Bonds payable:
Series 2021 Bonds Principal	$166,340	$166,340
Premium on bonds	249	249
Bond proceeds	$166,589	$166,589
Debt issuance costs	(6,002)	(6,002)
Accumulated amortization of debt issuance costs and bond premium	169	92
Total Bonds payable, net	$160,756	$160,679

In connection with the issuance of the Bonds Payable, the Company recognized debt issuance costs totaling $6 million which are being amortized into interest using the Effective Interest method over the life of the bonds. Interest that is incurred at the stated interest rate of the bonds, as well as the amortization of bond premium and amortization of debt issuance costs are capitalized and added to the cost of construction on the consolidated balance sheet. See Interest, below.

Loans payable

In connection with two of its development projects, Sky had two secured construction loans that were outstanding during the three months ended March 31, 2021, and through the loans’ respective payoff dates of August 11, 2021 and September 3, 2021.

Sky closed on a construction loan on August 28, 2019 for up to $16.7 million for the development of the SGR project (the “SGR Loan”). The loan bore interest at LIBOR (subject to a minimum of 2.2%) plus 6%, plus pay-in-kind (“PIK”) interest of 2% which was added to the principal amount. The SGR Loan was repaid on September 3, 2021, including all accrued and PIK interest.

On  January 23, 2020, Sky closed on a construction loan for up to $46.0 million for the development of the OPF project (the “OPF Loan”). The loan bore interest at LIBOR (subject to a minimum of 1.669%) plus 6%, plus PIK interest of 2% which was added to the principal amount.  An amendment to the loan on March 12, 2021 increased the interest rate to LIBOR (subject to a minimum of 1.669%) plus 8%, plus PIK interest of 2% that was added to the principal amount. The OPF Loan was repaid on August 11, 2021, including all accrued and PIK interest.

Interest

Interest, including amortization of bond premium and debt issuance costs, for the three months ended March 31, 2022 totaled $1.8 million, all of which was capitalized in cost of construction on the consolidated balance sheet during the three months ended March 31, 2022. Interest, including amortization of debt issuance costs, for the three months ended March 31, 2021 totaled $1.0 million, of which $0.5 million was capitalized in cost of construction on the consolidated balance sheet during the three months ended March 31, 2021. Interest which is not capitalized is recorded as an expense and is included as Interest expense on the consolidated statements of operations.

The following table sets forth the details of interest expense:

	Three months ended
	March 31, 2022	March 31, 2021
Interest	$1,735	$442
Amortization of bond premium and debt issuance costs	77	529
Total interest incurred	$1,812	$971
Less: capitalized interest	(1,812)	(512)
Interest expense	$-	$459

9.	Warrants

As part of Yellowstone’s initial public offering, Yellowstone issued to third-party investors 6,799,439 warrants which entitled the holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per share (the “Public Warrants”). In addition, 7,719,779 private placement warrants were sold to the Sponsor (the “Private Placement Warrants”, and together with the Public Warrants, the “Warrants”). Each Private Warrant allows the Sponsor to purchase one share of Class A Common Stock at an exercise price of $11.50 per share. Following the Yellowstone Transaction, the Warrants remain outstanding under the same terms and conditions to purchase shares of the Company’s Class A Common Stock. As of March 31, 2022, 6,799,439 and 7,719,779 Public and Private Warrants remain outstanding, respectively.

The terms of the Private Warrants are identical to those of the Public Warrants, except for that so long as the Private Warrants are held by the Sponsor or its permitted transferees, they may be exercised on a cashless basis. The Warrants contain an exercise price of $11.50 per share and expire on January 25, 2027. The Company determined the fair value of its Public Warrants based on the publicly listed trading price as of the valuation date. Accordingly, the Public Warrants are classified as Level 1 financial instruments. As the terms of the Private Warrants are identical to those of the Public Warrants, the Company determined the fair value of its Private Warrants based on the publicly listed trading price of the Public Warrants as of the valuation date and have classified the Private Warrants as Level 2 financial instruments.

The closing price of the Public Warrants was $1.51 and $0.55 per warrant on March 31, 2022 and the Closing Date, respectively. The aggregate fair value of the Warrants was approximately $21.9 million and $8.0 million as of March 31, 2022 and the Closing Date, respectively. During the three months ended March 31, 2022, the Company recorded an unrealized loss of approximately $13.9 million, reflecting the change in fair value of the Warrants from the Closing Date through March 31, 2022.

10.	Equity and Redeemable Equity

Prior to the Yellowstone Transaction

Sky and its members initially entered into a Limited Liability Company Agreement on February 12, 2018. This LLC agreement was subsequently amended and restated on March 12, 2021 (the “A&R Operating Agreement”), which was again amended and restated on September 14, 2021 (the “Second A&R Operating Agreement”). On January 25, 2022, in connection with the Yellowstone Transaction, Sky, its members, and SHG entered into the A&R Operating Agreement.

On March 12, 2021, there was a change in the ownership of Sky such that the former majority member no longer held an interest in Sky pursuant to a redemption agreement (the “Redemption Agreement”), and additional members invested in Sky pursuant to a unit purchase agreement (the “Unit Purchase Agreement”). Pursuant to the Unit Purchase Agreement, Sky’s former minority member (the “Founder”) received founder units of Sky (the “Founder Units”) and the new investors purchased a total of $31.3 million in Series A Preferred Units of Sky. Pursuant to a convertible note and exchange agreement dated March 12, 2021 (the “Convertible Note and Exchange Agreement”), a portion of the proceeds from the issuance of the Series A Preferred Units were used to fully satisfy outstanding note payable between Sky and a related party as described in Note 14.

On August 1, 2021, Sky entered into the Equity Purchase Agreement with Yellowstone. In conjunction with the Equity Purchase Agreement, Boston Omaha Corporation agreed to invest $55.0 million of equity in the form of Redeemable Series B Preferred Units through its affiliate BOC YAC Funding LLC (“BOC YAC”). On September 14, 2021 Sky issued 8,049 Series B Preferred Units to BOC YAC in exchange for the $55.0 million. The Series B Preferred Units contained redemption rights for both Sky and for the holders of the Series B Preferred Units under certain circumstances. Because the Series B Preferred Units were redeemable in cash, they were classified as Temporary Equity, between the Liabilities and Equity sections of the consolidated balance sheet as of December 31, 2021. They were carried at their net issuance price and not reflected at redemption value in the consolidated balance sheet because no Series B Preferred Units were redeemed between December 31, 2021 and January 25, 2022, the date such Units were automatically converted to the Company’s Class A Common Stock equal to the original $55.0 million investment at the conversion price of $10 per share

Recapitalization

As of December 31, 2021, there were 31,250 Series A Preferred Units, 8,049 Series B Preferred Units, and 27,035 Founder Units authorized, issued and outstanding. As a result of the Reverse Recapitalization on the Closing Date, the Series A Preferred Units and Founder Units converted into 42,192,250 Sky Common Units and the LLC Interests received 42,192,250 shares of SHG’s Class B Common Stock. The Series B Preferred Units converted to 5,500,000 shares of SHG’s Class A Common Stock, and Sky issued 14,937,581 Sky Common Units to SHG, which was equivalent to the total number of shares of the SHG’s Class A Common Stock outstanding on the Closing Date.

As of March 31, 2022, there were 14,937,581 and 42,192,250 shares of Class A Common Stock and Class B Common Stock outstanding, respectively. Holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

The holders of Class A Common Stock are entitled to receive dividends, as and if declared by the Company’s Board of Directors out of legally available funds. With respect to stock dividends, holders of Class A Common Stock must receive Class A Common Stock. The holders of Class B Common Stock do not have any right to receive dividends other than stock dividends consisting of shares of Class B Common Stock, as applicable, in each case paid proportionally with respect to each outstanding share of Class B Common Stock.

Forward Purchase Agreement

On January 17, 2022, the Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) with ACM ARRT VII E LLC (the “Counterparty”), pursuant to which the Counterparty had the right, but not the obligation, to purchase up to 7,000,000 shares of Class A Common Stock from shareholders who had redeemed shares, or indicated an interest in redeeming shares, prior to the closing of the Yellowstone Transaction. The Counterparty purchased 664,909 such shares and, immediately following the Closing Date, pursuant to the agreement, the Company paid to the Counterparty a forward price of approximately $6.7 million. The Counterparty also had the right to sell such shares to others during an 18-month term, terminating the Company’s forward purchase obligations, and repaying to the Company a portion of the forward price, in amounts corresponding to the number of shares sold. On March 7, 2022, the Counterparty notified the Company that it had sold the 664,909 shares covered by the agreement. As a result, a total of approximately $6.7 million was remitted to the Company by the Counterparty.

Non-controlling interests

The LLC Interests’ ownership in Sky is presented as non-controlling interests within the Equity section of the consolidated balance sheet as of March 31, 2022 and represents the Sky Common Units held by holders other than SHG. The holders of LLC Interests may, following the expiration of an applicable lock-up period, exchange Sky Common Units along with an equal number of Class B Common Shares, for Class A Common Shares on the Company. The LLC Interests do not have the option to redeem their Sky Common Units for cash or a variable number of Class A Common Shares, nor does SHG have the option to settle a redemption in such a manner. As of March 31, 2022, the LLC interests owned approximately 73.9% of the Sky Common Units outstanding.

11.	Equity Compensation

Sky Incentive Units

In May 2021, Sky granted 3,951 Sky Incentive Units to certain employees. In connection with the Yellowstone Transaction and the execution of the Third A&R Operating Agreement, the number of existing Sky Incentive Units outstanding was adjusted based on a defined unit conversion ratio to reflect the new capital structure (see Note 10) and remain Sky Incentive Units, resulting in 2,807,750 outstanding Sky Incentive Units. These Incentive Units may be exchanged for Sky Common Units at the holder’s discretion upon vesting. There were no changes to the terms or conditions of the Sky Incentive Units effected by the Yellowstone Transaction. The Sky Incentive Units are classified as equity instruments.

The Sky Incentive Units were valued as of the date of grant using the Option-Pricing Method described in the AICPA Accounting and Valuation Guide entitled Valuation of Privately Held Company Equity Securities Issued as Compensation. The Option-Pricing Method treated profit units (such as Sky Incentive Units) and the capital units outstanding at the time of the valuation (Sky’s Series A Preferred Units, Series B Preferred Units, and the Founder Units) as call options on the total equity value of Sky, with exercise (or strike) prices based on the incremental equity required to repay liquidation preferences for the various holders of Sky interests. The values of the options associated with each strike price were calculated using the Black-Scholes option pricing model based on the grant date. The Sky Incentive Units were classified as Level 3 in the fair value hierarchy. The key inputs and assumptions used in the valuation of the Sky’s Incentive Units were:

Equity value	$62,287,970
Term (in years)	5
Risk-free interest rate	0.84%
Volatility	57%

Below is a summary of activity related to the Sky Incentive Units for the three months ended March 31, 2022:

	Sky Incentive Units	Weighted-average grant date fair value
Sky units outstanding as of December 31, 2021 (as previously presented)	3,951	$318.44
Sky units outstanding as of December 31, 2021 (recast for recapitalization)	2,807,750	$0.45
Granted	-	-
Forfeitures	-	-
Sky units outstanding as of March 31, 2022	2,807,750	$0.45

Vested Units outstanding as of March 31, 2022	335,493	$0.45
Non-vested Units outstanding as of March 31, 2022	2,472,257	$0.45

The Company recognizes equity-based compensation expense on a straight-line basis over the requisite service period and has elected to account for forfeitures of Sky Incentive Units if and when they occur. The Company recorded equity-based compensation expense relating to Sky Incentive Units of $86 for the three months ended March 31, 2022, which is recorded within General and Administrative Expenses within the statement of operations, and as a component of the non-controlling interest in the consolidated statement of changes in stockholders’ equity. As of March 31, 2022, there was $956 of total unrecognized compensation expense that is expected to be recognized over a weighted-average future period of 3.0 years.

12.	Loss per Share

Basic net loss per share of Class A Common Stock is computed by dividing net loss attributable to SHG by the weighted-average number of shares of Class A Common Stock outstanding during the period. Diluted net loss per share of Class A Common Stock is computed by dividing net loss attributable to SHG, adjusted for the assumed exchange of all potentially dilutive securities, by the weighted-average number of shares of Class A Common Stock outstanding adjusted to give effect to potentially dilutive shares.

Shares of the Company’s Class B Common Stock do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings per share of Class B Common Stock under the two-class method has not been presented. For the three months ended March 31, 2021, the membership structure of Sky solely included holders of Sky Common Units that received an equivalent number of Class B Common Stock following the Yellowstone Transaction, and there were no holders that received Class A Common Stock. As the shares of Class B Common Stock are not participating securities, presentation of net loss per share for the three-month period ended March 31, 2021 would not be meaningful to the users of these condensed consolidated financial statements, and such information has not been presented.

Numerator:
Net loss	$(19,514)
Less: Net loss attributable to non-controlling interests	(3,751)
Net loss attributable to Sky Harbour Group Corporation – Based and diluted	$(15,763)

Denominator:
Weighted average shares of Class A Common Stock outstanding – Basic and diluted	10,954

Net loss per share of Class A Common Stock – Basic and diluted	$(1.44)

Potentially dilutive shares associated with the outstanding Warrants were antidilutive as of March 31, 2022 due to the Company’s net loss position. Thus, 14,519,218 shares issuable upon the exercise of the Warrants have been excluded from the calculation of diluted weighted average shares outstanding and diluted loss per share.

13.	Financial Instruments

The following table summarizes the carrying value, estimated fair value and classification of our financial instruments as of:

	March 31, 2022
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$48,610	$48,610	$48,610	$-	$-
Restricted cash	18,036	18,036	18,036	-	-
Restricted investments	166,560	165,526	165,526	-	-
	$233,206	$232,172	$232,172	$-	$-

Liabilities
Bonds payable	$160,756	$161,892	$-	$161,892	$-
Warrants liability	21,924	21,924	10,267	11,657	-
	$182,680	$183,816	$10,267	$173,549	$-

	December 31, 2021
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$6,805	$6,805	$6,805	$-	$-
Restricted cash	197,130	197,130	197,130	-	-
Restricted investments	-	-	-	-	-
	$203,935	$203,935	$203,935	$-	$-

Liabilities
Bonds payable	$160,679	$173,093	$-	$173,093	$-
Warrants liability	-	-	-	-	-
	$160,679	$173,093	$-	$173,093	$-

The fair value of the Company’s restricted investments is estimated utilizing Level 1 inputs including prices for U.S. Treasury securities with comparable maturities on active markets. The fair value of the Company’s bonds is estimated utilizing Level 2 inputs including prices for the bonds on inactive markets. See Note 9 for discussion regarding the estimation of the fair value of the warrants. The carrying values of all other financial instruments on the consolidated balance sheets, approximate their fair values due to the short-term nature of these instruments.

14.	Related Party Transactions

Loans payable to Related parties

Sky previously was party to a loan from a company owned by its former majority member. The loan payable bore interest at an annual rate of 5.50% and all interest was PIK interest. On March 12, 2021, pursuant to a Redemption Agreement between Sky and the former majority member, the loan was cancelled and all of the membership interests held by the former majority member were redeemed in exchange for a sum of $5.1 million, plus a Reimbursement and Indemnity Agreement from Sky and the Founder and CEO. Sky recorded a gain on extinguishment of this related party loan payable of $5.6 million, net of related expenses of $0.15 million and net of redemption of membership interests. The gain was recognized as a deemed contribution to stockholders’ equity on the consolidated balance sheet. Interest incurred on the loan payable to for the three months ended March 31, 2021 totaled $120.

Beginning in November 2020, Sky entered into a note payable with a related party, SH Investment Fund I LLC, a company controlled by the Founder and CEO. The note payable bore interest at 8% per annum and had a maturity date of November 24, 2021. Amounts payable under the note were drawn by requesting “advances” from the lender, up to $1,000,000, and could be used by Sky only for certain types of expenditures that were approved in advance by the lender. On March 12, 2021, Sky issued 1,250 Series A Preferred Units in full satisfaction of the note payable by the Sky to SH Investment Fund I LLC. The fair value of the 1,250 units was $1.25 million and exceeded the carrying value of the $1.0 million note payable at the time of extinguishment; thereby resulting in a loss on extinguishment of related party debt of $0.25 million which was recorded as a charge in the consolidated statement of operations.

Services

During the three months ended March 31, 2022 and 2021, the Company paid $31 and $0, respectively, for services rendered by employees of a company affiliated with the Founder and CEO.

For the three months ended March 31, 2022 and 2021, the Company paid $20 and $31 respectively, for consulting services, to a company that employed the chief financial officer until prior to July 1, 2021.

On September 20, 2021, the Company entered into a non-exclusive agreement with Echo Echo, LLC, a related party to the Founder and CEO, for the use of a Beechcraft Baron G58 aircraft. The effective date of the agreement was September 8, 2021 and the agreement automatically renews annually. The agreement can be terminated without penalty if either party provides 35 days written notice, or if the aircraft is sold or otherwise disposed of. The Company is charged $675 per flight hour of use along with all direct operating costs. Additionally, the Company will also incur the pro rata share of maintenance, overhead and insurance costs of the aircraft. For the three months ended March 31, 2022, the Company recognized $29 of expense within General and administrative expense under the terms of this agreement, and the related liability is included in Accounts payable, accrued expenses and other liabilities on the consolidated balance sheet as of March 31, 2022.

15.	Commitments and Contingencies

In addition to the lease payment commitments discussed in Note 7, the ground leases to which the Company is a party contain covenants that require the Company to conduct construction of hangar facilities on the leased grounds within a certain period and in some cases, to spend a minimum dollar amount.

With respect to the Company’s SGR Phase II project, the Company is subject to requirements that define (i) a minimum improvement amount of $2.0 million and (ii) that related construction commence by October 2022 and be completed by October 2023. If these conditions are not met or otherwise waived or amended, the ground lease for the parcels designated for the SGR Phase II project will automatically terminate.

The Company has committed to spend $17.0 million in capital improvements on the BNA construction project by July 2, 2023. If this amount is not expended, the shortfall would become due and payable within 60 days as additional rent under the lease agreement.

The APA Lease requires the Company to improve the property in accordance with a development plan included in the lease and to complete such improvements within 24-months of the issuance of permitting documents. The APA Phase I project is still in the permitting phase.

The DVT Lease requires improvements to be made for Phase I (estimated cost of improvements of $15.3 million) and for Phase II, if such option is exercised (estimated cost of improvements of $14.6 million), within 12-months after receiving permitting documents for each Phase, but in no event later than May 2026. The Company is still in the permitting phase of its DVT Phase I project.

The Company has contracts for construction of the OPF Phase I project and the BNA project. The Company may terminate either of the contracts or suspend construction without cause; however, the Company would be subject to paying a penalty under the OPF construction contract of 50% of the unrealized fee which remains to be earned as of the termination date. There is no termination penalty under the BNA construction contract.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Sky Harbour Group Corporation:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Sky Harbour Group Corporation (formerly Yellowstone Acquisition Company) (the Company) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2021 and for the period from August 25, 2020 (inception) to December 31, 2020, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period August 25, 2020 (inception) to December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

/s/ KPMG

Omaha, Nebraska

March 28, 2022

SKY HARBOUR GROUP CORPORATION (f/k/a YELLOWSTONE ACQUISITION COMPANY)

BALANCE SHEETS

	December 31,
	2021	2020
Assets:
Current assets:
Cash	$114,626	$1,122,194
Assets held in Trust	138,760,121	138,716,226
Prepaid expenses	239,660	403,186
Total Assets	139,114,407	140,241,606

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable and accrued expenses	1,174,980	153,928
Note payable to Sponsor	1,000,000	-
Deferred underwriting fee payable	4,759,615	4,759,615
Total current liabilities	6,934,595	4,913,543
Warrants liability	11,908,671	18,003,841
Total Liabilities	18,843,266	22,917,384

Commitments and Contingencies:
Class A common stock, $0.0001 par value; 13,598,898 shares subject to possible redemption at $10.20 per share	138,708,760	138,708,760

Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Class A common stock, $0.0001 par value; 200,000,000 shares authorized	-	-
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 3,399,724 shares issued and outstanding	340	340
Additional paid-in capital	-	-
Accumulated deficit	(18,437,959)	(21,384,878)
Total Stockholders' Equity	(18,437,619)	(21,384,538)
Total Liabilities and Stockholders' Equity	$139,114,407	$140,241,606

See accompanying notes to financial statements.

SKY HARBOUR GROUP CORPORATION (f/k/a YELLOWSTONE ACQUISITION COMPANY)

STATEMENTS OF OPERATIONS

STATEMENT OF OPERATIONS
	For the Year Ended December 31, 2021	For the period from August 25, 2020 (inception) through December 31, 2020

Professional fees and other expenses	$(2,345,854)	$(656,563)
State franchise taxes, other than income tax	(200,000)	(70,542)
General and administrative costs	(639,439)	(241,749)
Change in fair value of warrant liability	6,095,170	(2,070,328)
Net income (loss) income from operations	2,909,877	(3,039,182)
Other income - interest and dividend income	35,423	-
Gain on disposition of investments	-	12,297
Unrealized gain on marketable securities held in Trust	1,619	2,081
Income (loss) before income taxes	2,946,919	(3,024,804)
Income tax (provision) benefit	-	-
Net income (loss) attributable to common shares	$2,946,919	$(3,024,804)

Net income (loss) per common share:
Class A common stock - basic and diluted	$0.17	$(0.27)
Class B common stock - basic and diluted	$0.17	$(0.27)

See accompanying notes to financial statements.

SKY HARBOUR GROUP CORPORATION (f/k/a YELLOWSTONE ACQUISITION COMPANY)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Period from August 25, 2020 (inception) to December 31, 2021

	Common Stock				Additional		Total
	Class A		Class B		Paid-In	Accumulated	Stockholder's
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance – August 25, 2020 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of Class B common stock to Sponsor	-	-	3,593,750	359	24,641	-	25,000
Sale of units in initial public offering, gross	-	-	-	-	135,988,980	-	135,988,980
Offering costs	-	-	-	-	(7,451,220)	-	(7,451,220)
Over-allotment reduction of Class B common stock	-	-	(194,026)	(19)	19	-	-
Sale of private placement warrants to Sponsor	-	-	-	-	7,719,779	-	7,719,779
Reclassification of warrants to liabilities	-	-	-	-	(15,933,513)	-	(15,933,513)
Common stock subject to possible redemption	-	-	-	-	(120,348,686)	(18,360,074)	(138,708,760)
Net loss	-	-	-	-	-	(3,024,804)	(3,024,804)
Balance – December 31, 2020	-	$-	3,399,724	$340	$-	$(21,384,878)	$(21,384,538)
Net income	-	-	-	-	-	2,946,919	2,946,919
Balance – December 31, 2021	-	$-	3,399,724	$340	$-	$(18,437,959)	$(18,437,619)

See accompanying notes to financial statements.

SKY HARBOUR GROUP CORPORATION (f/k/a YELLOWSTONE ACQUISITION COMPANY)

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2021	For the period from August 25, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net Income (Loss)	$2,946,919	$(3,024,804)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Unrealized gain on marketable securities held in Trust	(1,619)	(2,081)
Gain on disposition of investments	-	(12,297)
Issuance costs related to warrant liability	-	509,899
Change in fair value of warrant liability	(6,095,170)	2,070,328
Changes in operating assets and liabilities:
Prepaid expenses	163,526	(403,186)
Accounts payable and accrued expenses	1,021,052	153,928
Net cash used in operating activities	(1,965,292)	(708,213)

Cash Flows from Investing Activities:
Proceeds from sales of investments	1,179,227,029	266,000,000
Purchase of investments	(1,179,269,305)	(404,701,848)
Net cash used in investing activities	(42,276)	(138,701,848)

Cash Flows from Financing Activities:
Proceeds from issuance of Class A common stock, gross	-	135,988,980
Proceeds from issuance of Class B common stock to Sponsor	-	25,000
Proceeds from issuance of Private Placement Warrants	-	7,719,779
Proceeds from note payable to Sponsor	1,000,000	-
Offering costs	-	(3,201,504)
Net cash provided by financing activities	1,000,000	140,532,255

Net (decrease) increase in cash	(1,007,568)	1,122,194

Cash – beginning of the period	1,122,194	-
Cash – end of the period	$114,626	$1,122,194

Interest Paid in Cash	$-	$-
Income Taxes Paid in Cash	$-	$-

See accompanying notes to financial statements.

SKY HARBOUR GROUP CORPORATION (f/k/a YELLOWSTONE ACQUISITION COMPANY)

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Business Operations

Organization and General

Yellowstone Acquisition Company (the “Company”) was incorporated in Delaware on August 25, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has neither engaged in any operations nor generated any revenue to date. The Company’s management has broad discretion with respect to the Business Combination, but intends to focus its search for a target business in the homebuilding,  manufacturing serving the homebuilding market, financial services and commercial real estate industries. The Company’s Sponsor is BOC Yellowstone LLC, a Delaware limited liability company (the “Sponsor”). The Company has selected December 31 as its year-end.

The Company completed its initial public offering (“IPO”) on October 26, 2020 as further described below. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. Subsequent to the IPO, the Company has generated and will continue to generate non-operating income in the form of investment income on cash and cash equivalents from the proceeds derived from the IPO and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).

Sky Harbour Business Combination

On August 1, 2021, Yellowstone Acquisition Company (the “Company”) and Sky Harbour LLC (“SHG”), a Delaware limited liability company, entered into a definitive equity purchase agreement (the “Equity Purchase Agreement”), which was subsequently announced on August 2, 2021.  Immediately thereafter, BOC YAC Funding LLC (“BOC YAC”), a Delaware limited liability company and wholly owned subsidiary of Boston Omaha Corporation (“Boston Omaha”), entered into a Series B Preferred Unit Purchase Agreement (the “Series B Purchase Agreement”) with SHG, which was also subsequently announced.

On August 25, 2021, SHG announced that its subsidiary, Sky Harbour Capital LLC (“SH Capital”), entered into an agreement for $166 million in financing through the sale of Series 2021 private activity tax-exempt senior bonds through municipal conduit issuer, Public Finance Authority (“PFA”). SH Capital and its subsidiaries Sky Harbour Sugar Land Airport, LLC, Sky Harbour Opa Locka Airport, LLC, Nashville Hangars LLC, APA Hangars LLC, and DVT Hangars LLC constitute an Obligated Group, the property and revenues of which secure the bonds on a joint and several basis. The bond issuance consists of unrated senior fixed rate tax-exempt bonds with three term maturities, in 2036, 2041 and 2054, with principal amortization from 2032 thru 2054 (average life of 24 years). The term bonds were priced to yield 3.80% (2036), 4.00% (2041) and 4.25% (2054). This bond financing was completed on September 14, 2021.

On December 22, 2021, Boston Omaha Corporation, through its subsidiary BOC YAC, LLC, agreed to provide $45 million of PIPE financing through the purchase of Yellowstone Class A common stock at a price of $10.00 per share immediately prior to the closing of the business combination.  In consideration of the investment, SHG agreed to waive the $150 million minimum financing condition which required that the Company deliver cash proceeds of at least $150 million (after payment of certain expenses) to SHG as a condition precedent to consummating the business combination.

The Business Combination with SHG closed on January 25, 2022.  The cash proceeds are expected to be used to fund the development of several new hangar campuses.

Financing

Upon the closing of the IPO, $127,500,000 ($10.20 per Unit) of the net proceeds of the sale of the Units in the IPO, including proceeds of the sale of the Private Placement Warrants, were placed in a trust account (“Trust Account”) located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee.  In connection with the exercise of the underwriters' overallotment option on December 1, 2020, $10,988,980 of the net proceeds of the sale of the additional Units sold, inclusive of the proceeds from the sale of the additional Private Placement Warrants to our Sponsor, were placed in the Trust Account. Upon the closing of the Business Combination, the funds remaining in the Trust Account following were distributed to the Company.

Trust Account

Prior to the closing of the Business Combination, funds held in the Trust Account were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.

Business Combination

The Company’s management had broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds were intended to be applied generally toward completing a Business Combination. The Company was required to complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company would have only completed a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company, after signing a definitive agreement for a business combination, was required to provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The stockholders were entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.20 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There are no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The shares of Class A common stock are recorded at redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

On January 25, 2022, the Company held a special meeting of the Company’s stockholders (the “Special Meeting”), held in lieu of the 2021 annual meeting of the Company’s stockholders, at which stockholders representing a majority of the outstanding shares of common stock approved the SHG business combination. The actual redemptions of common stock by Company stockholders in conjunction with the stockholder vote was 12,061,041 shares.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it has opted to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has not elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission.

Net Loss Per Common Share

Net (loss) income per share of common stock is computed by dividing net (loss) income by the weighted average number of common shares outstanding during the period. We apply the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

As of December 31, 2021 and December 31, 2020, we had outstanding warrants to purchase up to 14,519,218 shares of Class A common stock. The weighted average of these shares was excluded from the calculation of diluted net (loss) income per share of common stock since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2021, we did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in our earnings. As a result, diluted net (loss) income per common share is the same as basic net (loss) income per common share for the periods presented.

Reconciliation of Net Earnings (Loss) per common share

Basic and diluted loss per common share is calculated as follows:

	For the Year Ended December 31, 2021		For the Period from August 25, 2020 (inception) through December 31, 2020

	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share
Numerator:
Allocation of net income (loss)	$2,357,536	$589,383	$(1,868,311)	$(1,156,493)

Denominator:
Weighted-average shares outstanding	13,598,898	3,399,724	6,975,341	4,317,769

Basic and diluted net income (loss) per share	$0.17	$0.17	$(0.27)	$(0.27)

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts presented in the balance sheet.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Warrants Liability

We account for the warrants in accordance with the guidance contained in Accounting Standards Codification 815 (“ASC 815”), “Derivatives and Hedging”, under which the warrants do not meet the criteria for equity treatment and must be recorded as derivative liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until the warrants are exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Private Placement Warrants and the Public Warrants issued in connection with the Public Offering have been measured based on the listed market price of such Warrants.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to uncertain tax positions as income tax expense. At December 31, 2021, management has not identified any uncertain tax positions that are not more likely than not to be sustained.

The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Redeemable Shares of Class A Common Stock

All of the 13,598,898 shares of Class A common stock sold as parts of the Units in the Public Offering contain a redemption feature. In accordance with the Accounting Standards Codification 480-10-S99-3A (“ASC 480”), “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classifies all shares of Class A common stock as redeemable.

Recently issued accounting pronouncements not yet adopted

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated on a regular basis or if a Business Combination is completed where the impact could be material.

3.	Initial Public Offering

Public Units

On October 26, 2020, the Company consummated its IPO of 12,500,000 units at $10.00 per Unit, generating gross proceeds of $125,000,000. Each unit issued in the offering consisted of one share of Yellowstone’s Class A common stock and one-half of one warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 6). The underwriters were granted a 45-day option from the date of the final prospectus to the Initial Public Offering to purchase up to 1,875,000 additional Units to cover over-allotments, if any, at $10.00 per Unit.  On December 1, 2020, the underwriters' over-allotment option was exercised resulting in the purchase of an additional 1,098,898 Units.

4.	Related Party Transactions

Founder Shares

On August 31, 2020, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share (the “Class B common stock”), for an aggregate price of $25,000. Between October 9, 2020, and December 31, 2020, the Sponsor surrendered 2,350,276 Founder Shares to the Company for no consideration, resulting in an aggregate of 3,399,724 Founder Shares outstanding as of December 31, 2021 and December 31, 2020. The Founder Shares will automatically convert into Class A common stock on a one-for-one basis at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions.

The sale of the Founders Shares is in the scope of ASC Topic 718, “Compensation-Stock Compensation.”  Under ASC Topic 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence. Stock-based compensation would be recognized at the consummation of a Business Combination in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.

Private Placement Warrants

The Sponsor purchased an aggregate of 7,500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant from the Company in a private placement that closed simultaneously with the closing of the IPO. In connection with the underwriter’s exercise of the over-allotment option on December 1, 2020, the Sponsor purchased an additional 219,779 private placement warrants at a price of $1.00 per whole warrant. Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6). Of the total $7,500,000 in initial proceeds from the sale of the Private Placement Warrants, $5,000,000 was added to the net proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Related Party Reimbursement and Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Any Working Capital Loans made by the Sponsor may be converted into warrants, at the price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds held in the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On September 27, 2021, the Sponsor agreed to loan the Company an aggregate of up to $1,000,000 to cover expenses related to the Proposed Business Combination pursuant to a promissory note (the “Note”). This loan bears interest at the Federal Short Term Rate published pursuant to Section 1274(d) of the Internal Revenue Code, compounded annually.  The loan is payable on the earlier of the date on which the Company consummates its Business Combination or the date that the Company’s winding up is effective.  The principal balance, together with all accrued interest thereon, may be prepaid at any time at the election of the Company.

As of December 31, 2021, there was $1,000,000 outstanding under the Note. The Sponsor may elect to convert all or any portion of the unpaid principal balance of the Note, together with all accrued and unpaid interest thereon, into that number of warrants, each whole warrant exercisable for one ordinary share of the Company (the “Conversion Warrants”), equal to: (x) the portion of the principal amount of the Note, together with all accrued and unpaid interest thereon, being converted, divided by (y) $1.50, rounded up to the nearest whole number of warrants.

5.	Income Taxes

Effective Tax Rate Reconciliation

We are subject to taxation in all jurisdictions in which we operate that impose an income tax on our business activities. The components of the income tax expense for the years ended  December 31, and the tax effects of temporary differences that give rise to deferred taxes at  December 31, are as follows:

	Year ended December 31,
	2021	2020
Income tax expense (benefit):
Deferred federal income tax expense (benefit)	(767,176)	(93,745)
Deferred state income tax expense (benefit)	(225,399)	(32,634)

Total Income Tax Benefit Before Valuation Allowance	(992,575)	(126,379)

Valuation allowance	992,575	126,379

Total Income Tax Expense (Benefit)	$-	$-

A reconciliation of the statutory federal income tax expense to the income tax expense (benefit) from continuing operations provided at December 31, 2021 and December 31, 2020 is as follows:

	For the Year Ended December 31, 2021	For the Period from August 25, 2020 (inception) through December 31, 2020
Income tax expense (benefit) at the federal statutory rate	$618,853	$(93,745)
State income taxes (benefit) - net of federal income tax benefits	182,709	(32,634)
Unrealized gain on warrants	(1,657,887)	-
Unrealized gain on securities	(440)	-
Other, net	(9,431)	-
Change in valuation allowance	866,196	126,379
Total income tax expense (benefit)	$-	$-

Components of the Company’s deferred tax assets at December 31, 2021 and December 31, 2020 are as follows:

Net operating loss carryforwards	$455,199	$126,379
Start-up costs	537,376	-
Valuation allowance	(992,575)	(126,379)
Total deferred tax asset	$-	$-

The realization of deferred tax assets, including net operating loss carryforwards, is dependent on the generation of future taxable income sufficient to realize the tax deductions, carryforwards, and credits. Valuation allowances on deferred tax assets are recognized if it is determined that it is more likely than not that the asset will not be realized. For the years ended December 31, 2021 and 2020, we recorded a full valuation allowance due to historical losses before income taxes which reduced management's ability to rely on future expectations of income.

As of December 31, 2021, we have available federal tax operating loss carry forwards of approximately $1.7 million, which arose in tax years 2021 and 2020. Tax operating loss carryovers arising in years after 2017  may be carried forward indefinitely but are only available to offset 80% of future taxable income. We have available state tax operating loss carryforwards of approximately $1.7 million, which are available to reduce future state taxable income and would begin to expire in tax year 2040 in various amounts.

Uncertain Tax Positions

We believe that there are no tax positions taken or expected to be taken that would significantly increase or decrease unrecognized tax benefits within 12 months of the reporting date.

The federal and state statutes of limitation for assessment of tax liability generally lapse within three years after the date the tax returns are filed. However, income tax attributes that are carried forward, such as net operating loss carryforwards, may be challenged and adjusted by taxing authorities at any time prior to the expiration of the statute of limitations for the tax year in which they are utilized. As of December 31, 2021, we do not have any open exams; however, all tax years are subject to examination by the Internal Revenue Service.

6.	Stockholders’ Equity

Common Stock

Class A common stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2021, there were 13,598,898 shares of Class A common stock issued and outstanding, all of which is subject to possible redemption.

Class B common stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2021, there were 3,399,724 shares of Class B common stock outstanding.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.

The shares of Class B common stock are identical to the shares of Class A common stock included in the units sold in the offering, and holders of Class B common stock have the same stockholder rights as public stockholders, except that (i) the shares of Class B common stock are subject to certain transfer restrictions, as described in more detail below, (ii) the Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Class B common stock and any public shares held by them in connection with the completion of the Business Combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to any Class B common stock held by them if the Company fails to complete the Business Combination within the prescribed time period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the Business Combination within such time period, (iii) the Class B common stock are shares that will automatically convert into shares of the Class A common stock at the time of the initial Business Combination, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights and (iv) are subject to registration rights. If the Company submits the Business Combination to the public stockholders for a vote, the Sponsor has agreed to vote any Class B common stock held by it and any public shares purchased during or after the offering in favor of the initial Business Combination.

With certain limited exceptions, the shares of Class B common stock are not transferable, assignable or saleable (except to the officers and directors and other persons or entities affiliated with the Sponsor and other permitted transferees, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

On November 16, 2020, BOC Yellowstone LLC transferred to BOC Yellowstone II LLC 206,250 shares of Class B common stock for no consideration. All other shares of Class B common stock are owned by BOC Yellowstone LLC. BOC Yellowstone LLC sold to the lead investor in the Company's IPO a membership interest in BOC Yellowstone II LLC for a purchase price of $309,375. Upon the completion of any Business Combination, BOC Yellowstone LLC has agreed to transfer the 206,250 shares of Class B common stock to this investor. Any Class B common stock ultimately distributed to the investor is subject to all restrictions imposed on the Sponsor, including but not limited to, waiver of redemption rights in connection with completion of any initial Business Combination and rights to liquidating distributions from the trust account if the Company fails to complete the initial Business Combination. Any shares held by such investor will be subject to the anti-dilution provisions for the Class B common stock and the impact thereof. BOC Yellowstone LLC is the sole managing member of BOC Yellowstone II LLC.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021, there were no shares of preferred stock issued or outstanding.

7.	Commitments

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, Conversion Warrants that may be issued upon conversion of the Note, and any additional warrants that may be issued in connection with any further Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants, the Conversion Warrants that may be issued upon conversion of the Note and any additional warrants that may be issued in connection with any further Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $2,500,000 in the aggregate, which amount was paid upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $4,759,615 (including over-allotment units) in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

8.	Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company's financial assets and liabilities reflects management's estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company's assets that are measured at fair value on a recurring basis at December 31, 2021 are comprised of $69,378,000 of marketable U.S. treasury securities and $69,382,121 of money market funds, both of which are held in the Trust Account, and $11,908,671 of Public and Private Placement warrants issued in connection with our Initial Public Offering, all of which are classified as Level 1 within the fair value hierarchy and are measured using quoted prices in active markets for identical assets or liabilities.  For the year ended December 31, 2021, the Company recognized a gain in the statement of operations resulting from a decrease in the fair value of the warrant liability of $6,095,170 presented as change in fair value of warrant liability.

9.	Subsequent Events

Business Combination with Sky

As described in Note 1, the Company completed the business combination with Sky on January 25, 2022, following stockholder approval. Prior to the completion of the business combination, the Company entered into subscription agreements with BOC YAC, LLC, a subsidiary of Boston Omaha Corporation, pursuant to which the Company issued 4,500,000 shares of Class A common stock at $10 per share, for gross proceeds to the Company of $45,000,000, immediately prior to the completion of the business combination.

Following this transaction, Sky became a consolidated subsidiary of the Company, which was renamed Sky Harbour Group Corporation, shares of which listed for trading on the New York Stock Exchange under the symbol “SKYH” on January 25, 2022.  The Company’s financial statement presentation to be included in quarterly and annual filings with the SEC on Forms 10-Q and 10-K with respect to periods subsequent to the business combination with Sky will include the consolidated financial statements of Sky and its subsidiaries for periods prior to the completion of the Business Combination and of the Company for periods from and after the Business Combination.

The Company paid the deferred underwriting discount totaling $4,759,615 or 3.50% of the gross offering proceeds of the Public Offering which was accrued as of December 31, 2021, to the underwriter on January 25, 2022 upon the Company’s consummation of the business combination with Sky.

Also in connection with the closing of the business combination on January 25, 2022, the Company repaid the outstanding note payable to Sponsor of $1,000,000 in full.

OPF Lease Transaction

The Company’s ground lease at OPF was entered into in May 2019 through its wholly owned subsidiary, Sky Harbour Opa Locka Airport LLC (“SHOLA”), with AA Acquisitions LLC (“AA”), the master ground lessee of Miami Dade County (“MDC”), the ultimate landowner. On March 2, 2022, the Company, through a wholly-owned subsidiary outside the Obligated Group, entered into an agreement for the Company to purchase AA’s underlying ground lease for approximately $8.5 million and lease the OPF property directly from MDC. The transaction will also require the Company to pay approximately $1.0 million in transfer fees to MDC and is expected to close in early April 2022.  After such closing, SHOLA will continue to be obligated under the existing sublease but to an affiliate within the Company. The transaction would extend the term of the lease at OPF for the Company for an additional 10 years.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

Sky Harbour LLC

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Sky Harbour LLC and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in members’ equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of their operations and their cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We have served as the Company’s auditor since 2021.

EISNERAMPER LLP

New York, New York

March 28, 2022

SKY HARBOUR LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets

Cash	$6,804,707	$-
Restricted cash	197,130,166	71,738
Prepaid expenses and other assets	3,141,557	201,574
Cost of construction	25,033,733	3,404,879
Constructed assets, net	14,499,682	15,000,428
Right-of-use assets	56,867,432	33,025,131
Long-lived assets, net	409,467	316,683

Total assets	$303,886,744	$52,020,433

Liabilities and members' equity (deficit)

Accounts payable, accrued expenses and other liabilities	$10,958,719	$1,040,438
Loans payable to related parties	-	11,212,454
Operating lease liabilities	61,289,035	34,814,015
Loans payable, net of debt issuance costs	-	11,462,104
Bonds payable, net of debt issuance costs and premiums	160,679,392	-

Total liabilities	232,927,146	58,529,011

Redeemable Series B Preferred Units	54,028,860	-

Members' equity (deficit)	16,930,738	(6,508,578)

Total liabilities and members' equity (deficit)	$303,886,744	$52,020,433

See accompanying Notes to Consolidated Financial Statements.

SKY HARBOUR LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year-ended December 31, 2021	Year-ended December 31, 2020
Revenues:
Rental revenue	$1,577,919	$685,596
Total revenue	1,577,919	685,596

Expenses:
Operating	4,276,856	1,941,282
Depreciation	569,914	47,024
General and administrative	8,930,319	837,336
Total expenses	13,777,089	2,825,642

Other Expenses:
Interest expense, net of capitalized interest	1,160,298	395,698
Loss on extinguishment of loan payable to related party	250,000	-
Total other expenses	1,410,298	395,698

Net loss	$(13,609,468)	$(2,535,744)

See accompanying Notes to Consolidated Financial Statements.

SKY HARBOUR LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

	Year ended December 31, 2021	Year ended December 31, 2020

Balance, January 1	$(6,508,578)	$(3,972,834)

Series A Preferred Units issued	31,250,000	-
Syndication costs – Series A Preferred Units	(325,363)	-
Warrants issued in connection with Redeemable Series B Preferred Units	289,736	-
Syndication costs - Warrants	(3,609)	-
Incentive compensation	216,827	-
Gain on extinguishment of related party loan, net of repurchase of membership interests	5,621,193	-
Net loss	(13,609,468)	(2,535,744)

Balance, December 31	$16,930,738	$(6,508,578)

See accompanying Notes to Consolidated Financial Statements.

SKY HARBOUR LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31, 2021	Year ended December 31, 2020
Cash flows from operating activities:
Net loss	$(13,609,468)	$(2,535,744)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,009,174	93,462
Deferred rent receivable	(99,924)	2,827
Loss on extinguishment of related party loan payable	250,000	-
Incentive compensation	216,827	-
Non-cash lease expense	2,632,718	1,334,582
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(316,127)	(26,618)
Accounts payable, accrued expenses and other liabilities	3,301,964	90,074

Net cash used in operating activities	(6,614,836)	(1,041,417)

Cash flows from investing activities:
Purchases of long-lived assets	(161,952)	(152,159)
Payments for cost of construction	(15,832,404)	(11,744,897)

Cash used in investing activities	(15,994,356)	(11,897,056)

Cash flows from financing activities:
Issuance of Series A Preferred Units	30,000,000	-
Issuance of Redeemable Series B Preferred Units and Warrants	55,000,000	-
Payments for syndication costs	(1,633,383)	(24,632)
Proceeds of Bonds payable	166,589,436	-
Payments for debt issuance costs – Loans payable	(68,690)	(1,723,066)
Payments for debt issuance costs – Bonds payable	(6,002,330)	-
Payment of loan payable and unit redemption of membership interest	(5,221,412)	-
Payments of loans payable	(13,831,529)	-
Proceeds of loans payable	1,010,084	9,747,012
Proceeds of loans payable to related parties	630,151	3,992,334

Net cash provided by financing activities	226,472,327	11,991,648

Net increase (decrease) in cash and restricted cash	203,863,135	(946,825)

Cash and restricted cash, beginning of year	71,738	1,018,563

Cash and restricted cash, end of year	$203,934,873	$71,738

See accompanying Notes to Consolidated Financial Statements.

SKY HARBOUR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

1.	Organization and Business Operations

Sky Harbour LLC and its consolidated subsidiaries are collectively referred to herein as the “Company”. The Company was formed as a private limited liability company under the laws of Delaware on October 19, 2017. Any references to “we” or “our” is referring to the Company.

The Company is an aviation infrastructure development company building a nationwide network of Home-Basing Solutions (“HBS”) for business aircraft. The Company develops, leases and manages general aviation hangars across the United States. The Company’s HBS campuses feature exclusive private hangars and a suite of dedicated services specifically designed for home-based aircraft.

Our portfolio as of December 31, 2021 is as follows:

●	Sugar Land Regional Airport (“SGR”), Sugar Land, TX (Houston area);
●	Miami-Opa Locka Executive Airport (“OPF”), Opa-Locka, FL (Miami area);
●	Nashville International Airport ("BNA"), Nashville, TN;
●	Centennial Airport (“APA”), Englewood, CO (Denver area); and
●	Phoenix Deer Valley Airport (“DVT”), Phoenix, AZ.

On October 15, 2021, the Company entered into a binding letter of intent with the Town of Addison for a ground lease of approximately 6 acres on the Northeast side of the primary runway at Addison Airport in Addison, Texas. The anticipated lease term is 40 years with no additional options, which is the maximum allowable term permitted by the Town of Addison.

Yellowstone Merger

On August 1, 2021, the Company entered into a business combination agreement (the “Yellowstone Merger”) with Yellowstone Acquisition Company (“Yellowstone”), a publicly-traded special purpose acquisition company sponsored by Boston Omaha Corporation (“BOMN”). Pursuant to the terms of the Yellowstone Merger, through a series of transactions, the Company completed the business combination on January 25, 2022 (the “Closing Date”).

On the Closing Date, Yellowstone changed its name to Sky Harbour Group Corporation (“SHG”) and the Company restructured its capitalization, issuing 14,937,581 common units of the Company to SHG, which was equal to the number of outstanding shares of Class A Common Stock immediately after giving effect to the Yellowstone Merger (taking into account the redemption of Yellowstone Class A Common Stock and the Class A Common Stock issued under the BOC PIPE (as defined below)). Existing Common Units of the Company (other than the existing incentive common units), existing Series A preferred units and the existing Series B preferred units (see Note 9, Equity and Redeemable Equity) were reclassified into Common Units of the Company. The Yellowstone Merger effected certain adjustments to the number of Incentive Units to reflect the new capital structure. As a result of the Yellowstone Merger, SHG was appointed as the managing member of the Company (the “Managing Member”). In addition, the Common Units issued to BOC YAC Funding LLC (“BOC YAC”) in respect of its Series B preferred units were converted into 5,500,000 shares of SHG Class A Common Stock and holders of the Company’s Common Units received one share of SHG Class B common stock for each Common Unit.

As consideration for the issuance of 14,937,581 of the Company’s Common Units to SHG, Yellowstone the amount held in the Yellowstone trust account after (i) deducting $123,068,515 required to fund the redemption of SHG Class A Common Stock held by eligible stockholders who properly elected to have their shares redeemed as of the Closing Date, (ii) taking into account the $45,000,000 purchase of SHG Class A Common Stock by Boston Omaha (the “BOC PIPE”) and (iii) deducting $21,164,160 consisting of deferred underwriting commissions of Yellowstone, transaction expenses, the BOC Yellowstone LLC promissory note repayment and the payment to a counterparty in connection with a forward purchase transaction. As a result of the Yellowstone Merger, holders of the Existing Common Units (the “Existing Equityholders”) of the Company have a 73.9% economic interest in the Company through their respective Common Units and have a 73.9% voting interest in SHG through the shares of SHG Class B common stock issued as part of the Yellowstone Merger as of the Closing Date. As of March 7, 2022, the counterparty to the forward purchase transaction had sold all SHG Class A shares covered by the agreement in open-market transactions, and as a result $6,734,602 was remitted to the Company, free of any restrictions, resulting in total consideration of $46,262,048 contributed to the Company, net of deductions.

As a result of the Yellowstone Merger, SHG is organized as an “Up-C” structure in which substantially all of the operating assets of the Company’s business are held by the Company, and the SHG’s only substantive assets are its equity interests in the Company.

Notwithstanding the legal form of the Yellowstone Merger pursuant to the terms therein, the Yellowstone Merger is accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, SHG is treated as the acquired company for financial reporting purposes, and the Company is treated as the accounting acquirer. In accordance with this accounting method, the Yellowstone Merger is treated as the equivalent of the Company issuing stock for the net assets of SHG, accompanied by a recapitalization. The net assets of SHG will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Yellowstone Merger will be those of the Company. The Company has been deemed the accounting acquirer for purposes of the Yellowstone Merger based on an evaluation of the following facts and circumstances:

•	The Existing Equityholders of the Company hold a majority voting interest in SHG;

•	The Existing Equityholders of the Company have the ability to nominate and elect the majority of SHG’s Board of Directors;

•	The Company’s existing senior management team comprises the senior management of SHG;

•	The Company’s operations comprise the ongoing operations of SHG; and

•	The Company’s assets were larger in relative size compared to Yellowstone’s assets prior to the Yellowstone Merger.

Liquidity

As a result of ongoing construction project and business development activities, including the lease up of available hangar space, the Company has incurred recurring losses and negative cash flows from operating activities since its inception, including net losses of $13,609,468 and $2,535,744 for the years ended December 31, 2021, and 2020, respectively. The Company expects to continue to invest in such activities and generate operating losses in the near future.

The Company has construction commitments that are due over the upcoming 12 months as noted in Note 14, Commitments and Contingencies, as well as lease commitments as noted in Note 6, Leases, and bond interest due over the same period as noted in Note 7, Bonds Payable. The Company obtained long-term financing through bond and equity offerings to fund its commitments (see Note 7, Bonds Payable, and Note 9, Equity), and believes its liquidity is sufficient to allow continued operations for more than one year after the date the financial statements are available to be issued.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with GAAP, and such consolidated financial statements are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred. These consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year’s presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates include the estimates of collectability of tenant lease payments, assumptions used within impairment analyses, estimated useful lives of depreciable assets and amortizable costs, estimates of inputs utilized in determining incentive compensation expense and equity instruments such as warrants, estimates and assumptions related to right-of-use assets and operating lease liabilities. Actual results could differ materially from those estimates.

Risks and Uncertainties

The Company’s operations have been limited to-date. For most of its history, the Company was engaged mainly in securing land and constructing aviation hangars. The major risk faced by the Company is its future ability to obtain additional tenants for the facilities that it constructs, and to contract with such tenants for rental income in an amount that is sufficient to meet the Company’s financial obligations.

In March 2020, the World Health Organization declared coronavirus 2019 (“COVID-19”) a global pandemic. The outbreak of COVID-19 caused severe disruptions in the global economy and has adversely impacted businesses and financial markets. During 2020, the Company experienced delays in construction due to COVID-19 mandates such as physical distancing, supply chain issues, and subcontractor availability. In 2020, there was a significant slowdown in the aviation sector in general due to decreased travel which has since eased, particularly in private aviation. During 2021, vaccinations for COVID-19 have begun to be widely distributed among the general population which has resulted in loosened restrictions previously mandated. However, the potential emergence of vaccine-resistant variants of COVID-19 could result in restrictions being mandated again or affect the timing of loosened restrictions. The Company’s management is not able, at this time, to determine what, if any, the ultimate impact COVID-19 will have on its future financial condition, results of operations and cash flows.

Significant Accounting Policies

Cost of Construction

Cost of construction on the consolidated balance sheets is carried at cost. The cost of acquiring an asset includes the costs necessary to bring a capital project to the condition necessary for its intended use. Costs are capitalized once the construction of a specific capital project is probable. Construction labor and other direct costs of construction are capitalized. Professional fees for engineering, procurement, consulting, and other soft costs that are directly identifiable with the project and are considered an incremental direct cost are capitalized. The Company allocates a portion of its internal salaries to both capitalized cost of construction and to general and administrative expense based on the percentage of time certain employees worked in the related areas. Interest costs on the loans and bonds used to fund the capital projects (see Note 12, Interest) are also capitalized until the capital project is completed.

Constructed assets, net

Constructed assets on the consolidated balance sheets consists principally of developed airplane hangar buildings, and are carried at cost less accumulated depreciation. Once a capital project is complete, the Company begins to depreciate the constructed asset on a straight-line basis over the lesser of the life of the asset or the remaining term of the related ground lease, including expected renewal terms. Constructed assets, net, as of December 31, 2021 and 2020 consists of the Sugar Land Phase I project, which is being depreciated over 28 years.

Other long-lived assets

Long-lived assets on the consolidated balance sheets consists principally of equipment and software. Long-lived assets are carried at cost less accumulated depreciation. Maintenance and repair expenses are charged to expense as incurred. Depreciation is recognized on a straight-line basis over 5 years, the estimated useful life of the assets.

Impairment Analysis

The Company’s assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment analyses are based on, in part, the Company’s current plans, intended holding periods and available market information at the time the analyses are prepared. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the property’s carrying amount over its estimated fair value. Estimates of fair value are determined using discounted cash flow models, which consider, among other things, anticipated holding periods, current market conditions and utilize unobservable quantitative inputs, including appropriate capitalization and discount rates. If the estimates of the projected future cash flows, anticipated holding periods, or market conditions change, evaluation of impairment losses may be different and such differences could be material to the consolidated financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and other factors that could differ materially from actual results.

Basis of Consolidation

The Company’s ownership percentage in each of its consolidated subsidiaries is 100% and it presently consolidates all of its subsidiaries under the voting interest method.

There are no variable interest entities (“VIEs”) in which the Company is considered to be the primary beneficiary. Entities are considered to be the primary beneficiary if they have both of the following characteristics: (i) the power to direct the activities that, when taken together, most significantly impact the VIE’s performance, and (ii) the obligation to absorb losses and right to receive the returns from the VIE that would be significant to the VIE. Judgment with respect to the level of influence or control of an entity involves the consideration of various factors including the form of ownership interest, representation in the entity’s governance, the size of the entity’s investment, estimates of future cash flows, the ability to participate in policy making decisions and the rights of the other investors to participate in the decision-making process and to replace the Company as manager and/or liquidate the joint venture, if applicable.

Cash and Restricted Cash

The Company’s cash is held at a major commercial bank, which cash balance may at times exceed the Federal Deposit Insurance Corporation limit. To date, the Company has not experienced any losses on its cash deposits.

Pursuant to the Company’s Bond offering described in Note 7, Bonds Payable, various restricted trust bank accounts were established with the bond proceeds. Such trust bank accounts are included in Restricted cash on the consolidated balance sheet as of December 31, 2021. As of December 31, 2020, under the Company’s previous loan agreements described in Note 8, Loans Payable, the Company maintained certain cash management and collection bank accounts pursuant to an Account Control Agreement with the lender. Under this agreement, the bank accounts and the funds deposited therein served as security/collateral for the loans. When the loans were repaid in August and September 2021, the funds in those accounts were released. Restricted cash also includes security deposits held on behalf of the Company’s tenants.

Debt Issuance Costs Related to Bonds and Loans Payable

Debt issuance costs related to bonds payable and loans payable consist of fees and direct costs incurred in obtaining such financing. The debt issuance costs associated with the bonds payable are amortized using the effective interest method over the life of the bonds. Debt issuance costs that were associated with the previous loans payable were amortized on a straight-line basis, which approximated the effective interest method, over the terms of the related debt agreements. The unamortized portion of debt issuance costs is included as a reduction of bonds payable or loans payable, respectively, on the consolidated balance sheets. In the case of both the bonds and loans payable, amortization of debt issuance costs is capitalized into cost of construction on the consolidated balance sheets. Once the related asset is completed and placed in service, the related amortization of debt issuance costs is no longer capitalized and is expensed as interest expense in the consolidated statements of operations over the related period. Upon the early extinguishment of bonds or loans payable, any unamortized costs related to such bonds or loans payable would be written off as a component of “gain or loss on early extinguishment of debt” in the consolidated statements of operations.

Syndication costs

The Company accounts for syndication, or equity issuance costs, as an asset within prepaid expenses and other assets on the consolidated balance sheets until the related equity financing is obtained, and then reclassifies such costs as a reduction in equity. As of December 31, 2021 and 2020, the Company has $2,695,591 and $174,956, respectively, of syndication costs included within prepaid and other assets.

Leases

The Company accounts for leases under Accounting Standards Codification (“ASC”) Topic 842, Leases. The Company determines whether a contract contains a lease at the inception of the contract. ASC Topic 842 requires lessees to recognize lease liabilities and right-of-use (“ROU”) assets for all leases with terms of more than 12 months on the consolidated balance sheets. The Company has made an accounting policy election that will keep leases with an initial term of 12 months or less off the Company’s consolidated balance sheets and will result in recognizing those lease payments in the consolidated statements of operations on a straight-line basis over the lease term. When management determines that it is reasonably certain that the Company will exercise its options to renew the leases, the renewal terms are included in the lease term and the resulting ROU asset and lease liability balances.

The Company also has tenant leases and accounts for those leases in accordance with the lessor guidance under ASC Topic 842.

The Company has lease agreements with lease and non-lease components; the Company has elected the accounting policy to not separate lease and non-lease components for all underlying asset classes.

The Company has not elected to capitalize any interest cost that is implicit within its operating leases into cost of construction on the consolidated balance sheet, but instead, expenses its ground lease cost in the consolidated statements of operations.

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC Topic 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 – quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities; Level 2 – quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data; and Level 3 – unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. Considerable judgment is necessary to interpret Level 2 and 3 inputs in determining the fair value of financial and non-financial assets and liabilities. Accordingly, fair value estimates may be different than the amounts that may ultimately be realized upon sale or disposition of these assets or settlement of these liabilities. See Note 11, Financial Instruments.

Revenue Recognition

The Company leases hangar facilities that it constructs to third parties. The lease agreements are either on a month-to-month basis or have a defined term and may have options to extend the term. Some of the leases contain options to terminate the lease by either party with given notice. There are no options given to the lessee to purchase the underlying assets. Rental revenue is recognized in accordance with ASC Topic 842, Leases (see Note 6, Leases) and includes (i) fixed payments of cash rents, which represents revenue each tenant pays in accordance with the terms of its respective lease and is recognized on a straight-line basis over the term of the lease and (ii) variable payments of tenant reimbursements, which are recoveries of all or a portion of the common area maintenance and operating expenses of the property and are recognized in the same period as the expenses are incurred. As of December 31, 2021 and December 31, 2020, the deferred rent receivable included in prepaid expenses and other assets was $102,751 and $2,827, respectively.

The Company evaluates the collectability of tenant receivables for payments required under the lease agreements. If the Company determines that collectability is not probable, the Company recognizes any difference between revenue amounts recognized to date under ASC 842 and payments that have been collected from the lessee, including security deposit amounts held, as a current period adjustment to rental revenue. There were no adjustments to rental revenue for uncollectible tenant rental payments in either of the years ended December 31, 2021 or 2020.

For the year ended December 31, 2021, the Company derived approximately 89% of its revenue from two tenants, each of which have ongoing leases with the Company which expire in December 2023 and November 2025, respectively. For the year ended December 31, 2020, the Company derived 90% of its revenue from two tenants, one of which had a month-to-month arrangement which terminated during 2020 and another tenant which has an ongoing lease which expires in December 2023 (see Note 6, Leases).

Operating Expenses

For the year ended December 31, 2021, operating expense within the consolidated statements of operations includes operating lease expense of $3,747,427 and other expenses, such as insurance, property tax and utilities, totaling $529,429. For the year ended December 31, 2020, operating expense includes operating lease expense of $1,781,116 and other expenses totaling $160,168. General and administrative expenses on the consolidated statements of operations also includes $51,228 and $0 of operating lease expense for the years ended December 31, 2021 and December 31, 2020, respectively.

Income Taxes

As a limited liability company, the Company is not subject to an entity-level income tax but rather is treated as a flow-through entity for tax purposes, with its items of income, gain, deduction, loss and credit being reported on its members’ income tax returns. The Company accounts for any interest and penalties related to uncertain tax positions as distributions to its members.

Advertising Costs

The Company expenses the cost of advertising and marketing as incurred. Advertising and marketing costs charged to general and administrative expenses totaled $291,523 and $84,909 for the years ended December 31, 2021 and 2020, respectively.

Recently Issued Accounting Pronouncements

In March 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-04, which adds ASC Topic 848, Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides temporary optional expedients and exceptions to ease financial reporting burdens related to applying current GAAP to modifications of contracts, hedging relationships and other transactions in connection with the transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. In January 2021, the FASB issued ASU 2021-01 to clarify that certain optional expedients and exceptions apply to modifications of derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, computing variation margin settlements, and for calculating price alignment interest. ASU 2020-04 is effective beginning on March 12, 2020 and may be applied prospectively to such transactions through December 31, 2022 and ASU 2021-01 is effective beginning on January 7, 2021 and may be applied retrospectively or prospectively to such transactions through December 31, 2022. The Company will apply ASU 2020-04 and 2021-01 prospectively as and when we enter into transactions to which these guidance standards apply.

In April 2020, the FASB staff issued a question-and-answer document (the “Lease Modification Q&A”) focused on the application of lease accounting guidance to lease concessions provided as a result of the COVID-19 global pandemic. Under existing lease guidance, the entity would have to determine, on a lease-by-lease basis, if a lease concession was the result of a new arrangement reached with the tenant, which would be accounted for under the lease modification framework, or if a lease concession was under the enforceable rights and obligations that existed in the original lease, which would be accounted for outside the lease modification framework. The Lease Modification Q&A provides entities with the option to elect to account for lease concessions as though the enforceable rights and obligations existed in the original lease. This election is only available when total cash flows resulting from the modified lease are substantially similar to the cash flows in the original lease. The Company’s leases did not have any lease modifications executed as a result of COVID-19. Accordingly, the Lease Modification Q&A did not have an impact on the Company’s consolidated financial statements.

3.	Cost of Construction and Constructed Assets

	December 31, 2021	December 31, 2020
Constructed assets, net of accumulated depreciation:
Buildings, SGR (Phase I)	$15,078,604	$15,040,716
Accumulated depreciation	(578,922)	(40,288)
	$14,499,682	$15,000,428

Cost of Construction:
OPF; BNA; APA; DVT; SGR (Phase II)	$25,033,733	$3,404,879

The SGR Phase I project was completed in December 2020. Depreciation expense for the years ended December 31, 2021 and 2020 totaled $538,634 and $40,288, respectively.

4.	Long-lived assets

Long-lived assets, net, consists of the following:

	December 31, 2021	December 31, 2020
Equipment	$199,985	$92,939
Software	247,498	230,480
	447,483	323,419
Accumulated depreciation	(38,016)	(6,736)
	$409,467	$316,683

Depreciation expense for the years ended December 31, 2021 and 2020 totaled $31,280 and $6,736, respectively.

5.	Supplemental Balance Sheet and Cash Flow Information

Accounts payable, accrued expenses and other liabilities

Accounts payable, accrued expenses and other liabilities, consists of the following:

	December 31, 2021	December 31, 2020
Costs of construction	$3,449,691	$728,523
Employee compensation and benefits	2,496,709	-
Interest	2,062,915	43,084
Transaction costs	2,048,421	219,014
Other	900,983	49,817
	$10,958,719	$1,040,438

Supplemental Cash Flow Information

The following table summarizes non-cash investing and financing activities:

	December 31, 2021	December 31, 2020
Accrued costs of construction, including interest	$5,512,606	$728,523
Accrued debt issuance costs	-	68,690
Accrued syndication costs	2,048,421	150,324
Debt issuance costs amortized to cost of construction	1,012,367	1,342,617
Net gain on extinguishment of related party notes	5,371,193	-
Settlement of related party note payable by issuing equity	1,250,000	-

The following table summarizes non-cash activities associated with the Company’s operating leases:

	December 31, 2021	December 31, 2020
Right-of-use assets obtained in exchange for operating lease liabilities	$25,847,546	$13,542,815
Non-cash decrease of right-of-use assets due to change in leased area	(733,159)	-
Non-cash decrease of operating lease liabilities due to change in leased area	(786,684)	-

The following table summarizes interest paid for the twelve months then ended:

	December 31, 2021	December 31, 2020
Interest paid	$795,357	$1,517,145

The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets to the total shown within the consolidated statements of cash flows:

	December 31, 2021	December 31, 2020
Cash, beginning of year	$-	$1,018,563
Restricted cash, beginning of year	71,738	-
Cash and restricted cash, beginning of year	$71,738	$1,018,563

Cash, end of year	6,804,707	-
Restricted cash, end of year	197,130,166	71,738
Cash and restricted cash, end of year	$203,934,873	$71,738

6.	Leases

The Company’s ground leases at SGR, OPF, and BNA have terms ranging between 30 to 50 years, including options for the Company to extend the terms. These leases expire between 2049 and 2070, which include all lease extension options available to the Company. These three ground leases were in effect at both December 31, 2021 and December 31, 2020. On February 9, 2021, the ground lease at BNA was amended based on the results of a customary land survey, resulting in the square-feet covered by the lease to be revised from 713,272 to 687,136. As a result of the change in leased area, the Company derecognized approximately $380,382 and $400,286 of right-of-use asset and lease liabilities, respectively, during the year ended December 31, 2021.

The Company’s ground lease at OPF was entered into in May 2019 through its wholly owned subsidiary, Sky Harbour Opa Locka Airport LLC (“SHOLA”), with AA Acquisitions LLC (“AA”), the master ground lessee of Miami Dade County (“MDC”), the ultimate landowner. On March 2, 2022, the Company, through a wholly-owned subsidiary outside the Obligated Group, entered into an agreement for the Company to purchase AA’s underlying ground lease for approximately $8.5 million and lease the OPF property directly from MDC. The transaction will also require the Company to pay approximately $1.0 million in transfer fees to MDC and is expected to close in early April 2022. After such closing, SHOLA will continue to be obligated under the existing sublease but to an affiliate within the Company. The transaction would extend the term of the lease at OPF for the Company for an additional 10 years.

On January 1, 2021, the Company commenced an operating lease for a ground lease located at APA (“APA Lease”), with an initial lease term of 41 years (or up to 76 years including extension options). The APA Lease covered approximately 501,857 square-feet of land (Phase I), with an option to lease an additional parcel of approximately 371,763 square feet of land (Phase II) that must be exercised, at the Company’s option, within three-years of the lease’s commencement date. On August 19, 2021, the APA Lease was amended based on the results of a customary land survey, resulting in the square-feet covered by the lease to be revised to 508,462 and 348,302 for Phase I and Phase II, respectively. As a result of the change in leased area, the Company derecognized approximately $352,776 and $386,398 of right-of-use asset and lease liabilities, respectively, during the year ended December 31, 2021.

On May 4, 2021, the Company commenced an operating lease for a ground lease located at DVT (“DVT Lease”), with a lease term of 40 years. The DVT Lease covers approximately 384,474 square feet of land (Phase I), with an option to lease an additional parcel of approximately 288,152 square feet of land (Phase II) that must be exercised, at the Company’s option, within four-years of the lease’s commencement date.

The Company has leases for office space that commenced on February 1, 2020, February 1, 2021 and July 1, 2021. The term of the lease that commenced on February 1, 2020 is for two years and there are no renewal or extension options included in the lease. Each of the leases that commenced during 2021 has a one-year term with an additional one-year extension option included in the lease. The Company has also entered into a vehicle lease which commenced during 2021.

The Company’s leases are classified as operating leases under ASC Topic 842 and the Company is not party to any agreements that have been classified as a finance lease. Management has determined that it is reasonably certain that the Company will exercise its options to renew the leases, and therefore the renewal options are included in the lease term and the resulting ROU asset and lease liability balances. In order to calculate the ROU asset and lease liability for a particular lease, ASC Topic 842 requires that a lessee apply a discount rate equal to the rate implicit in the lease whenever that rate is readily determinable. The Company’s lease agreements do not provide a readily determinable implicit rate, nor is the rate available to the Company from its lessors. Therefore, the Company uses an incremental borrowing rate to determine the present value of the lease payments. The incremental borrowing rate represents the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar lease term to obtain an asset of similar value. For leases with terms greater than 12 months, the Company records the related ROU assets and lease liabilities at the present value of lease payments over the lease terms. The Company was not party to any leases which have a term of 12 months or less.

The Company’s lease population does not include any residual value guarantees, and therefore none were considered in the calculation of the ROU and lease liability balances. The Company has leases that contain variable payments, most commonly in the form of common area maintenance and operating expense charges, which are based on actual costs incurred. These variable payments were excluded from the calculation of the ROU asset and lease liability balances since they are not fixed or in-substance fixed payments. These variable payments were immaterial for both the years ended December 31, 2021 and 2020. The leases contain covenants that require the Company to construct the hangar facilities on the leased grounds within a certain period and spend a set minimum dollar amount. For one of the leases, the shortfall (if any) must be paid to the lessor. See Note 14, Commitments and Contingencies.

Tenant leases

The Company leases the hangar facilities that it constructs to third-party tenants. These leases have been classified as operating leases. The Company does not have any leases classified as sales-type or direct financing leases. Lease agreements with tenants are either on a month-to-month basis or have a defined term with an option to extend the term. The defined term leases vary in length from one to five years with options to renew for additional term(s) given to the lessee. One of the agreements contains an option by either party to terminate with appropriate notice, as defined. There are no options given to the lessee to purchase the underlying assets. The Company determines whether a contract contains a lease at the inception of the contract. The Company expects to continue to derive benefit from the underlying assets after the end of the lease term through further leasing arrangements. The underlying assets are the leasehold interest that the Company has in connection with its ground leases. There are no residual value guarantees. The Company mitigates risk related to the residual value of the assets by negotiating and attempting to secure future tenants through letters of intent prior to the current lease term’s termination and/or the substantial completion of the promised hangar facilities.

The leases may contain variable fees, most commonly in the form of tenant reimbursements, which are recoveries of the common area maintenance and operating expenses of the property and are recognized as income in the same period as the expenses are incurred. The leases did not have any initial direct costs. The leases do not contain any restrictions or covenants to incur additional financial obligations by the lessee.

Supplemental consolidated cash flow information

Supplemental consolidated cash flow information related to the Company’s leases was as follows:

	Year-ended December 31, 2021	Year-ended December 31, 2020
Cash paid for amounts included in measurement of lease liabilities:
Operating cash flows from operating leases as lessee	$1,187,847	$446,534

Supplemental consolidated balance sheet information

Supplemental consolidated balance sheet information related to the Company’s leases was as follows:

Weighted Average Remaining Lease Term	December 31, 2021	December 31, 2020
Operating leases as lessee	54.39 years	46.48 years

Weighted Average Discount Rate
Operating leases as lessee	4.40%	4.24%

Lease commitments

The Company’s future minimum lease payments required under leases as of December 31, 2021 were as follows:

Year Ending December 31,	Operating Leases
2022	$2,031,193
2023	2,389,784
2024	2,427,720
2025	2,462,337
2026	2,521,865
Thereafter	216,532,960
Total lease payments	228,365,859
Less imputed interest	(167,076,824)
Total	$61,289,035

Lease income

Tenant leases to which the Company is the lessor require the following non-cancelable future minimum lease payments from tenants as of December 31, 2021:

Year Ending December 31,	Operating Leases
2022	$1,355,410
2023	1,391,432
2024	600,898
2025	565,928
2026	-
Thereafter	-
Total lease payments	3,913,668
Less rent concessions to be applied at Company’s discretion	(214,000)
Total	$3,699,668

7.         Bonds Payable

On May 20, 2021, the Company formed a new wholly-owned subsidiary, Sky Harbour Capital LLC, as a parent corporation to its wholly-owned subsidiaries that operate each of the aircraft hangar development sites under its ground leases. Sky Harbour Capital LLC and these subsidiaries form an Obligated Group (the “Obligated Group” or the “Borrowers”) under a bond issuance that closed on September 14, 2021 (the “Series 2021 Bonds”). The members of the Obligated Group are jointly and severally liable under the Series 2021 Bonds. The Company and its other subsidiaries are not members of the Obligated Group and have no obligation to repay the bonds.

The Series 2021 Bonds are payable pursuant to a loan agreement dated September 1, 2021 between the Public Finance Authority (of Wisconsin) and the Borrowers. The payments by the Borrowers under the loan agreement are secured by a Senior Master Indenture Promissory Note, Series 2021-1 issued by the Obligated Group under an indenture (the “Master Indenture”). The obligations of the Borrowers are collateralized by certain leasehold and subleasehold deeds of trust or mortgages on the Borrowers’ interests in the development sites and facilities being constructed at each airport where the Borrowers hold ground leases. In addition, the Borrowers have assigned, pledged and granted a first priority security interest in all funds held under the Master Indenture and all right, title and interest in the gross revenues of the Borrowers. Furthermore, the Company, Sky Harbour Holdings LLC and Sky Harbour Capital LLC have each pledged as collateral its respective ownership interest in any of the Borrowers.

The bond trustee established various restricted bank accounts which were initially funded with the bond proceeds. The bond trustee will continue to control the Borrowers’ cash receipts and disbursements under a Trust Agreement. Such restricted funds are available to fund the construction expenditures of the two phases of OPF, BNA, DVT, and APA, and SGR Phase II, and, with certain approvals and supplemental reports, up to $50,000,000 at other airport sites, in addition to certain operating expenses such as ground lease expense. These accounts also include funds to pay debt service through the end of construction at each site and various reserve funds such as a ramp-up reserve, debt service reserve and a maintenance reserve fund. Such trust bank accounts total approximately $196.7 million and are included in Restricted Cash on the consolidated balance sheet as of December 31, 2021.

The Borrowers have agreed to use all commercially reasonable efforts to jointly maintain a Debt Service Coverage Ratio (as defined in the agreement) of 1.25 for each applicable test period; provided, however, that the failure to maintain this ratio will not be considered an event of default so long as the Obligated Group takes all commercially reasonable action for correcting such deficiency. The measurement of the Debt Service Coverage Ratio will commence with the period ending December 31, 2024. If the Debt Service Coverage Ratio as of the end of any fiscal quarter is less than 1.0, the parent companies of the Borrowers will make contributions to the borrowers or otherwise cause the Debt Service Coverage Ratio to be at least 1.0 within 10 business days of the test date. If the Debt Service Coverage Ratio as of the end of any fiscal quarter is less than 1.25, Sky Harbour Capital LLC must deliver to the trustees, within 120 days, an independent consultant’s report and a specific plan designed to achieve a Debt Service Coverage Ratio of 1.25 in the following fiscal year.

The Series 2021 Bonds have principal amounts, interest rates, and maturity dates as follow: $21,085,000 bearing interest at 4.00%, due July 1, 2036; $30,435,000 bearing interest at 4.00%, due July 1, 2041; and $114,820,000 bearing interest at 4.25%, due July 1, 2054. The Series 2021 Bond that has a maturity date of July 1, 2036 was issued at a premium, and the Company received bond proceeds that were $249,436 above its face value. The bond premium is being amortized as a reduction of interest expense over the life of the bond. Interest is payable on each January 1 and July 1, commencing January 1, 2022. Principal repayments due under the Series 2021 Bonds are paid annually, commencing July 1, 2032.

The bonds maturing on July 1, 2036 are subject to optional early redemption, at the option of Sky Harbour Capital LLC, on or after July 1, 2028, in whole or in part, at a redemption price equal to the principal amount plus interest accrued to the redemption date. The bonds maturing on July 1, 2041 and July 1, 2054 are subject to optional early redemption, at the option of Sky Harbour Capital LLC, on or after July 1, 2031, in whole or in part, at a redemption price equal to the principal amount plus interest accrued to the redemption date. An extraordinary optional redemption is permitted in the event of damage or destruction of any of the underlying assets.

The Series 2021 Bonds are mandatorily redeemable upon the occurrence of certain events. Upon the sale of an asset by any Borrower, the applicable portion of the Series 2021 Bonds is subject to special mandatory redemption at prices specified in the agreement. Upon the occurrence of a determination of taxability in which the interest income of any of the bonds does not qualify as being excludable from the gross income of the holder (with limited exclusions), the Series 2021 Bonds are subject to mandatory redemption within 60 days, at a redemption price equal to the principal amount plus accrued interest. Upon the termination of any ground lease of a Borrower, and unless certain other certifications can be made, the Series 2021 Bonds are subject to redemption in an amount and at a redemption price as specified in the agreement. In lieu of redemption, the Bonds may be purchased by any of the Borrowers or by any party designated by Sky Harbour Capital LLC.

The following table summarizes the Company’s Bonds payable as of December 31, 2021:

December 31, 2021
Bonds payable:
Series 2021 Bonds Principal	$166,340,000
Premium on bonds	249,436
Bond proceeds	166,589,436
Debt issuance costs	(6,002,330)
Accumulated amortization of debt issuance costs and bond premium	92,286
Total Bonds payable, net	$160,679,392

In connection with the issuance of the Bonds Payable, the Company recognized debt issuance costs totaling $6,002,330 which are being amortized into interest using the Effective Interest method over the life of the bonds. Interest that is incurred at the stated interest rate of the bonds, as well as the amortization of bond premium and amortization of debt issuance costs are capitalized and added to the Cost of Construction on the consolidated balance sheet. See Note 12, Interest. Amortization of bond premium decreased capitalized interest by $4,408, and amortization of debt issuance costs increased capitalized interest by $96,694 for the year ended December 31, 2021.

8.         Loans Payable

In connection with two of its development projects, the Company had two secured construction loans that were outstanding during the entire year ended December 31, 2020 and for the period January 1, 2021 through the loans’ respective payoff dates of August 11, 2021 and September 3, 2021.

The Company closed on a construction loan on August 28, 2019 for up to $16,693,460 for the development of the SGR project (the “SGR Loan”). The loan bore interest at LIBOR (subject to a minimum of 2.2%) plus 6%, plus pay-in-kind (“PIK”) interest of 2% which was added to the principal amount. The SGR Loan was repaid on September 3, 2021, including all accrued and PIK interest.

On January 23, 2020, the Company closed on a construction loan for up to $45,960,267 for the development of the OPF project (the “OPF Loan”). The loan bore interest at LIBOR (subject to a minimum of 1.669%) plus 6%, plus PIK interest of 2% which was added to the principal amount.  An amendment to the loan on March 12, 2021 increased the interest rate to LIBOR plus 800 basis points, plus PIK interest of 2% that was added to the principal amount. The OPF Loan was repaid on August 11, 2021, including all accrued and PIK interest.

The following table summarizes the Company’s Loans payable as of December 31, 2020:

December 31, 2020
Loans payable:
Sugar Land Loan	$8,743,659
Opa Locka Loan	4,077,785
Subtotal	12,821,444
Debt issuance costs, net of accumulated amortization	(1,359,340)
Total loans payable, net	$11,462,104

Accumulated amortization of debt issuance costs related to loans payable totaled $1,581,926 as of December 31, 2020.

9.         Equity and Redeemable Equity

The Company and its members entered into a Limited Liability Company Agreement on February 12, 2018. The LLC agreement was subsequently amended and restated on March 12, 2021 (the “A&R Operating Agreement”), which was amended and restated on September 14, 2021 (the “Second A&R Operating Agreement”). On January 25, 2022, in connection with the Yellowstone Merger, the Company, its members, and SHG entered into amended and restated agreement (the “Third A&R Operating Agreement”). The Company is classified as a partnership for federal and state income tax purposes.

March 2021 Recapitalization and Series A Investment

Prior to March 12, 2021, the Company had one class of LLC membership interests. The membership interests were held by two parties: the former majority member with a membership interest of 50.1% and the former minority member with a membership interest of 49.9%.

On March 12, 2021, there was a change in the ownership of membership units such that the former majority member no longer held an interest in the Company pursuant to a Redemption Agreement, and additional members invested in the Company pursuant to a Unit Purchase Agreement. Pursuant to the Unit Purchase Agreement, the Company’s former minority member (the “Founder”) received Founder Units and the new investors purchased Series A Preferred Units. The Series A Preferred Units were issued at $1,000 per unit and the Series A Preferred unitholders were issued a total of $31,250,000 in equity. Pursuant to a Convertible Note and Exchange Agreement dated March 12, 2021, proceeds from the issuance of Series A Preferred Units were used to fully satisfy outstanding note payable between the Company and a related party as described in Note 13, Related Party Transactions.

Yellowstone Agreement and Redeemable Series B Investment

On August 1, 2021, the Company entered into the Yellowstone Merger agreement with Yellowstone. In conjunction with the agreement, BOMN agreed to invest $55,000,000 of equity in the form of new Series B Preferred Units through its affiliate BOC YAC Funding LLC (“BOC YAC”), subject to the issuance of at least $80,000,000 of bonds by the Company.

On September 14, 2021, the Company issued $166,340,000 face amount of bonds (see Note 6, Bonds Payable), and since the condition was met, the Company issued 8,049 Series B Preferred Units together with Warrants, as described below, to BOC YAC in exchange for the $55,000,000. The Company entered into Second A&R Operating Agreement to include Series B Preferred Units, among other changes.

The Yellowstone Merger was completed on January 25, 2022. The Company, SHG, and the Existing Equityholders (members) of the Company subsequently entered into the Third A&R Operating Agreement, which among other things, (i) restructured the capitalization of the Company, and (ii) appointed SHG as the managing member of the Company. See Note 1, Organization and Business.

Units

The interests of the members in distributions, allocation of income and loss, and other amounts, as specified in the Second A&R Operating Agreement, are generally represented by their units of membership interests in the Company. Under the Second A&R Operating Agreement, there were two classes of units: capital units (which are comprised of Preferred Units, Founder Units, and Common Units) and Incentive Units. As of December 31, 2021, there were 31,250 Series A Preferred Units, 8,049 Series B Preferred Units, and 27,035 Founder Units authorized, issued and outstanding. A portion of the Series B Preferred Units have been designated as a subclass called BOC YAC Units.

The Preferred Units, the Founder Units and the Common Units are capital units that carry the right to cast one vote per unit on any matter to be approved by the members. The Incentive Units do not carry any voting rights.

Transfers of the Company’s units are restricted. Holders of Founder Units or Incentive Units have granted to the Company and Preferred Unit holders a right of first refusal to purchase all or any portion of their units that such holder proposes to transfer to another party. In certain instances, each member is subject to “drag-along” rights by which the member must sell shares if such sale is approved by the majority of holders of Founder Units and Series A and Series B Preferred Units and the Board of Managers.

The Second A&R Operating Agreement afforded certain protective provisions to the holders of Series A Preferred Units, Series B Preferred Units and Founder Units, respectively, that prevented the Board of Managers and Company from taking certain significant actions without having obtained the affirmative vote or written consent of the other members.

Series A Preferred Units

The Series A Preferred Unitholders were entitled to a preferred return that is defined as to each unit, an amount equal to the sum of (1) the Series A original issuance price (defined as $1,000 per unit) plus (2) a 6% per annum cumulative preferred return with respect to such Series A Preferred Unit investment. The unrecognized preferred return on Series A Preferred Units as of December 31, 2021 was $1,490,208.

Redeemable Series B Preferred Units

The Series B Preferred Unitholders were entitled to a preferred return that is defined as to each unit, an amount equal to the sum of (1) the Series B original issuance price (defined as $6,149.52 per unit or $6,832.80 for BOC YAC Units) plus (2) a 7% per annum cumulative preferred return with respect to such Series B Preferred Unit. With respect to the BOC YAC Units, the 7% per annum preferred return in excess of the original issuance price did not accrue unless the Yellowstone business combination agreement was terminated for any reason, and in that case, the 7% preferred cumulative return would have retroactive accrual to the date of issuance of the units. The unrecognized preferred return on Series B Preferred Units, including the BOC YAC Units, as of December 31, 2021 was $1,144,306.

Both the Series A and Series B Preferred Unit holders had the right to convert any or all of their Units into Common Units at a conversion price specified in the Second A&R Operating Agreement. Upon execution of the Third A&R Operating Agreement in connection with the Yellowstone Merger on January 25, 2022, the Series A Preferred Units and Founder Units automatically converted into Common Units of the Company and the Series B Preferred Units converted into to SHG Class A common stock at the same IPO price as the public investors of SHG.

The Series B Preferred Units contained redemption rights for both the Company and for the holders of the Series B Preferred Units under certain circumstances. Because the Series B Preferred Units were redeemable in cash by the Company in the future, they were classified as Temporary Equity, between the Liabilities and Equity sections of the consolidated balance sheet as of December 31, 2021. They are carried at their issuance price and not reflected at redemption value in the consolidated balance sheet because no Series B Preferred Units were redeemed between December 31, 2021 and January 25, 2022, the date such Units were automatically converted to SHG Class A stock equal to the original $55,000,000 investment at the conversion price of $10 per share.

Incentive Units

Incentive Units may be issued subject to vesting, forfeiture and repurchase pursuant to separate agreements, the provisions of which may be determined, altered or waived in the sole discretion of the Board of Managers. Each Incentive Unit is intended to be a “profits interest” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43, and the terms of the Incentive Units, including the right to participate in distributions may be subject to limitations and such other requirements as the Board of Managers may determine are necessary or appropriate for such interests to so qualify as profits interests.

The Second A&R Operating Agreement set a maximum number of Incentive Units permitted to be issued and outstanding of 7,573.76 units. The Third A&R Operating Agreement automatically converted such Incentive Units into Incentive Equity Units of the Company based on a defined unit conversion ratio. See Note 10, Incentive compensation.

Warrants

On September 14, 2021, the Company issued Lead Investor Warrants to BOC YAC to purchase 804.9 Common Units. The Lead Investor Warrants were classified as equity instruments and recorded at relative grant date fair value in Members’ equity on the consolidated balance sheet as of December 31, 2021. Upon the consummation of the Yellowstone Merger on January 25, 2022, the Lead Investor Warrants were automatically cancelled.

The Lead Investor Warrants were valued as of the grant date using the Black-Scholes option pricing model and the estimated probability of different outcomes. The key inputs to the valuation model are exercise price, value of the underlying common unit, term, risk-free interest rate, and volatility. The warrants are classified as Level 3 in the fair value hierarchy. The key assumptions used in the valuation of the Company’s warrants for the different outcomes were:

Value of underlying common unit	$6,196.40
Term (in years)	0.5 – 10.0 years
Risk-free interest rate	0.05% –1.28%
Volatility	21.1% –29.3%

The Board of Managers

Under the Second A&R Operating Agreement, the Board of Managers had the right and authority to manage the business and affairs of the Company and various other rights and authority as specified. Upon consummation of the Yellowstone Merger, the Third A&R Operating Agreement appointed SHG as the Managing Member of the Company.

Distributions

Under the Second A&R Operating Agreement, the Board of Managers determined the amount of any Proceeds Available for Distribution, which was defined as cash amounts received by the Company (excluding proceeds from capital contributions and capital transaction proceeds) after deduction for payments of operating expenses, other cash expenditures, and any amounts set aside for reserves. In addition to these distributions, there may have been distributions as a result of Capital Transactions, as defined in the agreement. There have been no distributions from the Company to date. Upon consummation of the Yellowstone Merger and execution of the Third A&R Operating Agreement, distributions will be made to the Members as determined by SHG, the managing member, utilizing an amended distribution schedule as defined in the agreement.

Liquidation

Upon dissolution, winding up and liquidation of the Company, the assets of the Company would be applied and distributed first to pay all creditors as required by law and then to the members in the same order as described above for other distributions.

Syndication Costs

As of December 31, 2020, the Company had capitalized $174,956 of syndication, or equity issuance costs, which was included within prepaid expenses and other assets. Upon obtaining Series A equity financing in March of 2021, the Company reclassified this amount to members’ equity and had also incurred additional amounts of $150,407, such that $325,363 of syndication costs are included as a reduction of members’ equity as of December 31, 2021 in connection with the Series A Preferred Units. The Company also allocated syndication costs totaling $685,013 between the Redeemable Series B Preferred Units and the Lead Investor Warrants which were issued in the same transaction, based on the relative fair value of each instrument. This resulted in $681,404 of syndication costs relating to the issuance of Series B equity being recorded as a reduction to Redeemable Series B Preferred Units on the consolidated balance sheet as of December 31, 2021, and $3,609 of syndication costs allocated to the Lead Investor Warrants being recorded as a reduction of members’ equity as of December 31, 2021. The Company has incurred $2,695,591 of syndication costs in connection with the Yellowstone Merger, which are recorded as an asset within prepaid expenses and other assets on the consolidated balance sheet as of December 31, 2021 until the related Yellowstone Merger was consummated in January 2022, at which time such costs were reclassified as a reduction in equity.

10.         Incentive Compensation

The Company granted 3,951 Incentive Units to employees during the year ended December 31, 2021. Such Incentive Units have a Distribution Threshold of $66,000,000 which was established at the date of grant. The holders of these units have been granted vesting terms ranging from equal monthly installments over the 24 months following the grant date to 25% vesting after one year with the remaining 75% vesting equally over the following 36-month period. Of the units granted, 3,622 units are eligible for catch-up distributions entitling the holder to priority distributions of 100% of all Proceeds Available for Distribution and Capital Transaction proceeds (after cumulative distributions have exceeded the Distribution Threshold), until each holder of such Catch-Up units has received the maximum amount of catch-up distributions that is specified in his or her individual Incentive Unit grant agreement. The Incentive Units are subject to forfeiture if the employee is terminated for cause or voluntarily ends their employment with the Company. The vesting of the Incentive Units is accelerated if the employee is terminated without cause or in the event of a capital transaction as defined in the Second A&R Operating Agreement. In connection with the Yellowstone Merger and the execution of the Third A&R Operating Agreement, the existing Incentive Units outstanding were adjusted based on a defined unit conversion ratio to reflect the new capital structure and remain Incentive Units of the Company. These Incentive Units may be exchanged for Common Units of the Company at the holder’s discretion upon vesting. All of the Company’s incentive awards are classified as equity instruments.

The Incentive Units were valued (as of the date of grant) using the Option-Pricing Method described in the AICPA Accounting and Valuation Guide entitled Valuation of Privately Held Company Equity Securities Issued as Compensation. The Option-Pricing Method treats profit units (such as the Company’s Incentive Units) and the capital units (the Company’s Preferred Units and the Founder Units) as call options on the total equity value of the Company, with exercise (or strike) prices based on the incremental equity required to repay liquidation preferences for the various holders of the Company’s securities. The values of the options associated with each strike price are calculated using the Black-Scholes option pricing model based on the grant date. The Incentive Units are classified as Level 3 in the fair value hierarchy. The key inputs and assumptions used in the valuation of the Company’s Incentive Units were:

Equity value	$62,287,970
Term (in years)	5
Risk-free interest rate	0.84%
Volatility	57%

Below is a summary of activity related to the Incentive Units for the year ended December 31, 2021:

	Units	Weighted-average grant date fair value
Units outstanding as of December 31, 2020	-
Granted	3,951	$318.44
Forfeitures	-	-
Units outstanding as of December 31, 2021	3,951	$318.44

Vested Units outstanding as of December 31, 2021	96	$324.20
Non-vested Units outstanding as of December 31, 2021	3,855	$318.30

The Company has elected a policy to recognize equity-based compensation expense on a straight-line basis over the requisite service period and has elected to account for forfeitures of Incentive Units if and when they occur. The Company recorded equity-based compensation expense relating to Incentive Units of $216,827 for the year ended December 31, 2021. As of December 31, 2021, there was $1,041,333 of total unrecognized compensation expense that is expected to be recognized over a weighted-average future period of 3.2 years.

11.         Fair Value Measurements

As of December 31, 2021, the fair value of the Company’s Series 2021-1 Bonds was approximately $173,000,000 as compared to their carrying value of $160,679,392. The fair value of the Company’s bonds is estimated utilizing Level 2 inputs including inactive prices for the bonds on inactive markets.

As of December 31, 2020, the carrying value of the Company’s Loans payable approximated their fair values due to the loans’ variable interest rates and the unrelated, third-party lender. The fair value of debt is estimated on a Level 2 basis as provided by ASC Topic 820, using a discounted cash flow analysis based on the borrowing rates currently available to the Company for loans with similar terms and maturities, discounting the future contractual interest and principal payments.

As stated in Note 8, Loans Payable, the terms of the Company’s loans required the Company to enter into an Interest Rate Protection Agreement (“Interest Rate Cap”) with a counterparty for each of its loans, and to assign such agreements and any payments payable thereunder to the lender. Under GAAP, derivative agreements such as these would be measured at fair value on a recurring basis in the consolidated balance sheets, using a variant of the Black-Scholes option pricing model commonly known as the Black model or the Black-76 model. The key inputs to the valuation model are notional amount, time to maturity, forward rates, and volatility. The interest rate protection agreements are classified as Level 2 in the fair value hierarchy. Changes in fair value of these instruments were reported in the consolidated statements of operations. During the year ended December 31, 2021, the loans were fully repaid and the related Interest Rate Caps were terminated at no cost. As of December 31, 2020, the fair values of the Interest Rate Cap agreements were not significant.

The carrying values of all other financial instruments on the consolidated balance sheets, including cash and restricted cash, approximate their fair values due to the short-term nature of these instruments.

12.         Interest

Interest, including amortization of debt issuance costs, for the year ended December 31, 2021 totaled $4,569,470, of which $3,409,172 was capitalized in Cost of construction on the consolidated balance sheet during the year ended December 31, 2021. Interest, including amortization of debt issuance costs, for the year ended December 31, 2020 totaled $2,979,340, of which $2,583,642 was capitalized in Cost of construction on the consolidated balance sheet during the year ended December 31, 2020. Interest which is not capitalized is recorded as an expense and is included as Interest expense on the consolidated statements of operations.

The following table sets forth the details of interest expense:

	Year-Ended December 31, 2021	Year-Ended December 31, 2020
Interest	$3,113,387	$1,590,285
Amortization of bond premium and debt issuance costs	1,456,083	1,389,055
Total interest incurred	4,569,470	2,979,340
Less: capitalized interest	(3,409,172)	(2,583,642)
Interest expense	$1,160,298	$395,698

13.         Related Party Transactions

Loans payable to Related parties

Prior to obtaining the secured loans described in Note 8, Loans Payable, the Company’s activities were funded through a loan payable to a company owned by its former majority member. The loan payable dated February 12, 2018 was between the Company and HMFO LLC, a related party. The loan payable had a maturity date of February 28, 2021 and was due in one balloon payment on such date. The loan payable to HMFO LLC bore interest at an annual rate of 5.50% and all interest was paid-in-kind (“PIK”). Interest was payable along with the outstanding balance, upon maturity. Certain administrative services provided by HMFO LLC were added to the loan balance. Interest incurred on the loan payable to HMFO LLC for the years ended December 31, 2021 and 2020 totaled $115,275 and $472,274, respectively. The balance due under the loan payable to HMFO LLC was $0 as of December 31, 2021 and $10,727,301 as of December 31, 2020, including accrued interest of $837,992.

On March 12, 2021, pursuant to a Redemption Agreement between the Company and the former majority member, the loan payable from the Company to HMFO LLC was cancelled and all of the membership interests held by the former majority member were redeemed in exchange for a sum of $5,071,412, plus a Reimbursement and Indemnity Agreement from the Company and the Founder. The Company recorded a gain on extinguishment of this related party loan payable of $5,621,193, net of related expenses of $150,000 and net of redemption of membership interests. The gain was recognized as a deemed contribution to members’ equity on the consolidated balance sheet. The former majority member remained a Guarantor under the Company’s loans payable and also as a tenant under the Company’s Master Lease for the Sugar Land Loan, but was held harmless for these liabilities under the Reimbursement and Indemnity Agreement.

Beginning in November 2020, the Company entered into a note payable with a related party, SH Investment Fund I LLC, a company controlled by the Founder and CEO. The note payable bore interest at 8% per annum and had a maturity date of November 24, 2021. Amounts payable under the note were drawn by requesting “advances” from the lender, up to $1,000,000, and could be used by the Company only for certain types of expenditures that were approved in advance by the lender. The note payable had a balance of $485,153 as of December 31, 2020. On March 12, 2021, the Company issued 1,250 Series A Preferred Units in full satisfaction of the note payable by the Company to SH Investment Fund I LLC. The fair value of the 1,250 units was $1,250,000 and exceeded the carrying value of the $1,000,000 note payable at the time of extinguishment; thereby resulting in a loss on extinguishment of related party debt of $250,000 which was recorded as a charge in the consolidated statement of operations.

Services

For the year ended December 31, 2020, the Company utilized administrative services provided by HMFO LLC. The amounts charged for such services totaled $0 for the year ended December 31, 2021 and $2,720,576 for the year ended December 31, 2020. Furthermore, HMFO LLC also made cash advances to the Company of $314,331 during the year ended December 31, 2020. These amounts were payable to HMFO LLC as of December 31, 2020 and included within Loans payable to related parties on the consolidated balance sheet.

In addition, during the years ended December 31, 2021 and 2020, the Company paid $86,700 and $24,800, respectively, for services rendered by employees of a company affiliated with the Founder and CEO.

For the years ended December 31, 2021 and 2020, the Company paid a total of $900,000 and $0, respectively, to the Founder for his service in the capacity of Chief Executive Officer.

For the years ended December 31, 2021 and 2020, the Company paid $141,726 and $8,767 respectively, for consulting services, to a company that employed the chief financial officer until prior to July 1, 2021. In September 2021, the Company paid $1,665,894 to this company as a one-time closing fee for serving as the structuring advisor for the Series 2021 Bond issuance under a consulting contract in effect since January 1, 2021 (See Note 7, Bonds Payable). This structuring advisor fee represents 1% of the proceeds of the Series 2021 Bonds and is included in debt issuance costs.

On September 20, 2021, the Company entered into a non-exclusive agreement with Echo Echo, LLC, a related party to the Founder, for the use of a Beechcraft Baron G58 aircraft. The effective date of the agreement was September 8, 2021 and the agreement automatically renews annually. The agreement can be terminated without penalty if either party provides 35 days written notice, or if the aircraft is sold or otherwise disposed of. The Company will be charged $675 per flight hour of use along with all direct operating costs. Additionally, the Company will also incur the pro rata share of maintenance, overhead and insurance costs of the aircraft. For the year ended December 31, 2021, the Company recognized $133,242 of expense within General and administrative expense under the terms of this agreement, which is payable to Echo Echo, LLC as of December 31, 2021 and presented within Accounts payable, accrued expenses and other liabilities.

Defined Contribution Retirement Plan

Certain of the Company’s employees participate in a defined contribution 401(K) retirement plan. The plan was sponsored by a related party through March 2021. In May 2021, a new plan was created which is sponsored by the Company. The Company does not provide a matching contribution to the plan, and thus, there was no expense for either of the years ended December 31, 2021 or 2020.

14.         Commitments and Contingencies

In addition to the lease payment commitments discussed in Note 6, Leases, the ground leases to which the Company is a party contain covenants that require the Company to conduct construction of hangar facilities on the leased grounds within a certain period and in some cases, to spend a minimum dollar amount.

With respect to the Company’s SGR Phase II project, the Company is subject to requirements that define (i) a minimum improvement amount of $2,000,000 and (ii) that related construction commence by October 2022 and be completed by October 2023. If these conditions are not met or otherwise waived or amended, the ground lease for the parcels designated for the SGR Phase II project will automatically terminate.

The Company is subject to minimum improvement amounts for both phases of its construction projects at OPF. The minimum improvement amount OPF Phase I is $8,500,000, which must be met by July 31, 2022. The minimum improvement amount for OPF Phase II is $6,000,000 and must be met by July 2023. As of December 31, 2021, the Company has exceeded its minimum improvement amount related to the OPF Phase I project. If the Company were to not meet its improvement amount for the OPF Phase II project, it would be considered an event of default for the parcel associated with such project, and the landlord has the option to terminate the lease for the parcel.

The Company has committed to spend $17,000,000 in capital improvements on the BNA construction project by July 2, 2023, which is 24-months from the building permit date. If this amount is not expended, the shortfall would become due and payable within 60 days as additional rent under the lease agreement.

The APA Lease requires the Company to improve the property in accordance with a development plan included in the lease and to complete such improvements within 24-months of the issuance of permitting documents. The APA Phase I project is still in the permitting phase.

The DVT Lease requires improvements to be made for Phase I (estimated cost of improvements of $15,300,000) and for Phase II, if such option is exercised (estimated cost of improvements of $14,600,000), within 12-months after receiving permitting documents for each Phase, but in no event later than May 2026. The Company is still in the permitting phase of its DVT Phase I project.

The Company has contracts for construction of the Opa Locka project and the Nashville project. The Company may terminate either of the contracts or suspend construction without cause; however, the Company would be subject to paying a penalty under the Opa Locka construction contract of 50% of the unrealized fee which remains to be earned as of the termination date. There is no termination penalty under the Nashville construction contract.

15. Subsequent Events

The Company has evaluated all subsequent events through March 28, 2022, which is the date the consolidated financial statements were available to be issued.

On January 25, 2022, the Company completed the Yellowstone Merger. See Note 1, Organization and Business, and Note 9, Equity and Redeemable Equity.

On March 2, 2022, the Company entered into an agreement for the Company to purchase the sublessee’s interest in the underlying ground lease at OPF. See Note 6, Leases.

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee		$43,038.55
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*
Total	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

Founder Shares

On October 26, 2020, the Sponsor purchased an aggregate of 3,593,750 founder shares (up to 468,750 of which were subject to potential forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised in YAC’s initial public offering) for an aggregate offering price of $25,000 at an average purchase price of approximately $0.003 per share. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of YAC’s outstanding common stock upon completion of YAC’s initial public offering. On December 1, 2020, the Sponsor forfeited 274,724 founder shares in connection with the underwriters’ partial exercise of the over-allotment option, resulting in an aggregate of 3,399,724 founder shares. Such securities were issued in connection with YAC’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Sponsor is an accredited investor for purposes of Rule 501 of Regulation D.

Private Placement Warrants

Simultaneously with the closing of YAC’s initial public offering on October 26, 2020, YAC consummated the sale of 7,500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $7,500,000. Simultaneously with the partial exercise of the over-allotment option by the underwriters in the initial public offering, on December 1, 2020 YAC sold an additional 219,779 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant, generating total gross proceeds of $219,779. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Sponsor is an accredited investor for purposes of Rule 501 of Regulation D.

Subscription Agreement

On the Closing Date, YAC offered and sold to Boston Omaha, pursuant to a Subscription Agreement, an aggregate of 4,500,000 shares of YAC’s Class A common stock at a price of $10.00 per share for aggregate gross proceeds to YAC of $45,000,000 in the BOC PIPE. The BOC PIPE closed immediately prior to the Business Combination. The shares of YAC’s Class A common stock issued to the PIPE Investors became shares of the Class A Common Stock upon consummation of the Business Combination.

The shares issued to Boston Omaha in the BOC PIPE on the Closing Date were issued pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. The PIPE Investors are accredited investors for purposes of Rule 501 of Regulation D.

BOC YAC Investment

BOC YAC Funding LLC, a wholly-owned subsidiary of Boston Omaha, entered into a Series B Preferred Unit Purchase Agreement under which it acquired $55,000,000 worth of Series B Preferred units of Sky. These units converted into 5,500,000 shares of our Class A Common Stock upon the closing of the Business Combination. The Series B Preferred units of Sky were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Boston Omaha is an accredited investor for purposes of Rule 501 of Regulation D.

Item 16.	Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
2.1 (+)	Equity Purchase Agreement, dated as of August 1, 2021, by and among Yellowstone Acquisition Company and Sky Harbour LLC.	8-K	001-39648	2.1	August 3, 2021
3.1	Second Amended and Restated Certificate of Incorporation of Yellowstone Acquisition Company.	8-K	001-39648	3.1	January 31, 2022
3.2	Bylaws of Sky Harbour Group Corporation.	8-K	001-39648	3.2	January 31, 2022
4.1	Specimen Class A Common Stock Certificate.	S-1	333-249035	4.2	September 25, 2020
4.2	Specimen Warrant Certificate.	S-1	333-249035	4.3	September 25, 2020
4.3	Warrant Agreement, dated October 21, 2020, between Yellowstone Acquisition Company and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	001-39648	4.1	October 26, 2020
5.1#	Opinion of Morrison & Foerster LLP.
10.1 (+)	Stockholders’ Agreement, dated as of January 25, 2022, by and among Sky Harbour Group Corporation, Tal Keinan, Due West Partners LLC, Center Sky Harbour LLC, BOC Yellowstone I LLC, and BOC Yellowstone II LLC.	8-K	001-39648	10.1	January 31, 2022
10.2 (+)	Registration Rights Agreement, dated as of September 14, 2021 by and among Sky Harbour LLC, the Existing Sky Equityholders, BOC YAC, the Sponsor and the BOC PIPE investors.	8-K	001-39648	10.2	January 31, 2022
10.3	Amendment No. 1 to the Registration Rights Agreement, dated as of February 28, 2022 by and among Sky Harbour LLC, the Existing Sky Equityholders, BOC YAC, the Sponsor and the BOC PIPE investors.	10-K	001-39648	10.3	March 28, 2022
10.4 (+)	Tax Receivable Agreement, dated as of January 25, 2022, by and among Sky Harbour Group Corporation, the Existing Sky Equityholders and the TRA Holder Representative.	8-K	001-39648	10.3	January 31, 2022
10.5 (+)	Third Amended and Restated Operating Agreement of Sky Harbour LLC.	8-K	001-39648	10.4	January 31, 2022
10.6 (*)	Sky Harbour Group Corporation 2022 Incentive Award Plan.	8-K	001-39648	10.5	January 31, 2022
10.7 (*)	Sky Harbour Group Corporation 2022 Incentive Award Plan - Form of Restricted Stock Unit Agreement.	8-K	001-39648	10.6	January 31, 2022
10.8 (*)	Form of Director and Officer Indemnification Agreement.	8-K	001-39648	10.7	January 31, 2022
10.9 (*)	Employment Agreement with Francisco Gonzalez.	8-K	001-39648	10.8	January 31, 2022

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
10.10 (*)	Employment Agreement with Alex Saltzman.	8-K	001-39648	10.9	January 31, 2022
10.11	Trust Indenture between the Public Finance Authority and The Bank of New York Mellon.	8-K	001-39648	10.10	January 31, 2022
10.12	Specimen Series 2021 Bonds (included as part of Exhibit 10.11).	8-K	001-39648	10.11	January 31, 2022
10.13	Loan Agreement by and between the Public Finance Authority, Sky Harbour Sugar Land Airport, LLC, Sky Harbour Opa Locka Airport, LLC, Nashville Hangars LLC, APA Hangars LLC and DVT Hangars LLC.	8-K	001-39648	10.12	January 31, 2022
10.14	Ground Sublease between Sunborne XVI, LTD. and APA Hangars LLC.	8-K	001-39648	10.13	January 31, 2022
10.15 (+)	Unsubordinated Ground Lease and Option to Lease Additional Land between City of Phoenix and DVT Hangars LLC.	8-K	001-39648	10.14	January 31, 2022
10.16	Lease Agreement by and between The Metropolitan Nashville Airport Authority and Sky Harbour LLC.	8-K	001-39648	10.15	January 31, 2022
10.17 (+)	First Amendment to the Lease Agreement by and between The Metropolitan Nashville Airport Authority and Nashville Hangars LLC.	8-K	001-39648	10.16	January 31, 2022
10.18 (+)	Sublease Agreement by and between AA Acquisitions, LLC and Sky Harbour Opa Locka Airport, LLC.	8-K	001-39648	10.17	January 31, 2022
10.19 (+)	First Amendment to Sublease Agreement between AA Acquisitions, LLC and Sky Harbour Opa Locka Airport, LLC.	8-K	001-39648	10.18	January 31, 2022
10.20	Amended and Restated Standard Form Airport Corporate Hangar Land Lease between the City of Sugar Land and Sky Harbour Sugar Land Airport, LLC.	8-K	001-39648	10.19	January 31, 2022
10.21	Amendment No. 2 to the Standard Form Airport Corporate Hangar Land Lease between the City of Sugar Land and Sky Harbour Sugar Land Airport, LLC.	8-K	001-39648	10.20	January 31, 2022
10.22	BOC YAC PIPE Subscription Agreement dated December 22, 2021.	8-K	001-39648	10.1	December 23, 2021
10.23	Letter Agreement dated December 22, 2021.	8-K	001-39648	10.2	December 23, 2021
10.24	Forward Purchase Agreement dated January 17, 2022.	8-K	001-39648	10.1	January 18, 2022
10.25 (+)	Purchase and Sale Agreement by and between AA Acquisitions, LLC and OPF Hangars Landlord LLC.	10-K	001-39648	10.25	March 28, 2022
10.26 (*)	Employment Agreement with Tal Keinan.	8-K	001-39648	10.1	March 28, 2022
10.27 (*)	First Amendment to Employment Agreement with Alexander Saltzman.	8-K	001-39648	10.2	March 28, 2022

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
10.28 (*)	Amendment to Amended and Restated Employment Agreement with Francisco Gonzalez.	8-K	001-39648	10.3	March 28, 2022
16.1	Letter from KPMG LLP to the SEC, dated January 31, 2022.	8-K	001-39648	16.1	January 31, 2022
21.1	List of Subsidiaries.	10-K	001-39648	21.1	March 28, 2022
23.1 (#)	Consent of KPMG LLP, independent registered public accounting firm of Sky Harbour Group Corporation (formerly Yellowstone Acquisition Company).
23.2 (#)	Consent of EisnerAmper LLP, independent registered public accounting firm of Sky Harbour LLC.
23.3	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1#	Power of Attorney.
107#	Filing fee table

(*)	Indicates a management contract or compensatory plan.

(#)	Filed herewith.

(+)

Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) or Item 601(b)(10)(iv), as applicable, of Regulation S-K. The Registrant agrees to furnish supplemental copies of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of White Plains, State of New York on May 16, 2022.

SKY HARBOUR GROUP CORPORATION

/s/ Tal Keinan
Name: Tal Keinan
Title: Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tal Keinan and Francisco Gonzalez, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Tal Keinan	Chair and Chief Executive Officer	May 16, 2022
Tal Keinan	(Principal Executive Officer)

/s/ Francisco Gonzalez	Chief Financial Officer	May 16, 2022
Francisco Gonzalez	(Principal Financial Officer)

/s/ Michael W. Schmitt	Chief Accounting Officer	May 16, 2022
Michael W. Schmitt	(Principal Accounting Officer)

/s/ Walter Jackson	Director	May 16, 2022
Walter Jackson

/s/ Alethia Nancoo	Director	May 16, 2022
Alethia Nancoo

/s/ Alex B. Rozek	Director	May 16, 2022
Alex B. Rozek

/s/ Lysa Leiponis	Director	May 16, 2022
Lysa Leiponis

/s/ Nick Wellmon	Director	May 16, 2022
Nick Wellmon

/s/ Robert S. Rivkin	Director	May 16, 2022
Robert S. Rivkin